As filed with the Securities and Exchange Commission on December 14, 2007.
Registration Statement No. 333-146813

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

____________________

FORM SB-2/A
AMENDMENT No. 2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933, AS AMENDED
____________________

Nord Resources Corporation
(Name of Small Business Issuer in its charter)

Delaware	1000	85-0212139
(State of jurisdiction of	(Primary Standard Industrial	(I.R.S. Employee Identification No.)
incorporation or organization)	Classification Code Number)

1 West Wetmore Road, Suite 203
Tucson, Arizona 85705
 (520) 292-0266
(Address and telephone number of principal executive offices)

Mr. John Perry, President and
Chief Executive Officer
1 West Wetmore Road, Suite 203
Tucson, Arizona 85705
Phone: (520) 292-0266
(Name, address and telephone number of agent for service)

____________________

Copies to:
Herb Ono, Esq.	James Clare, Esq.	Gil Cornblum, Esq.
Lang Michener LLP	Fraser Milner Casgrain LLP	Dorsey & Whitney LLP
1500 - 1055 West Georgia Street	39th Floor, 1 First Canadian Place	Canada Trust Tower
P.O. Box 11117	100 King Street West	BCE Place
Vancouver, British Columbia	Toronto, Ontario	161 Bay Street, Suite 4310
Canada V6E 4N7	Canada M5X 1B2	Toronto, Canada M5J 2S1
(604) 689-9111	(416) 863-4511	(416) 367-7370

Approximate date of proposed sale to the public: From time to time after the effective date of this registration statement.
____________________

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, please check the following box and list the Securities Act of 1933, as amended, registration statement number of the earlier effective registration statement for the same offering. [   ]

____________________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, as amended, check the following box and list the Securities Act of 1933, as amended, registration statement number of the earlier effective registration statement for the same offering.  [   ]

____________________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended, check the following box and list the Securities Act of 1933, as amended, registration statement number of the earlier effective registration statement for the same offering. [   ]

____________________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [   ]
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CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Shares of Common Stock, Par Value $0.01 per Share, to be offered for resale by holders of Special Warrants assuming the conversion of such Special Warrants(4)	30,666,700	1.33	$40,786,711.00	$1,252.15
Shares of Common Stock, Par Value $0.01 per Share, to be offered for resale by holders of Warrants assuming the exercise of such Warrants, which in turn are issuable upon the conversion of Special Warrants(5)	15,333,350	1.33	$20,393,355.50	$626.08
Shares of Common Stock, Par Value $0.01 per Share, issuable upon exercise of Agents’ Compensation Options(6)	1,840,002	1.33	$2,447,202.66	$75.13
Shares of Common Stock, Par Value $0.01 per Share, to be offered for resale by a selling stockholder(7)	250,000	1.33	$332,500.00	$10.21
Shares of Common Stock, Par Value $0.01 per Share, to be offered for resale by a selling stockholder(8)	256,410	1.33	$341,025.30	$10.47
Shares of Common Stock, Par Value $0.01 per Share, to be offered for resale by a holder of Warrants assuming the exercise of such Warrants(9)	743,590	1.33	$988,974.70	$30.36
Shares of Common Stock, Par Value $0.01 per Share, to be offered for resale by the holders of Warrants assuming the exercise of such Warrants(10)	100,000	1.33	$133,000.00	$4.08
Shares of Common Stock, Par Value $0.01 per Share, to be offered for resale by a holder of Warrants assuming the exercise of such Warrants(11)	250,000	1.33	$332,500.00	$10.21
Shares of Common Stock, Par Value $0.01 per Share, to be offered for resale by the holders of Warrants assuming the exercise of such Warrants(12)	150,000	1.33	$199,500.00	$6.12
Shares of Common Stock, Par Value $0.01 per Share, to be offered for resale by the holders of Warrants assuming the exercise of such Warrants(13)	300,000	1.33	$399,000.00	$12.25
Shares of Common Stock, Par Value $0.01 per Share, to be offered for resale by a selling stockholder(14)	250,000	1.33	$332,500.00	$10.21
Shares of Common Stock, Par Value $0.01 per Share, to be offered for resale by a holder of Warrants assuming the exercise of such Warrants(15)	250,000	1.33	$332,500.00	$10.21

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Shares of Common Stock, Par Value $0.01 per Share, to be offered for resale by a selling stockholder(16)	130,000	1.33	$172,900.00	$5.31
Shares of Common Stock, Par Value $0.01 per Share, to be offered for resale by a selling stockholder(17)	212,195	1.33	$282,219.35	$8.67
Shares of Common Stock, Par Value $0.01 per Share, to be offered for resale by a selling stockholder(18)	337,458	1.33	$448,819.14	$13.78
Shares of Common Stock, Par Value $0.01 per Share, to be offered for resale by certain selling stockholders(19)	2,260,000	1.33	$3,005,800.00	$92.28
Shares of Common Stock, Par Value $0.01 per Share, to be offered for resale by a holder of Warrants assuming the exercise of such Warrants(20)	2,260,000	1.33	$3,005,800.00	$92.28
Total	55,589,705	—	$73,934,307.65	$2,269.80

(1)

In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall also cover a presently indeterminable number of shares of common stock which may be issued in the event of stock splits, stock dividends, the triggering of any anti-dilution provisions in the Special Warrants or the Warrants, or similar transactions that may involve an increase in the number of the registrant’s outstanding shares of common stock without the receipt of consideration.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the high and low prices for our common stock on the Pink Sheets LLC on October 15, 2007.

(3)

Fee calculated in accordance with Rule 457(c) of the Securities Act of 1933, as amended. This fee was previously paid at the time of filing of the initial registration statement on Form SB-2 filed with the SEC on October 19, 2007.

(4)

Represents shares of common stock issuable by our company upon conversion of 30,666,700 issued and outstanding special warrants. Each special warrant entitles the holder to acquire, for no additional consideration, one share of common stock and one-half of one warrant. The special warrants are governed by a special warrant indenture dated June 5, 2007, and will expire at 5:00 p.m. (Vancouver time) on June 5, 2009, subject to expiration earlier in accordance with their terms. The holder of a special warrant may elect to convert the special warrant into the underlying share of common stock and one-half warrant at any time after 5:00 p.m. (Vancouver time) on December 3, 2007. Each special warrant that has not been converted by the holder will be converted by the special warrant trustee appointed under the special warrant indenture immediately prior to the time of its expiry without the need for any action on the part of the holder.

(5)

Represents shares of common stock issuable by our company upon exercise of the common stock purchase warrants that will be issued upon conversion of the special warrants. Each warrant, when issued, will entitle the holder to purchase one share of our common stock until 5:00 p.m. (Vancouver time) on June 5, 2012 at a price of $1.10 per share. The warrants are governed by a warrant indenture dated June 5, 2007.

(6)

Represents shares of common stock issuable by our company upon exercise of the agent’s compensation options issued as partial consideration for services rendered by the placement agents in connection with the unregistered private placement of special warrants. Each agent’s compensation option entitles the holder to purchase one share of our common stock until 5:00 p.m. (Vancouver time) on June 5, 2009 at a price of $0.75 per share.

(7)

Represents outstanding shares of common stock issued by our company upon exercise of 250,000 common stock purchase warrants issued to Auramet Trading, LLC in connection with a secured bridge loan in the principal amount of $2,850,000 dated October 17, 2005. Each warrant entitled the holder to purchase one share of our common stock until 5:00 p.m. (Central time) on October 17, 2007, at an exercise price of $0.56 per share. These warrants were exercised prior to their expiry date.

(8)

Represents outstanding shares of common stock issued by our company upon exercise of 256,410 common stock purchase warrants issued to Auramet Trading in connection with a secured bridge loan in the principal amount of $2,850,000 dated October 17, 2005. Each warrant entitled the holder to purchase one share of our common stock until 5:00 p.m. (Central time) on April 17, 2008, at an exercise price of $0.56 per share.

(9)

Represents shares of common stock issuable by our company upon exercise of 743,590 common stock purchase warrants issued to Nedbank Limited in connection with a secured bridge loan in the principal amount of $3,900,000 dated November 8, 2005. Auramet Trading participated in this bridge loan through the contribution of $1,000,000 outstanding under the earlier bridge loan dated October 17, 2005, but is at arm’s length from Nedbank. We used $1,860,175 of the proceeds from this loan to repay the portion of the Auramet Trading loan that was contributed by Mr. Hirsch, $5,500 to pay the accrued interest on the Auramet Trading loan, $50,000 to pay the legal fees of Auramet Trading in connection with the bridge loan, and $100,000 to pay Nedbank’s closing fee. In addition, we paid $400,000 to Auramet Trading to purchase copper put options, and we are using the remainder to fund our ongoing activities at the Johnson Camp property and for general corporate purposes. Each warrant entitles the holder to purchase one share of our common stock until 5:00 p.m. (Central time) on May 8, 2008, at an exercise price of $0.88 per share.

(10)

Represents shares of common stock issuable by our company upon exercise of 100,000 common stock purchase warrants issued in connection with the extension of the maturity date of the secured bridge loan by Nedbank. Each warrant entitles the holder to purchase one share of our common stock until 5:00 p.m. (Central time) on May 15, 2008, at an exercise price of $1.00 per share.

(11)

Represents shares of common stock issuable by our company upon exercise of 250,000 common stock purchase warrants issued to Auramet Trading in connection with an additional $1,000,000 advance on May 31, 2006 that was added to the principal amount of the secured bridge loan by Nedbank. Each warrant entitles the holder to purchase one share of our common stock until 5:00 p.m. (Central time) on May 31, 2008, at an exercise price of $1.15 per share.

(12)

Represents shares of common stock issuable by our company upon exercise of 150,000 common stock purchase warrants issued in connection with the extension of maturity date of the secured bridge loan by Nedbank. Each warrant entitles the holder to purchase one share of our common stock until 5:00 p.m. (Central time) on September 30, 2008, at an exercise price of $0.83 per share.

(13)

Represents shares of common stock issuable by our company upon exercise of 300,000 common stock purchase warrants issued in connection with the extension of maturity date of the secured bridge loan by Nedbank, and an increase of the principal amount of the bridge loan to $5,000,000, effective September 30, 2006. Each warrant entitles the holder to purchase one share of our common stock until 5:00 p.m. (Central time) on September 30, 2008, at an exercise price of $0.66 per share.

(14)	Represents outstanding shares of common stock issued pursuant to a settlement agreement and general release dated April 22, 2005 with a former chief executive officer of our company.
(15)

Represents shares of common stock issuable by our company upon exercise of 250,000 common stock purchase warrants issued pursuant to a settlement agreement and general release dated April 22, 2005 with a former chief executive officer of our company. Each warrant entitles the holder to purchase one share of our common stock until April 22, 2008, at an exercise price of $0.50 per share.

(16)

Represents outstanding shares of common stock issued to Ronald Hirsch, the Chairman of our board of directors, on June 29, 2007 upon conversion of 50 percent of the outstanding principal and interest under a $35,000 convertible promissory note dated June 29, 2004, as amended, at a conversion price of $0.175 per share.

(17)

Represents outstanding shares of common stock issued to Stephen Seymour, a director of our company, on June 29, 2007 upon conversion of 50 percent of the outstanding principal and interest under a $66,000 convertible promissory note dated August 19, 2004, as amended, at a conversion price of $0.20 per share.

(18)

Represents outstanding shares of common stock issued to Mr. Hirsch on June 29, 2007 upon conversion of 50 percent of the outstanding principal and interest under a $106,000 convertible promissory note dated October 4, 2004, as amended, at a conversion price of $0.20 per share.

(19)

Represents outstanding shares of common stock issued pursuant to our secured $600,000 revolving line of credit agreement with Mr. Hirsch and Mr. Seymour. In consideration for the issuance of the line of credit, our company agreed to issue to the Mr. Hirsch and Mr. Seymour four shares of common stock and four warrants for every $1 loaned to our company.

(20)

Represents shares of common stock issuable by our company upon exercise of the 2,260,000 common stock purchase warrants issued pursuant to our secured $600,000 revolving line of credit agreement with Mr. Hirsch and Mr. Seymour. Each warrant entitles the holder to purchase one share of common stock at an exercise price of $0.25 for a period of three years. Of the 2,260,000 warrants issued pursuant to the revolving line of credit: 100,000 will expire on June 21, 2008; 100,000 will expire on June 29, 2008; 900,000 will expire on July 8, 2008; 400,000 will expire on August 1, 2008; 200,000 will expire on September 22, 2008; 60,000 will expire on October 5, 2008; 40,000 will expire on October 11, 2008; and 460,000 will expire on October 20, 2008.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Dated December 14, 2007

PROSPECTUS

NORD RESOURCES CORPORATION

55,589,705 SHARES OF COMMON STOCK

     This prospectus relates to the resale of up to 55,589,705 shares of common stock of Nord Resources Corporation that may be offered and sold, from time to time, by the selling stockholders identified in this prospectus. These shares

1.

up to 30,666,700 shares of common stock issuable to certain selling stockholders, without the payment of any additional consideration, upon the conversion of 30,666,700 special warrants that were offered and sold in an unregistered private placement that closed on June 5, 2007;

2.

up to 15,333,350 shares of common stock issuable to certain selling stockholders upon the exercise of common stock purchase warrants, which in turn are issuable upon the conversion of the 30,666,700 special warrants that were offered and sold in the unregistered private placement that closed on June 5, 2007;

3.

up to 1,840,002 shares of common stock issuable to certain selling stockholders upon the exercise of stock options issued in partial consideration of services rendered in connection with the unregistered private placement of special warrants that closed on June 5, 2007;

4.	up to 4,053,590 shares of common stock issuable to certain selling stockholders upon the exercise of outstanding common stock purchase warrants; and

5.	up to 3,696,063 outstanding shares of common stock held by certain selling stockholders.

     These transactions are described in this prospectus under “Selling Stockholders.”

     Our common stock is quoted on the Pink Sheets LLC under the symbol “NRDS”. On December 12, 2007, the high and low bid prices for one share of our common stock, as provided by Commodity Systems, Inc., were $1.01 and $0.98, respectively; the closing bid price for one share of our common stock on that date, as provided by Commodity Systems, Inc., was $1.00. We do not have any securities that are currently traded on any other exchange or quotation system. There is no market through which the warrants may be sold and purchasers may not be able to resell their warrants.

     It is anticipated that the selling stockholders will offer to sell the shares of common stock being offered in this prospectus at prevailing market prices of our common stock on the Pink Sheets LLC until our common stock is quoted on the OTC Bulletin Board or another quotation medium or stock market, and, thereafter, at prevailing market prices on such quotation medium or stock market. Any selling stockholder may, in such selling stockholder’s discretion, elect to sell such shares of common stock at fixed prices, at varying prices or at negotiated prices. There is no relationship whatsoever between the offering price and our assets, earnings, book value or any other objective criteria of value. We will not receive any proceeds from the resale of shares of our common stock by the selling stockholders. We may receive proceeds from the exercise of warrants, if exercised, and will use such proceeds for general corporate purposes and potentially to repay corporate debt.

     We agreed to bear substantially all of the expenses in connection with the registration and resale of the shares offered hereby (other than selling commissions).

     The purchase of the securities offered by this prospectus involves a high degree of risk. You should invest in our shares of common stock only if you can afford to lose your entire investment. You should carefully read and consider the section of this prospectus entitled “Risk Factors” beginning on page 6 before buying any shares of our common stock.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offence.

____________________

NORD RESOURCES CORPORATION

PROSPECTUS

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from the information contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of when this prospectus is delivered or when any sale of our shares occurs. We and the selling stockholders are offering to sell, and seeking offers to buy, the securities only in jurisdictions where offers and sales are permitted.

____________________

     In this prospectus all references to “$” or “dollars” means U.S. dollars, and unless otherwise indicated all currency amounts in this prospectus are stated in U.S. dollars. Our financial statements have been prepared in accordance with accounting principles generally accepted in the United States and are reported in U.S. dollars.

     For convenience in this prospectus, “Nord Resources”, “the company”, “we”, “us” and “our” refer to Nord Resources Corporation and its subsidiaries, taken as a whole.

SUMMARY

The following is a summary of the principal features of this prospectus and should be read together with the more detailed information and financial data and statements contained elsewhere in this prospectus.

The following summary highlights selected information from this prospectus and does not contain all of the information that you should consider before investing in our securities. This prospectus contains information regarding our business and detailed financial information. You should carefully read this entire prospectus, especially the “Risk Factors” and “Forward-Looking Statements” sections and our consolidated financial statements and related notes appearing at the end of this prospectus, before making an investment decision.

Our Business

Overview

     We are in the business of exploring for and developing mineral properties. Our principal asset is the property commonly referred to as the Johnson Camp property located in Cochise County, Arizona. The Johnson Camp property includes the Johnson Camp Mine which is an existing open pit copper mine and production facility that uses the solvent extraction, electrowinning (“SX-EW”) process. The Johnson Camp Mine includes two existing open pits, namely the Burro and the Copper Chief bulk mining pits. The Johnson Camp property also includes a decorative and structural stone operation, which produces landscape and aggregate rocks from the overburden piles at the Johnson Camp Mine. We currently lease this landscape and aggregate rock operation to JC Rock, LLC in exchange for a sliding scale royalty.

     We acquired the Johnson Camp property from Arimetco, Inc. in June 1999. We continued production of copper from ore that had been mined and placed on leach pads until August 2003, when we placed the Johnson Camp Mine on a care and maintenance program due to weak market conditions for copper at that time. Although mining ceased in 1997, the Johnson Camp Mine leach pads and SX-EW operation remained active until mid-2003, producing approximately 6,700,000 pounds of copper cathode from residual copper in the heaps during the period in which the mine was not in production. Since 2003, we have been rinsing the existing Johnson Camp leach dumps in a limited manner with the goal of managing solution inventories.

     We believe the resumption of mining activities at the Johnson Camp Mine is warranted based on the recent increase in the market price of copper. The market for copper is cyclical and over the last fifteen years the price of copper has fluctuated between $0.60 and $3.98 per pound. We believe that the strengthening market for copper has created an opportunity for us to reactivate the Johnson Camp Mine, despite the anticipated high costs that this will involve.

     On June 5, 2007, we completed an unregistered private placement offering of 30,666,700 special warrants for aggregate proceeds of approximately $23,000,000 (net proceeds of approximately $21,500,000). In addition, we have entered into a credit agreement dated as of June 28, 2007 with Nedbank Limited, as administrative agent and lead arranger, which provides for a $25,000,000 secured term loan credit facility. All or a portion of the funds available under such facility will be used by us to finance the construction, start-up and operation of mining and metal operations at the Johnson Camp Mine.

     We believe that the proceeds of the special warrant financing and proceeds available under the credit facility will be sufficient to meet the capital requirements to reactivate the Johnson Camp Mine. Accordingly, on June 28, 2007, our board of directors adopted a resolution authorizing our company to proceed with the reactivation of the Johnson Camp Mine. In addition, we commenced further exploratory drilling on the Johnson Camp property in mid-July 2007. We have completed the first phase of preliminary exploratory drilling around the periphery of the existing boundaries of the Burro and Copper Chief pits, but are awaiting assay results on the samples obtained from the drilling program.

     In order for us to begin full mining operations, we will have to complete the mine development schedule contained in an updated feasibility study prepared by Bikerman Engineering & Technology Associates, Inc. The feasibility study forms part of a technical report dated September 2007 that was completed by Bikerman Engineering & Technology Associates, Inc. in accordance with National Instrument 43-101 Standards of Disclosure for Mineral Projects (“NI 43-101”) of the Canadian Securities Administrators (as required for us to comply with provincial securities laws in Canada that are applicable to our company) and Industry Guide No. 7 of the Securities and Exchange Commission.

     The feasibility study includes an economic analysis of the Johnson Camp Mine based on the mine plan, current capital and operating cost estimates, and a three-year trailing average copper price of $2.45 per pound over the life of the mine. Bikerman Engineering & Technology Associates has concluded in the feasibility study that resumption of operations at the Johnson Camp Mine in accordance with the mine plan will generate positive discounted cash flows over a 16 year mine life at 8%, 15% and 20% discount rates. The Johnson Camp Mine was previously operated by others between 1975 and 1986 and between 1990 and 1997 during which time approximately 31 million tons of ore was mined and from which approximately 157 million pounds of copper was recovered. However, we caution that the Johnson Camp Mine has no recent operating history upon which to base estimates of future cash flows or operating costs. These and other estimates or projections (including our expectations with respect to annual copper production from our planned operations at the Johnson Camp Mine) are, to a large extent, based upon the interpretation of geological data obtained from drill holes and other sampling techniques performed in accordance with industry standards by third parties, the methodologies and results of which we have assumed are reasonable and accurate, which results form the basis for, and constitute a fundamental variable in, the feasibility study and technical report completed by Bikerman Engineering & Technology Associates. The sampling data produced by third parties and amounts of metallurgical testing are less extensive than normal and our expected copper recovery rates at the Johnson Camp Mine significantly exceed historical experience at the property. There is no assurance that we will be able to meet these expectations and projections at an operational level. For further information, you should carefully read and consider the section of this prospectus entitled “Risk Factors” beginning on page 6 before making an investment decision in respect of shares of our common stock.

     Our immediate goal is to complete the first copper cathode sale by December 2007. We also plan on taking over the landscape and aggregate rock operation, currently operated by JC Rock, LLC through our subsidiary, Cochise Aggregates and Materials, Inc., within the first year following the reactivation of the Johnson Camp Mine.

Corporate Strategy and Strengths

     Our corporate strategy is to begin mining and resume leaching operations at the Johnson Camp Mine with a view to producing approximately 25,000,000 pounds of copper per year.

     We believe that we have the following business strengths that will enable us to achieve our objectives:

  the Johnson Camp Mine is expected to have a mine life of 16 years, and to be capable of producing approximately 25,000,000 pounds of copper per year;
  direct cathode production with no exposure to smelting and refining costs, and reduced transportation costs;
  our company has a strong, experienced and proven management team;
  a strong global copper market currently experiencing a deficit in domestic copper production;
  mining operations in the United States, and Arizona in particular, have a stable political base;

  sufficient financing to facilitate reactivation of our Johnson Camp Mine with the view to commencing copper cathode production from previously-mined ore in December 2007, and resumption of open-pit mining activities during the second quarter of 2008.

Reserves – Johnson Camp Mine

     The following table summarizes the reserves for the Johnson Camp Mine. In the opinion of Bikerman Engineering & Technology Associates, Inc., the reported reserves are reasonable based on the economics used. (See “Johnson Camp Property – Reserves”).

	Reserves(1)
Description	Tons (thousands)	Grade (% Cu)
Proven Reserves	54,977	0.338
Probable Reserves	18,410	0.327
Total	73,387	0.335

(1)

The ore reserves were estimated in accordance with Industry Guide 7 of the Securities Act of 1933, as amended, and are also in accordance with the Canadian Institute of Mining, Metallurgy and Petroleum (CIM) guidelines.

Other Mineralized Material

     In addition to the above mentioned reserves, mineralized material is contained in the Burro and Copper Chief deposits at the Johnson Camp property and was estimated using the guidelines established in, and is compliant with, Canadian NI 43-101 standards. In addition, there are numerous other prospects of mineralized material that remain to be explored and tested.

Project Feasibility

     We expect the Johnson Camp Mine to produce approximately 25,000,000 pounds of copper per year (with estimated copper cathode production of 12,500,000 pounds for calendar year 2008), for an anticipated mine life of 16 years and estimated initial capital expenditures of approximately $28,000,000. The figures and tables below are derived from the feasibility study and technical report. For a description of the facts, assumptions and other information incorporated in the model used to produce these results, see “Johnson Camp Property – Economic Analysis.”

     The table below indicates the net present value (“NPV”) and internal rate of return (“IRR”), of the Johnson Camp Mine at various copper prices using reserve estimates included in this prospectus. The calculations are on an after tax basis, and include the discounted sums of the positive cash flows from production at the Johnson Camp Mine and the negative cash flows for the initial project-development capital expenditure, ongoing capital expenditures during the life of the mine, reclamation and closure costs. The calculations are on an unleveraged basis, without provision for debt financing.

Table 1: NPV and IRR at Various Copper Prices(1)

Copper Price/lb	$2.13	$2.45	$2.82	$3.19	$3.55
NPV @ 8%(2)	$118	$176	$243	$310	$377
IRR	60%	77%	93%	108%	122%

(1)	The economic analysis does not reflect the impact, if any, of the company’s federal and state net operating loss carryforwards.
(2)	$ in millions

Incorporation and Principal Business Offices

     We were formed under the laws of the State of Delaware on January 18, 1971. Our principal business offices are located at 1 West Wetmore Road, Suite 203, Tucson, Arizona 85705, and our telephone number is (520) 292-0266.

The Offering

     This prospectus covers the resale by the selling stockholders named in this prospectus of:

1.

up to 30,666,700 shares of common stock issuable to certain selling stockholders, without the payment of any additional consideration, upon the conversion of 30,666,700 special warrants of the company that were offered and sold in an unregistered private placement that closed on June 5, 2007;

2.

up to 15,333,350 shares of common stock issuable to certain selling stockholders upon the exercise of common stock purchase warrants, which in turn are issuable upon the conversion of the 30,666,700 special warrants that were offered and sold in the unregistered private placement that closed on June 5, 2007;

3.

up to 1,840,002 shares of common stock issuable to certain selling stockholders upon the exercise of stock options issued in partial consideration of services rendered in connection with the unregistered private placement of special warrants that closed on June 5, 2007;

4.	up to 4,053,590 shares of common stock issuable to certain selling stockholders upon the exercise of outstanding common stock purchase warrants; and

5.	up to 3,696,063 outstanding shares of common stock held by certain selling stockholders.

     For further particulars of these securities, see “Selling Stockholders”.

Number of Shares Outstanding

     There were 35,992,524 shares of our common stock issued and outstanding as of November 15, 2007.

Use of Proceeds

     We will not receive any of the proceeds from the sale of the shares of common stock being offered for sale by the selling stockholders. We may receive proceeds from the exercise of warrants, if exercised, and will use such proceeds for general corporate purposes and potentially the repayment of debt. We will, however, incur all costs associated with this registration statement and prospectus.

Dividend Policy

     We anticipate that we will retain any earnings to support operations and to finance the growth and the development of our business. Therefore, we do not expect to pay cash dividends in the foreseeable future. Any further determination to pay cash dividends will be at the discretion of our board of directors and will be dependent upon the financial condition, operating results, capital requirements and other factors that our board deems relevant. We have never declared a dividend.

Summary Consolidated Financial Data

     The summary consolidated data set forth below are derived from our consolidated financial statements. The selected consolidated statement of operating data for the years ended December 31, 2006 and 2005 and the summary consolidated balance sheet data as of December 31, 2006 are derived from the audited consolidated financial statements and related notes thereto included elsewhere in this prospectus. The consolidated statements of operations data for the nine months ended September 30, 2007 and 2006 and the consolidated balance sheet as of September 30, 2007 are derived from our unaudited consolidated financial statements included elsewhere in this prospectus. The unaudited consolidated financial statements include, in the opinion of management, all adjustments that management considers necessary for the fair presentation of the financial information set forth in those statements. The following data should be read in conjunction with “Management’s Discussion and Analysis” and the consolidated financial statements and related notes included elsewhere in this prospectus.

	Operating Data
	Nine months ended
	September 30,		Year ended December 31,
	2007	2006	2006	2005
	(Unaudited)
Revenue	$–	$–	$–	$–
Net loss	(475,303)	(3,875,474)	(6,283,878)	(3,084,166)
Basic and diluted loss per common share	(0.01)	(0.12)	(0.19)	(0.11)
Weighted average number of shares outstanding	34,667,008	33,532,891	33,643,738	28,087,513

(1)

As of September 30, 2007, we had 35,778,095 shares of common stock outstanding. Such number does not include the 30,666,700 shares issuable to certain selling stockholders upon conversion of the special warrants, or any other shares underlying options, warrants or other rights to acquire our shares.

	Balance Sheet Data
	September 30,		December 31,
	2007		2006
	(Unaudited)
Cash and cash equivalents	$9,763,893		$1,007,835
Working capital surplus (deficiency)	7,534,025	(1)	(8,980,904	)(2)
Total assets	18,522,105		3,656,713
Total current liabilities	2,386,897		10,024,609
Total long-term liabilities	9,716,683		191,497
Total liabilities	12,103,580		10,216,106
Stockholders’ equity (deficit)	6,418,525		(6,559,393)

(1)	Includes $58,301 in current portion of long-term debt.
(2)	Includes $5,736,364 in current portion of long-term debt.

     Investing in our securities involves risks more specifically described under “Risk Factors”.

RISK FACTORS

     Prospective investors should carefully consider the risks and uncertainties described below before deciding whether to invest in our securities.

     The occurrence of any of the risks described below could have a material adverse effect on our business, financial condition and/or results of operations, and the trading price of our common stock may decline and investors may lose all or part of their investment. We cannot guarantee that we will successfully address these risks or other unknown risks that may affect our business.

     In evaluating us, our business and any investment in our business, readers should carefully consider the following factors.

Risks Related to Our Company

We have a history of losses, and our future profitability will depend on the successful reactivation and operation of the Johnson Camp Mine, which cannot be assured.

     We have a history of losses and there is no assurance that we will not incur losses in the future. We had no revenues and net losses of $6,283,878 for the year ended December 31, 2006, and additional net losses of $475,303 during the nine months ended September 30, 2007. As of September 30, 2007, we had no revenues and a working capital surplus of $7,534,025.

     We have recently commenced work on reactivating the Johnson Camp Mine, and we are dependent upon the success of the Johnson Camp Mine as a source of future revenue and profits, if any. We cannot provide any assurance that we will successfully commence mining operations on the Johnson Camp property. Even if we should be successful in achieving production, an interruption in operations of the Johnson Camp Mine may have a material adverse effect on our business.

The reactivation of the Johnson Camp Mine will require the commitment of substantial resources, and will involve various concentrated activities that must be advanced concurrently. Any delay in the restart process may cause an increase in costs for us and could have a material adverse effect on our financial condition or results of operations.

     The reactivation of the Johnson Camp Mine and the development of new mining operations on the Johnson Camp property will require the commitment of substantial resources for operating expenses and capital expenditures. We expect to incur in excess of $28,000,000 in initial capital costs within the first two years of start up of the mine (including working capital), and an additional $3,000,000 in capital costs in the following two years. These amounts are estimates and there can be no assurance that we will not incur higher operating and capital costs. A substantial increase in capital and operating costs may delay the reactivation of the Johnson Camp Mine if we are unable to secure additional funding to meet our cost overruns. Our estimated expenses may increase in subsequent years as consultants, personnel and equipment associated with advancing exploration, development and commercial production are added. The amounts and timing of expenditures will depend in part on the progress of ongoing exploration and development, the results of consultants’ analysis and recommendations, the rate at which operating losses are incurred, the execution of any joint venture agreements or similar arrangements with strategic partners, our acquisition of additional properties, and other factors, many of which are beyond our control.

     There are numerous activities that need to be completed to facilitate reactivation of the Johnson Camp Mine, including, without limitation, optimizing the mine plan, negotiating contracts for the supply of power, for the sale and shipping of copper, handling and any other infrastructure issues. At the same time, we must recruit and train personnel, and hire and mobilize a mining contractor who will purchase all of the required large scale mining equipment which we do not already own. There is no certainty that we will be able to retain appropriate personnel or a suitable mining contractor on a timely basis, if at all, or that we will be able to negotiate supply and sales agreements on terms acceptable to us.

     Most of these activities require significant lead times and must be advanced concurrently. We will be required to manage all of these matters using our existing resources while, at the same time, expanding our permanent staff and using outside consultants to assist in these matters. Because all of these matters must be completed before any production begins, a failure or delay in the completion of any one of these matters may delay production, possibly indefinitely, at the Johnson Camp Mine. Any delay in the restart process may cause an increase in costs for us and could have a material adverse effect on our financial condition or results of operations.

Unforeseen conditions may affect our mining and processing efficiency, and we may not be able to execute the leaching operation as planned if we do not maintain proper control of ore grade.

     The parameters used in estimating mining and processing efficiency are typically based on testing and experience with previous operations. Various unforeseen conditions can occur that may materially affect the estimates. In particular, unless proper care is taken to ensure that proper ore grade control is employed and that other necessary steps are taken, we may not be able to achieve production forecasts as planned. In addition, our projected production is based on anticipated copper recoveries at the Johnson Camp Mine that are in excess of historical experience, which may result in an overestimation of our mining and processing efficiency if our actual production does not meet our projected production.

We may never achieve our production estimates since they are dependent on a number of assumptions and factors beyond our control.

     We have prepared estimates of future copper production. We cannot be certain that we will ever achieve our production estimates or any production at all. Our production estimates depend on, among other things: the accuracy of our reserve estimates; the accuracy of assumptions regarding ore grades and recovery rates; ground conditions and physical characteristics of the mineralization, such as hardness and the presence or absence of particular metallurgical characteristics; the accuracy of estimated rates and costs of mining and processing; and our ability to obtain all permits to proceed with the expansion of our SX-EW plant on the Johnson Camp property. We plan to process the copper mineralization using SX-EW technology. These techniques may not be as efficient or economical as we project. Our actual production may vary from our estimates if any of these assumptions prove to be incorrect and we may never achieve profitability.

A major increase in our input costs, such as those related to sulphuric acid, electricity, fuel and supplies, may have an adverse effect on our financial condition.

     Our operations are affected by the cost of commodities and goods such as electrical power, fuel and supplies. Management prepares its cost and production guidance and other forecasts based on its review of current and estimated future costs. A major increase in any of these costs may have an adverse impact on our financial condition. In addition, it is currently anticipated that the Johnson Camp Mine will require an average of 36,500 tons of sulphuric acid per year. Sulphuric acid supply for SX-EW projects in the southwest U.S. is produced primarily as a smelter by-product at smelters in the southwest U.S. and in Mexico. We hope to negotiate a long term supply contract for sulphuric acid with the owner of one or more of these smelters, however there can be no assurances that we will be successful in such negotiations.

Our operations at the Johnson Camp Mine are dependent on certain equipment that may not be available.

     We intend to use equipment we already own for operations at the Johnson Camp Mine. However, our mine plan calls for the acquisition or installation of certain additional equipment, including an overland conveyor system and certain equipment needed to rehabilitate and upgrade the existing SX-EW plant at the Johnson Camp Mine. There can be no assurance that we will be able to source the additional equipment that we require, that the transportation costs of equipment to be relocated to the Johnson Camp Mine will not be higher than anticipated by us, or that such equipment will arrive in good working condition.

Our estimates of reserves are inherently subject to error, particularly since we have no recent operating history on which to base such estimates. Our actual results may differ due to unforeseen events and uncontrollable factors that can have significant adverse impacts.

     The Johnson Camp Mine has no recent operating history upon which to base estimates of proven and probable ore reserves and estimates of future cash operating costs. Estimates are, to a large extent, based upon the interpretation of geological data obtained from drill holes and other sampling techniques performed by third parties, the methodologies and results of which we have assumed are reasonable and accurate, which results form the basis for, and constitute a fundamental variable in, the feasibility study and technical report completed by Bikerman Engineering & Technology Associates, Inc. Bikerman Engineering & Technology Associates derived its estimates of cash operating costs at the Johnson Camp Mine from information provided by our company and other information Bikerman Engineering & Technology Associates considered, including anticipated tonnage and grades of ore to be mined and processed, the configuration of the ore body, expected recovery rates of the mineral from the ore, comparable facility and equipment operating costs, anticipated climatic conditions and other factors.

     As a result, actual cash operating costs and economic returns based upon development of proven and probable ore reserves may differ significantly from those originally estimated. Until reserves are actually mined and processed, the quantity of reserves must be considered as estimates only.

Our estimates of reserves are based in large part on sampling data produced by third parties and on amounts of metallurgical testing that are less extensive than normal. In addition, our expected copper recovery rates at the Johnson Camp Mine significantly exceed historical experience at the property. There is no assurance that we will be able to meet these expectations and projections at an operational level.

     Our expectations with respect to copper recovery rates significantly exceed historical experience at the Johnson Camp Mine since we plan to crush the ore to a smaller size with the view to increasing leaching efficiency. In addition, our projections of copper recovery are based on amounts of metallurgical testing that are less extensive than are commonly used in the industry for evaluating copper oxide deposits. Furthermore, our estimates of ore reserves reflect consumption projections for sulphuric acid and other consumable items that were developed using a limited number of samples taken by the former operators of the mine on the Johnson Camp property that may not be representative of the characteristics of the copper deposits. There is no assurance that we will be able to meet these expectations and projections at an operational level.

Copper recovery rates for approximately 15% of our estimated total reserves may be less than optimal due to the presence of copper sulfide mineralization below the elevation of 4,560 feet.

     Copper sulfide minerals are not as amenable to heap leach recovery techniques as are copper oxides. Since copper sulfide mineralization is evident below an elevation of 4,560 feet in both the Burro and Copper Chief pits of the Johnson Camp Mine, we caution that copper recovery rates for ore anticipated to be mined below that elevation (approximately 15% of estimated total ore reserves) may be inhibited. In addition, although the column test on the sample of Abrigo ore (a type of copper bearing host rock at the Johnson Camp Mine) taken from an elevation of 4,620 feet that contained 4.49% sulfides exhibiting good copper recoveries, the leaching of copper from ore mined at this depth may be less than optimal.

We have evaluated the commercial viability of the Johnson Camp Mine based on an estimate of ore reserves that is premised on a geologic resource model and estimate previously prepared that was based largely on drilling, sampling and assay data that had been developed by Cyprus Mines Corporation, Arimetco Inc. and Summo U.S.A. Corporation, the accuracy of which cannot be assured.

     We have evaluated the commercial viability of the Johnson Camp Mine based on an estimate of ore reserves contained in the feasibility study. The resource model and estimate previously prepared and used as the basis for the feasibility study is based largely on drilling, sampling and assay data that had been developed by the previous operators of the Johnson Camp Mine, Cyprus and Arimetco, and by Summo. The validity of the estimates assumes the accuracy of the underlying drill hole electronic database.

     We and Bikerman Engineering & Technology Associates have conducted limited additional due diligence, such as reviews of historical project geological drill logs and assay certificates that have recently been located, but no additional drilling. Complete accuracy of the drill hole electronic database cannot be assured.

Cyprus, Arimetco and Summo used different approaches to drilling, sampling and assay analysis, with the result that their respective results may not be comparable and thereby increase the risk of an overestimation of ore reserves.

     Cyprus Mines Corporation (which owned the Johnson Camp property until 1989, operating under the name Cyprus Johnson Copper Company), Arimetco and Summo used different approaches to drilling, sampling and assay analysis that may not be comparable to each other. In particular, the soluble copper assay techniques used by Arimetco for ore grade estimation are not directly comparable to the soluble copper assay techniques used by Cyprus. The use of two incomparable approaches by Cyprus and Arimetco may have led to inconsistencies in or the skewing of the data underlying our estimates, thereby increasing the risk of an overestimation of ore reserves at the Johnson Camp Mine, as well as increasing the risk of a material inaccuracy in the feasibility study.

Limited sampling work has been performed at the Johnson Camp Mine, and Bikerman Engineering & Technology Associates concluded that it is therefore not possible at this time to verify the entire drill hole electronic database used for the current resource model and ore reserve estimates. Bikerman Engineering & Technology Associates has largely assumed the reasonableness and accuracy of the drilling, sampling and assay methodologies and data which constitute a fundamental variable input in the feasibility study.

     Bikerman Engineering & Technology Associates reviewed the results of limited sampling work undertaken at the Johnson Camp Mine in 2006 by another engineering company. Bikerman Engineering & Technology Associates has concluded that it is not possible for it to verify the entire original drill hole electronic database used for the current mineral resource model and ore reserve estimates. Consequently, Bikerman Engineering & Technology Associates and ourselves have largely assumed the reasonableness and accuracy of the drilling, sampling and assay methodologies and data. Accordingly, there is a risk that results may vary if additional sampling work were undertaken. This, in turn, could adversely impact the current mineral resource model and ore reserve estimates, as well as increase the risk of a material inaccuracy in the feasibility study.

Our estimate of ore reserves at the Johnson Camp Mine is based on total copper assays rather than on soluble copper assays and our expectations with respect to copper recovery are based on results of metallurgical testing that may not be duplicated in larger scale tests under onsite conditions or during production. As a result, there is a risk that we may have over-estimated the amount of recoverable copper.

     Our estimate of ore reserves at the Johnson Camp Mine is based on total copper assays rather than soluble copper assays. A reserve estimate based on total copper is an indirect measurement of the amount of copper that is metallurgically available for recovery. There can be no assurance that metallurgical recoveries in small scale laboratory tests will be duplicated in larger scale tests under onsite conditions or during production. Accordingly, there is a risk that we may have over-estimated the amount of recoverable copper.

We will require additional permits and renewals of permits to reactivate the Johnson Camp Mine, the availability of which cannot be assured.

     Although we have secured a number of permits for the restart and operation of the Johnson Camp Mine, we still need to obtain certain additional permits. Some permits have expired and application for renewal has been made. In addition, certain permits will require applications for renewal from time to time during the life of the project and certain permits may be suspended or require additional applications in the event of a significant or substantial change to the Johnson Camp Mine operations or prolonged inactivity. To the extent other approvals are required and not obtained, we may: (i) be prohibited from commencing or continuing mining operations; (ii) forced to reduce the scale of our mining operations; or (iii) be prohibited or restricted from proceeding with planned exploration or development of mineral properties.

We will incur substantial debt and have granted a security interest in our assets. If we are unable to repay our loans when they become due, the lenders would be entitled to realize upon their security by taking control of all or a portion of our assets.

     We have entered into a Credit Agreement dated as of June 28, 2007 with Nedbank Limited, as administrative agent and lead arranger, that provides for a $25,000,000 secured term loan credit facility that will be used by our company to assist in financing the construction, start-up and operation of mining and metal operations at the Johnson Camp Mine. The Credit Agreement contemplates a series of term loans to be funded from time to time by a syndicate of lenders in response to draw-down requests by our company, with the aggregate amount of all term loans being $25,000,000. The term loans will be available until the earlier of: (i) the date of termination of the lender commitments; (ii) the first principal repayment date; and (iii) June 30, 2008. The loans bear interest, payable in arrears, at an annual rate equal to the London Interbank Offered Rate (LIBOR) for the interest period in effect plus a margin of 3.0% (3.5% during the initial reactivation period). If we were to default under the Credit Agreement, an additional 3.0% interest would be payable in addition to such annual rate and all interest would be payable on demand.

     The Credit Agreement must be repaid over a period beginning one year after the first draw down under the facility and ending four years after the date of such first draw down, subject to certain prepayment provisions set forth in the Credit Agreement. We have delivered a deed of trust, a collateral account agreement and certain other security agreements that grant to the lenders a first priority lien encumbering all of the real and personal property associated with the Johnson Camp property, including all patented mining claims, fee lands and unpatented mining claims in which we have an interest. The lenders would be entitled to realize upon their security interests and seize our assets if we were to be unable to repay or refinance the loans as they become due. In addition, pursuant to the terms of the Credit Agreement, during the period that the term loans are available we are restricted from incurring exploration expenses on the Coyote Springs and Mimbres properties in amounts in excess of $1,500,000 and $100,000 respectively. There is no assurance that we will be able to internally generate or raise sufficient financing to repay this loan as it becomes due, or that we will be able to refinance the loans on acceptable terms, or at all.

We may require additional financing to complete the development and reactivation of the Johnson Camp Mine, the availability of which cannot be assured.

     We expect that the initial capital costs within the first two years of start-up of the Johnson Camp Mine will exceed $28,000,000 (including working capital). Our estimated capital costs, and our estimated operating expenses, may change with our actual experience as our mine plan is implemented. If the change is substantial, we may still require additional financing to carry out our mine plan. We cannot guarantee that we will be able to obtain any additional financing on commercially reasonable terms or at all. If we fail to obtain the necessary financing when needed, we may not be able to execute our mine plan and we may again be forced to place the Johnson Camp Mine on care and maintenance status.

There can be no assurance that our operations will generate positive discounted cash flows over a 16 year mine life of 8%, 15% and 20% as set out in the technical report.

     The discounted cash flows set out in the technical report are estimates and no assurance can be given that our operations will be able to meet those estimates. These estimates are based on a number of assumptions, such as a copper price of $2.45 per pound, and estimated capital and operating expenses. Our actual discounted cash flows may be lower.

Title to the Johnson Camp property may be subject to other claims.

     Although we believe we have exercised commercially reasonable due diligence with respect to determining title to the properties that we own or in which we hold an interest, we cannot guarantee that title to these properties will not be challenged or impugned. The Johnson Camp property may be subject to prior unrecorded agreements or transfers or to native land claims and title may be affected by undetected defects. There may be valid challenges to the title of the Johnson Camp property which, if successful, could impair development and/or operations.

     The Johnson Camp property consists of 59 patented lode mining claims, 102 unpatented lode mining claims and 617 acres of fee simple lands. The copper processing facilities and the Copper Chief and Burro bulk mining pits that serve as focal points for our mine plan are located on the patented mining claims or fee simple parcels. However, we may in the future mine areas that are on unpatented mining claims. Unpatented mining claims are unique property interests, and are generally considered to be subject to greater title risk than other real property interests because the validity of unpatented mining claims is often uncertain. This uncertainty arises, in part, out of the complex federal and state laws and regulations under the United States General Mining Law, including the requirement of a proper physical discovery of a valuable lode mineral within the boundaries of each claim and proper compliance with physical staking requirements. Also, unpatented mining claims are always subject to possible challenges by third parties or validity contests by the federal government. The validity of an unpatented mining or millsite claim, in terms of both its location and its maintenance, is dependent on strict compliance with a complex body of United States federal and state statutory and decisional law. In addition, there are few public records that definitively determine the issues of validity and ownership of unpatented mining claims.

We do not insure against all risks, and we may be unable to obtain or maintain insurance to cover the risks associated with our operations at economically feasible premiums. Losses from an uninsured event may cause us to incur significant costs that could have a material adverse effect upon our financial condition.

     Our insurance will not cover all the potential risks associated with the operations of a mining company. We may also be unable to obtain or maintain insurance to cover these risks at economically feasible premiums. Insurance coverage may not continue to be available or may not be adequate to cover any resulting liability. Moreover, we expect that insurance against risks such as environmental pollution or other hazards as a result of exploration and production may be prohibitively expensive to obtain for a company of our size and financial means. We might also become subject to liability for pollution or other hazards for which insurance may not be available or for which we may elect not to insure against because of premium costs or other reasons. Losses from these events may cause us to incur significant costs that could have a material adverse effect upon our financial condition and results of operations.

We compete with larger, better capitalized competitors in the mining industry. This may impair our ability to maintain or acquire attractive mining properties, and thereby adversely affect our financial condition.

     The mining industry is competitive in all of its phases. We face strong competition from other mining companies in connection with the acquisition of properties producing, or capable of producing, base and precious metals. Many of these companies have greater financial resources, operational experience and technical capabilities than us. As a result of this competition, we may be unable to maintain or acquire attractive mining properties on terms we consider acceptable or at all. Consequently, our revenues, operations and financial condition could be materially adversely affected.

We are dependent on our key personnel, and the loss of any such personnel could adversely affect our company.

     Our success depends on our key executives, John Perry and Erland Anderson and on key operating personnel at the Johnson Camp Mine, Eric Ivey, our General Manager, and Mathew Williams, our Operations Manager. We face intense competition for qualified personnel, and the loss of the services of one or more of such key personnel could have a material adverse effect on our business or operations. Our ability to manage exploration and development activities, and hence our success, will depend in large part on the efforts of these individuals. We cannot be certain that we will be able to retain such personnel or attract a high caliber of personnel in the future.

If we succeed in reactivating the Johnson Camp Mine, we will have to significantly expand our workforce. We may not be successful in recruiting the necessary personnel, or in managing the new challenges that we will face with any significant growth.

     In executing our plan to reactivate the Johnson Camp Mine, we plan to expand our workforce at the Johnson Camp Mine to approximately 70 employees and to hire various contractors. This growth will place substantial demands on our company and our management. Our ability to assimilate new personnel will be critical to our performance. We will be required to recruit additional personnel and to train, motivate and manage employees. We will also have to adopt and implement new systems in all aspects of our operations. We have no assurance that we will be able to recruit the personnel required to execute our programs or to manage these changes successfully.

The actual costs of reclamation are uncertain, and any additional amounts that we are required to spend on reclamation may have a material adverse effect on our financial condition.

     The costs of reclamation included in the feasibility study are estimates only and may not represent the actual amounts which will be required to complete all reclamation activity. It is not possible to determine the exact amount that will be required, and the amount that we will be required to spend could be materially different than current estimates. Reclamation bonds or other forms of financial assurance represent only a portion of the total amount of money that will be spent on reclamation over the life of the Johnson Camp Mine operation. Any additional amounts required to be spent on reclamation may have a material adverse affect on our financial condition and results of operations.

Our directors and officers may have conflicts of interest.

     Some of our directors and officers serve currently, and have served in the past, as officers and directors for other companies engaged in natural resource exploration and development (see “Directors and Officers – Directors and Executive Officers”), and may also serve as directors and/or officers of other companies involved in natural resource exploration and development in the future. We do not believe that any of our directors and officers currently have any conflicts of interest of this nature.

New legislation, including the Sarbanes-Oxley Act of 2002, may make it difficult for us to retain or attract officers and directors.

     We may be unable to attract and retain qualified officers, directors and members of committees of the board of directors required to provide for our effective management as a result of the recent and currently proposed changes in the rules and regulations that govern publicly-held companies. The Sarbanes-Oxley Act of 2002 has resulted in a series of rules and regulations by the United States Securities and Exchange Commission, or the SEC, that increase responsibilities and liabilities of directors and executive officers. The perceived increased personal risk associated with these recent changes, together with the risks associated with our business, may deter qualified individuals from accepting these roles.

We will be required to evaluate our internal controls over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002, which could result in a loss of investor confidence in our financial reports and have an adverse effect on the price of our shares of common stock.

     We expect that, beginning with our annual report on Form 10-KSB for the year ending December 31, 2007, we will be required to furnish a report by management on our internal controls over financial reporting. Such report will contain, among other matters, an assessment of the effectiveness of our internal control over financial reporting, including a statement as to whether or not our internal control over financial reporting is effective. This assessment must include disclosure of any material weaknesses in our internal control over financial reporting identified by our management.

     We have identified certain material weaknesses in our internal controls over financial reporting that we are in the process of addressing. We cannot be certain that we will be able to complete our evaluation of our internal controls, testing and any required remediation in a timely fashion once we become subject to the requirements mandated by Section 404 of the Sarbanes-Oxley Act of 2002. During the evaluation and testing process, if we identify one or more material weaknesses in our internal control over financial reporting, we will be unable to assert that such internal control is effective. If we are unable to assert that our internal control over financial reporting is effective as of December 31, 2007 (or if our auditors are unable to express an opinion on the effectiveness of our internal controls beginning with the year ending December 31, 2008), we could lose investor confidence in the accuracy and completeness of our financial reports and this may have a material adverse effect on our stock price.

     Failure to comply with the new rules may also make it more difficult for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage and/or to incur substantially higher costs to obtain the same or similar coverage. The impact of these events could also make it more difficult for us to attract and retain qualified personnel to serve on our board of directors, on committees of our board of directors, or as executive officers.

Risks Related to Our Industry

The feasibility of our mine plan is based on certain assumptions about the sustainability of the current price of copper. We may be adversely affected by fluctuations in copper prices.

     Copper prices fluctuate widely and are affected by numerous factors beyond our control such as interest rates, exchange rates, inflation or deflation, fluctuation in the value of the United States dollar and foreign currencies, global and regional supply and demand (including that related to housing), and the political and economic conditions of copper producing countries throughout the world. The aggregate effect of these factors on copper price is impossible to predict. Because mining operations are conducted over a number of years, it may be prudent to continue mining for some periods during which cash flows are temporarily negative for a variety of reasons, including a belief that the low price is temporary and/or the greater expense incurred in closing an operation permanently. The value and price of our common shares, our financial results, and our exploration, development and mining activities may be significantly adversely affected by declines in the price of copper and other metals.

     In addition to adversely affecting our share price, financial condition and exploration, development and mining activities, declining metal prices can impact operations by requiring a reassessment of reserve estimates and the commercial feasibility of a particular project. Significant decreases in actual or expected copper prices may mean that a mineral resource which was previously classified as a “reserve” will be uneconomical to produce and may have to be restated as a resource. Even if the project is ultimately determined to be economically viable, the need to conduct such a reassessment may cause substantial delays in development or may interrupt operations, if any, until the reassessment can be completed.

Our operations will involve the exploration, development and production of copper and other metals, with the attendant risks of damage to or loss of life or property and legal liability.

     Our operations will be subject to all the hazards and risks normally encountered in the exploration, development and production of copper and other base or precious metals, including unusual and unexpected geologic formations, seismic activity, pit-wall failures, flooding and other conditions involved in the drilling and removal of material, any of which could result in damage to, or destruction of, mines and other producing facilities, damage to life or property, environmental damage and legal liability.

Government regulation impacting the mining industry, may adversely affect our business and planned operations.

     Our mining, processing, development and mineral exploration activities, if any, are subject to various laws governing prospecting, mining, development, production, taxes, labor standards and occupational health, mine safety, toxic substances, land use, water use, land claims of local people and other matters. New rules and regulations may be enacted or existing rules and regulations may be applied in such a manner as to limit or curtail our exploration, production or development. Amendments to current laws and regulations governing operations and activities of exploration, development mining and milling or more stringent implementation of these laws could have a material adverse effect on our business and financial condition and cause increases in exploration expenses, capital expenditures or production costs or reduction in levels of production (assuming we achieve production) or require abandonment or delays in development of new mining properties.

Certain groups opposed to mining may interfere with our efforts to reactive the Johnson Camp Mine.

     In North America there are organizations opposed to mining, particularly to open pit mines such as the Johnson Camp Mine. We anticipate that there may be opposition to the restart of operations at the Johnson Camp Mine. We believe our company has the support of representatives from the communities in the immediate vicinity of Johnson Camp Mine including the cities of Benson and Wilcox and the community of Dragoon, and from various levels of government in the State of Arizona having jurisdiction over the Johnson Camp Mine. Although we intend to comply with all environmental laws and permitting obligations in conducting our business, there is still the possibility that those opposed to the operation of the Johnson Camp Mine will attempt to interfere with the restart and operation of the Johnson Camp Mine, whether by legal process, regulatory process or otherwise. Such interference could have an impact on our ability to restart and operate the Johnson Camp Mine in the manner that is most efficient or appropriate, or at all, and any such impact would have a material adverse effect on our financial condition and results of operations.

Our operations are subject to environmental risks and environmental regulation. Our failure to manage such risks or comply with such regulation will potentially expose us to significant liability.

     All phases of our operations, if any, will be subject to federal, state and local environmental regulation. These regulations mandate, among other things, the maintenance of air and water quality standards and land reclamation. They also set forth limitations on the generation, transportation, storage and disposal of solid and hazardous waste. Environmental legislation is evolving in a manner that we anticipate will require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and a heightened degree of responsibility for companies and their officers, directors and employees. Future changes in environmental regulation may adversely affect our operations, if any. Environmental hazards may exist on the Johnson Camp property or on properties that we hold or may acquire in the future that are unknown to us at present and that have been caused by previous or existing owners or operators of the properties.

     Failure to comply with applicable laws, regulations and permitting requirements may result in enforcement actions thereunder including orders issued by regulatory or judicial authorities causing operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment, or remedial actions. Parties engaged in mining operations or in the exploration or development of mineral properties may be required to compensate those suffering loss or damage by reason of the mining activities and may have civil or criminal fines or penalties imposed for violations of applicable laws or regulations.

Our failure to contain or adequately deal with hazardous materials may expose us to significant liability for which we are not insured.

     Production, if any, at the Johnson Camp Mine will involve the use of hazardous materials. Should these materials leak or otherwise be discharged from their containment systems, we may become subject to liability for hazards or clean up work that we are not insured against.

Risks Related to this Offering

You may lose your entire investment in our securities.

     An investment in our common stock is highly speculative and may result in the loss of your entire investment. Only potential investors who are experienced investors in high risk investments and who can afford to lose their entire investment should consider an investment in our company.

Our officers and directors, and a shareholder holding more than 5% of our common stock, hold a significant amount of our issued and outstanding stock which may limit your ability to influence corporate matters.

     Our officers and directors as a group beneficially own approximately 41% of our issued and outstanding common stock, and one additional shareholder holds approximately 9% of our issued and outstanding common stock. An additional 30,666,700 shares of common stock will be issued immediately upon conversion of our outstanding special warrants, but our officers and directors as a group could then continue to beneficially own approximately 23% of our issued and outstanding common stock (assuming non-exercise of certain outstanding options, warrants and other rights to acquire shares of our common stock). This may limit the ability of our non-affiliated stockholders to influence corporate matters.

Future sales of our common stock may depress our stock price thereby decreasing the value of your investment.

     The market price of our common stock could decline as a result of sales of substantial amounts of our common stock in the public market, or the perception that these sales could occur. In addition, these factors could make it more difficult for us to raise funds through future offerings of common stock. All of the shares of common stock resold by the selling stockholders pursuant to this prospectus will be freely transferable without restriction or further registration under the United States Securities Act of 1933.

If we fail to obtain a listing on an established stock exchange, you may be subject to U.S. federal income tax on the disposition of your securities.

     We believe that we currently are a “United States real property holding corporation” under Section 897(c) of the Internal Revenue Code, referred to as a USRPHC, and that there is a substantial likelihood that we will continue to be a USRPHC. Generally, gain recognized by a Non-U.S. Holder on the sale or other taxable disposition of common stock should be subject to U.S. federal income tax on a net income basis at normal graduated U.S. federal income tax rates if we qualify as a USRPHC at any time during the 5-year period ending on the date of the sale or other taxable disposition of the common stock (or the Non-US. Holder’s holding period for the common stock, if shorter). Under an exception to these rules, if the common stock is “regularly traded on an established securities market,” the common stock should be treated as stock of a USRPHC only with respect to a Non-U.S. Holder that held (directly or under certain constructive ownership rules) more than 5% of the common stock during the 5-year period ending on the date of the sale or other taxable disposition of the common stock (or the Non-US. Holder’s holding period for the common stock, if shorter). There can be no assurances that the common stock will be “regularly traded on an established securities market”.

We have not obtained a tax opinion to the effect that there has not been a change of control during the time preceding the completion of the offering of the special warrants, and there will not be immediately following conversion of the special warrants into the underlying shares of common stock and warrants. If a change in control is deemed to have occurred, our company may not be able to fully utilize our net operating loss carry forwards.

     At December 31, 2006, our company had federal and state net operating loss carry forwards of approximately $95,000,000 and $17,000,000, respectively. We have not obtained a tax opinion to the effect that there has not been a change of control during the time preceding the completion of the offering of the special warrants, and there will not be immediately following conversion of the special warrants into the underlying shares of common stock and warrants, for the purposes of section 382 of the Internal Revenue Code. If any such change of control is deemed to have occurred, our company’s ability to fully utilize its net operating losses carried forward in computing its taxable income will be limited to an annual maximum of the value of the company just prior to the change in control multiplied by the long term tax exempt rate which currently is approximately 4.5% . Accordingly, we instructed Bikerman Engineering and Technology Associates not to take the net operating loss carry forwards into account in preparing the economic analysis of the Johnson Camp Mine contained in the feasibility study.

Broker-dealers may be discouraged from effecting transactions in our common shares because they are considered a penny stock and are subject to the penny stock rules. This could severely limit the market liquidity of the shares.

     Our common stock currently constitutes “penny stock”. Subject to certain exceptions, for the purposes relevant to us, “penny stock” includes any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share. Rules 15g-1 through 15g-9 promulgated under the United States Securities Exchange Act of 1934, as amended, impose sales practice and disclosure requirements on certain brokers-dealers who engage in certain transactions involving a “penny stock.” In particular, a broker-dealer selling penny stock to anyone other than an established customer or “accredited investor” (generally, an individual with net worth in excess of $1,000,000 or an annual income exceeding $200,000, or $300,000 together with his or her spouse), must make a special suitability determination for the purchaser and must receive the purchaser’s written consent to the transaction prior to sale, unless the broker-dealer or the transaction is otherwise exempt. In addition, the penny stock regulations require the broker-dealer to deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt. A broker-dealer is also required to disclose commissions payable to the broker-dealer and the registered representative and current quotations for the securities. Finally, a broker-dealer is required to send monthly statements disclosing recent price information with respect to the penny stock held in a customer’s account and information with respect to the limited market in penny stocks.

     The additional sales practice and disclosure requirements imposed upon broker-dealers may discourage broker-dealers from effecting transactions in our shares, which could severely limit the market liquidity of the shares and impede the sale of our shares in the secondary market.

We have a limited market for our securities.

     Although certain market makers facilitate trades of our company’s common stock on the Pink Sheets LLC, there is currently a limited market for shares of our company’s common stock and we cannot be certain that an active market will develop. The lack of an active public market could have a material adverse effect on the price and liquidity of our common stock.

In the event that your investment in our shares is for the purpose of deriving dividend income or in expectation of an increase in market price of our shares from the declaration and payment of dividends, your investment will be compromised because we do not intend to pay dividends.

     We have never paid a dividend to our shareholders and we intend to retain our cash for the continued development of our business. In addition, pursuant to the terms of our Credit Agreement with Nedbank, we are restricted from paying dividends or making distributions on shares of our common stock. Accordingly, we do not intend to pay cash dividends on our common stock in the foreseeable future. As a result, your return on investment will be solely determined by your ability to sell your shares in a secondary market, provided one becomes available.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     The information in this prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements involve risks and uncertainties, including statements regarding our capital needs, business plans and expectations. Such forward-looking statements involve risks and uncertainties regarding the market price of copper, availability of funds, government regulations, common share prices, operating costs, capital costs, outcomes of ore reserve development and other factors. Forward-looking statements are made, without limitation, in relation to operating plans, property exploration and development, availability of funds, environmental reclamation, operating costs and permit acquisition. Any statements contained herein that are not statements of historical facts may be deemed to be forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may”, “will”, “should”, “expect”, “plan”, “intend”, “anticipate”, “believe”, “estimate”, “predict”, “potential” or “continue”, the negative of such terms or other comparable terminology.

     Forward-looking statements in this prospectus include, but are not limited to, statements with respect to the following:

  the timing and possible outcome of pending regulatory and permitting matters;
  the parameters and design of our planned mining facilities on the Johnson Camp Mine;
  our future financial or operating performances and our projects;
  the estimation of mineral reserves and mineralized material;
  the timing of exploration, development and production activities and estimated future production, if any;
  estimates related to costs of production, capital, operating and exploration expenditures;
  requirements for additional capital;
  government regulation of mining operations, environmental risks, reclamation and rehabilitation expenses;
  title disputes or claims;
  limitations of insurance coverage; and
  the future price of copper or other metals.

     These forward-looking statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions, including, the risks and uncertainties outlined under the sections titled “Risk Factors”, and “Management’s Discussion and Analysis”. If one or more of these risks or uncertainties materialize, or our underlying assumptions prove incorrect, our actual results may vary materially from those expressed or implied by our forward-looking statements anticipated, believed, estimated or expected.

   We note, in particular, that the Johnson Camp Mine has no recent operating history upon which to base estimates of future cash flows and operating operating costs. These and other estimates or projections (including our expectations with respect to annual copper production from our planned operations at the Johnson Camp Mine) are, to a large extent, based upon the interpretation of geological data obtained from drill holes and other sampling techniques performed in accordance with industry standards by third parties, the methodologies and results of which we have assumed are reasonable and accurate, which results form the basis for, and constitute a fundamental variable in, the feasibility study and technical report completed by Bikerman Engineering & Technology Associates. The sampling data produced by third parties and amounts of metallurgical testing are less extensive than normal and our expected copper recovery rates at the Johnson Camp Mine significantly exceed historical experience at the property. There is no assurance that we will be able to meet these expectations and projections at an operational level. For further information, you should carefully read and consider the section of this prospectus entitled “Risk Factors” beginning on page 6 before buying any shares of our common stock.

     We caution readers not to place undue reliance on any such forward-looking statements, which speak only to a state of affairs as of the date made. We disclaim any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. We qualify all the forward-looking statements contained in this prospectus by the foregoing cautionary statements.

DESCRIPTION AND DEVELOPMENT OF THE BUSINESS

Name and Incorporation

     Nord Resources Corporation was incorporated under the laws of the State of Delaware on January 18, 1971. Our principal business office is located at 1 West Wetmore Road, Suite 203, Tucson, Arizona, 85705. Our common shares are quoted on the Pink Sheets LLC under the symbol “NRDS”.

     We own 100% of the issued and outstanding shares of Cochise Aggregates and Materials, Inc., which was formed under the laws of the State of Nevada on December 9, 2003. We have no other subsidiaries.

     In this prospectus, references to the “Johnson Camp property” refer to the entire property we own, while the previously mined area of the Johnson Camp property and the area proposed for further development under the mine plan contained in the feasibility study, together with the facilities and equipment on the Johnson Camp property, are collectively referred to as the “Johnson Camp Mine”.

Overview of Our Business

     We are in the business of exploring for and developing mineral properties. Our principal asset is the Johnson Camp property located in Arizona. The Johnson Camp property includes the Johnson Camp Mine which is an existing open pit copper mine and production facility that uses the SX-EW process. The Johnson Camp Mine includes two existing open pits, namely the Burro and the Copper Chief bulk mining pits. The Johnson Camp property also includes a decorative and construction stone operation that produces landscape and aggregate rocks from the overburden piles at the Johnson Camp Mine. We currently lease this landscape and aggregate rock operation to JC Rock, LLC in exchange for a sliding scale royalty.

     The Johnson Camp property consists of 59 patented lode mining claims, 102 unpatented lode mining claims and 617 acres of fee simple lands. The patented claims comprise approximately 871 acres and the unpatented claims comprise approximately 1,604 acres. Thus, in the aggregate, the Johnson Camp property covers approximately 3,092 acres. All of the claims are contiguous, and some of the unpatented mining claims overlap. The copper processing facilities and the Burro and Copper Chief bulk mining pits are located on the patented mining claims or fee simple lands.

     The Johnson Camp property has had a long history of development and mining, dating back to the early 1880s. A number of underground mines operated during the 1880-1975 period. In 1974, Cyprus Mines Corporation developed a large scale open pit heap leach mine and SX-EW processing complex on the Johnson Camp property. Mining in the Burro pit commenced in 1975 and continued until 1986 when the operation closed. After the closure, Cyprus dismantled the original SX-EW plant. Cyprus continued to maintain ownership of the Johnson Camp property until 1989, when it sold its holdings in the district to Arimetco, Inc. In mid-1990, Arimetco, Inc. constructed a new SX-EW plant at the Johnson Camp Mine and resumed mining in the Burro pit in 1991. Arimetco began limited open pit mining from the Copper Chief deposit in 1996. Mining continued from both the Burro and Copper Chief deposits until 1997, when production was terminated.

     We acquired the Johnson Camp property from Arimetco in June 1999. We continued production of copper from ore that had been mined and placed on leach pads until August 2003, when we placed the Johnson Camp Mine on a care and maintenance program due to weak market conditions for copper at that time. Although mining ceased in 1997, the Johnson Camp Mine leach pads and SX-EW operation remained active until mid-2003, producing approximately 6,700,000 pounds of copper cathode from residual copper in the heaps during the period in which the mine was not in production. Since 2003, we have been rinsing the existing Johnson Camp leach dumps in a limited manner with the goal of managing solution inventories.

     We believe the resumption of mining activities at the Johnson Camp Mine is warranted based on the recent increase in the market price of copper. The market for copper is cyclical and over the last 15 years the price of copper has fluctuated between $0.60 and $3.98 per pound. We believe that the strengthening market for copper has created an opportunity for us to reactivate the Johnson Camp Mine, despite the anticipated high costs that this will involve.

     On June 5, 2007, we completed an unregistered private placement offering of 30,666,700 special warrants for aggregate proceeds of approximately $23,000,000 (net proceeds of approximately $21,500,000). In addition, we have entered into a Credit Agreement dated as of June 28, 2007 with Nedbank Limited, as administrative agent and lead arranger, which provides for a $25,000,000 secured term loan credit facility, all or a portion of the funds available under such facility will be used by us to finance the construction, start-up and operation of mining and metal operations at the Johnson Camp Mine. (See “Johnson Camp Property – Processing” for a description of metal operations).

     We believe that the proceeds of the special warrant financing and the credit facility will be sufficient to meet the capital requirements to reactivate the Johnson Camp Mine. Accordingly, on June 28, 2007, our board of directors adopted a resolution authorizing our company to proceed with the reactivation of the Johnson Camp Mine.

     In order for us to begin full mining operations, we will have to complete the mine development schedule contained in the feasibility study prepared by Bikerman Engineering & Technology Associates, Inc. The feasibility study forms part of a technical report dated September, 2007 that was completed by Bikerman Engineering & Technology Associates, Inc. in accordance with NI 43-101 of the Canadian Securities Administrators (as required for us to comply with provincial securities laws in Canada that are applicable to our company) and Industry Guide No. 7 of the SEC. The feasibility study includes an economic analysis of the Johnson Camp Mine based on the mine plan, current capital and operating cost estimates and a three-year trailing average copper price of $2.45 per pound over the life of the mine. Bikerman Engineering & Technology Associates has concluded in the feasibility study that resumption of operations at the Johnson Camp Mine in accordance with the mine plan will generate positive discounted cash flows over a 16 year mine life at 8%, 15% and 20% discount rates.

     The Johnson Camp Mine has no recent operating history upon which to base estimates of future cash operating costs. However, between 1975 and 1986 and between 1990 and 1997, the Johnson Camp Mine was previously operated by others, during which time approximately 31 million tons of ore was mined and from which approximately 157 million pounds of copper was recovered. These and other estimates or projections (including our expectations with respect to annual copper production from our planned operations at the Johnson Camp Mine) are, to a large extent, based upon the interpretation of geological data obtained from drill holes and other sampling techniques performed in accordance with industry standards by third parties, the methodologies and results of which we have assumed are reasonable and accurate, which results form the basis for, and constitute a fundamental variable in, the feasibility study and technical report completed by Bikerman Engineering & Technology Associates. The sampling data produced by third parties and amounts of metallurgical testing are less extensive than normal and our expected copper recovery rates at the Johnson Camp Mine significantly exceed historical experience at the property. There is no assurance that we will be able to meet these expectations and projections at an operational level. For further information, you should carefully read and consider the section of this prospectus entitled "Risk Factors" before making an investment decision in respect of shares of our common stock.

     The mine development schedule requires that we reline an existing solution pond, construct three new lined solution ponds, prepare a new, stand-alone lined leach pad facility for approximately 60 percent of the new ore that will be leached, and complete the installation of a two-stage crushing circuit. The SX-EW plant will have to be rehabilitated to meet production goals and the electrowinning section expanded. We expect that the initial capital costs within the first two years of start-up of the Johnson Camp Mine will exceed $28,000,000 (including working capital). We estimate we will incur a further $3,000,000 in capital costs in the following two years.

     Our mine operating plan calls for an active leach program of newly mined ore and the residual leaching of the existing old dumps. We plan to use a mining contractor to mine both the Burro and Copper Chief deposits, and our own employees for processing activities.

     We anticipate that we will be producing copper from the existing heaps at the Johnson Camp Mine in December 2007, and that we will begin producing copper from new ore placed on the heaps commencing in August 2008. Our goal is to complete the first copper cathode sale by late December 2007. In addition, we commenced further exploratory drilling on the Johnson Camp property in mid-July 2007. We have completed the first phase of preliminary exploratory drilling around the periphery of the existing boundaries of the Burro and Copper Chief pits, but are awaiting assay results on the samples obtained from the drilling program.

     In addition to the Johnson Camp property, we have options to acquire interests in three exploration stage projects, commonly referred to as Coyote Springs and the Texas Arizona Mines project, both located in Arizona, and Mimbres located in New Mexico. (See “Other Properties”). We have been conducting preliminary exploration activities at the Coyote Springs property to help us determine whether we should exercise the option on that property. We anticipate that we may spend up to approximately $395,000 on preliminary exploration activities over the next one and one-half years to help us determine whether or not we should exercise the option. Pursuant to our Credit Agreement dated as of June 28, 2007 with Nedbank Limited, we are restricted from incurring exploration expenses on the Coyote Springs and Mimbres properties during the period that the term loans are available of more than $1,500,000 and $100,000 respectively, however these restrictions will not prevent us from doing the necessary exploration work on these properties. We do not believe that these properties are material to our overall operations at this time.

Landscape and Aggregate Rock Operation

     JC Rock, LLC, an unrelated arm’s length third party, is currently leasing a decorative and construction stone operation from us on the Johnson Camp property, which is based on recovering and screening or crushing rock from our mine waste dumps. We are planning on taking over this operation from JC Rock within the first year of reactivating the Johnson Camp Mine. Our current contract with JC Rock expires January 31, 2008, but we plan to renew the contract on a short term basis until we are ready to take over the operation. Pursuant to the existing contract, JC Rock has the right to remove the landscape and aggregate rock from the Johnson Camp property and pays us $1.50 per ton, subject to reduction to $1.00 per ton where the wholesale price realized by JC Rock is less than $6.00 per ton.

     We set up our subsidiary, Cochise Aggregates and Materials, Inc. to eventually produce and market landscape and aggregate rocks derived from overburden piles on the Johnson Camp property. The rock currently being sold by JC Rock for landscaping purposes is bolsa quartzite and is known in the market as Coronado Brown. We caused Cochise Aggregates and Materials, Inc. to certify “Coronado Brown Landscape Rock” as a trade name in the State of Arizona on July 15, 2005.

     If we take over JC Rock’s operations on the Johnson Camp property, we will have to build a new screening plant or buy the existing screening plant from JC Rock. We expect that we will also have to lease additional equipment such as front end loaders and a truck scale from a third party. We anticipate that the total start-up cost, when the leasing cost of equipment is factored in, will be approximately $500,000, which we anticipate will be funded from loan proceeds to be drawn down under the Nedbank Credit Agreement. In addition, we must obtain an air quality permit from the Arizona Department of Environmental Quality, or ADEQ, for the screening plant, whether we build a new screening plant or buy the existing one. (See “Johnson Camp Property - Status of Permits - Summary”).

COPPER INDUSTRY AND THE COPPER MARKET

Copper Overview

     Copper occurs naturally in the environment in a variety of forms. It can be found in sulfide deposits (as chalcopyrite, bornite, chalcocite, covellite), in carbonate deposits (as azurite and malachite), in silicate deposits (as chrysocolla and dioptase) and as pure “native” copper.

     Copper is widely used in a range of domestic, industrial and high technology applications. A ductile, corrosion resistant and malleable element, copper is an excellent conductor of heat and electricity. Copper’s properties afford many benefits, including:

  high electrical and thermal conductivity;
  ease of drawing, working and forming;
  alloying ability;
  ease of joining by soldering and brazing;
  mechanical properties of high tensile strength, elongation and hardness; and
  high resistance to corrosive environments.

     Copper is used globally in, among other things, building construction, electrical and electronic product manufacturing, transportation and industrial machinery and equipment.

     Copper is mined from ore bodies that typically contain small traces of the metal in finely disseminated particles. Sulfide and oxide ores require different treatment processes, but in both cases the starting point is the same: the extraction of the material from an open-pit or underground mine that requires fragmentation and transportation of the material that has been previously identified by geological surveys. Fragmentation is accomplished by a blasting process using explosives in order to produce a fracturing of the rock. The mineral is then transported from the open pit to processing sites using trucks, trains and conveyor belts. The ore may then be processed as follows:

  The Solvent Extraction/Electrowinning (SX-EW) Process: The SX-EW process provides an economical way to treat low grade deposits. Ground ore is stacked together and acid is delivered to the top of the stack. As the acid percolates through the stack, the copper is dissolved and the solution is collected as runoff at the bottom of the stack. This solution is purified by solvent extraction that involves the selective transfer of the copper solution into an organic liquid. Electrolysis is then utilized to plate the high purity copper onto stainless steel, producing cathodes typically containing 99.99% copper.

  The Flotation Process: After being milled to the consistency of fine sand, sulfide ore is fed into tanks that are filled with a solution capable of forming a froth. Air is then pumped into each tank to bring this froth to the surface. The copper sulfide particles adhere to this froth, which is separated from the waste, the majority of which sinks to the bottom of the tank. The product of flotation is called concentrate. It usually has a copper grade that ranges between 20% and 45%, as well as some very low silver and gold values. Concentrate is then smelted to produce blister or anodes of copper which are further refined to produce cathodes containing 99.99% copper.

     Following production of copper cathode by either of these processes, copper is then processed in various ways to produce a variety of end products.

Copper Uses

     Annual copper consumption globally was approximately 17,000,000 metric tons in 2006, an increase of approximately 308,000 metric tons from 2005. In May 2007, the International Copper Study Group (“ICSG”) projected that world copper usage in 2007 would increase to approximately 17,800,000 metric tons and to approximately 18,400,000 metric tons in 2008. Growth in demand for copper has been accelerated by the rapid industrialization of emerging economies in Asia, particularly China and India, and is spurred by expansion of domestic and foreign demand for manufactured products, growth in the housing market and expansion of power infrastructures.

Copper Price

     Copper prices have historically been both cyclical and volatile, trading within a range of $0.50 -$1.60 per pound throughout the 1980s and 1990s. Following the development of significant over-capacity during the early to mid-1990s, copper experienced a six year period of depressed prices, which resulted in reduced exploration and development activity. Since 2002, the growing demand for copper, particularly in China and India, coupled with the inability of the copper industry to immediately increase supply due to a lack of development projects, resulted in decreased inventories of copper. These low inventories, together with a weakening U.S. dollar, have led to a substantial increase in the market price of copper since 2003. On May 11, 2006, the spot price of copper on the London Metal Exchange, or LME, rose to a record all-time high of $4.00/lb.

     The following table shows the variation in the average LME daily morning copper prices from 1995 to 2006 and at the end of each quarter during 2007.

Year	Average Copper Price
($/lb)
1995	1.33
1996	1.04
1997	1.03
1998	0.75
1999	0.71
2000	0.82
2001	0.72
2002	0.71
2003	0.81
2004	1.30
2005	1.67
2006	3.05
March 31, 2007	3.15
June 30, 2007	3.47
September 30, 2007	3.70

   The reference price of copper metal is determined by trading on the LME, where the price is set in U.S. dollars at the end of each business day. Changes in the price of copper may therefore differ when expressed in other currencies as the result of a relative weakening of the U.S. dollar. While the average price of copper increased by approximately 430%, as expressed in U.S. dollars, between 2002 and 2006, the increase has been less than this in other major currencies. A component of the global copper price is the relative exchange rates of the major currencies.

     In July 2007, ICSG reported that:

  global inventories of copper increased from 1997 reaching a peak of approximately 2,000,000 metric tons in 2002; and

  copper stocks began to decline in 2003, reaching a low of approximately 855,000 metric tons by year-end 2005; and

     According to statistics published by ICSG in September 2007, copper inventories increased by approximately 244,000 metric tons in 2006 to close the year at approximately 1,100,000 metric tons.

     In May 2007, ICSG forecasted a copper surplus of approximately 280,000 metric tons in 2007 and 520,000 metric tons in 2008. In September 2007, however, ICSG announced a production deficit for the first half of 2007 of approximately 340,000 metric tons as copper usage continued to exceed copper production.

     In May 2007, ICSG reported that a number of disruptions and production problems at operating copper mines in Chile, Indonesia and Mexico reduced mine supply throughout 2006 resulting in essentially unchanged copper mine production from 2005. According to statistics published by ICSG in September 2007, total refined copper production increased by approximately 725,000 metric tons in 2006 from approximately 16,500,000 metric tons in 2005 to approximately 17,300,000 metric tons in 2006. In May 2007, the ICSG projected world production of refined copper to be approximately 18,100,000 metric tons in 2007 and approximately 19,000,000 metric tons in 2008. In September 2007, the ICSG announced that global copper production in the first six months of 2007 was approximately 8,900,000 metric tons, an increase of approximately 4.3% compared with the same period of 2006.

     Demand for copper in the first half of 2007 has grown strongly in Asia but is tempered somewhat in the United States and Europe. ICSG announced in September 2007 that global demand exceeded global supply by approximately 340,000 tons from January to June 2007. Apparent usage grew by 37% in China during the first six months of 2007 compared with that period in 2006. World usage outside of China grew by less than 1% and was supported by increases of 15% in India and 4% in Russia and decreases in the European Union countries of 3.8%, 1.9% in Japan and 2.7% in the U.S. Many analysts predict continuing strong demand growth for copper in the foreseeable future.

Sale or Production from Our Operations

     The Johnson Camp Mine contains deposits that will be mined by conventional open pit methods. The crushed ore will be heap leached and the solutions processed in a SX-EW plant to produce saleable copper metal in the form of cathode at the mine. This will eliminate exposure to fluctuating smelting and refining charges and reduce transportation costs. Due to strong demand and liquidity in the premium cathode market, management anticipates that the Johnson Camp Mine will find ready markets in North America for its copper cathode production, including selling to metal traders.

     North America is expected to be a net importer of copper. Management anticipates that North American buyers will pay a premium to the LME copper price for cathode copper produced in North America due to the freight differential that they would otherwise have to pay for imported material.

JOHNSON CAMP PROPERTY

     Unless stated otherwise, information of a technical or scientific nature related to the Johnson Camp property is summarized or extracted from the “Johnson Camp Mine Project, Feasibility Study, Cochise County, Arizona, USA, Technical Report”, dated September, 2007, prepared by Messrs. David Bikerman, Dr. Michael Bikerman and Thomas McGrail of Bikerman Engineering & Technology Associates, Inc., and Mr. Dale Deming, of Dale A. Deming P.E. (sole proprietorship) each a “Qualified Person”, as defined in National Instrument 43-101 (“NI 43-101”) adopted by the Canadian Securities Administrators. Messrs. Bikerman, Bikerman, McGrail and Deming are independent from us. The technical report was prepared in accordance with industry standard practices and in compliance with Canadian Institute of Mining, Metallurgy and Petroleum (CIM) Standards on Mineral Resources and Reserves and NI 43-101. Management’s plans, expectations and forecasts related to our Johnson Camp property are based on assumptions, qualifications and procedures which are set out only in the full technical report.

     We commissioned Bikerman Engineering & Technology Associates to complete the technical report on the Johnson Camp Mine in 2007. In preparing the technical report, Bikerman Engineering & Technology Associates:

  visited the Johnson Camp property and collected data;
  reviewed data verification activities;
  reviewed various metallurgical and other technical reports;
  reviewed copper recovery estimates;
  determined Lerchs-Grossman pit shell reserves;
  completed open pit mine scheduling of the Burro and Copper Chief deposits;
  determined reserve estimates for the Burro and Copper Chief deposits;
  reviewed the solvent extraction electrowinning (SX-EW) plant expansion plan;
  reviewed infrastructure and support facilities;
  reviewed the heap leach pad, pregnant leach solution, raffinate pond design and capital cost estimates; and
  reviewed operating, capital and general and administrative cost estimates.

     A glossary of Technical Terms appears at page 114.

Johnson Camp Property

Description and Location

     The Johnson Camp property is located in Cochise County, approximately 65 miles (105 kilometers) east of Tucson, in Cochise County, Arizona, one mile north of the Johnson Road exit off of Interstate Highway 10 between the towns of Benson and Willcox in all or parts of Sections 22, 23, 24, 25, 26, 27, 35 and 36, Township 15 South, Range 22 West. (See Figure 1: Location Map).

     The Johnson Camp project currently includes two open pits, one waste dump, three heap leach pads, a SX-EW processing plant and ancillary facilities. The Burro Pit is larger than the Copper Chief Pit and contains 60% of the project reserves. The Burro Pit is located east of the SX-EW process plant. The Copper Chief Pit is located approximately 2,000 feet northwest of the Burro Pit.

     The existing heap leach pads are located west of the open pits. The leach pads are divided into two major sections with solution collection facilities downstream of the first pad and downstream of pads two and three. A new leach pad is planned for future use and is anticipated to be located north of the Burro Pit and northeast of the Copper Chief Pit. The mine waste dump is located immediately to the east of the Burro Pit.

Figure 1: Location Map

## Location Map
## Johnson Camp Mine - Southeast Arizona

N
Flagstaff
40
Kingman
40
Prescott
17
Phoenix
10
Safford
8
Johnson Camp
Copper Project
10
Yuma
Tucson
10
19

Titles

     The Johnson Camp property consists of 59 patented lode mining claims, 102 unpatented lode mining claims and 617 acres of fee simple lands. (See Figure 2: Johnson Camp Land Status Map). The patented claims comprise approximately 871 acres and the unpatented claims comprise approximately 1,604 acres. Thus, the Johnson Camp property covers approximately 3,092 acres. All of the claims are contiguous, and some of the unpatented mining claims overlap. We keep the unpatented mining claims in good standing by paying fees of $13,250 per year to the United States Federal Government. We keep the fee simple and patented claims in good standing by paying property taxes and claims filing fees of approximately $35,000 per year. The copper processing facilities and the Copper Chief and Burro open pits that serve as focal points for our mine plan are located on the patented mining claims or the fee simple lands.

     We are the owner of the Johnson Camp property and the owner or holder of the claims. We are allowed to mine, develop and explore the Johnson Camp property, subject to the required operating permits and approvals, and in compliance with applicable federal, state and local laws, regulations and ordinances. We believe that all of our claims are in good standing.

     Our patented mining claims give us title to the patented lands and no further assessment work must be done; however, taxes must be paid. We have full mineral rights and surface rights on the patented lands. Unpatented mining claims give us the exclusive right to possess the ground (surface rights) covered by the claim, as well as the right to develop and exploit valuable minerals contained within the claim, so long as the claim is properly located and validly maintained. (See “Johnson Camp Property – United States Mining and Environmental Laws – Arizona State Mining Laws”). Unpatented mining claims however, may be challenged by third parties and the United States government. (See “Risk Factors – Risks Related to Our Company”).

Figure 2: Johnson Camp Land Status Map

Source: Nord Resources Corporation

Accessibility, Climate, Local Resources, Infrastructure and Physiography

     Access to the Johnson Camp property is via Interstate Highway 10 and by gravel road. Due to its location just one mile north of Interstate Highway 10, the Johnson Camp property provides excellent access for transportation and delivery of bulk supplies and shipment of copper cathodes. The close proximity of the Johnson Camp to the Union Pacific Railway mainline through Dragoon, Arizona gives us the option of shipping cathode direct to customers by truck or rail.

     The Johnson Camp Mine is located on the eastern slope of the Little Dragoon Mountains. The average elevation of the property is approximately 5,000 feet above sea level. The climate of the region is arid, with hot summers and cool winters. Freezing is rare at the site. Historically, the Johnson Camp Mine was operated throughout the year with only limited weather interruptions.

     Vegetation on the property is typical of the upper Sonoran Desert and includes bunchgrasses and cacti. Higher elevations support live oak and juniper, with dense stands of pinyon pine common on north-facing slopes.

     The existing facilities include the SX-EW processing plant, an administrative and engineering office and warehouse, laboratory, truck shop, core storage building, plant mechanical shop, and various used vehicles, pumps and other equipment. In addition, we own a large gyratory crusher which will be installed at Johnson Camp.

     The SX-EW processing plant is comprised of a solvent extraction plant, an electrowinning tank house, a tank farm and four solution storage ponds. The solvent extraction plant consists of four extraction mixer-settlers operated in parallel and two strip mixer-settlers, and has a capacity of 4,000 gallons per minute. The electrowinning tank house consists of 74 electrowinning cells with a full complement of cathodes, and has a 20,000,000 pound-per-year capacity. The tank farm, located in front of the tank house, is used for intermediate storage of electrolyte. The four solution storage ponds have a total capacity of approximately 8,000,000 gallons.

     The Johnson Camp Mine facilities and equipment were placed into care and maintenance in 2003. The existing SX-EW plant will have to be rehabilitated to meet future production goals. The rehabilitated SX-EW plant will be of conventional design and we plan to use as much of the existing equipment as possible.

     In addition to the real property included in the Johnson Camp property, there are several access rights of way and three water wells which are located on the Johnson Camp property. We also have an agreement with a local rancher that allows us access to a fourth water well in which we hold water rights, located on private land just to the east of the Johnson Camp property. (See “Johnson Camp Property –Status of Permits - Summary”). Production water for the Johnson Camp property is currently supplied from two of the three wells located on the Johnson Camp property and from the well located on the private land. We currently do not use the third well located on the Johnson Camp property. Additional water will be required to expand the leaching operation and for this reason we anticipate that it will be necessary to drill another well on our land near the Section 19 well. In addition, although three of the four wells have been upgraded since 1999, additional upgrades may have to be undertaken.

     Commercial electrical power and telephone lines remain in place and operational at the Johnson Camp property. The Johnson Camp property receives electrical power from Sulphur Springs Valley Electric Cooperative (SSVEC). We will need to negotiate a new long term power contract with SSVEC as we currently have a general industrial power service rate contract. Power is received at a single substation owned by us, and our substation transformer must be upgraded for the expansion to 25,000,000 pounds of copper per year.

     We plan to expand our workforce at the Johnson Camp Mine to approximately 70 employees, and to hire various contractors. We intend to utilize contractors under our supervision for mining, drilling and blasting and for hauling the mined material. We will manage all other activities at the Johnson Camp Mine. We believe that there are sufficient skilled operating, maintenance, and technical personnel available that can be employed for the Johnson Camp Mine. We have hired several key operating and engineering staff.

Geological Setting and Mineralization

     The Johnson Camp property is located along the east fold of the Little Dragoon Mountains in southeastern Arizona. The rocks exposed on the Johnson Camp property range from the pinal schist that is located at the western end of the Johnson Camp property to the escabrosa limestone that is located at the eastern end of the Johnson Camp property, all of which contain some quartz monzonite porphyry. Large disseminated copper deposits occur in several rock formations at the Johnson Camp Mine. In the region of the Burro and Copper Chief open pits, the copper-bearing rocks dip moderately to the northeast and consist of sedimentary rocks that have been intruded by two diabase dikes.

     The main copper bearing host rock units at the Johnson Camp Mine are the Abrigo, Bolsa Quartzite, Pioneer Shale, and the Diabase formations. The Diabase formation is positioned at the base of the copper bearing rock units, overlain by the Bolsa Quartzite, and the lower and middle Abrigo formations. In the Burro pit, oxide copper is located primarily on bedding planes as veins and replacements and along various fractures. In the Copper Chief pit, located approximately 1,500 feet to the north of the Burro pit, oxide copper occurs as disseminations in the Diabase formation and along fractures within the Diabase and in the Bolsa Quartzite units. Other bulk-mineable copper exploration targets lie along trend from both the Copper Chief and Burro deposits.

     The style of mineralization and the type of alteration recently mapped on the northern lower benches of the Burro pit suggest the possible presence beneath the property of a mineralized porphyry-type deposit. In addition to the alteration evidence, a prominent magnetic low anomaly is present between the Burro pit and Copper Chief deposit supporting the possible presence of a porphyry-type deposit at depth. Porphyry copper deposits are typically very large, low grade and require processing by recovery processes much different than those planned for the Johnson Camp Mine.

     The following cross section diagram illustrates the relative positions, and the geologic and mineralized nature of the various formations in the Burro pit.

Figure 3: Burro Pit Area

Source: Nord Resources Corporation

     The following cross section diagram illustrates the relative positions, and the geologic and mineralized nature of the various formations in the Copper Chief pit.

Figure 4: Copper Chief Deposit

Source: Nord Resources Corporation

Reserves

     Reserves are part of a mineral deposit which can be economically and legally extracted or produced at the time of the reserve determination.

     According to Industry Guide 7 of the Securities and Exchange Commission, proven reserves are reserves for which (a) quantity is computed from dimensions revealed in outcrops, trenches, workings or drill holes, grade and/or quality are computed from the results of detailed sampling, and (b) the sites for inspection, sampling and measurement are spaced so closely and the geologic character is so well defined that size, shape, depth and mineral content of reserves are well-established. Probable reserves are defined as reserves for which quantity and grade and/or quality are computed from information similar to that used for proven (measured) reserves, but the sites for inspection, sampling, and measurement are farther apart or are otherwise less adequately spaced. The degree of assurance, although lower than that for proven (measured) reserves, is high enough to assume continuity between points of observation.

Methodology

     The proven and probable reserves reflect variations in the copper content and structural impacts on the Burro and Copper Chief deposits, and the reserve estimates give effect to these variations. For both proven and probable reserves, only total copper assay values were used, mainly because assay values measured in total copper were available for both the Burro pit and Copper Chief pit, and in part because the soluble copper assay techniques used by Arimetco were not comparable to the soluble copper assay techniques used by Cyprus. (See “Johnson Camp Property – Johnson Camp Property – Historic Copper Production” and “Risk Factors – Risks Related to Our Company”).

     Statistical methodologies were used to classify mineralized material. Such methodologies involved, among other things, interpolation between, and projection beyond, sample points. Sample points consist of variably spaced drill hole intervals throughout a given deposit. The closer that mineralized material is situated to a drill hole composite, the more confidence exists in the accuracy of the estimation of the grades of mineral in that material. A drill hole composite is, generally speaking, an average of the sample assays taken from a 20-foot fixed length portion of the drill hole.

     For proven reserves in the Burro deposit, a minimum of one drill hole composite within 160 feet is required. For probable reserves in the Burro deposit, a minimum of one drill hole composite within a range of 161 to 260 feet is required. For the Copper Chief deposit, the classification criteria for proven and probable reserves vary depending on rock type. For proven reserves a minimum of one drill hole composite within a distance ranging from 0 to between 88 to 150 feet is required, depending on rock type. For probable reserves a minimum of one drill hole composite within a range of between 89 to 245 feet is required, depending on rock type.

     In preparing estimates of proven and probable reserves for the Johnson Camp property, Bikerman Engineering and Technology Associates, Inc. used the geologic resource model and resource estimates prepared by The Winters Company as reported in their feasibility study called “Nord Copper Corporation Feasibility Study, Johnson Camp Copper Project, Cochise County, Arizona”, dated March 2000. The Winters Company no longer exists, and was independent to Nord at the time the resource estimates were made. Bikerman Engineering and Technology Associates Inc. reviewed the resource model and estimates as prepared by The Winters Company, and have concluded that they are compliant with the Securities and Exchange Commission Guide 7 and Canadian National Instrument NI 43-101, and are reasonable to form the basis of Bikerman Engineering and Technology Associates, Inc’s September 2007 feasibility study and technical report.

     A summary of the Johnson Camp proven and probable reserves are presented in the table below.

Johnson Camp Mine
Summary of Proven and Probable Reserves

		Total		Waste	Total
		Ore Tons	% Total	Tons	Tons	Strip Ratio
	Class	(000)	Cu	(000)	(000)	Waste/Ore
Burro Pit	Proven	30,936	0.369
	Probable	13,111	0.345
Total Burro Pit		44,047	0.362	22,531	66,578	0.51

Copper Chief Pit	Proven	24,041	0.298
	Probable	5,299	0.284
Total Copper Chief Pit		29,340	0.291	26,225	55,565	0.89

Total	Proven	54,977	0.338
	Probable	18,410	0.327
	Total	73,387	0.335	48,756	122,143	0.66

Notes:

  The ore reserves were estimated in accordance with Industry Guide 7 of the Securities and Exchange Commission (sometimes referred to in this prospectus as the “SEC”) and CIM Guidelines.
  The reserves as stated are an estimate of what can be economically and legally recovered from the mine and as such incorporate losses for dilution and mining recovery. In the opinion of Bikerman Engineering and Technology Associates Inc., the reserves are reasonable based on the economics used.
  The actual tonnage and grade of reserves are generally expected to be within 90-95% of the estimate for proven reserves, and 70-80% for probable reserves.
  Reserves are based on a copper price of $1.50/lb and on total copper assays. Bikerman Engineering & Technology Associates used a copper price of $1.50/lb despite significantly higher recent copper prices, to ensure a conservative pit design and long term feasibility of the Johnson Camp Mine.
  Reserves are based on operating costs estimated as of the second quarter of 2007.
  The cutoff grade is the deemed grade of mineralization, established by reference to economic factors, above which material in included in mineral resource or reserve calculations and below which the material is considered waste. The cutoff grade may be either: (a) an external cutoff grade, which refers to the grade of mineralization used to control the external or design limits of an open pit based upon the expected economic parameters of the operation; or (b) an internal cutoff grade, which refers to the minimum grade required for blocks of mineralization present within the confines of a deposit to be included in resource or reserve estimates In order for rock to be above the internal cutoff grade, the net revenue from processing the rock must exceed the sum of all cash operating costs, excluding mining costs. Measured and indicated resource blocks having values that exceed the internal cutoff grade were then classified as proven or probable ore blocks. All inferred resource blocks were treated as waste, regardless of their estimated copper grade.
  One of the reasons that cut off grade is important is that it determines how the mined ore will be processed. High grade ore – defined by Bikerman Engineering & Technology Associates as mine blocks that grade at greater than 0.15% recoverable total copper – will be crushed. Low grade ore – defined by Bikerman Engineering & Technology Associates as mine blocks that grade between 0.065% and 0.15% recoverable total copper – will be truck-dumped directly on the existing leach pands. (See Johnson Camp Property - Processing”).
  The following cutoff grades were used for the reserve estimates summarized in the foregoing table:
	INTERNAL CUTOFF	EXTERNAL CUTOFF
COPPER = $1.50 /lb	GRADES	GRADES
	Burro Pit	Burro Pit
Rock Type	% Total Cu	% Total Cu
Upper Abrigo	0.065	0.146
Middle Abrigo	0.065	0.146
Lower Abrigo	0.065	0.146
Bolsa Quartzite	0.067	0.151
Upper Diabase	0.063	0.142
Upper Pioneer Shale	0.067	0.151
Lower Diabase	0.063	0.142
Lower Pioneer Shale	0.067	0.151

	INTERNAL CUTOFF	EXTERNAL CUTOFF
COPPER = $1.50 /lb	GRADES	GRADES
	Copper Chief Pit	Copper Chief Pit
Rock Type	% Total Cu	% Total Cu
Upper Abrigo	0.065	0.146
Middle Abrigo	0.065	0.146
Lower Abrigo	0.065	0.146
Bolsa Quartzite	0.067	0.151
Upper Diabase	0.069	0.155
Upper Pioneer Shale	0.067	0.151
Lower Diabase	0.069	0.155
Lower Pioneer Shale	0.067	0.151

Use of Total Copper Assays

     For the reasons discussed below, our estimate of ore reserves at the Johnson Camp Mine is based on total copper assays and recoveries rather than soluble copper assays and recoveries.

     Total copper values were available for both the Copper Chief and Burro deposits. However, only 39 percent of the Copper Chief assay intervals also had acid soluble copper values, and the available data on acid soluble copper was incomplete for all samples. In addition, the database of acid soluble copper values for the Burro deposit reflects two different analytical techniques: (a) a conventional acid soluble method used by Cyprus for 94 of the holes included in the drill hole database; and (b) a more aggressive methodology used by Arimetco for the other 48 drill holes included in the database for the purpose of estimating the ultimate recoveries that may be experienced in the heaps at the Johnson Camp Mine. In summary, total copper assays were the only common denominator for all drill hole assays included in the drill hole database. As a result, only a total copper grade resource model was constructed for both deposits.

     Estimation of total copper recovery for each ore type involved:

  examination of Cyprus drill hole data that contained both acid soluble assays and total copper assays, with the view to determining a correlation (expressed as a percentage) between such acid soluble assays and total copper values for each ore type; and

  application of the correlation to the acid soluble copper recovery determined for the particular ore type based on column tests and certain other parameters. Four column tests were used to estimate recoveries, one for each of the following major rock types at the Johnson Camp Mine: Abrigo, Bolsa Quartzite, Pioneer Shale, and the Diabase formations. (See “Johnson Camp Property – Johnson Camp Property – Geological Setting and Mineralization”).

Thus, expressed as a formula: [(A ÷ B) X C] = D

Where:
A is the acid soluble assay;
B is total copper assay;
C is the acid soluble recovery for an ore type; and
D is the total copper recovery for that ore type.

     A reserve estimate based on total copper is an indirect measurement of the amount of copper that is metallurgically available for recovery. Accordingly, there is a risk that we may have over-estimated the amount of recoverable copper. (See “Risk Factors – Risks Related to Our Company”).

Historic Copper Production

     From 1975 to 1986, Cyprus mined approximately 15,000,000 tons of ore grading approximately 0.6 percent total copper from the Burro pit. In addition, approximately 12,000,000 tons of waste rock was produced. All ore placed on the heaps was run-of-mine (that is, not crushed). In total, approximately 107,000,000 pounds of cathode copper were produced by SX-EW methods.

     Cyprus used a variety of analytical techniques to determine acid soluble copper grades during its operation of the Johnson Camp property and the copper grades for ore placed for leach were reported as acid soluble copper. Recovery of copper by Cyprus totaled 80 percent of the acid soluble copper grade placed on the leach pads. After the closure, Cyprus dismantled the SX-EW plant and moved the plant to another mine. Cyprus continued to maintain ownership of the Johnson Camp property until 1989, when it sold its holdings in the district to Arimetco.

     In mid-1990, Arimetco constructed a new SX-EW plant on the Johnson Camp property, and rehabilitated the leach systems on the existing Cyprus pads and the collection, raffinate, and plant feed ponds. Arimetco resumed mining in the Burro pit in 1991, and made further improvements to the facility between 1993 and 1996. Arimetco began limited open pit mining from the Copper Chief deposit in 1996, and continued mining in both the Burro and Copper Chief deposits until 1997 when production was terminated. Ore placed on the heaps from 1991 through 1995 was run-of-mine (not crushed).

     In 1996, based on metallurgical testing it conducted, Arimetco added a crushing plant to reduce the particle size of ore placed on the heaps in an effort to improve recoveries. The metallurgical test work indicated improved recoveries from crushed ore. (See “Johnson Camp Property – Johnson Camp Property - Metallurgical Test Work”). We believe that the initial results from leaching of crushed ore placed on a new liner system installed by Arimetco were an increase in leach solution copper grade and an improvement in recoveries to the point where they matched the metallurgical test work performed on certain ore at a similar crush size. However, crushed ore represented less than 25 percent of the total ore that Arimetco had under leach. In its technical report, Bikerman Engineering & Technology Associates concluded that these operating results, along with the column leach test results, clearly support the need to crush the ore to obtain reasonable recoveries under heap leach conditions.

     Production by Arimetco between 1991 and 1997 for the Burro and Copper Chief pits totaled approximately 16,000,000 tons of ore grading approximately 0.35 percent total copper and 12,000,000 tons of waste, primarily from the Burro pit, producing approximately 50,000,000 pounds of cathode copper. Arimetco achieved recoveries of approximately 43 percent of the total copper grade from mostly uncrushed ore placed on the heaps. Arimetco ceased mining operations in mid-1997.

     The soluble copper assay techniques used by Arimetco for ore grade estimation are not directly comparable to the soluble copper assay techniques used by Cyprus. Arimetco recoveries were calculated based on total copper assays. The use of two different assay techniques by Cyprus and Arimetco could have led to inconsistencies in or the skewing of the data underlying our estimates, thereby increasing the risk of an overestimation of ore reserves at Johnson Camp Mine. (See “Risk Factors- Risks Related to Our Company”).

     The Johnson Camp Mine is not currently a producing mine. Historical data is presented for general information and is not indicative of existing grades or expected production. Reports on past production vary. The past production from pits on the Johnson Camp Mine, as reported by Cyprus and Arimetco, is tabulated below:

Historic Copper Production Statistics

Cyprus

Year	Tons Ore to Pad(1)	Soluble Copper Grade %	Contained Soluble Copper	Lbs. Copper Shipped

1975	2,132,260	0.496	21,152,019	6,143,024
1976	1,821,476	0.357	13,005,339	10,059,807
1977	1,563,030	0.399	12,472,979	10,327,424
1978	1,202,500	0.426	10,245,300	10,205,142
1979	1,588,400	0.522	16,582,896	10,032,003
1980	1,499,600	0.411	12,326,712	10,320,407
1981	1,551,500	0.470	14,584,100	10,693,485
1982	1,894,700	0.322	12,201,868	9,702,272
1983	1,962,600	0.504	19,783,008	9,717,616
1984	52,100	0.713	742,946	8,803,361
1985	0	0	0	6,200,836
1986	0	0	0	4,854,796
Total	15,268,166	0.436	133,097,167	107,060,173

(1)	Ore production run-of-mine (not crushed).

Arimetco

Year	Tons Ore to Pad	Total Copper Grade %	Contained Total Copper	Lbs. Copper Shipped

1991(1)	750,100	0.340	5,100,680	5,549,725
1992(1)	2,516,320	0.480	24,156,672	8,156,435
1993(1)	3,259,320	0.340	22,163,376	7,386,504
1994(1)	2,719,690	0.290	15,774,202	5,618,012
1995(1)	2,995,592	0.290	17,374,434	6,345,518
1996(2)	3,084,254	0.350	21,589,778	9,921,576
1997(2)	1,254,971	0.370	9,286,785	4,747,995
1998	0	0	0	2,181,304
Total	16,580,247	0.348	115,445,927	49,907,069

(1)	Ore production run-of-mine (not crushed).
(2)	Less than twenty-five percent of ore under leach was crushed to a nominal size of 3 inches.

     The following table contains a breakdown of the actual copper cathode production for Johnson Camp Mine since we have owned the Johnson Camp property (the production was accomplished by our then subsidiary, Nord Copper Company):

Nord

Year	Lbs. Copper Shipped(1)
1999	672,004
2000	1,632,245
2001	1,133,914
2002	495,494
2003	556,388
Total	4,490,045

(1)	All copper production derived from existing heaps by residual leaching. There was no new ore mined and placed on the heaps during 1999-2003.

     The following table shows the total pounds of copper shipped from the Johnson Camp Mine:

Total Pounds Copper Shipped
Cyprus	107,060,173
Arimetco	49,907,069
Nord	4,490,045
Total	161,457,287

Drilling

     The initial drill hole database for the Johnson Camp Mine consists of a total of 293 drill holes totaling 90,418 feet. Of these, 142 drill holes are contained in the Burro pit area and 151 drill holes are contained within the Copper Chief pit area. This database includes 12 confirmation diamond drill holes in the Burro and Copper Chief pit areas totaling 5,793 feet that were completed by Summo in 1998.

     From October 1999 to January 2000 we conducted four exploration drilling programs using reverse circulation drilling in areas of the Johnson Camp property other than the Burro and Copper Chief deposit areas. Forty-three holes were drilled in the North area (above the Copper Chief), 17 holes were drilled in the Keystone area about one-half mile south of the Burro pit, a deep hole was drilled in the area between the Burro pit and the Copper Chief pit, and three condemnation holes were drilled in the area of our planned future leach pad and plant. Although certain drill results achieved in these four exploration drilling programs were encouraging, we found no copper mineralization that could be classified as reserves as a result of these programs.

     We commenced further exploratory drilling on the Johnson Camp property in mid-July 2007. We have completed the first phase of preliminary exploratory drilling around the periphery of the existing boundaries of the Burro and Copper Chief pits, but are awaiting assay results on the samples obtained from the drilling program.

Projected Copper Production from Existing Leach Pads

     In 1999 we conducted a limited drilling program to evaluate actual copper content of the existing heaps. The drilling program was conducted to provide an estimate of the copper values in the heaps, but cannot be considered a definitive measure of copper in the heaps. Based on estimated heap tonnages, there are approximately 75,000,000 pounds of acid soluble copper remaining in the heaps, of which 11,300,000 pounds are projected to be produced over the initial six years of the project. The following chart contains the actual copper cathode production for Johnson Camp Mine during the years indicated:

Year	Production
2000	1,632,245 lbs
2001	1,133,914 lbs
2002	495,494 lbs
2003	556,388 lbs
Total	3,818,041 lbs

     The above production was achieved by our company with a significant portion of the heap area not under leach and little or no sulphuric acid makeup to the available leach solution.

     Using the time that each dump had been under leach, the estimated feed grade, the estimated recovery to date, and the limit of 80 percent maximum total copper recovery, a shrinking core leaching model was used to predict ongoing copper production as leaching of the existing, old dumps continues. The results of this modeling effort project that the residual copper production from the old heaps is as follows:

Year	Year 1	Year 2	Year 3	Year 4	Year 5	Year 6
Lbs Copper (1,000)	2,275	2,600	1,600	1,600	1,600	1,600

     Bikerman Engineering & Technology Associates has concluded that the shrinking core model projection provides a reasonable estimate of future production from the existing dumps at the Johnson Camp Mine.

Resource Model

     In the opinion of Bikerman Engineering & Technology Associates, the resource model and estimates used as the basis for the feasibility study contained in its technical report are appropriate and reasonable, and are in accordance with SEC Industry Guide 7 and CIM Guidelines.

     The information required to construct and validate the resource model was initially provided by Summo in 1998 and 1999. The information including an electronic drill hole database that Summo had obtained from Arimetco, rock density data and various historical production data, along with supplemental information that facilitated the estimation of soluble copper values. The information also included copper assay values from the twelve confirmation drill holes that Summo drilled in the Copper Chief and Burro deposits as part of its due diligence efforts. (See “Johnson Camp Property –Johnson Camp Property – Drilling”). This data was compared to earlier adjacent drill hole results, and to validate locally the block model copper grade estimate.

     In comparing the block model resource estimates to historic production at the Johnson Camp property, we note that the block model produced results that were comparable to historic mined tonnage and grade factors in areas of past mining. This close comparison suggests that the resource model is reasonable in the area of past mining.

     Copper grade reconciliation proved to be more difficult to analyze since the reported Cyprus and Arimetco copper grades were stated in different units (acid soluble copper and total copper, respectively). However, it is possible to calculate total copper grade for the Cyprus mine production, and it can be observed that there is close agreement between the two data sets.

Data Verification

     In May, 2006, we contracted an independent consulting firm to do a detailed review of the data verification procedures at the Johnson Camp Mine. Bikerman Engineering & Technology Associates considered this review of data verification in the technical report and feasibility study and agreed with its conclusions.

     Four different major categories or levels of data verification have been completed at Johnson Camp Mine by Cyprus Copper, Arimetco, Summo, and others in evaluating the geological, drill hole, and assay database. Each major category or level of data verification provides a measure of confidence in the database. Bikerman Engineering & Technology Associates has concluded that taken in aggregate, all four categories provide corroboration and thus a higher degree of confidence in the data. The categories include: individual inter-company verifications; intra-company verifications; third party reviews; and reconciliations.

Inter-Company Verifications

     Cyprus conducted drilling and assaying with both internal and external check assay procedures for data verification. Cyprus had samples assayed at more than one external lab for both total copper and acid-soluble copper. Those external labs were reputable commercial analytical labs commonly employed by the mining and exploration industry at the time. A quality assurance quality control, or QA/QC, procedure was also in place whereby Cyprus composited sample pulps and re-submitted the composite for assay as a comparison with the average of individual assays. In addition, Cyprus did bottle roll tests on core samples to provide an additional analysis for comparison. Bikerman Engineering & Technology Associates has concluded that, while these procedures were not done for every hole and every sample, they were done in sufficient amount to detect either errors in the analytical process or high variability in assays as a result of the geology and no significant or consistent variances were noted.

     The majority of the drill holes in the resource database are core holes drilled by Cyprus. Arimetco drilled with core and by reverse circulation methods. Although Arimetco did not have the same quantity of internal or external check assays as Cyprus, Arimetco made extensive use of an independent, reputable commercial lab that is still in business today. In addition, Bikerman Engineering & Technology Associates has concluded that the Arimetco basic data, drill logs and assays sheets were done in sufficient quality typical of industry activity at the time (1990’s).

     In summary, Bikerman Engineering & Technology Associates has concluded that both Cyprus and Arimetco conducted standard documented copper analyses in-house and with external labs, had some degree of QA/QC procedures in place and detected no significant problems with repeatability or accuracy of copper assays.

Intra-Company Verifications

     The Johnson Camp Mine was operated by Cyprus and Arimetco and evaluated by Summo prior to our company’s ownership of the Johnson Camp property. Arimetco conducted drilling and assaying that confirmed the work of Cyprus, and Summo conducted mapping, drilling and assaying that confirmed the work of Cyprus and Arimetco. Bikerman Engineering & Technology Associates has concluded that it is a very compelling verification procedure when a second and third company does confirmation drilling and assaying, with different drilling techniques and analytical labs, and the data is correlative.

     Summo drilled four holes in the Burro pit and nine in the Copper Chief pit as reverse circulation drill holes. Bikerman Engineering & Technology Associates examined the assay sheets and drill hole logs for a randomly selected Summo drill hole in the Burro pit and for adjacent drill holes by Cyprus and determined that the assay values in all three holes had the same general range of copper values, in the same lithological units, and while not intended as true twin-holes, each drill hole generally verifies the others.

Third Party Reviews

     Various third party independent reviews have been conducted on the Johnson Camp property. For example, in 1999, Summo commissioned an engineering firm to complete a feasibility study for the Johnson Camp property. In 2000 we commissioned an engineering firm to complete a feasibility study and in 2005 we requested an updated feasibility study and technical report for the Johnson Camp property. In the opinion of Bikerman Engineering & Technology Associates, these firms are known as reputable consulting/engineering companies providing audits, resource/reserve estimations and feasibility level evaluations to the mining industry. Bikerman Engineering & Technology Associates has reviewed these reports and concluded that there are no serious data verification issues and that these reports are reasonable. Bikerman Engineering & Technology Associates found few database errors and omissions and acceptable limits of error.

     The Summo commissioned feasibility study examined the drill hole database, geology, assays, bulk density measurements, QA/QC procedures and completed various block model-to-drill hole comparisons, and reconciliations of the model with historical productions. The Summo commissioned feasibility study verified the block model grades of their resource estimate against the Arimetco drill hole database. Bikerman Engineering & Technology Associates has reviewed the Summo commissioned feasibility study and concluded that this work verifies that the constructed resource block model, is representative of the data base and that the examination by the engineering company and the prior operators verifies the database.

     Independent sampling of remaining core to compare with historical assays was attempted, however a large portion of the split core from Cyrus drilling is no longer available and assays for samples that have been archived for over 20 years are not a good comparison with the originally fresh core samples. However, Bikerman Engineering & Technology Associates has concluded that of the limited number of samples collected, individual sample variances occur, but globally the grades do not differ much.

Reconciliations

     As the drill hole database is the foundation of the resource and reserve estimates, Bikerman Engineering & Technology Associates has concluded that the most significant verification of the drill hole database is the comparison of its derived block model with the production of mined material. This is accomplished by a reconciliation of the drill hole determined block model tonnage and grade against the blast-hole determined tonnage and grade. The results of reconciliations indicate the model generally replicated or slightly underestimated grade for similar tonnages.

     The feasibility study commissioned by Summo compared total historical production with the block model and found both tonnage and grade to be within 0.8% of the combined Cyprus and Arimetco production. Bikerman Engineering & Technology Associates has concluded that this is a close correlation between the historical production and the database-derived block model.

Additional Third Party Review

     A third party consulting firm observed, and Bikerman Engineering & Technology Associates concurred, that the basic information upon which verification relies is available for the Johnson Camp Property, including: pre-mine and post-mine mapping; drill hole geological logs; copies of daily drill reports; drill core sampling procedures (Cyprus); original or copies of original assay certificates from commercial analytical labs and the Cyprus Johnson Camp Mine lab; documented sample preparation and analytical procedures; standard analytical procedures used by laboratories, several vintages of geological maps, rock density procedures by an independent laboratory; blast hole pattern assay maps; production records as truck counts to leach dumps; actual production records (from blast holes) versus forecast production (from the deposit model); pre-feasibility and feasibility reports; current availability of geological personnel who actually performed some of the work; and a limited library of core samples and sample pulps.

     In 2006 we commissioned a third party consultant to review the applicability of the drill hole data base. Bikerman Engineering & Technology Associates reviewed the verification work done by the consultant and concurs with the conclusions of the consultant. In April 2006, the consultant visited the Johnson Camp Mine and prepared a spreadsheet summary listing all available drill hole data. The consultant tabulated the rotary, reverse circulation and core drilling done on the Burro and Copper Chief deposits.

     In May 2006, the consultant visited our company’s offices in Tucson, Arizona for the purpose of completing an exhaustive audit of the Copper Chief and Burro Pit deposit electronic database. The consultant verified geologic drillhole logs for the model and verified assay certificates to the electronic database. Bikerman Engineering & Technology Associates considers the results of the verification to be quite positive. For example, the consultant checked, and confirmed approximately 40% of the Copper Chief electronic database and found two typographical errors, and he checked approximately 20% of the Burro Pit electronic data base and found one omission.

     With the exception of two shallow drilling programs by Cyprus and Arimetco all the assay certificates for all the data in the electronic database have been located. Additionally, geologic logs for over 95% of the drilling completed in the resource areas have been located and were reviewed by Bikerman Engineering & Technology Associates.

     In summary, all four levels of data verification have shown only minor database errors. Bikerman Engineering & Technology Associates have concluded that the minor database errors are within acceptable levels and have no reason to believe that the Johnson Camp resource database does not accurately reflect the drill logs.

Metallurgical Test Work

     Metallurgical testing was completed in two programs. The first was authorized by Arimetco in May 1995 and was completed at an independent laboratory. The two ore samples that were subjected to testing were collected at the Johnson Camp Mine by Arimetco personnel and consisted of, respectively, approximately 2,000 pounds of run-of-mine schist/shale ore and 8,500 pounds of run-of-mine diabase ore. Seven column tests were used to evaluate the influence of crush size on copper extraction and each ore was tested at a nominal crush size of three inches and a nominal crush size of one inch. The results of the tests showed that when leached for 60 days, crushing the ore significantly increased the copper extraction for both sizes of crushed ore. The ore was still leaching copper when the test program was stopped at 60 days.

     The second test program was authorized by Summo in August 1998 and was completed at another independent laboratory. Summo personnel collected the bulk ore samples from the Burro and Copper Chief pits. The locations of the bulk samples were based on preliminary channel sampling. The rock types chosen for sampling from the Burro pit included Lower Abrigo Formation, Bolsa Quartzite and two types of diabase ore. Only a bulk sample of oxidized diabase was obtainable to represent the Copper Chief ore, but a study of polished mineralogical sections prepared from core and/or reverse circulation drill cuttings indicated that the diabase samples taken from the Burro pit were representative of the diabase material contained in the Copper Chief deposit.

     Copper mineralogy varies within the deposits. In the Burro Pit, approximately 76% of the total estimated ore reserve tonnage is located above a depth of 4,560 feet in a zone dominated by the copper oxide minerals chrysocolla and malachite. Some native copper has been observed disseminated throughout this range. In addition to copper oxide mineralization, copper sulfide mineralization is evident below an elevation of 4,600 feet “in a mixed zone”. Sulfide minerals, which typically convert to oxides on exposure to oxygen, are not as amenable to heap leach copper recovery techniques as oxides. Accordingly, we believe that approximately 24% of the ore reserve in the Burro Pit could exhibit reduced copper recovery due to the presence of copper sulfide mineralization.

     In the Copper Chief Pit, the oxide copper mineralization is similar to that of the Burro Pit. The entire Copper Chief Pit ore reserve is located above the 4,560 elevation in the zone dominated by the copper oxide minerals chrysocolla and malachite. We do not expect that the recovery of copper from this deposit will be materially affected by sulfide mineralization.

     In summary, for the total project, approximately 85% of the ore reserves are located above the 4,560 elevation in the zone dominated by the copper oxide minerals chrysocolla and malachite. Approximately 15% of the total ore reserves could exhibit reduced copper recovery due to the presence of copper sulfide mineralization.

     The bulk samples for the Summo metallurgical testing were taken from several areas of the Burro and Copper Chief Pits, with all sample locations above the 4,560 foot elevation in the zone dominated by the copper oxide minerals chrysocolla and malachite. The assay results for the Abrigo formation sample taken from an elevation of 4,620 feet, however, indicated a sulfide content of 4.49% . This suggests that the leaching of copper from ore mined at this elevation may be less than optimal.

     The Summo test work initially consisted of five columns, each containing 135 kilograms (approximately 298 pounds) of ore, taken from five ore samples of approximately 1,000 pounds each. Some problems were encountered with the first five columns, however, so an additional six columns were prepared and tested. All column tests were conducted at a nominal crush size of one inch based on the results from the Arimetco program, except one which was done at a nominal crush size of ½ inch.

     The forecasted recoveries of copper that were reviewed by Bikerman Engineering & Technology Associates in preparing their technical report are based on the column tests and are dependent on the crushing of the ore to a nominal size of one inch. The Arimetco test program indicated the importance of this parameter. Cyprus operated the Johnson Camp Mine for a run-of-mine operation whereby non-crushed ore was placed on the leach pads. Arimetco also ran the Johnson Camp Mine as a run-of-mine operation until late 1995 at which time it began crushing the ore to approximately 3 inches. Our current copper recovery estimates provide for extracting 74 to 81 percent of the total copper content of the ore mined, depending on ore type and with crushing to a nominal size of one inch.

     According to Cyprus’ records, it achieved copper extraction of up to 80 percent of the acid soluble copper from uncrushed, run-of-mine material. However, the Arimetco operation, which leached new run-of-mine ore, old Cyprus run-of-mine ore, and 4,300,000 tons of ore reported to have been crushed to a nominal size of three inches, achieved copper recovery (from 1991 through 1998) of 43 percent of total copper. Arimetco’s records do not distinguish between copper extracted from old Cyprus material, new run-of-mine ore, and new crushed ore.

     In preparing its technical report, Bikerman Engineering & Technology Associates reviewed the metallurgical test work and concurred with the metallurgical recovery estimates. As indicated above, however, the increase in projected copper recovery rates over the historic copper recovery rates is premised on ensuring that the ore is crushed to a nominal size of one inch prior to being placed on the leach pads. This is consistent with Arimetco’s initial results from leaching of crushed ore placed on a new liner system – namely, an increase in leach solution copper grade and an improvement in recoveries to the point where they matched the metallurgical test work performed on certain ore at a similar crush size.

     In summary, our expectations with respect to copper recovery rates significantly exceed historical experience at the Johnson Camp Mine, as we plan to crush the ore to a smaller size with the view to increasing leaching efficiency. We believe that our expectations are reasonable, given our view that Cyprus and Arimetco placed uncrushed or improperly crushed ore on the leach pads, which resulted in differing recovery projections and rates. However, there can be no assurance that we will be able to meet these expectations and projections at an operational level. (See “Risk Factors – Risks Related to Our Company”).

     We caution that copper recovery rates for ore anticipated to be mined below the 4,560 foot elevation (approximately 15% of estimated total ore reserves) may be inhibited due to the presence of copper sulfide mineralization. In addition, although the column test on the sample of Abrigo ore which contained 4.49% sulfides exhibited good copper recoveries (as shown in the table below under the subheading “Recovery Curves”), the leaching of copper from ore mined below this elevation may be less than optimal.

Recovery Curves

     A summary of the recovery curve projections for the Copper Chief and Burro deposits is shown below. A recovery curve is essentially the amount of the copper projected to be recovered over time, expressed as a percentage of the total copper contained in a particular ore type.

     The projected recoveries are based on column tests using best industry practices at the time of estimation and extrapolation. Four column tests were used to estimate recoveries, one for each major rock type. (See “Johnson Camp Property – Johnson Camp Property – Geological Setting and Mineralization”). However, these projections have been prepared on the assumption, which cannot be assured, that the samples tested are representative of the entire deposit, not only with respect to ore grade and copper mineralogy, but also general leaching characteristics of the ores such as fines or clay content. The reliability of the recovery estimates is also limited by the small sample size that has been used to forecast the overall ore body recovery; the projected final copper recoveries for the deposit are merely extrapolations from the laboratory test program.

Recovery (Cumulative Percent)
Month	Rock Type
	Burro Pit Diabase	Copper Chief Diabase	Shale and Bolsa	Abrigo
1	42.0	33.5	34.5	58.0
2	55.0	45.5	47.0	65.0
3	63.0	53.5	55.0	70.5
4	68.0	59.0	61.0	74.0
5	71.0	61.5	64.5	76.0
6	75.0	65.0	67.5	77.8
7	76.0	66.5	69.0	78.5
8	77.0	68.0	70.0	79.0
9	77.5	69.0	71.5	-
10	78.0	70.0	72.5	-
11	78.5	70.7	73.3	-
12	79.0	71.3	74.0	-
13	79.5	72.0	74.5	-
14	80.0	72.6	75.0	-
15	80.5	73.3	75.5	-
16	81.0	74.0	76.0	-

     The projected recovery from run of mine leach ore is assumed to be 50% based on prior operating experience at the Johnson Camp Mine.

Mining

     Mining of the Johnson Camp mine is by open-pit methods utilizing mid-size earth moving equipment. Feasible pit shapes, complete with haul-road designs, have been modeled based on: disposition of grade values in the resource model; economic parameters such as copper price, and mining and operating costs; and technical parameters such as pit slopes and copper recovery.

     Bikerman Engineering & Technology Associates designed the pits based upon the measured and indicated resources in the computerized 3-D block model. Minable pit shapes optimize the extraction of the mineral inventory given the economic and technical parameters delineated by Bikerman Engineering & Technology Associates in preparing their technical report. The pit optimization procedures utilized in definition of the final pit design take the following factors and assumptions into consideration:

  a copper price of $1.50 per pound is used;
  process recovery of contained copper values dependent on rock type;
  mining cost of $1.51 per ton of ore moved;
  mining cost of $1.61 per ton of waste moved;
  crushing cost of $0.64 per ton of ore;
  processing and laboratory cost of $0.29 per pound of copper produced;
  general and administrative expenses and labor costs of $0.35 per ton of ore;
  environmental cost of $0.03 per ton of ore;
  reserves are block diluted;

  overall pit slope of 45 degrees on footwall and 55 degrees on hanging wall;
  minimum pit bottom of 60 feet;
  twenty-foot bench mining heights;
  bench face slope of 63 degrees;
  ultimate haul road grade of no greater than 10%; and
  total haul road width of 80 feet.

     A Lerchs-Grossman algorithm was utilized to optimize the pit. This algorithm provided a basic pit shape outline that served as the basis for final pit design. The routine essentially floats an economic cone over all blocks in the 3-D block model to determine what mineralized material can be mined and processed given the economic parameters input.

     A two-phase mine design has been developed for the Burro and Copper Chief pits. The starter pits are intended to allow for the mining of higher grade ore during the first three years of mine production.

Processing

     Copper production will originate from both an active leach program of newly mined ore and the residual leaching of the existing leach dumps. The newly mined ore will be divided into two subcategories, dependent on total copper grade. High grade ore – defined by Bikerman Engineering & Technology Associates as mine blocks that grade at greater than 0.15% recoverable total copper – will be crushed. Low grade ore – defined by Bikerman Engineering & Technology Associates as mine blocks that grade between 0.065% and 0.15% recoverable total copper – will be truck-dumped directly on the existing leach pads.

     It is expected that both crushed high grade ore and low grade ore will be placed on top of the existing heaps during start-up, although they will be stacked in separate areas of the leach pads. However, prior to placing the new ore on top of the existing heaps, one of the liners on a leach pad will be removed together with the ore atop the liner to ensure the lower ores can be leached. Other items that have changed from the earlier heap leach practice at the Johnson Camp Mine include: agglomeration of the high grade ore with acidified raffinate; placement of the highgrade ore with conveyors; solution application with emitters; solution collection with either rehabilitated or new ponds that meet the requirements of the Arizona Department of Environmental Quality; and installation of new pump stations. Bikerman Engineering and Technology Associates has concluded that all of these factors will serve to improve operating efficiencies and performance at the Johnson Camp Mine.

     We have commenced scheduling our ore deposition plan, which, upon completion, will define the timing of the construction of new a leach pad (see “Solvent Extraction Electrowinning Plant Expansion” below, where it is disclosed that the new leach pad will be constructed in year four) and its required size. We plan to stack the low grade ore exclusively on the existing pads, and to stack the majority of the high grade crushed ore on the new leach pad once it has been completed. It is anticipated that the existing leach pads, with the implementation of this stacking regime, will be continuously under leach. Leaching and subsequent rinsing of these existing leach pads will continue until the pregnant leach solution grade becomes too low for profitable processing.

     The operating plan for the low grade ore is simply extraction and direct truck haulage from the mine for dumping on the existing leach pads. Recoveries from this low grade ore are projected to be approximately 50%.

     The operating plan for the high grade ore includes mining, crushing the ore to minus one-inch, acidulating and drum agglomerating the crushed ore with sulphuric acid, and conveying the acidulated ore through a series of movable conveyors to the leach pads. That ore will be acid–cured with a 144-gram-per-liter raffinate solution before conventional leaching commences. The ore will be stacked in 30-foot lifts on both the old heaps and, once it has been completed, the new pad. The new ore will be leached with a combination of low-grade leach solution (intermediate leach solution – ILS) and raffinate. The highest grade pregnant leach solution from the new leach pad system will be piped to the solvent extraction plant. Raffinate from the solvent extraction plant will be applied to the existing leach dumps and low grade ore for both new and residual copper recovery. Copper will be recovered from the preganant leach solution utilizing the existing solvent extraction circuit and cathode copper will be produced from the expanded electrowinning circuit using stainless steel blanks. In the past, the electrowinning plant has produced high quality copper (99.999 percent copper). Our planned operation will be at relatively low current densities (22 to 23 amps per square foot), and this should continue to ensure high cathode quality.

Solvent Extraction Electrowinning Plant Expansion

     The existing electrowinning plant consists of an older section consisting of 56 cells, each containing 21 cathodes, and a newer section made up of 16 cells, each containing 36 cathodes. Our mine plan calls for the addition of a third set of cells (termed expansion) with 16 cells, as well as the addition of a new automated stripper to strip copper cathodes from the stainless cathodes. Other planned improvements included in the SX-EW modifications are a new cell house crane, a new boiler and associated heat exchanger, a new set of electrolyte filters, a clay filter press, and an upgrade to the transformer. In addition, new pumper-mixers, a crushing system, and a sulphuric acid storage tank, will be installed. These improvements will augment the many modifications that have already been made to the original plant. In addition, a new leach pad, a new combined PLS-intermediate leach solution pond (ILS) and a storm water pond are to be constructed in an area northeast of the existing plant facilities during year four.

Production Schedule

     Bikerman Engineering & Technology Associates has developed yearly mine schedules by pit, by ore type, and by total copper grade, and the projected recovery curves for each ore type were applied to the appropriate ore type. (See “Johnson Camp Property - Reserves - Recovery Curves”). A monthly ore placement and copper recovery was developed from the yearly data by dividing yearly values by twelve. Overall copper production was estimated using monthly tons of ore placed, the ore type, the ore grade, and timed recovery curves. This data was also used to determine leach area available and to calculate required leach solution flow rates and resulting copper concentration of leach solution grades. The production schedule, set out below, assumes that ore placed one month would not be leached until the subsequent month and that copper cathode would not be produced from the resulting leach solution until the third month.

     Our proposed operations at the Johnson Camp Mine will derive their economic value from the production and sale of copper. The projected annual production volumes for the anticipated life of the mine are as follows:

Summary of Projected Production

							Years 6
		Year 1	Year 2	Year 3	Year 4	Year 5	to 16	Total
Ore mined	tons (000)	3,905	2,619	4,546	5,159	6,358	50,800	73,387
Ore grade	Total Cu	0.379	0.559	0.334	0.292	0.242	0.336	0.335
	(%)
Contained copper to heaps	lbs (000)	29,560	29,280	30,367	30,129	30,773	341,544	491,693
Annual recovery, ore mined (1)	Total Cu	54%	77%	77%	78%	76%	78%	76%
Cathode Production
Recoverable copper to heaps	lbs (000)	22,725	22,400	23,400	23,400	23,400	258,817	374,142
Copper from residual leach	lbs (000)	2,275	2,600	1,600	1,600	1,600	1,600	11,275
Change in copper inventory	lbs (000)	(6,818)	-	-	-	-	6,818	-
Total	lbs (000)	18,183	25,000	25,000	25,000	25,000	267,235	385,418

Note

(1) Copper in ore mined in a given year may not be recovered until the following year. Excludes copper from residual leach.

     For the economic analysis below, Bikerman Engineering & Technology Associates assumed that 90% of the recoverable copper placed on the leach pad in the first six months of a year will be recovered in the same year as stacked, and that 75% of the recoverable value of material stacked in months 6-9 of a year will be recovered in the year stacked.

Economic Analysis

     The projections, forecasts, and estimates included in this section (including those with respect to net present value and production targets) constitute forward-looking information. You are urged to review the section entitled “Special Note Regarding Forward-Looking Statements” beginning on page 17 and to not place undue reliance on such forward-looking information.

     Based on the feasibility study and technical report, we expect the Johnson Camp Mine to produce approximately 25,000,000 pounds of copper per year (with estimated copper cathode production of 12,500,00 pounds for calendar year 2008), for an anticipated mine life of 16 years at an estimated initial capital expenditure of approximately $28,000,000. The figures and tables below are derived from the feasibility study and technical report. The figures and tables below do not represent a forecast by us of copper prices or discount rates. Additionally, while we believe that Bikerman Engineering & Technology Associates had a reasonable basis for the reserve and other estimates used for the figures and tables, we cannot assure you that such estimates are accurate. The economic analysis does not reflect the impact, if any, of the company’s federal and state net operating loss carryforwards. (See “Risk Factors--Risks Related to Our Business and Industry”).

     The economic analysis of the Johnson Camp Mine is based on the mine plan included in the technical report, capital and operating estimates as of the second quarter of 2007, and a three year trailing average copper price of $2.45 per pound (New York Commodity Exchange) for the life of the mine. The economic analysis was developed by Bikerman Engineering & Technology Associates using a production schedule derived from reserve estimates. The economic analysis of the base case resulted in an NPV of 8% of $176,000,000, an IRR of 77% and a payback of 1.6 years.

     The following table indicates the NPV and IRR of the Johnson Camp Mine at various copper prices using reserve estimates included in this prospectus. The NPV is on an after tax basis, and includes the discounted sums of the positive cash flows from production at the Johnson Camp Mine and the negative cash flows with initial project-development capital expenditure, ongoing capital expenditures during the life of the mine, reclamation and closure costs. (See “Johnson Camp Property - Our Reclamation and Closure Plan” for a discussion of reclamation and closure costs). The calculations are on an unleveraged basis, without provision for debt financing.

Table 2: NPV and IRR at Various Copper Prices

Copper Price/lb	$2.13	$2.45	$2.82	$3.19	$3.55
NPV @ 8%(1)	$118	$176	$243	$310	$377
IRR	60%	77%	93%	108%	122%

(1) $ in millions

     Figure 5 shows the impact of changes of plus and minus 15% to revenue, capital and operating cost to the NPV at an 8% discount rate. The NPV of the base case at 8% discount rate is $176,000,000. A 15% decrease in capital cost results in an NPV of $180,000,000, whereas an increase of 15% in capital results in an NPV of $171,000,000. A 15% decrease in operating cost results in an NPV of $202,000,000, whereas an increase of 15% in operating cost results in an NPV of $150,000,000.

Figure 5: NPV Sensitivity

      Figure 6 shows the impact of changes of plus and minus 15% to revenue, capital and operating cost to the IRR. The IRR of the base case is 77%. A 15% decrease in capital cost results in an IRR of 88%, whereas an increase of 15% in capital results in an IRR of 68%. A 15% decrease in operating cost results in an IRR of 82%, whereas an increase of 15% in operating cost results in an IRR of 70%.

Figure 6: IRR Sensivity

Payback

     The payback period on the initial capital for the Johnson Camp Mine is less than two years in the base case, after tax analysis, and none of the sensitivity runs had a payback period of over two years. Payback of capital was obtained in one year when a higher copper price was utilized.

Table 3: Sensitivity Analysis – Payback Period (years)

Payback Period (Years)
Percent Change	-15%	Base Case	15%
REVENUE	1.8	1.6	1.4
CAPITAL	1.4	1.6	1.8
OPERATING COST	1.5	1.6	1.7

Production, Operating Costs, and Capital Costs

     The table below includes a summary of production, cash operating costs, and capital costs estimated for the life of the Johnson Camp Mine. The mine production includes the combined annual mine production schedule for the Burro and Copper Chief open pits. The operating costs represent the costs for contractor mining of both the ore and waste (as we plan to use a mining contractor to mine both the Burro and Copper Chief pits, but our own employees for other activities), crushing and conveying, leaching, SX-EW, and plant auxiliary costs. The total cash operating costs shown in the table below are the sum of all administrative, operating, environmental and property and severance tax costs. Finally, the table includes the capital cost estimate for the life of the operations at the Johnson Camp Mine. The inital capital cost is estimated to be approximately $28,000,000. (See “Management’s Discussion and Analysis – Estimated Capital Costs”).

Production, Operating and Capital Costs
for the Johnson Camp Mine

	Production	Operating Costs,
	Ore mined	Excluding Delivery	Capital costs
	tons (000)	$(000)(1)	$(000)(1)
Year 0	-	-	27,669	(2)
Year 1	3,905	16,197	110
Year 2	2,619	14,730	1,515
Year 3	4,546	20,552	1,520
Year 4	5,159	31,611	25
Year 5	6,358	35,148	35
Year 6 through 16	50,800	255,003	9,260
Total	73,387	373,241	40,134

(1)	Cost estimates as of second quarter 2007. The capital cost estimate was considered by Bikerman Engineering & Technology Associates to be accurate to within +/- 15% at the summary level.
(2)

Includes initial plant capital cost (approximately $26,684,000); mine software, hardware and surveying equipment (approximately $125,000); environmental monitoring (approximately $240,000); and removal of pad 1 liner (approximately $620,000).

Royalty Obligations

     Copper metal produced from Johnson Camp Mine is subject to a $0.02 per pound royalty payable to Arimetco when copper prices are in excess of $1.00 per pound. The royalty is capped at an aggregate of $1,000,000.

United States Mining and Environmental Laws

Arizona State Mining Laws

     Mining in the State of Arizona is subject to federal, state and local laws. Three types of laws are of particular importance to the Johnson Camp property: those affecting land ownership and mining rights; those regulating mining operations; and those dealing with the environment. All of the Johnson

Camp mining operations are located on private land including both patented mining claims and fee simple lands.

     Our exploration activities in the United States are subject to regulation by governmental agencies under various mining and environmental laws. The nature and scope of regulation depends on a variety of factors, including the type of activities being conducted, the ownership status of land on which the operations are located, the nature of the resources affected, the states in which the operations are located, the delegation of federal air and water-pollution control and other programs to state agencies, and the structure and organization of state and local permitting agencies. We believe that we are in substantial compliance with all such applicable laws and regulations. While these laws and regulations govern how we conduct many aspects of our business, we do not believe that they will have a material adverse effect on our operations or financial condition in their current form. We evaluate our projects in light of the cost and impact of regulations on the proposed activity, and evaluate new laws and regulations as they develop to determine the impact on, and changes necessary to, our operations.

     The rights of mineral claimants on federal lands are governed by both the Mining Law of 1872 and the mining claim location requirements of Arizona law. Under federal mining law, a mining claim may be patented and conveyed from the United States into fee ownership. An unpatented mining claim is a right of possession in the claimant to develop and mine federal lands and minerals owned by the United States. Mining claims are located in accordance with both state and federal law, which require notice by monumenting and registration with the county recorder; an annual affidavit showing monies spent on labor or improvements is required to maintain the claim. Congress has placed a moratorium on the processing of mineral patent applications filed after 1994.

     Generally, compliance with environmental and related miner health and safety laws and regulations, including the federal Mine Safety and Health Act, requires us to obtain permits issued by regulatory agencies and to file various reports, keep records of our operations and respond to governmental inspections. Some permits require periodic renewal or review of their conditions and may be subject to a public review process during which opposition to our proposed operations may be encountered.

U.S. Federal and State Environmental Law

     Our past and future activities in the United States may cause us to be subject to liability under various federal and state laws for the protection of the environment.

     The Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (CERCLA), imposes strict, joint, and several liability on parties associated with releases or threats of releases of hazardous substances. Liable parties include, among others, the current owners and operators of facilities at which hazardous substances were disposed or released into the environment and past owners and operators of properties who owned such properties at the time of such disposal or release. This liability could include response costs for removing or remediating the release and damages to natural resources. Arizona’s analogue to CERCLA, the Water Quality Assurance Revolving Fund (WQARF), imposes liability for releases of hazardous substances on parties similar to the CERCLA program. We are unaware of any reason why our undeveloped properties would currently give rise to any potential CERCLA or WQARF liability. We cannot predict the likelihood of future CERCLA or WQARF liability with respect to our properties or surrounding areas that have been affected by historic mining operations.

     Under the Resource Conservation and Recovery Act (RCRA) and related state laws, including the Arizona Hazardous Waste Management Act (HWMA), mining companies may incur costs for generating, transporting, treating, storing, or disposing of hazardous or solid wastes associated with certain mining-related activities. Administration of the federal RCRA programs was delegated to Arizona and is handled through the HWMA. RCRA and HWMA costs may also include corrective action or clean up costs.

     Mining operations may produce air emissions, including fugitive dust and other air pollutants, from stationary equipment, such as crushers and storage facilities, and from mobile sources such as trucks and heavy construction equipment. All of these sources are subject to review, monitoring, permitting, and/or control requirements under the federal Clean Air Act and related state air quality laws. The substantive requirements of the Clean Air Act, including permitting and enforcement of standards are administered by Arizona and its counties depending upon the size and nature of sources of air emissions. Air quality permitting rules may impose limitations on our production levels or create additional capital expenditures in order to comply with the permitting conditions.

     Under the federal Clean Water Act and delegated state water-quality programs, point-source discharges into “Waters of the United States” are regulated by the National Pollution Discharge Elimination System (NPDES) program. Section 404 of the Clean Water Act regulates the discharge of dredge and fill materials into “Waters of the United States,” including wetlands. Discharges of pollutants to the groundwater is regulated by the state Aquifer Protection Permit Program, that sets standards for water quality discharges and requires permits for discharges. Storm water discharges also are regulated and permitted under that statute. All of those programs may impose permitting and other requirements on our operations. The delegation to Arizona of administration of the federal NPDES permitting program was recently voided by the Ninth Circuit Court of Appeals, and there is some uncertainty as to how future permitting will be handled. The federal Pollution Prevention Act of 1990, that implements the Community-Right-To-Know portions of CERCLA, may require us to file annual toxic chemical release forms.

     The National Environmental Policy Act (NEPA) requires an assessment of the environmental impacts of “major” federal actions. The “federal action” requirement can be satisfied if the project involves federal land or if the federal government provides financing or permitting approvals. NEPA does not establish any substantive standards. It merely requires the analysis of any potential impact. The scope of the assessment process depends on the size of the project. An Environmental Assessment (EA) may be adequate for smaller projects which are found to have no significant impacts. An Environmental Impact Statement (EIS), which is much more detailed and broader in scope than an EA, is required for larger projects with significant impacts. NEPA compliance requirements for any of our proposed projects, such as federal approval of a mine plan involving more than five acres per year on unpatented mining claims, could result in additional costs or delays. There is no Arizona law or state procedure comparable to the federal NEPA and the EA/EIS process. Although all current mine facilities on the Johnson Camp property are situated on private land, future exploration on the Johnson Camp property and our other properties may involve unpatented mining claims.

     The Endangered Species Act (ESA) is administered by the U.S. Department of Interior’s U.S. Fish and Wildlife Service. The purpose of the ESA is to conserve and recover listed endangered and threatened species of flora and fauna and their habitat. Under the ESA, “endangered” means that a species is in danger of extinction throughout all or a significant portion of its range. “Threatened” means that a species is likely to become endangered within the foreseeable future. Under the ESA, it is unlawful to “take” a listed species, which can include harassing or harming members of such species or significantly modifying their habitat. Arizona has similar laws protecting wildlife and native plants. We conduct wildlife and plant inventories as required as part of the environmental assessment process prior to initiating exploration projects. We currently are unaware of any endangered species issues at any of our projects that would have a material adverse effect on our operations. Future identification of endangered species or habitat in our project areas may delay or adversely affect our operations.

     We are committed to fulfilling our requirements under applicable environmental laws and regulations. These laws and regulations are continually changing and, as a general matter, are becoming more restrictive. Our policy is to conduct our business in a manner that safeguards public health and mitigates the environmental effects of our business activities. To comply with these laws and regulations, we have made, and in the future may be required to make, capital and operating expenditures.

U.S. Federal and State Reclamation Requirements

     We are subject to mine plan and land reclamation requirements under the Federal Land Policy and Management Act and the Arizona Mined Land Reclamation provisions, which are implemented through permits and operations and reclamation plans that apply to exploration and mining activities. These requirements mandate reclamation of disturbed areas and require the posting of bonds or other financial assurance sufficient to guarantee the cost of reclamation. If reclamation obligations are not met, the designated agency could draw on these bonds and letters of credit to fund expenditures for reclamation requirements.

     Reclamation requirements generally include stabilizing, contouring, and re-vegetating disturbed lands, controlling drainage from portals and waste rock dumps, removing roads and structures, neutralizing or removing process solutions, monitoring groundwater at the mining site, and maintaining visual aesthetics. We believe that we are currently in substantial compliance with and are committed to maintaining all of our financial assurance and reclamation obligations pursuant to our permits and applicable laws.

Our Reclamation and Closure Plan

     The previous owner of the Johnson Camp property, Arimetco Inc., had no reclamation or closure plans, nor is there a bond outstanding to perform reclamation and closure activities. We submitted our reclamation and mine closure plan to the Arizona State Mine Inspectors Office in July 2007 which plan contemplates reclaiming all mining disturbances occurring after 1987 to a level that will support the designated post-mining land use. Open pit mines are excluded from reclamation requirements; however, waste dumps, tailing piles, leach facilities, process water ponds, site buildings and roadways will require closure and reclamation.

     Components of our reclamation plan and closure plan include four separate post mining land use objectives based on public safety, existing and historic land uses, climate, soil quantity and quality, and economic feasibility. These include: rangeland; future mineral exploration and development; storm water management and processing waste rock materials for sale as landscape material, riprap and railroad ballast to contractors and the public.

     Our closure plan includes measures to be taken to prevent discharges of pollutants from the facility after operations cease, the methods that we will use to secure the facility, and any other measures needed to protect groundwater resources, including post-closure monitoring and maintenance as needed. Mine closure costs from existing and future impacts of the contemplated operations have been estimated to total $1,850,000. The financial projection assumes a salvage value of the mining, process and service equipment of $2,512,000, a value in excess of the estimated mine closure cost.

Environmental and Permitting Issues

Groundwater and Aquifer Protection

     Neither a Groundwater Protection Permit nor an Aquifer Protection Permit has been issued for the Johnson Camp Mine.

     The Johnson Camp property has undergone mining activities for a period of over 125 years. Consequently, a number of impacted areas exist on the site. We acquired the Johnson Camp property from Arimetco subject to a number of conditions that constituted aquifer protection law violations. Accordingly, in connection with the acquisition, we entered Consent Order P-139-99 with the ADEQ in June 1999. We agreed to upgrade and improve certain of the facilities and complete certain remediation activities at the Johnson Camp property by September 2000. On January 3, 2001, we entered into Consent Order P-401-01 with the ADEQ which replaced Consent Order P-139-99. Consent Order P-401-01 allowed us to continue to operate the Johnson Camp Mine and to make improvements to the facility with the view to bringing it into compliance with current Arizona statutes.

     On September 7, 2002, the ADEQ issued Compliance Order APP-1 14-02 against us upon determining that our operation of the Johnson Camp Mine was in violation of certain aquifer protection laws, as well as the terms of Consent Order P-4-01. Compliance Order APP-1 14-02 required that:

  we bring the Johnson Camp Mine into compliance with Arizona’s aquifer protection laws;

  we enter into a Stipulated Judgment and Stipulated Judgment Entry Agreement with the ADEQ which provided for civil penalties in the amount of $4,325,000 as a consequence of our violation of Consent Order #P-4-01 and the aquifer protection laws, subject to the agreement by the ADEQ that it would not file for entry of the judgment unless we violated Compliance Order APP-1 14-02 and failed to cure the violation on a timely basis, or unless we became the subject of a bankruptcy, insolvency or receivership proceeding prior to achieving compliance with Compliance Order APP-1 14-02; and

  we enter into an Escrow Agreement with the ADEQ to create an escrow account requiring a $1,500,000 deposit by our company to be used solely to pay for the direct costs of bringing the Johnson Camp Mine into compliance with Compliance Order APP-1 14-02 and the aquifer protection laws.

     In response to Compliance Order APP-1 14-02, we applied the $1,500,000 in escrowed funds to environmental remediation activities at the Johnson Camp Mine and to the preparation and filing of an Aquifer Protection Permit application with the ADEQ in June 2003.

     The ADEQ responded to the Aquifer Protection Permit application by letter dated September 2, 2003 which included a comprehensive list of specific deficiencies. We submitted a partial response on September 28, 2006, but could not provide certain financial assurances required by the ADEQ. In reply, the ADEQ issued an Administrative Review Notice dated May 18, 2007 which included, among other things, lack of the required financial assurances as a deficiency. We submitted a response on July 2, 2007, but due to technical reasons were unable to provide certain financial assurances in a form acceptable to ADEQ. On July 6, 2007, we received a notice of violation citing the failure to provide the required financial assurances. On August 1, 2007, we submitted the outstanding financial assurances to the ADEQ, and, on August 10, 2007, formally responded to the notice of violation by including documentation evidencing such submission of financial assurances. On August 15, 2007, we received a Notice of Administrative Completeness from ADEQ which confirms that all components necessary for our Aquifer Protection Permit application have been received by ADEQ.

     We are allowed to produce copper from the Johnson Camp Mine while Compliance Order APP-1 14-02 is in effect.

Air Quality

     No air quality permits currently exist at the Johnson Camp Mine. Application to the ADEQ Air Quality Division for an Individual Crushing and Screening Plant Permit was made in May 2006 (Permit #40634). The ADEQ responded in July 2006 that we must submit a new Individual Permit application, including detailed emission calculations for and modeling results for the entire facility. We are currently in the process of preparing an Individual Permit application for the ADEQ review.

Other Permits and Plans

     Certain proposed activities (new heap leach pad and ponds and waste dump facilities) may require a U.S. Army Corps of Engineers section 404 Dredge & Fill Permit to the extent that the proposed activities may impact jurisdictional water(s) of the United States (including 100-year floodplain areas). However, we have been advised by our independent environmental consultant that our current plan of operations as stated in the technical report prepared by Bikerman Engineering & Technology Associates will not require a section 404 Dredge & Fill Permit. We intend to put in place the following:

  a Bureau of Alcohol, Tobacco and Firearms explosives user permit (if required); and

  a Spill Prevention Control and Counter Measures Plan.

Status of Permits - Summary

     The development, operation, closure and reclamation of mining projects in the United States requires numerous notifications, permits, authorizations and public agency decisions. This section does not attempt to exhaustively identify all of the permits and authorizations that need to be obtained, but instead focuses on those that are considered to be the main permits that are on the critical path for project start-up. These are summarized in the table below:

Permit	Status

Compliance Order	Currently allows copper production from site. This will be superseded by the Aquifer Protection Permit when issued.

Air Quality Permit

Permit documentation for the Johnson Camp Mine is currently under review by ADEQ. We will also require a new air quality permit from the ADEQ for the screening plant for the landscape and aggregate rock operation. Estimated time to receive air quality permits is 3-6 months from time the application is submitted.

Hazardous Material Transport and Storage	None Required. Material Safety Data Sheets will be maintained on property.

Explosives Storage and Use	Mining Contractor will be responsible for use and storage of explosives.

Weights and Measures	Site is licensed by the Arizona Department of Weights and Measures for the weighing of cathode copper for shipment and sale.

Aquifer Protection Permit (APP)	Application is currently under technical review by ADEQ.

Storm Water National Pollutant Discharge Elimination System	Permit number AZR05B377 issued on March 7, 2001 which authorizes us to discharge storm water. A Storm Water Pollution Prevention Plan will be further developed.

Water Supply	4 existing wells are permitted: Moore Mine (#36-66376), Republic Mine (#36-66377), Black Prince Mine (#36-66378) and Section 19 Well (#36-66379).

Reclamation and Mine Closure Plan	Reclamation and Mine Closure Plan was submitted to the Arizona State Mine Inspectors Office in July 2007.

Landscape and Aggregate Rock Operation

     We are planning on taking over the existing decorative and construction stone operation on the Johnson Camp property. Our lease contract with JC Rock, LLC, the current operator of this operation, expires on January 31, 2008. JC Rock has the right to remove the landscape and aggregate rock from the Johnson Camp property and pays us $1.50 per ton, subject to reduction to $1.00 per ton where the wholesale price realized by JC Rock is less than $6.00 per ton.

     The rock currently being sold by JC Rock for landscaping purposes is bolsa quartzite, and is known in the market as Coronado Brown. We caused Cochise Aggregates and Materials, Inc. to certify “Coronado Brown Landscape Rock” as a trade name in the State of Arizona on July 15, 2005.

     If we take over JC Rock’s operations on the Johnson Camp property, we will have to build a new screening plant or buy the existing screening plant from JC Rock. We expect that we will also have to lease additional equipment such as front end loaders and a truck scale from a third party. We anticipate that the total start-up cost, when the leasing cost of equipment is factored in, will be approximately $500,000. In addition, we must obtain an air quality permit from the Arizona Department of Environmental Quality for the screening plant, whether we build a new screening plant or buy the existing one. (See “Status of Permits”).

OTHER PROPERTIES

     In addition to the Johnson Camp property, we have options to acquire interests in three exploration stage projects, described in more detail below: the Coyote Springs and the Texas Arizona claims.

Mines projects, both located in Arizona; and the Mimbres project, located in New Mexico. We have been conducting preliminary exploration activities at the Coyote Springs property, and are planning to initiate preliminary exploration activities on the Mimbres property, to help us determine whether we should exercise the respective options. Pursuant to our Credit Agreement dated as of June 28, 2007 with Nedbank Limited, we are restricted from incurring exploration expenses on the Coyote Springs and Mimbres properties during the period that the term loans are available of more than $1,500,000 and $100,000, respectively. We anticipate that we may spend up to approximately $395,000 on preliminary exploration activities on the Coyote Springs property over the next one and one-half years to help us determine whether or not we should exercise the option. We have not planned any immediate exploration activities for the Mimbres property. Accordingly, we do not believe that any of these properties are material to our overall operations at this time.

Coyote Springs

     In January 2004, our company acquired an exclusive option from Thornwell Rogers, South Branch Resources, LLC, and MRPGEO, LLC to purchase the leasehold rights and mining claims located in the Safford mining district in Graham County, Arizona, commonly known as “Coyote Springs”, consisting of two State of Arizona mineral exploration leases and 52 unpatented mining claims. The Coyote Springs property is a porphyry copper-gold exploration target with exposed, surface copper oxides and considerable potential for deeper copper sulfides.

     The Coyote Springs option provides that we may acquire the Coyote Springs project in exchange for (i) the issuance of certain shares of our company’s common stock, as described below, to Thornwell Rogers, South Branch Resources, LLC, and MRPGEO, LLC in their respective capacities as the Coyote Springs owners; (ii) at the election of the Coyote Springs owners, the issuance of either 149,994 shares of common stock or $165,000 cash in the aggregate, or a combination of shares and cash, to be paid in three annual installments of $50,010, $54,990 and $60,000 beginning in January 2006; (iii) the issuance of 99,999 stock options in each of January 2004, 2006 and 2008; and (iv) in January 2009, at the election of the Coyote Springs owners, payment of $1,600,005 cash or the equivalent value in shares of common stock (based on market price at the time). The stock options are to have an exercise price 15% below the value of our company’s common stock on the date of grant, must be immediately exercisable, and are to expire 36 months following their respective grant dates.

     During 2004, we issued 199,998 shares of common stock valued at $80,000, paid $22,500 in cash, and granted options to purchase an additional 99,999 shares of our common stock in conjunction with the Coyote Springs option. The stock options were valued at $39,453 under the fair value provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123. As of December 31, 2004, the total consideration paid under the Coyote Springs option was $141,953.

     During 2005, we issued an additional 86,538 shares of common stock valued at $22,500 in conjunction with the Coyote Springs option.

     Pursuant to an amended agreement dated January 27, 2006, the Coyote Springs owners agreed to accept an aggregate of $21,000 in cash and an aggregate of 83,844 shares of our common stock valued at $29,010, in full satisfaction of the $50,010 payment due in 2006. We also issued 99,999 stock options to the Coyote Springs owners with an effective grant date of January 28, 2006 and an exercise price of $0.47 per share. As of December 31, 2006, the total consideration paid under the Coyote Springs option was valued at $234,803 and includes the value of all stock options and shares of common stock issued.

     In January 2007, we paid an additional $18,330 and issued 33,332 shares of our common stock valued at $36,665 in conjunction with the Coyote Springs option.

     The Coyote Springs option also provides for the payment of production royalties to Thornwell Rogers, South Branch Resources, LLC and MRPGEO, LLC based on certain levels of copper sales, the payment of a 4% sales commission in the event that, after acquiring a 100% interest in the Coyote Springs project, our company sells Coyote Springs, and meeting certain exploration and development expenditures relative to Coyote Springs totaling $1,250,000 during the term of the agreement. We are currently up to date in our expenditure commitment to maintain the option. In addition to the above, the Coyote Springs option provides for (i) at the election of the Coyote Springs owners, the issuance of 49,998 shares of common stock or $60,000 in cash in the aggregate to be paid in January 2008; (ii) the issuance of options in 2008 to purchase 99,999 shares of common stock; and (iii) in January 2009, at the election of the Coyote Springs owners, payment of $1,600,005 in cash or the equivalent value in shares of common stock.

     The Coyote Springs option expires in January 2009 and may be terminated by us upon 90 days’ written notice.

Texas Arizona Mines Project

     In July 2004, we entered into an option agreement with an individual named Shirley Bailey to acquire a 100% interest in four unpatented mining claims for a polymetallic exploration target in Cochise County, Arizona, known as the Texas Arizona Mine. We paid $980 to acquire the option and, if we elect to exercise the option, must pay an additional $10,000 within four years. The claims are located in the Johnson Mining District approximately three miles from the Johnson Camp Mine.

Mimbres

     In June 2004, our company acquired an exclusive option from Thornwell Rogers, South Branch Resources, LLC and MRPGEO, LLC to purchase the leasehold rights and mining claims for a porphyry copper exploration target commonly known as the Mimbres property, located near Silver City, New Mexico. The Mimbres property consists of 4.6 square miles of New Mexico state mineral leases and 45 unpatented mining

     The Mimbres option provides for our company to issue 300,000 shares of our common stock, options to purchase 150,000 shares of common stock and $6,000 cash on the “option effective date” of the agreement, which is defined as the date on which Nord successfully closes a debt or equity finance or a combination of both debt and equity finance in the amount of $25,000,000 or more. As of the date of this prospectus, we have not issued any common stock or stock options as the option effective date has not been established. We are under no obligation to issue any shares or stock options until such time as the option effective date has been established.

     Following the option effective date, the Mimbres option also provides for (i) the issuance of 105,000 shares of common stock annually for four years; (ii) the issuance of options to purchase 120,000, 90,000 and 60,000 shares of our common stock at the end of year one, two and three, respectively; and (iii) at the election of the Mimbres owners, payment of $2,400,000 cash or the then equivalent value in shares of common stock on the five-year anniversary of the option effective date. We are also obligated to pay production royalties based on certain levels of copper sales, the payment of a 4% sales commission in the event our company sells its interest in the Mimbres option or the underlying leasehold rights and mining obligations, if applicable, and meeting certain exploration and development expenditures relative to Mimbres totaling $1,400,000 during the term of the agreement.

     All stock options to be issued in connection with the Mimbres option are to be issued at an exercise price that is 15% below the value of our company’s common stock on the date of grant, are to be immediately exercisable, and will expire 36 months following their respective grant dates. The Mimbres option expires in June 2009 and may be terminated by our company upon giving 90 days written notice.

USE OF PROCEEDS

     The shares of our common stock offered hereby are being registered for the account of the selling stockholders identified in this prospectus under the heading “Selling Stockholders”. As a result, all proceeds from the sales of shares of our common stock will go to the selling stockholders. We will not receive any proceeds from the resale of shares of our common stock by the selling stockholders. We will, however, incur all costs associated with this registration statement and prospectus. Of the 55,589,705 shares of common stock covered by this prospectus, 21,733,352 shares are shares of common stock underlying warrants and options issued by us to certain of the selling stockholders.

     The special warrant financing, which closed on June 5, 2007, raised gross proceeds of $23,000,025. See “Plan of Distribution”. We have also entered into a Credit Agreement dated as of June 28, 2007 with Nedbank Limited, as administrative agent and lead arranger, which provides for a $25,000,000 secured term loan credit facility that we plan to use to assist in financing the construction, start-up and operation of the Johnson Camp Mine. See “Management’s Discussion And Analysis –Liquidity and Financial Resources.” We have not yet drawn down any principal under the Credit Agreement, but anticipate that we will draw down funds in the fourth quarter of 2007.

     We anticipate that the gross proceeds of the special warrant financing and the principal amount available to us under the secured term loan facility, such amount totalling $48,000,025, will be allocated as follows:

     Capital expenditures for reactivation of the Johnson Camp Mine

Rehabilitation of solution ponds	$2,400,000
Refurbishment and expansion of SX-EW plant	7,400,000
Installation of crushing and conveying equipment	12,200,000

Other	5,669,000
Sub-Total	27,669,000	(1)
Agents’ commissions paid in connection with the special warrant financing	1,380,002	(2)
Debt repayment	4,999,394	(3)
Debt repayment to Directors and Officers	3,036,080	(4)
Working capital	10,915,549
Total	$48,000,025

Notes:

(1)	Excludes working capital expected to be spent on reactivation activities during the initial two-year period following start-up.
(2)	This amount was paid upon completion of the special warrant financing.
(3)

A portion of the proceeds from our special warrant financing was applied to fully repay an existing $5,000,000 secured bridge loan from Nedbank Limited. The proceeds of the bridge loan were used to repay a loan from Regiment Capital III, L.P. in the amount of $2,750,000 and the remainder for general corporate purposes and care and maintenance of the Johnson Camp Mine. The proceeds were also used to repay a revolving line of credit in the amount of $564,812, which was used for general corporate purposes and care and maintenance of the Johnson Camp Mine (this amount it accounted for under Note 4 below under the Hirsch/Seymour revolving line of credit).

(4)	We also paid a total of $3,036,080 to certain officers and directors in satisfaction of various accrued and outstanding amounts payable to them:

TMD Acquisition	$315,000
Hirsch consulting	145,000
Hirsch salary	654,167
Hirsch bonus	300,000
Anderson payroll	393,465
Anderson bonus	300,000
Perry bonus	150,000
Hirsch convertible notes	90,197
Seymour convertible notes	42,439
Hirsh/Seymour revolving line of credit	564,812
John Cook - Directors Fees	30,000
Doug Hamilton - Directors Fees	40,500
Stephen Seymour - Directors Fees	10,500
Total	$3,036,080

With respect to the amounts above:

(i) Ron Hirsch $106,000 convertible note dated October 4, 2004 - principal amount of $53,000 and interest of $14,447 was repaid from the proceeds. The remaining $53,000 in principal and $14,447 in interest was converted to common shares at $0.20 per share;

(ii) Ron Hirsch $35,000 convertible note dated June 29, 2004 - principal amount of $17,500 and interest of $5,250 was repaid from the proceeds. The remaining $17,500 in principal and $5,250 in interest was converted to common shares at $0.175 per share; and

(iii) Stephen Seymour $66,000 convertible note dated June 29, 2004 - principal amount of $33,000 and interest of $9,439 was repaid from the proceeds. The remaining $33,000 in principal and $9,439 in interest was converted to shares at $0.20 per share.

SELLING STOCKHOLDERS

     The selling stockholders named in this prospectus are offering 55,589,705 shares of our common stock through this prospectus.

     The following table provides, as of November 15, 2007, information regarding the beneficial ownership of our common stock by each of the selling stockholders, including:

1.	the number of shares of our common stock owned by each selling stockholder prior to this offering;

2.	the total number of shares of our common stock that are to be offered by each selling stockholder;

3.	the total number of shares of our common stock that will be owned by each selling stockholder upon completion of the offering; and

4.	the percentage of shares of our common stock that will be owned by each selling stockholder immediately upon completion of this offering.

     Information with respect to beneficial ownership is based upon information obtained from the selling stockholder. Information with respect to “Shares Beneficially Owned After the Offering” assumes the sale of all of the shares offered by this prospectus and no other purchases or sales of our common shares by the selling stockholder. The selling stockholder may offer and sell, from time to time, any or all of the common stock issued to them upon conversion of the special warrants, or upon exercise of the share purchase warrants. Except as described below and to our knowledge, the named selling stockholder beneficially owns and has sole voting and investment power over all shares or rights to these shares. Other than the relationships described below, none of the selling stockholders had or has, as the case may be, any material relationship with us.

Name of selling stockholder and position, office or material relationship to Nord Resources Corporation	Shares owned prior to this offering(1)	Total number of shares to be offered for selling stockholder’s account	Total shares to be owned upon completion of this offering	Percent owned upon completion of this offering(1)(2)
Mr. Michael Sereny and/or Mr. David Sereny	210,000(3)	210,000(4)	Nil	0
Greenforco Holding Corporation(5)	202,500(3)	202,500(4)	Nil	0
Mr. Michael Sereny	225,000(3)	225,000(4)	Nil	0
Ken Bereskin and/or Tracey Lewin	60,000(3)	60,000(4)	Nil	0
Daniel Bereskin	52,500(3)	52,500(4)	Nil	0
Gordon Chow	18,000(3)	18,000(4)	Nil	0
Arm Investments Ltd.(6)	180,000(3)	180,000(4)	Nil	0
D&R Management Services Limited(7)	117,000(3)	117,000(4)	Nil	0
Shepherd Trubkin	180,000(3)	180,000(4)	Nil	0
Arjune Persaud or Fazia Persaud	45,000(3)	45,000(4)	Nil	0
Darrell Shulman	45,000(3)	45,000(4)	Nil	0
Michel Mayer	75,000(3)	75,000(4)	Nil	0
Jeff Ross	45,000(3)	45,000(4)	Nil	0
George Benbassat	45,000(3)	45,000(4)	Nil	0
Anthony R. Guglielmin	45,000(3)	45,000(4)	Nil	0
Stewart Reid	45,000(3)	45,000(4)	Nil	0
Dr. P.J. Murphy	37,500(3)	37,500(4)	Nil	0
Don Poirier	52,500(3)	52,500(4)	Nil	0
Tangocorp Inc.(8)	37,500(3)	37,500(4)	Nil	0
Mr. Rolf Jacobsen	30,000(3)	30,000(4)	Nil	0
David and Mary Anne MacDonald	60,000(3)	60,000(4)	Nil	0
1239480 Ontario Inc.(9)	45,000(3)	45,000(4)	Nil	0
Randy Ernst and Roxanne Yong	45,000(3)	45,000(4)	Nil	0
2014498 Ontario Ltd.(10)	60,000(3)	60,000(4)	Nil	0
1056855 Ontario Ltd.(11)	60,000(3)	60,000(4)	Nil	0
Allan Ringler Services(12)	60,000(3)	60,000(4)	Nil	0
Morrison Family Trust(13)	45,000(3)	45,000(4)	Nil	0
Sprott Asset Management(14) as Portfolio Manager for Sprott Bull/Bear RSP Fund	187,350(3)	187,350(4)	Nil	0

Name of selling stockholder and position, office or material relationship to Nord Resources Corporation	Shares owned prior to this offering(1)	Total number of shares to be offered for selling stockholder’s account	Total shares to be owned upon completion of this offering	Percent owned upon completion of this offering(1)(2)
Sprott Asset Management(15) as Portfolio Manager for Carleton	209,550(3)	209,550(4)	Nil	0
Sprott Asset Management(16) as Portfolio Manager for Sprott Canadian Equity Fund	4,569,450(3)	4,569,450(4)	Nil	0
Sprott Asset Management(17) as Portfolio Manager for Sprott Hedge, Hedge II, Offshore Fund	2,894,250(3)	2,894,250(4)	Nil	0
Sprott Asset Management(18) as Portfolio Manager for Sprott Opportunities Hedge Fund	2,544,300(3)	2,544,300(4)	Nil	0
Sprott Asset Management(19) as Portfolio Manager for Sprott Opportunities Master Fund	653,700(3)	653,700(4)	Nil	0
Sprott Asset Management(20) as Portfolio Manager for SAL	38,550(3)	38,550(4)	Nil	0
Sprott Asset Management(21) as Portfolio Manager for Templeton	95,850(3)	95,850(4)	Nil	0
Mavrix A/C 501(22)	359,250(3)	359,250(4)	Nil	0
Mavrix A/C 500(23)	215,550(3)	215,550(4)	Nil	0
Foxby Corp.(24)	657,000(3)	657,000(4)	Nil	0
T. Sean Harvey Director, Nord Resources Corporation	281,250(3)	281,250(4)	Nil	0
RBC Global Resources Fund(25)	5,400,000(3)	5,400,000(4)	Nil	0
Wexford Spectrum Trading Limited(26)	3,449,250(3)	3,449,250(4)	Nil	0
Wexford Catalyst Trading Limited(27)	1,478,250(3)	1,478,250(4)	Nil	0
Asset Logics Special Situations Fund(28)	495,000(3)	495,000(4)	Nil	0
Lionhart Investments Ltd.(29)	772,500(3)	772,500(4)	Nil	0
Adaly Opportunity Fund(30)	722,700(3)	722,700(4)	Nil	0
2035718 Ontario Inc.(31)	165,000(3)	165,000(4)	Nil	0
The Strategic Opportunities Master Fund L.P.(32)	919,800(3)	919,800(4)	Nil	0
Libra Fund LP(33)	5,266,200(3)	5,266,200(4)	Nil	0
Libra Offshore Ltd.(34)	1,316,550(3)	1,316,550(4)	Nil	0

Name of selling stockholder and position, office or material relationship to Nord Resources Corporation	Shares owned prior to this offering(1)	Total number of shares to be offered for selling stockholder’s account	Total shares to be owned upon completion of this offering	Percent owned upon completion of this offering(1)(2)
Sentry Select Precious Metals & Mining Trust(35)	3,118,200(3)	3,118,200(4)	Nil	0
Sentry Select Mining Opportunity Trust(36)	1,500,000(3)	1,500,000(4)	Nil	0
John Brian Thomas	1,642,050(3)	1,642,050(4)	Nil	0
Moore Canada Fund (Master), LP(37)	4,926,000(3)	4,926,000(4)	Nil	0
Blackmont Capital Inc.(38)	1,196,001(39)	1,196,001(39)	Nil	0
Salman Partners Inc.(40)	644,001(41)	644,001(41)	Nil	0
Auramet Trading, LLC(42)	2,568,640(43)	968,640(44)	1,600,000	1.9%
Nedbank Limited(45)	1,081,360(46)	1,081,360(46)	Nil	0
Pierce Carson	500,000(47)	500,000(47)	Nil	0
Ronald Hirsch Chairman of the Board Nord Resources Corporation	7,265,526(48)	2,727,458(49)	4,538,068	5.5%
Stephen Seymour Director Nord Resources Corporation	4,904,853(50)	2,472,195(51)	2,432,658	2.9%

(1)

Beneficial ownership calculation under Rule 13d-3 of the Securities Exchange Act of 1934, as amended. Under Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights.

(2)

Based on 35,992,524 shares of our common stock issued and outstanding as of November 15, 2007. It is assumed that: (a) all of the 30,666,700 special warrants referred to in note (3) below are converted into the underlying shares of common stock and common stock purchase warrants; (b) all of the 15,333,350 warrants issued upon conversion of the special warrants are exercised, of which there is no assurance; (c) the selling stockholder for whom the percent of shares beneficially owned is calculated fully exercises all of the common stock purchase warrants and stock options that are exercisable within 60 days, of which there is no assurance; and (d) all of the shares offered hereby are sold, of which there is no assurance.

(3)

The selling stockholder holds special warrants. Each special warrant entitles the holder to acquire, for no additional consideration, one share of common stock and one-half of one warrant. The special warrants are governed by a special warrant indenture dated June 5, 2007, and will expire at 5:00 p.m. (Vancouver time) on June 5, 2009, subject to expiration earlier in accordance with their terms. Each special warrant that has not been converted by the holder will be converted by the trustee appointed under the special warrant indenture immediately prior to the time of its expiry without the need for any action on the part of the holder. The holder of a special warrant may elect to convert the special warrant into the underlying share of common stock and one-half warrant at any time after 5:00 p.m. (Vancouver time) on December 3, 2007

(4)

Represents shares of common stock issuable by our company upon conversion of special warrants held by the selling stockholder, and shares of common stock that may be purchased by the selling stockholder upon exercise of the common stock purchase warrants issuable upon conversion of such special warrants. Each whole warrant, when issued, will entitle the holder to purchase one share of our common stock until 5:00 p.m. (Vancouver time) on June 5, 2012 at a price of $1.10 per share. The warrants are governed by a warrant indenture between the company and Computershare Trust Company of Canada dated June 5, 2007.

(5)	The selling stockholder has identified Michael Seveny, President of Greenforco Holding Corporation as the individual who has voting and investment power over these shares.
(6)	The selling stockholder has identified Dr. Milton Cohen, President of Arm Investments Ltd. as the individual who has voting and investment power over these shares.
(7)	The selling stockholder has identified Eileen Cohen, Executive Assistant of D&R Managmeent Services as the individual who has voting and investment power over these shares.
(8)	The selling stockholder has identified John Derby, President of Tangocorp Inc. as the individual who has voting and investment power over these shares.
(9)	The selling stockholder has identified Jeff Sackman, President of 1239480 Ontario Inc. as the individual who has voting and investment power over these shares.
(10)	The selling stockholder has identified Ted Manzians, President of 2014498 Ontario Ltd. as the individual who has voting and investment power over these shares.
(11)	The selling stockholder has identified John Pontanni, President of 1056855 Ontario Ltd. as the individual who has voting and investment power over these shares.
(12)	The selling stockholder has identified Allan Ringler, President of Allan Ringler Services as the individual who has voting and investment power over these shares.
(13)	The selling stockholder has identified Jim Morrison, Trustee of Morrison Family Trust as the individual who has voting and investment power over these shares.
(14)	The selling stockholder has identified Kirstin McTaggart, Chief Compliance Officer of Sprott Asset Management as the individual who has voting and investment power over these shares.
(15)	The selling stockholder has identified Kirstin McTaggart, Chief Compliance Officer of Sprott Asset Management as the individual who has voting and investment power over these shares.
(16)	The selling stockholder has identified Kirstin McTaggart, Chief Compliance Officer of Sprott Asset Management as the individual who has voting and investment power over these shares.
(17)	The selling stockholder has identified Kirstin McTaggart, Chief Compliance Officer of Sprott Asset Management as the individual who has voting and investment power over these shares.
(18)	The selling stockholder has identified Kirstin McTaggart, Chief Compliance Officer of Sprott Asset Management as the individual who has voting and investment power over these shares.
(19)	The selling stockholder has identified Kirstin McTaggart, Chief Compliance Officer of Sprott Asset Management as the individual who has voting and investment power over these shares.
(20)	The selling stockholder has identified Kirstin McTaggart, Chief Compliance Officer of Sprott Asset Management as the individual who has voting and investment power over these shares.
(21)	The selling stockholder has identified Kirstin McTaggart, Chief Compliance Officer of Sprott Asset Management as the individual who has voting and investment power over these shares.
(22)	The selling stockholder has identified Malvin Spooner, Portfolio Manager of Mavrix as the individual who has voting and investment power over these shares.
(23)	The selling stockholder has identified Malvin Spooner, Portfolio Manager of Mavrix as the individual who has voting and investment power over these shares.
(24)	The selling stockholder has identified Thomas B. Winmill, President of Foxby Corp. as the individual who has voting and investment power over these shares.
(25)

The selling stockholder has identified Christopher Beer, Vice President of RBC Global Resources Fund as the individual who has voting and investment power over these shares. Representatives of this security holder have advised us that this security holder is an affiliate of a U.S. registered broker-dealer; however, this security holder acquired the securities in the ordinary course of business and, at the time of the acquisition, had no agreements or understandings, directly or indirectly, with any party to distribute the securities.

(26)	The selling stockholder has identified Dante Domenichelli, of Wexford Capital LLC as the individual who has voting and investment power over these shares.
(27)	The selling stockholder has identified Dante Domenichelli, of Wexford Capital LLC as the individual who has voting and investment power over these shares.
(28)	The selling stockholder has identified Ryan Sharif, Portfolio Manager of Asset Logics Special Situations Fund as the individual who has voting and investment power over these shares.
(29)	The selling stockholder has identified Terrence P. Duffy, Portfolio Manager of Lionhart Investments Ltd. as the individual who has voting and investment power over these shares.
(30)	The selling stockholder has identified Martin Braun, Portfolio Manager of Adaly Opportunity Fund as the individual who has voting and investment power over these shares.
(31)	The selling stockholder has identified Rick Kung, President of 2035718 Ontario Inc. as the individual who has voting and investment power over these shares.
(32)	The selling stockholder has identified Martin Braun, Portolio Manager of The Stratic Opportunities Master Fund L.P. as the individual who has voting and investment power over these shares.
(33)	The selling stockholder has identified Jean Blanchette, Portfolio Manager of Libra Fund L.P. as the individual who has voting and investment power over these shares.

(34)	The selling stockholder has identified Jean Blanchette, Portfolio Manager of Libra Fund L.P. as the individual who has voting and investment power over these shares.
(35)	The selling stockholder has identified Glem Macneil, Vice President of Sentry Select Precious Metals & Mining Trust as the individual who has voting and investment power over these shares.
(36)	The selling stockholder has identified Glem Macneil, Vice President of Sentry Select Precious Metals & Mining Trust as the individual who has voting and investment power over these shares.
(37)	The selling stockholder has identified Dirk Simmons, Director of Moore Canada Fund (Master), L.P. as the individual who has voting and investment power over these shares.
(38)

The selling stockholder has identified Craig King, Director of Blackmont Capital Inc. as the individual who has voting and investment power over these shares. Blackmont Capital acquired the securities as compensation for investment banking services and is affiliated with a U.S. registered broker-dealer. In connection with the investment banking services rendered, Blackmont Capital only conducted underwriting activities outside of the United States. Underwriting activities in the Unites States were conducted by registered broker-dealers. In connection with our unregistered private placement of special warrants in June 2007, we entered into an agency agreement with Blackmont Capital and Salman Partners pursuant to which we paid a cash commission of 6% of the gross proceeds realized from the sale of the special warrants and issued an aggregate of 1,840,002 stock options to the Blackmont Capital and Salman Partners. Blackmont Capital and Salman Partners are at arm’s length to each other.

(39)

Represents shares of common stock issuable by our company upon exercise of the agent’s compensation options issued as partial consideration for services rendered by the placement agents in connection with the unregistered private placement of special warrants. Each agent’s compensation option entitles the holder to purchase one share of our common stock until 5:00 p.m. (Vancouver time) on June 5, 2009 at a price of $0.75 per share.

(40)

The selling stockholder has identified Terry Salman, Director of Salman Partners Inc. as the individual who has voting and investment power over these shares. Salman Partners acquired the securities as compensation for investment banking services and is affiliated with a U.S. registered broker-dealer. In connection with the investment banking services rendered, Salman Partners only conducted underwriting activities outside of the United States. Underwriting activities in the Unites States were conducted by registered broker-dealers. As indicated in note (38), Salman Partners is a party to the agency agreement entered into by our company in connection with the unregistered private placement of special warrants.

(41)

Represents shares of common stock issuable by our company upon exercise of the agent’s compensation options issued as partial consideration for services rendered by the placement agents in connection with the unregistered private placement of special warrants. Each agent’s compensation option entitles the holder to purchase one share of our common stock until 5:00 p.m. (Vancouver time) on June 5, 2009 at a price of $0.75 per share.

(42)	The selling stockholder has identified Justin Sullivan, Chief Operating Officer of Aurmet Trading, LLC as the individual who has voting and investment power over these shares.
(43)

Represents 2,106,410 outstanding shares of common stock, and 462,230 shares of common stock issuable by our company upon exercise of the following common stock purchase warrants: (a) 25,000 common stock purchase warrants issued in connection with the extension of the maturity date of a secured bridge loan by Nedbank Limited in the principal amount of $3,900,000, dated November 8, 2005, with each warrant entitling the holder to purchase one share of our common stock until 5:00 p.m. (Central time) on May 15, 2008, at an exercise price of $1.00 per share; (b) 250,000 common stock purchase warrants issued in connection with an additional $1,000,000 advance by the selling stockholder on May 31, 2006 that was added to the principal amount of the secured bridge loan by Nedbank, with each warrant entitling the holder to purchase one share of our common stock until 5:00 p.m. (Central time) on May 31, 2008, at an exercise price of $1.15 per share; (c) 61,230 common stock purchase warrants issued in connection with the extension of maturity date of the secured bridge loan by Nedbank, with each warrant entitling the holder to purchase one share of our common stock until 5:00 p.m. (Central time) on September 30, 2008, at an exercise price of $0.83 per share; and (d) 126,000 common stock purchase warrants issued in connection with the extension of maturity date of the secured bridge loan by Nedbank, and an increase of the principal amount of the bridge loan to $5,000,000 effective September 30, 2006, with each warrant entitling the holder to purchase one share of our common stock until 5:00 p.m. (Central time) on September 30, 2008, at an exercise price of $0.66 per share. Auramet Trading participated in this $3,900,000 bridge loan by Nedbank through the contribution of $1,000,000 outstanding under an earlier bridge loan arranged by Auramet Trading in the principal amount of $2,850,000 and dated October 17, 2005, but is at arm’s length from Nedbank.

(44)	Represents 506,410 outstanding shares of common stock, and the 462,230 shares of common stock issuable by our company upon exercise of the common stock purchase warrants described in note (43) above.
(45)	The selling stockholder has identified Clive Stewart, Head of Corporate Banking, London, of Nedbank Limited as the individual who has voting and investment power over these shares.
(46)

Represents shares of common stock issuable by our company upon exercise of the following common stock purchase warrants: (a) 743,590 common stock purchase warrants issued in connection with a secured bridge loan by the selling stockholder in the principal amount of $3,900,000 dated November 8, 2005, with each warrant entitling the holder to purchase one share of our common stock until 5:00 p.m. (Central time) on May 8, 2008, at an exercise price of $0.88 per share; (b) 75,000 common stock purchase warrants issued in connection with the extension of the maturity date of the secured bridge loan by the selling stockholder, with each warrant entitling the holder to purchase one share of our common stock until 5:00 p.m. (Central time) on May 15, 2008, at an exercise price of $1.00 per share; (c) 88,770 common stock purchase warrants issued in connection with the extension of maturity date of the secured bridge loan by the selling stockholder, with each warrant entitling the holder to purchase one share of our common stock until 5:00

p.m. (Central time) on September 30, 2008, at an exercise price of $0.83 per share; and (d) 174,000 common stock purchase warrants issued in connection with the extension of maturity date of the secured bridge loan by the selling stockholder, and an increase of the principal amount of the bridge loan to $5,000,000 effective September 30, 2006, with each warrant entitling the holder to purchase one share of our common stock until 5:00 p.m. (Central time) on September 30, 2008, at an exercise price of $0.66 per share.

(47)

Represents 250,000 outstanding shares of common stock issued, and an additional 250,000 shares of common stock issuable upon exercise of warrants issued, pursuant to a settlement agreement and general release dated April 22, 2005 with the selling stockholder, who is a former chief executive officer of our company. Each warrant entitles the holder to purchase one share of our common stock until April 22, 2008, at an exercise price of $0.50 per share.

(48)

Includes 1,130,000 shares of common stock issuable upon exercise of warrants issued to Mr. Hirsch in connection with our secured $600,000 revolving line of credit agreement with Mr. Hirsch and Stephen Seymour, each of which entitles the holder to purchase one share of common stock at an exercise price of $0.25 for a period of three years. Also includes options to acquire up to 141,668 shares of common stock exercisable within 60 days. Of the 1,130,000 warrants issued to Mr. Hirsch pursuant to the revolving line of credit: 50,000 will expire on June 21, 2008; 50,000 will expire on June 29, 2008; 450,000 will expire on July 8, 2008; 200,000 will expire on August 1, 2008; 100,000 will expire on September 22, 2008; 30,000 will expire on October 5, 2008; 20,000 will expire on October 11, 2008; and 230,000 will expire on October 20, 2008.

(49)

Represents: (a) 130,000 outstanding shares of common stock issued to Mr. Hirsch on June 29, 2007 upon conversion of 50 percent of the outstanding principal and interest under a $35,000 convertible promissory note dated June 29, 2004, as amended, at a conversion price of $0.175 per share; (b) 337,458 outstanding shares of common stock issued to Mr. Hirsch on June 29, 2007 upon conversion of 50 percent of the outstanding principal and interest under a $106,000 convertible promissory note dated October 4, 2004, as amended, at a conversion price of $0.20 per share; (c) 1,130,000 outstanding shares of common stock issued pursuant to our secured $600,000 revolving line of credit agreement with Mr. Hirsch and Stephen Seymour; and (d) 1,130,000 shares of common stock issuable upon exercise of the common stock purchase warrants described in note (11) above.

(50)

Includes warrants to acquire up to 1,130,000 shares of common stock issuable upon exercise of warrants issued to Mr. Seymour in connection with our secured $600,000 revolving line of credit agreement with Mr. Hirsch and Stephen Seymour, each of which entitles the holder to purchase one share of common stock at an exercise price of $0.25 for a period of three years. Also includes options to acquire up to 225,001 shares of common stock exercisable within 60 days, 1,575,000 outstanding shares of common stock held by Mr. Seymour as a co-trustee of a trust, 320,757 outstanding shares of common stock held jointly with his spouse, and 36,300 outstanding shares of common stock owned by his spouse. Mr. Seymour disclaims beneficial ownership of the 36,300 shares of common stock owned by his spouse. Of the 1,130,000 warrants issued to Mr. Seymour pursuant to the revolving line of credit: 50,000 will expire on June 21, 2008; 50,000 will expire on June 29, 2008; 450,000 will expire on July 8, 2008; 200,000 will expire on August 1, 2008; 100,000 will expire on September 22, 2008; 30,000 will expire on October 5, 2008; 20,000 will expire on October 11, 2008; and 230,000 will expire on October 20, 2008.

(51)

Represents: (a) 212,195 outstanding shares of common stock issued to Mr. Seymour on June 29, 2007 upon conversion of 50 percent of the outstanding principal and interest under a $66,000 convertible promissory note dated August 19, 2004, as amended, at a conversion price of $0.20 per share; (b) 1,130,000 outstanding shares of common stock issued pursuant to our secured $600,000 revolving line of credit agreement with Mr. Hirsch and Mr. Seymour; and (c) 1,130,000 shares of common stock issuable upon exercise of common stock purchase warrants described in note (13) above.

     Because a selling stockholder may offer by this prospectus all or some part of the common shares which it holds, no estimate can be given as of the date hereof as to the number of common shares actually to be offered for sale by a selling stockholder or as to the number of common shares that will be held by a selling stockholder upon the termination of such offering.

     A selling stockholder and any broker-dealers or agents that participate with that selling stockholder in the sale of the shares of common stock may be deemed to be “underwriters: within the meaning of the Securities Act of 1933, as amended, in connection with these sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933, as amended.

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

Market Information

     Our common stock was traded on the New York Stock Exchange from September 1985 until November 18, 1999. Thereafter, it was traded on the Over-The-Counter Bulletin Board until May 31, 2001. Since then, it has been trading on the Pink Sheets, LLC under the symbol NRDS.PK. The following table sets forth, for the calendar periods indicated, the high and low closing sale price of our common stock on the Pink Sheets.

Price Ranges (high and low closing bid prices)

	2007	2006	2005
1st Quarter	$0.45 – 1.18	$0.26 – 0.64	$0.25 – 0.41
2nd Quarter	0.62 – 0.85	0.51 – 1.22	0.24 – 0.35
3rd Quarter	0.65 – 1.55	0.72 – 0.95	0.23 – 0.32
4th Quarter		0.70 – 1.23	0.23 – 0.33

     The price ranges shown are based on Pink Sheet quotations. The sale prices may reflect inter-dealer prices, without retail mark-up, markdown or commission and may not represent actual transactions.

Holders

     The number of record holders of our common stock, $0.01 par value, as of November 15, 2007 was 2,249.

Dividends

     We have not, since the date of our incorporation, declared or paid any dividends on our common shares. In addition, pursuant to the terms of our Credit Agreement with Nedbank, we are restricted from paying dividends or making distributions on shares of our common stock. Therefore, we anticipate that we will retain future earnings and other cash resources for the operation and development of our business for the foreseeable future. The payment of dividends in the future will depend on our earnings, if any, and our financial condition and such other factors as our board of directors considers appropriate.

Equity Compensation Plans

     On February 15, 2006, our board of directors adopted a new stock incentive plan, subject to obtaining stockholder approval (the “Initial Stock Incentive Plan”) and a related 2006 Deferred Stock Unit Plan for Directors (the “DSU Plan” and together with the Initial Stock Incentive Plan, the “Plans”). No awards were made under the Plans.

     Subsequent to the adoption of the Plans, we became aware of recent changes to United States federal tax laws applicable to the Plans and engaged special tax counsel to review the Plans. Counsel recommended substantial revisions to the Plans to provide an appropriate mechanism for deferral of stock payments to directors in light of the recent changes to federal tax laws, and to clarify aspects of other awards that could be made under the Initial Stock Incentive Plan.

     Due to the extensive nature of the revisions, our board of directors determined it to be appropriate to cancel the Plans, and to adopt a new stock incentive plan (which includes a subpart governing deferred stock units in lieu of the DSU Plan) (the “2006 Stock Incentive Plan”) that supersedes and replaces in their entirety the Initial Stock Incentive Plan and DSU Plan. Our stockholders approved the 2006 Stock Incentive Plan at the annual general meeting of our shareholders held on October 18, 2006. The 2006

Stock Incentive Plan is described in more detail in amendment number 2 to our preliminary proxy statement filed on June 30, 2006 with the Securities and Exchange Commission on Schedule 14A.

     A total of 6,000,000 shares of common stock have been reserved for issuance under all awards that may be granted under the 2006 Stock Incentive Plan. “Eligible Participants” who are entitled to participate in the 2006 Stock Incentive Plan consist of employees, directors and consultants of (a) our company or (b) any of the following entities: (i) any “parent corporation” as defined in section 424(e) of the Internal Revenue Code of 1986, as amended (the “Code”); (ii) any “subsidiary corporation” as defined in section 424(f) of the Code; or (iii) any business, corporation, partnership, limited liability company or other entity in which our company, a parent corporation or a subsidiary corporation holds a substantial ownership interest, directly or indirectly.

     The 2006 Stock Incentive Plan provides for the granting to Eligible Participants of such incentive awards (each, an “Award”) as the administrator of the 2006 Stock Incentive Plan (the “Administrator”) may from time to time approve. The 2006 Stock Incentive Plan includes the following provisions:

(a)	the Administrator will be a committee of the board of directors of our company appointed to act in such capacity, or otherwise, the board of directors itself;

(b)

each Award will be subject to a separate award agreement (an “Award Agreement”) to be executed by our company and the grantee (as defined below), which shall specify, among other things, the term of the Award; and

(c)

subject to applicable laws, including the rules of any applicable stock exchange or national market system, the Administrator will be authorized to grant any type of Award to an Eligible Participant (a “Grantee”) that is not inconsistent with the provisions of the 2006 Stock Incentive Plan, the specific terms and provisions of which will be set forth in an Award Agreement, that, by its terms, involves or may involve the issuance of: (i) shares of our common stock, (ii) an option to purchase shares of our common stock, (iii) a stock appreciation right entitling the Grantee to acquire such number of shares of common stock or such cash compensation as will be determined by reference to any appreciation in the value of our company’s common stock, (iv) restricted stock issuable for such consideration (if any) and subject to such restrictions as may be established by the Administrator, (v) restricted stock units, subject to such restrictions as may be imposed by the Administrator, and represented by notional accounts maintained in the respective names of the Grantees that are valued solely by reference to shares of common stock of our company and payable in such shares only after the restrictions have lapsed, (vi) deferred stock units issuable to eligible directors in lieu of certain remuneration otherwise payable to such directors in shares of our common stock, subject to settlement in accordance with the terms and conditions of the Award and represented by notional accounts maintained in the respective names of the Grantees, (vii) dividend equivalent rights, which are rights entitling the Grantee to receive credits for dividends that would be paid if the recipient had held a specified number of shares of common stock, (viii) any other security with the value derived from the value of our company’s common stock, or (ix) any combination of the foregoing.

     Any Award that is subject to a restriction will become fully exercisable only as set forth in the applicable Award Agreement. Nevertheless, the 2006 Stock Incentive Plan provides the Administrator with the sole discretion, at any time, to declare any or all Awards to be fully or partially vested and exercisable, provided that the Administrator does not have the authority to accelerate or postpone the timing of payment or settlement with respect to Awards subject to Section 409A of the Code in a manner that would cause the Awards to be subject to certain related interest and penalty provisions. The Administrator may discriminate among eligible participants or among Awards in exercising such discretion.

     The 2006 Stock Incentive Plan has specific provisions which apply to grants of Awards intended to qualify as “performance-based compensation”, as defined under section 162(m) of the Code, to any employees who are “covered employees” for the purposes of section 162(m)(3) of the Code.

     Under the 2006 Stock Incentive Plan, stock options may be granted as either incentive stock options under section 422 of the Code and the regulations thereunder or non-qualified stock options under section 83 of the Code.

     We have also granted non-qualified stock options under individual compensation arrangements, and under the Coyote Springs and Mimbres options, all of which have been authorized by our board of directors. Such options have been granted outside of, and are therefore not subject to, the 2006 Stock Incentive Plan.

     There are 6,415,001 stock options outstanding at September 30, 2007, of which 3,715,001 are non-qualified, non-plan stock options and 2,7000,000 have been issued pursuant to the company’s 2006 Stock Incentive Plan. The outstanding options expire at various dates from 2008 to 2017.

     To date, certain equity-based fees have been paid to our non-executive directors in the form of awards issued pursuant to our company’s 2006 Stock Incentive Plan. The non-executive directors have limited rights, exercisable within applicable time limits, to elect to have any percentage of such awards, and any percentage of cash fees, payable in deferred stock units. Each of our non-executive directors exercised such rights in respect of the equity-based fees payable to him for services rendered during the year ended December 31, 2006.

     The following table provides a summary of the number of stock options and deferred stock units outstanding as at December 31, 2006.

Number of
Plan Category	securities to be		Weighted		Number of securities
	issued upon		average exercise		remaining available for
	exercise of		price of		future issuance under
	outstanding		outstanding		equity compensation
	options,		options,		plans (excluding
	warrants and		warrants and		securities reflected in
	rights		rights		column (a))
	(a)		(b)		(c)
Equity compensation plans approved by security holders	946,242	(1)	$1.05	(4)	5,053,758
Equity compensation plans not approved by security holders(2)	2,124,998		$0.69		N/A
Total(3)	3,071,240		$0.79		5,053,758

(1)

Includes 800,000 shares of our common stock reserved for issuance in connection with stock options granted under the 2006 Stock Incentive Plan, and 146,242 shares of common stock reserved for issuance in connection with deferred stock units granted to our company’s non-executive directors under the 2006 Stock Incentive Plan.

(2)	Consists of various agreements entered into on a stand-alone basis prior to the adoption of, or otherwise independent from, the 2006 Stock Incentive Plan.

(3)

Includes certain options granted to executive officers pursuant to employment agreements described in more detail under the caption “Employment Contracts and Termination of Employment and Change-In-Control Arrangements.”

(4)	The deferred stock units are disregarded for purposes of calculating the weighted average exercise price of outstanding options.

LEGAL PROCEEDINGS

     Other than as set forth below, we know of no existing or pending legal proceedings against our company or its property, nor are we involved as a plaintiff in any existing or pending legal proceeding.

There are no proceedings in which any of our directors, officers or affiliates, or any registered or beneficial shareholder, is an adverse party or has a material interest adverse to our interest. The outcome of open unresolved legal proceedings discussed below is presently indeterminable. Any settlement resulting from resolution of these contingencies will be accounted for in the period of settlement. We do not believe the likely outcome from these legal proceedings will significantly impact our financial position, operations or cash flows.

Arizona Department of Environmental Quality (“ADEQ”) Compliance Order and Stipulated Judgment

     On September 7, 2002, the ADEQ issued a Compliance Order requiring our company to bring the Johnson Camp Mine into compliance with the aquifer protection laws of the State of Arizona. Pursuant to the Compliance Order, we entered into a stipulated judgment with the ADEQ which assessed civil penalties against us in the amount of $4,325,000. The stipulated judgment can only be entered, and will only become payable by us, should a default notice issued pursuant to the Compliance Order not be cured within 60 days after notice is received. The Compliance Order further provides that any future violations of the aquifer protection laws of the State of Arizona would subject us to additional civil penalties, including the entry of the stipulated judgment which would require us to pay the civil penalty in the amount of $4,325,000. To date, we have not received a default notice under the Compliance Order, and the stipulated judgment has not been entered against us.

     In response to the Compliance Order, we applied $1,500,000 in escrowed funds to environmental remediation activities at the Johnson Camp Mine, and to the preparation and filing of an Aquifer Protection Permit application with the ADEQ in June 2003. The ADEQ responded to the Aquifer Protection Permit application by letter dated September 2, 2003 which included a comprehensive list of specific deficiencies. We submitted a partial response on September 28, 2006, but could not provide certain financial assurances required by the ADEQ. In reply, the ADEQ issued an Administrative Review Notice dated May 18, 2007 which included, among other new items, the lack of the required financial assurances as a deficiency. We submitted a response on July 2, 2007, but due to technical reasons were unable to provide certain financial assurance in a form required by the ADEQ. On July 6, 2007 we received a notice of violation because financial assurance was not provided. We fully responded to the notice of violation on August 10, 2007 including documentation evidencing our submission of financial assurance submitted to the ADEQ on August 1, 2007. On August 15, 2007 we received a Notice of Administrative Completeness from the ADEQ which confirms that all components necessary for our Aquifer Protection Permit Application have been received by the ADEQ.

DIRECTORS AND OFFICERS

Directors and Executive Officers

     The following table and information that follows sets forth the names and positions of our directors and executive officers:

Name and Municipality of		Current Office with Nord Resources
Residence	Age	Corporation	Director Since

Ronald A. Hirsch(1)	64	Director and Chairman	September 7, 2000
Laguna Beach, CA

John T. Perry(2)	41	President, Chief Executive Officer, Chief	June 11, 2007
Tucson, AZ		Financial Officer, Secretary and Treasurer

Stephen D. Seymour	65	Director	October 15, 2003
Baltimore, MD

Name and Municipality of		Current Office with Nord Resources
Residence	Age	Corporation	Director Since

Douglas P. Hamilton	65	Director	February, 15, 2006
North Chatham, MA

John F. Cook	67	Director	February 15, 2006
Roslin, ON, Canada

T. Sean Harvey	48	Director	June 11, 2007
Toronto, ON, Canada

Erland A. Anderson(3)	64	Executive Vice President and Chief Operating	N/A
Tucson, AZ		Officer

(1)	Mr. Hirsch also held the position of Chief Executive Officer of the company until February 15, 2006.
(2)	Mr. Perry was appointed to the board of directors on June 11, 2007 and was appointed President and Chief Executive Officer of the company effective April 23, 2007.
(3)

Mr. Anderson was also President and a director of the company until February 15, 2006. Mr. Anderson was appointed Executive Vice President and Chief Operating Officer on February 15, 2006, and succeeded Mr. Nicholas Tintor as President and Chief Executive Officer, on an interim basis, on August 21, 2006. Mr. Tintor served as President and Chief Executive Officer from February 15, 2006 until August 21, 2006 and was succeeded by Mr. Anderson on an interim basis. On April 23, 2007, Mr. Anderson resigned as interim President and Chief Executive Officer and was reappointed Executive Vice President and Chief Operating Officer.

     The following is a description of the business background of the directors and executive officers of our company.

     Ronald A. Hirsch – Mr. Hirsch has been a director of our company since September 7, 2000 and Chairman since October 20, 2003. He was also Chief Executive Officer from October 20, 2003 until February 15, 2006. Mr. Hirsch has over 30 years of experience in the investment and corporate finance community. From January 2000 to October 2003, he was the President of Hirsch Enterprises, a private investment firm based in Laguna Beach, California. Until 1997, Mr. Hirsch was Senior Vice President -Investments with Lehman Brothers in New York where he was employed for 20 years, and previous to that was with Dean Witter for five years. He holds a bachelors degree in economics from Michigan State University and pursued advanced studies in Finance at New York University.

     John T. Perry – Mr. Perry has been a director of our company since June 11, 2007 and President and Chief Executive Officer since April 23, 2007. Mr. Perry was appointed as our Senior Vice President and Chief Financial Officer on April 1, 2005 and Secretary and Treasurer in September 2005. Mr. Perry has over 17 years (1989 to present) of mining and metals industry experience. Before joining our company, Mr. Perry was Vice President and director with CB Richard Ellis, International Mining and Metals Group from December 2003 to August 2005. Prior to that, he held various positions with BHP Billiton and BHP Copper Inc., including Vice President, Finance with BHP Billiton’s Base Metals Division from August 2002 to November 2003, President, BHP Copper, Inc. from August 1999 to August 2002, and Vice President, Finance and Administration for BHP Copper, Inc. He is a Certified Public Accountant and holds an undergraduate degree in Accounting and Finance as well as an MBA from the University of Arizona.

     Stephen D. Seymour – Mr. Seymour has been a director of our company since October 15, 2003. He has over 30 years of experience in sales, marketing and finance. Mr. Seymour has owned and been employed by Rockland Investments since 1986. He spent 15 years with Westinghouse Broadcasting where he was head of all television sales and marketing and a member of the board of the Broadcasting Division. Since 1980, he has specialized in leveraged buy outs, turn-around situations and under-managed and under-capitalized ventures. Mr. Seymour holds an undergraduate degree from Rutgers University and Master of Business Administration degree from Columbia University.

     Douglas P. Hamilton – Mr. Hamilton has been a director of our company since February 15, 2006. He has over 30 years of experience in operations and finance in the power generation, automotive and aerospace industries. Mr. Hamilton has been retired since 1997. Prior to his retirement, he was Senior Vice President – Finance and Chief Financial Officer of Barnes Group Inc. (1996-1997) and Vice President – Finance and Control of U.S. Power Generation Businesses for Asea Brown Boveri, Inc. (1993-1996). Prior to that, he held various executive and management positions at United Technologies, Corporation and Ingersoll-Rand Company. Mr. Hamilton holds a degree in Engineering Science from Dartmouth College and Master of Business Administration degree in accounting from Columbia University.

     John F. Cook – Mr. Cook has been a director of our company since February 15, 2006. Prior to that, for the previous five years and currently, Mr. Cook has been the President of Tormin Resources Limited, a private company providing consulting services to the mining industry. Mr. Cook brings to Nord more than 40 years of experience in the operations and management of mining companies. His positions included Senior Mining and Managing Consultant, RTZ Consultants Ltd. (1974-78), Associate and Principal, Golder Associates Ltd. (1978-83), Senior Project Manager, General Manager, and Vice President Engineering, Lac Minerals Ltd. (1983-90), Vice President Operations, Goldcorp Inc. (1990-94), and Navan Resources Plc, Operations Director (1994-96). Currently, Mr. Cook serves as the Chairman of Anaconda Gold Corp. and he is also a director of GLR Resources Inc., Uranium City Resources Inc. and MBMI Resources Inc. Mr. Cook holds a Bachelor of Engineering (Mining), C. Eng UK, and P. Eng Ontario.

     T. Sean Harvey – Mr. Harvey has been a director of the company since June 11, 2007. He is a co-founder and, since January 2004, has served as the non-executive Chairman of Andina Minerals, Inc., a Toronto-based exploration-stage mining company listed on the TSX Venture Exchange. Mr. Harvey also served as the President, Chief Executive Officer and as a director of Orvana Minerals Corp. (April 2005 – May 2006), a mining company listed on the Toronto Stock Exchange, and as the President, Chief Executive Officer and a director of Atlantico Gold Inc. (May 2003 – January 2004), a private company that acquired the Amapari gold project in Brazil in 2003, and that was subsequently acquired by Wheaton River Minerals Ltd. Prior to that, Mr. Harvey served as: the President, Chief Executive Officer, Chief Operating Officer and a director of TVX Gold Inc. (April 2001 – January 2003), a mining company listed on the Toronto Stock Exchange and New York Stock Exchange; a financial consultant to the EBX Group of Companies based in Rio de Janeiro (April 2000 – March 2001); a Director at Deutsche Bank Securities Limited (August 1998 – March 2000) in Toronto, where he was a member of the Investment Banking Group and the Global Mining and Metals team; a Director at Nesbitt Burns Inc. (formerly Burns Fry Ltd.) (February 1990 – July 1998) in Toronto, where he was a member of the Investment Banking Group; a Financial Analyst at IBM Canada Limited (February 1989 – February 1990); and an Assistant Manager, CIBC (March 1988 – February 1989). Mr. Harvey holds an Honours Bachelor of Arts degree (Economics and Geography) and a Master of Arts degree (Economics) from Carleton University, a Bachelor of Laws degree from the University of Western Ontario and an MBA from the University of Toronto. He is also a member of the Law Society of Upper Canada.

     Erland A. Anderson – Mr. Anderson was appointed Executive Vice President and Chief Operating Officer on April 23, 2007. Prior to that, he served as interim President and Chief Executive Officer from August 21, 2006 to April 23, 2007. Prior to this, Mr. Anderson had served as our Chief Operating Officer and Executive Vice President since February 15, 2006, and as our President and a director from October 2003 until February 15, 2006. Mr. Anderson has over 35 years of operational experience in the mining industry. From December 30, 2002 to October 2003, he was our Vice President. From June, 1999 to December 30, 2002, he served as the company’s Operations Manager and from 1994 to 1999 was North American Operations Manager for Nord Pacific Limited. Prior to 1994, Mr. Anderson was Vice President of Minera Roca Roja, S.A. de C.V., Walhalla Mining Company and Keweenaw Copper Company and a Director of Technical Services for St. Joe Minerals Corporation where he was employed for 14 years and had responsibility for mine planning and technical services. Mr. Anderson holds a degree in Civil Engineering Technology from Michigan Technological University and is a member of the Society for Mining, Metallurgy, and Exploration of the American Institute of Mining, Metallurgical, and Petroleum Engineers.

     Our directors hold office until the next annual meeting of our stockholders and the election and qualification of their successors. Officers are elected annually by the board of directors and serve at the discretion of the board of directors.

Board Independence

     The board of directors determined that Douglas P. Hamilton, John F. Cook, Stephen Seymour and T. Sean Harvey each qualify as independent directors under the listing standards of the American Stock Exchange. Our former director, Mr. Wade Nesmith, was also determined to be independent under these standards during his service on the board of directors until his resignation in March of 2007.

     In determining Mr. Stephen Seymour’s independence, the board of directors considered certain loans and advances that Mr. Seymour had previously made to the Corporation and which have been repaid by the Corporation. For further details on these transactions, please refer to the section entitled “Certain Relationships and Related Party Transactions,” under the headings “TMD Acquisition”, “Revolving Line of Credit” and “Convertible Promissory Notes”. The board of directors determined that since these transactions relate to the repayment of outstanding loans or advances made by Mr. Seymour to or on behalf of the Corporation, that such transactions were not compensatory in nature and do not interfere with Mr. Seymour’s ability to exercise independent judgement.

Committees of the board of directors

     Our board of directors currently has three committees: an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee. These Committees were established in February 2006.

     The information below sets out the current members of each of the company’s board committees and summarizes the functions of each of the committees.

Audit Committee

     Our Audit Committee has been structured to comply with Rule 10A-3 under the Securities Exchange Act of 1934, as amended. Our Audit Committee is comprised of Douglas P. Hamilton, John F. Cook, and T. Sean Harvey. Douglas P. Hamilton is the Chairman of the Audit Committee and our board of directors has determined that he satisfies the criteria for an audit committee financial expert under Item 407(d)(5) of Regulation S-B of the rules of the Securities and Exchange Commission. Each Audit Committee member is able to read and understand fundamental financial statements, including our consolidated balance sheet, consolidated statement of operations and consolidated statement of cash flows. The Audit Committee operates pursuant to a written charter, which complies with the applicable provisions of the Sarbanes-Oxley Act of 2002 and related rules of the SEC.

     The Audit Committee will meet with management and our external auditors to review matters affecting our financial reporting, the system of internal accounting and financial controls and procedures and the audit procedures and audit plans. The Audit Committee will review our significant financial risks, will be involved in the appointment of senior financial executives and will annually review our insurance coverage and any off-balance sheet transactions.

     The Audit Committee is mandated to monitor the audit and preparation of our financial statements and to review and recommend to the board of directors all financial disclosure contained in our public documents. The Audit Committee is also mandated to appoint our external auditors, monitor their qualifications and independence and determine the appropriate level of their remuneration. The external auditors report directly to the Audit Committee and to the board of directors. The Audit Committee and board of directors each have the authority to terminate the external auditor’s engagement (subject to confirmation by our stockholders). The Audit Committee will also approve in advance any permitted services to be provided by the external auditors which are not related to the audit.

     Our company will provide appropriate funding as determined by the Audit Committee to permit the Audit Committee to perform its duties and to compensate its advisors. The Audit Committee, at its discretion, has the authority to initiate special investigations, and if appropriate, hire special legal, accounting or other outside advisors or experts to assist the Audit Committee to fulfill its duties.

Compensation Committee

     The Compensation Committee of our board of directors is comprised of Douglas P. Hamilton, John F. Cook and T. Sean Harvey. John F. Cook is the Chairman of the Compensation Committee. The Compensation Committee is responsible for considering and authorizing terms of employment and compensation of directors, executive officers and providing advice on compensation structures in the various jurisdictions in which our company operates. In addition, the Compensation Committee reviews our overall salary objectives and any significant modifications made to employee benefit plans, including those applicable to directors and executive officers, and proposes any awards of stock options and incentive and deferred compensation benefits.

     The Compensation Committee does not currently have a written charter.

Corporate Governance and Nominating Committee

     The Corporate Governance and Nominating Committee is comprised of Stephen Seymour, Douglas P. Hamilton and John F. Cook. Mr. Seymour is the Chairman of the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee is responsible for developing our approach to corporate governance issues and compliance with governance rules. The Corporate Governance and Nominating Committee is also mandated to plan for the succession of our company, including recommending director candidates, review of board procedures, size and organization, and monitoring of senior management with respect to governance issues. The Committee is responsible for the development and implementation of corporate communications to ensure the integrity of our disclosure controls and procedures, internal control over financial reporting and management information systems. The purview of the Corporate Governance and Nominating Committee also includes the administration of our board of directors’ relationship with our management.

     The Corporate Governance and Nominating Committee identifies individuals believed to be qualified to become board members and recommends individuals to fill vacancies. There are no minimum qualifications for consideration for nomination to be a director of the company. The Committee will assess all nominees using the same criteria. In nominating candidates, the Committee takes into consideration such factors as it deems appropriate, including judgement, experience, skills and personal character, as well as the needs of our company. The Corporate Governance and Nominating Committee will consider nominees recommended by stockholders if such recommendations are made in writing to the Committee and will evaluate nominees for election in the same manner whether the nominee has been recommended by a stockholder or otherwise.

The Corporate Governance and Nominating Committee does not currently have a written charter.

Involvement in Certain Legal Proceedings

     Except as disclosed in this prospectus, during the past five years none of our directors or executive officers is, or has been, a general partner or executive officer of any business that filed a bankruptcy petition (or had a bankruptcy petition filed against it), either at the time of filing or within two years prior to such time.

     None of our directors or executive officers has, within the past five years, been convicted in a criminal proceeding or been the subject of a pending criminal proceeding (excluding traffic violations and other minor offences).

     None of our directors or executive officers has, within the past five years, been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities.

     None of our directors or executive officers has, within the past five years, been found by a court of competent jurisdiction (in a civil action), the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

     There are currently no legal proceedings to which any of our directors or officers is a party adverse to us or in which any of our directors or officers has a material interest adverse to us.

Conflicts of Interest

     To our knowledge, and other than as disclosed in this prospectus, there are no known existing or potential conflicts of interest among us, our directors and officers, or other members of management, or of any proposed director, officer or other member of management as a result of their outside business interests except that certain of the directors and officers serve as directors and officers of other companies, and therefore it is possible that a conflict may arise between their duties to us and their duties as a director or officer of such other companies.

EXECUTIVE COMPENSATION

Summary Compensation Table

Particulars of compensation awarded to, earned by or paid during the last two years to:

(a)	the person(s) serving as our company’s principal executive officer during the year ended December 31, 2006;

(b)

each of our company’s two most highly compensated executive officers, other than the principal executive officer, who were serving as executive officers at the end of the year ended December 31, 2006, and whose total compensation during such financial year exceeded $100,000 per year; and

(c)

additional individuals for whom disclosure would have been provided under (b) but for the fact that the individual was not serving as an executive officer of our company at the end of the year ended December 31, 2006;

(individually a “Named Executive Officer” and collectively the “Named Executive Officers”) are set out in the summary compensation table below.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($) (1)	Non- Equity Incentive Plan Compen- sation ($)	Non- qualified Deferred Compen- sation Earnings ($)	All Other Compen- sation Compen- sation ($)	Total ($)
Ronald A. Hirsch Chairman and Chief Executive Officer(2)	2006	200,000(3)	300,000(4)	-	-	-	-	11,538(6)	511,538
	2005	200,000(3)	-	-	515,826(5)	-		-	715,826
John T. Perry President, Chief Executive Officer, Chief Financial Officer, Secretary and Treasurer	2006	203,000(7)	375,000(4)(8)	-	-	-	-	10,096(6)	588,096
	2005	52,700(7)	75,000(8)	-	143,835	-	-	-	271,535
Nicholas Tintor President and Chief Executive Officer(9)	2006	-	88,235	-	-	-	-	233,000(10)	321,235
	2005	-	-	-	-	-	-	-	-
Erland A. Anderson Executive Vice President and Chief Operating Officer(11)	2006	150,000(12)	300,000(4)	-	126,633(13)	-	-	8,654(6)	585,287
	2005	150,000(12)	-	-	-	-	-	-	150,000

Notes

(1)

This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2006 financial year for the fair value of stock options granted to each Named Executive Officer, in 2006 as well as prior financial years, in accordance with SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions with respect to the options, refer to Note 1 under the heading “Stock-Based Compensation” and Note 8 under the heading “Stock Options” in our consolidated financial statements.

(2)	Mr. Hirsch resigned as our Chief Executive Officer effective February 15, 2006, but remains Chairman of the board of directors.
(3)	$200,000 of salary deferred in each of 2006 and 2005. This amount was paid on June 11, 2007. (See “Certain Relationships and Related Party Transactions – Compensatory Arrangements”).
(4)

On October 16, 2006, our company’s board of directors declared bonuses of $300,000 to each of Mr. Hirsch, Mr. Anderson and Mr. Perry for their significant efforts despite, in the case of Mr. Hirsch and Mr. Anderson, having agreed to defer cash compensation over several years and, in the case of Mr. Perry, having agreed to accept unregistered stock in lieu of a cash salary, in each case until our company had obtained sufficient financing, to: (a) bring our company back into compliance with its reporting obligations under the Exchange Act after a lapse in reporting of approximately six years; (b) address and settle a myriad of outstanding issues with various creditors, litigants, the Arizona Department of Environmental Quality and other third parties; (c) secure bridge financing for our company, thereby preserving the assets for the benefit of our company’s stockholders; and (d) generally position our company to seek additional financing or as an attractive takeover target. The bonuses were accrued and to be paid when our company had sufficient funds to make the payments, as determined in the discretion of the board of directors. $150,000 of Mr. Perry’s bonus was paid on April 17, 2007 and the remainder of Mr. Perry’s bonus was paid on June 14, 2007. (See “Certain Relationships and Related Party Transactions - Compensatory Arrangements”).

(5)

Mr. Hirsch exercised 1,750,000 stock options at an aggregate exercise price of $35,000 during June 2004. During April 2005, we agreed to rescind this stock option exercise and to reinstate the original 1,750,000 options at the exercise price and with the expiration date of the options under the original grant. We issued Mr. Hirsch a convertible promissory note, dated as of the date of the rescinded option exercise, for the $35,000 received by us as the exercise price but which was not refunded to Mr. Hirsch upon cancellation of the underlying stock.

(6)	Vacation earned but not taken during 2006.
(7)	Fair value of shares at time of issuance in lieu of salary. The shares are “restricted securities” within the meaning assigned in Rule 144(a)(3) under the Securities Exchange Act of 1933, as amended.
(8)

$75,000 of this amount represents fair value of shares. We agreed to issue 500,000 shares of common stock to Mr. Perry as a signing bonus upon his employment by our company, of which 250,000 shares valued at $75,000 were issued upon the execution of the original memorandum of understanding between our company and Mr. Perry dated April 1, 2005, and the remaining 250,000 shares valued at $75,000 were issued in April 2006. The shares are “restricted securities” within the meaning assigned in Rule 144(a)(3) under the Securities Exchange Act of 1933, as amended.

(9)	Mr. Tintor resigned as President and Chief Executive Officer on August 21, 2006.
(10)

We entered into a settlement agreement with Mr. Tintor following his resignation as our President and Chief Executive Officer pursuant to which we paid Mr. Tintor a total of $233,000 as follows: we paid $70,000 in cash upon execution of the agreement on September 29, 2006, and we paid the balance of $163,000 by issuing a total of 139,880 fully paid and non- assessable shares of common stock of our company to Mr. Tintor on January 7, 2007. Mr. Tintor had been granted 500,000 options on May 16, 2006, with a fair value of $188,806. These options were cancelled on September 29, 2006 pursuant to the settlement agreement. Additionally, Mr. Tintor had accrued but unpaid salary of $37,500 in 2006 which was forgiven pursuant to the settlement agreement.
(11)

Mr. Anderson was also President and a director of the company until February 15, 2006. Mr. Anderson was appointed Executive Vice President and Chief Operating Officer on February 15, 2006, and succeeded Mr. Tintor as interim President and Chief Executive Officer, on an interim basis, on August 21, 2006. On April 23, 2007, Mr. Anderson resigned as President and Chief Executive Officer and was appointed Executive Vice President and Chief Operating Officer.

(12)

$90,000 and $98,000 of salary was deferred in 2006 and 2005, respectively. These amounts were paid on June 11, 2007. (See “Certain Relationships and Related Party Transactions – Compensatory Arrangements”).

(13)

On February 1, 2006, Erland Anderson voluntarily surrendered for cancellation stock options entitling him to purchase up to 675,000 shares of our common stock at an exercise price of $0.02 per share, being the market price of one share of common stock on the grant date. In exchange for such options, Mr. Anderson was granted replacement options on the same date entitling him to purchase up to 675,000 shares of our common stock, exercisable for five years at an exercise price of $0.50 per share.

Outstanding Equity Awards as of December 31, 2006

     The following table summarizes the outstanding equity awards as of December 31, 2006 for each Named Executive Officer:

Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Ronald Hirsch	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
John T. Perry	200,000 100,000 100,000 100,000	N/A N/A N/A N/A	N/A N/A N/A N/A	$0.30 $0.40 $0.50 $0.60	4/1/2010 4/1/2010 4/1/2010 4/1/2010	N/A	NA	NA	N/A
Erland A. Anderson	675,000	N/A	N/A	$0.50	2/1/ 2011	N/A	N/A	N/A	N/A

     On June 11, 2007, the board of directors granted 500,000 common stock purchase options to John Perry and 250,000 common stock purchase options to Erland Anderson. These options were granted pursuant to our 2006 Stock Incentive Plan, and are exercisable to acquire one share of our common stock for a period of ten years at a price of $0.68 per share. One-third of the options vested on the grant date and the remaining options will vest as to one-third on each of the first and second anniversaries of the grant date. Mr. Perry was granted an additional 150,000 options on the same terms in his capacity as a director of the company. (See “Compensation of Directors” below).

     On July 11, 2007 the board of directors granted an additional 50,000 common stock purchase options to Erland Anderson. These options were granted pursuant to our 2006 Stock Incentive Plan, and are exercisable to acquire one share of our common stock for a period of ten years at a price of $0.85 per share. One-third of the options vested on the grant date and the remaining will vest as to one-third on each of the first and second anniversaries of the grant date.

Employment Contracts and Termination of Employment and Change-In-Control Arrangements

Ronald Hirsch

     On January 2, 2004, we entered into an executive employment agreement with Ronald Hirsch to serve as our Chief Executive Officer. The original term of this executive employment agreement was for three years, and it expired on January 2, 2007. The executive employment agreement has been renewed until January 2, 2008, and is subject to automatic renewals for successive one year periods unless cancelled by either of the parties. In connection with his employment by our company, Mr. Hirsch received stock options for the purchase of up to 3,000,000 shares of our common stock with an exercise price of $0.02 per share, which was the market price at the time of grant.

     The executive employment agreement provides that, absent a change in control, if we terminate Mr. Hirsch for any reason not for cause (other than due to death or disability), we must pay to Mr. Hirsch (i) his accrued unpaid salary, bonuses and expenses, if any, (ii) his base salary for 12 months, and (iii) his health insurance premiums until the earlier of the expiration of 12 months and the date he is eligible for similar health benefits with another employer. Following a change in control, in the event we terminate Mr. Hirsch for any reason other than for death, disability or cause, we are required to pay Mr. Hirsch all accrued unpaid salary, bonuses, and expenses, a lump sum equal to three times his annual base salary, and we are required to pay for his health, medical, and disability insurance premiums for a period of 18 months. Mr. Hirsch may also elect to terminate his employment following a change of control and receive these payments.

     Mr. Hirsch resigned as our Chief Executive Officer effective February 15, 2006, but he has continued to serve as Chairman of our board of directors.

     Effective October 18, 2006, we entered into an agreement amending our executive employment agreement with Mr. Hirsch, pursuant to which we have paid Mr. Hirsch all of his accrued consulting fees for services provided by him to our company between May 1, 2001 and October 19, 2003, and all of his accrued and unpaid salary (See “Certain Relationships and Related Party Trasactions - Compensatory Arrangements”). As described in more detail below, the amended executive employment agreement contains certain provisions that will apply if our company becomes a party to a “Significant Transaction,” which is defined to mean a significant transaction in which (i) any person, together with all affiliates and associates of such person, becomes the beneficial owner, directly or indirectly, of securities of our company representing or convertible into 51% or more of the common stock of our company, or (ii) there is a sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of our company or of assets of our company valued at $12,000,000 or greater.

     Our amended executive employment agreement with Mr. Hirsch provides, among other things, that:

  Mr. Hirsch’s base salary in his capacity as Chairman from February 15, 2006, to February 15, 2007 continued at the original level provided for in his executive employment agreement of $200,000 per annum, and was reduced to $100,000 per annum thereafter.

  Notwithstanding Mr. Hirsch’s retirement, resignation or termination for any reason other than for cause or as a result of a Significant Transaction which is accompanied by a change of majority ownership of our company, our company shall continue to provide health insurance benefits to Mr. Hirsch until he reaches the age of 65.

  If our company enters into an agreement with respect to a Significant Transaction which is accompanied by a change of majority ownership of our company, Mr. Hirsch will voluntarily resign as Chairman effective immediately prior to the completion of the Significant Transaction.

  In the event that Mr. Hirsch ceases to be employed by our company (other than by way of termination for cause) in connection with the completion of a Significant Transaction, other than one which is accompanied by a change of majority ownership of our company, we must provide to Mr. Hirsch certain payments and benefits set forth in the executive employment agreement - subject to execution and delivery by Mr. Hirsch to our company of a mutual and general release of claims - including the payment to Mr. Hirsch of an amount equal to three times his annual base salary in a lump sum within 60 days following termination of employment.

  In the event of the completion of a Significant Transaction which is accompanied by a change of majority ownership of our company, Mr. Hirsch will not be entitled to receive the lump sum payment equal to three times his annual base salary.

Nicholas Tintor

     On February 15, 2006, Nicholas Tintor accepted our offer to serve as President and Chief Executive Officer of our company pursuant to a letter agreement that contemplated the execution and delivery of a definitive executive employment agreement between our company and Mr. Tintor within 30 days of the date of his acceptance of our offer.

     We agreed to pay Mr. Tintor a signing bonus of $150,000, payable as to $75,000 upon acceptance of our employment offer, and $75,000 on the one-year anniversary of his acceptance. The bonus was to be paid in shares of our common stock, to be issued as fully paid and non-assessable at a deemed issue price per share equal to the market price of our common stock, less a 15% discount to reflect their status as “restricted securities” with the meaning assigned in Rule 144 under the Securities Act of 1933, as amended. On May 12, 2006, we issued 176,471 shares of our common stock to Mr. Tintor in payment of the initial $75,000 instalment of the signing bonus; the shares were valued at $88,236 at the time of issuance. Additionally, we granted Mr. Tintor 500,000 options to purchase shares of common stock with a term of three years.

     Mr. Tintor resigned as our President and Chief Executive Officer effective August 21, 2006, and we subsequently entered into a settlement agreement with Mr. Tintor. At the time of his resignation, we had been negotiating in good faith the terms of the definitive executive employment agreement.

     Under the settlement agreement, in consideration of a mutual release of claims, on September 29, 2006 we paid Mr. Tintor $70,000 in cash upon execution of the agreement, and we paid an additional $163,000 to Mr. Tintor by issuing a total of 139,880 fully paid and non-assessable shares of common stock to him on January 7, 2007. Pursuant to the settlement agreement, the 500,000 options that had been granted to Mr. Tintor were cancelled on September 29, 2006.

Erland A. Anderson

     On January 2, 2004, we entered into an executive employment agreement with Erland A. Anderson to serve as our President, at an annual base salary of $150,000. The initial term of this agreement was for three years and it expired on January 2, 2007. The executive employment agreement has been renewed until January 2, 2008 and is subject to automatic renewal for successive one year periods unless cancelled by either of the parties.

     Absent a change in control, if we terminate Mr. Anderson for any reason not for cause other than due to, death or disability, we must pay to Mr. Anderson (i) his accrued unpaid salary, bonuses and expenses, if any, (ii) his base salary for 12 months, and (iii) his health insurance premiums until the earlier of the expiration of 12 months and the date he is eligible for similar health benefits with another employer. Following a change in control, in the event we terminate Mr. Anderson for any reason other than for death, disability or cause, we are required to pay Mr. Anderson all accrued unpaid salary, bonuses, and expenses, a lump sum equal to three times his annual base salary, and we are required to pay for his health, dental, and disability insurance premiums for 18 months. Mr. Anderson may also elect to terminate his employment following a change of control and receive these payments.

     On February 1, 2006, Mr. Anderson, voluntarily surrendered for cancellation stock options entitling him to purchase up to 675,000 shares of our common stock at an exercise price of $0.02 per share, being the market price of one share of common stock on the date of grant. In exchange for such options, we granted to Mr. Anderson replacement options entitling him to purchase up to 675,000 shares of our common stock, exercisable for five years at an exercise price of $.50 per share.

     In order to permit the appointment of Mr. Tintor as our President and Chief Executive Officer, Mr. Anderson resigned as our President effective February 15, 2006, and he was immediately appointed as our Executive Vice President and Chief Operating Officer.

     Effective October 18, 2006, we entered into an agreement amending our executive employment agreement with Mr. Anderson, pursuant to which we have paid Mr. Anderson all of his accrued and unpaid salary (See “Certain Relationships and Related Party Trasactions - Compensatory Arrangements”). As described in more detail below, the amended executive employment agreement contains certain provisions that will apply if our company becomes a party to a “Significant Transaction.” The definition of “Significant Transaction” in our amended executive employment agreement with Mr. Anderson is identical to that contained in our amended executive employment agreement with Mr. Hirsch.

     Our amended executive employment agreement with Mr. Anderson provides, among other things, that:

  If our company enters into an agreement with respect to a Significant Transaction which is accompanied by a change of majority ownership of our company, Mr. Anderson will voluntarily resign as an officer of our company, effective immediately prior to the completion of the Significant Transaction.

  In the event that Mr. Anderson ceases to be employed by our company (other than by way of termination for cause) in connection with the completion of a Significant Transaction other than one which is accompanied by a change of majority ownership of our company, we must provide to Mr. Anderson certain payments and benefits set forth in the executive employment agreement - subject to execution and delivery by Mr. Anderson to our company of a mutual and general release of claims - including the payment to Mr. Anderson of an amount equal to three times his annual base salary in a lump sum within 60 days following termination of employment.

  In the event of the completion of a Significant Transaction which is accompanied by a change of majority ownership of our company, Mr. Anderson will not be entitled to receive the lump sum payment equal to three times his annual base salary, but he will be entitled to receive $150,000.

     Mr. Anderson was appointed Executive Vice President and Chief Operating Officer effective April 23, 2007. Given his increased responsibilities, the board of directors authorized an increase in his annual base salary to $175,000 effective July 9, 2007.

John T. Perry

     Effective April 1, 2005, we hired John Perry as our Senior Vice President and Chief Financial Officer pursuant to a memorandum of understanding with Mr. Perry which stated that for employment services rendered, Mr. Perry would be compensated on a monthly basis with 20,000 fully-paid and non-assessable shares of common stock until such time that we received funding of at least $10,000,000. Additionally, we agreed to issue 500,000 shares of common stock to Mr. Perry as a signing bonus, of which 250,000 were issued upon the execution of the memorandum of understanding, and the remaining 250,000 were issued in April 2006. We also issued options to Mr. Perry entitling him to purchase up to 500,000 shares of our common stock, exercisable for a term of five years, as follows: (a) 200,000 shares at an exercise price of $0.30 per share; (b) 100,000 at an exercise price of $0.40 per share; (c) 100,000 at an exercise price of $0.50 per share; and (d) 100,000 at an exercise price of $0.60 per share.

     On April 18, 2005, we entered into an executive employment agreement with Mr. Perry to serve as our Senior Vice President and Chief Financial Officer. The initial term of this agreement was for two years, subject to automatic renewal for successive one year periods unless cancelled by either of the parties. Mr. Perry’s annual base salary under the agreement was set at $175,000 annually, subject to his agreement to accept 20,000 shares of common stock per month in lieu of cash salary on an interim basis as described above. Given our completion of an unregistered offering of special warrants in June 2007, Mr. Perry now receives his salary in cash.

     Absent a change in control, if we terminate Mr. Perry for any reason other than for cause, we must pay Mr. Perry’s salary and health and dental insurance premiums for 12 months. Following a change in control, in the event we terminate Mr. Perry for any reason other than for death, disability or cause, we are required to pay Mr. Perry all accrued unpaid salary, bonuses, expenses, a lump sum equal to three times his annual base salary, and we are required to pay for his health, dental, and disability insurance premiums for 18 months. Mr. Perry may also elect to terminate his employment following a change of control and receive these payments.

     Effective October 18, 2006, we entered into an agreement amending our executive employment agreement with Mr. Perry. As described in more detail below, the amended executive employment agreement contains certain provisions that will apply if our company becomes a party to a “Significant Transaction.” The definition of “Significant Transaction” in our amended executive employment agreement with Mr. Perry is identical to that contained in our amended executive employment agreements with Mr. Hirsch and Mr. Anderson.

     Our amended executive employment agreement with Mr. Perry provides, among other things, that:

  If we enter into an agreement with respect to a Significant Transaction which is accompanied by a change of majority ownership of our company, Mr. Perry will voluntarily resign as an officer of our company, effective immediately prior to the completion of the Significant Transaction.

  In the event that Mr. Perry ceases to be employed by our company (other than by way of termination for cause) in connection with a Significant Transaction other than one which is accompanied by a change of majority ownership of our company, we must provide to Mr. Perry certain payments and benefits set forth in the executive employment agreement - subject to execution and delivery by Mr. Perry to our company of a mutual and general release of claims - including the payment to Mr. Perry of an amount equal to three times his annual base salary in a lump sum within 60 days following termination of employment.

  In the event of the completion of a Significant Transaction which is accompanied by a change of majority ownership of our company, Mr. Perry will not be entitled to receive the lump sum payment equal to three times his annual base salary, but he will be entitled to receive $225,000.

     Mr. Perry was appointed President and Chief Executive Officer effective April 23, 2007. Given his increased responsibilities, the board of directors authorized an increase in his salary to $200,000 effective June 1, 2007.

Effect of Recent Financing Transactions on Executive Compensation

     Our company entered into a Credit Agreement dated as of June 28, 2007 with Nedbank Limited, as administrative agent and lead arranger. The Credit Agreement provides for a $25,000,000 secured term loan credit facility that will be used by our company to assist in financing the construction, start-up and operation of the Johnson Camp Mine. The Credit Agreement contemplates a series of term loans to be funded from time to time by a syndicate of lenders in response to draw-down requests by us, with the aggregate amount of all term loans not to exceed $25,000,000.

     The availability of the loan facility contemplated by the Credit Agreement, and the special warrant financing completed by our company on June 5, 2007, has permitted us to repay all amounts accrued and outstanding under our executive employment agreements with Mr. Hirsch, Mr. Anderson and Mr. Perry. In addition, Mr. Perry is now entitled to be paid his salary in cash rather than in shares of common stock.

Performance Incentive Plan

     On July 31, 2007, we adopted a performance incentive plan (the “Performance Plan”) for the purpose of retaining and providing an incentive to certain key employees involved in restarting and commissioning the Johnson Camp Mine. The Performance Plan covers the period of time from July 1, 2007, to December 31, 2008 and bases its payouts on the achievement of certain key targets and milestones associated with the restart and commissioning of the Johnson Camp Mine. The key targets and milestones are as follows:

Target or Milestone	Weight
Completion of mine construction	10%
Commencement of mining operations	10%
First production of cathode	20%
Achievement of the production of approximately 1,000,000 lbs of cathode, on a	10%
monthly basis
Achievement of the production of approximately 2,000,000 lbs of cathode, on a	20%
monthly basis
Restart and commissioning capital expenditure of less than a certain amount	20%
· Self funding upside of 150% if capital expenditures are equal to or less than a certain amount
Safety – # of Lost Time Incidents during plan period	10%

     Our Compensation Committee is responsible for administering the Performance Plan, including selecting the employees eligible to participate therein, determining their participation level and establishing key target dates for payments to be made under the Performance Plan.

     Under the Performance Plan, the achievement of targets or milestones is not on an “all or nothing” basis. If a milestone is achieved later than the target date set by the Compensation Committee, it will still have been achieved; however, it will have been achieved at less than 100%. The level of achievement reached with respect to the established targets or milestones will be determined by the Chief Executive Officer and President, subject to approval by the Compensation Committee

     In August, 2007, the Compensation Committee selected the employees entitled to participate in the Performance Plan and set the key target dates and payout levels under the Performance Plan. Currently John Perry, our President and Chief Executive Officer, and Erland A. Anderson, our Executive Vice President and Chief Operating Officer, are both participants under the Performance Plan and are entitled to a maximum payout of up to 110% of their base salary during the plan period if all targets or milestones are met at 100%. Currently, various other employees are participating in the Performance Plan at lower percentages.

Compensation of Directors

     The following table summarizes the compensation of our company’s directors for the year ended December 31, 2006:

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards (2) ($)	Option Awards (3) ($)	Non-Equity Incentive Plan Compen- sation ($)	Non-qualified Deferred Compen- sation Earnings ($)	All Other Compen- sation ($)	Total ($)
Doug Hamilton	34,500(4)	35,000(5)	114,285	-	-	-	183,785
Stephen Seymour	12,000(6)	21,875(5)	114,285	-	-	-	148,160
John Cook	22,500(7)	28,436(5)	114,285	-	-	-	165,221
Wade Nesmith	86,250(9)	41,563(5)	114,285(10)	-	-	-	242,098

Notes

(1)

Ronald Hirsch and John Perry, members of our board of directors, are Named Executive Officers and did not receive any compensation as directors that has not been disclosed in the summary compensation table above.

(2)

This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2006 fiscal year for the fair value of deferred stock units (“DSUs”) granted in 2006 in accordance with SFAS 123R. Fair value is calculated using the average of the high and low price of our stock on the trading day prior to the date of grant. The outstanding DSUs for the directors at December 31, 2006 are as follows: Douglas Hamilton (40,342 DSUs), Stephen Seymour (25,214 DSUs), John Cook (32,778 DSUs) and Wade Nesmith (47,907 DSUs).

(3)

This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2006 fiscal year for the fair value of stock options granted to each of the directors in 2006, as well as prior fiscal years, in accordance with SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions with respect to the options, refer to Note 1 under the heading “Stock-Based Compensation” and Note 8 under the heading “Stock Options” in our consolidated financial statements. The outstanding stock option awards for the directors at December 31, 2006 are as follows: Ronald Hirsch (none), Douglas Hamilton (200,000), Stephen Seymour (200,000), John Cook (200,000) and Wade Nesmith (200,000).

(4)	Cash fees totaling $34,500, of which $30,000 was deferred. The deferred amount was paid on June 13, 2007.
(5)

Fair value of DSUs issued pursuant to our company’s 2006 Stock Incentive Plan. In January 2007, we issued 25,651 shares of common stock to John Cook in settlement of 25,651 DSUs. In May, 2007, we issued 64,376 shares of common stock to Wade Nesmith in settlement of 64,376 DSUs.

(6)	Cash fees totaling $12,000, of which $7,500 was deferred. The deferred amount was paid on June 13, 2007.
(7)	Cash fees totaling $22,500, all of which was deferred. The deferred amount was paid on June 13, 2007.
(8)	Mr. Nesmith resigned as a director effective March 29, 2007.
(9)	Cash fees totaling $86,250, of which $63,750 was deferred. The deferred amount was paid on June 19, 2007.
(10)	Includes $26,086 attributable to options that were subsequently forfeited in March 2007 at the time of Mr. Nesmith’s resignation.

     On June 11, 2007, the board of directors granted 150,000 common stock purchase options to each of Ronald Hirsch, John Perry, Stephen Seymour, Douglas Hamilton, John Cook and Sean Harvey. These options were granted pursuant to our 2006 Stock Incentive Plan, and are exercisable for a period of ten years at a price of $0.68 per share. One-third of the options vested on the grant date and the remaining options will vest as to one-third on each of the first and second anniversaries of the grant date.

     On July 11, 2007, the board of directors granted options to acquire 125,000 and 275,000 shares of common stock to Stephen Seymour and Ronald Hirsch, respectively. These options were granted pursuant to our 2006 Stock Incentive Plan, and are exercisable for a period of ten years at a price of $0.85 per share. One-third of the options vested on the grant date and the remaining options will vest as to one-third on each of the first and second anniversaries of the grant date.

     The board of directors has approved a compensation structure for our non-executive directors which is designed to fairly pay non-executive directors for work required while aligning the interests of the non-executive directors with the long-term interests of stockholders.

     Non-executive directors are entitled to receive a $25,000 annual retainer, with an additional $15,000 payable annually to the Chairman of the Audit Committee and $7,500 payable annually to the Chairman of the Compensation Committee and the Chairman of the Nominating and Corporate Governance Committee. All of these fees are payable in stock, restricted stock, restricted stock units, or such other equity-based compensation as the board of directors determines.

     To date, the equity-based fees have been payable in shares of our common stock pursuant to our 2006 Stock Incentive Plan. The non-executive directors have limited rights, exercisable within applicable time limits, to elect to have any percentage of such awards, and any percentage of cash fees, payable in DSUs. Each of our non-executive directors exercised such rights in respect of the equity-based fees payable to him for the 2006 fiscal year. Accordingly, all retainer fees paid during fiscal 2006 were paid in DSUs. The DSUs are subject to the 2006 Stock Incentive Plan. DSUs are awarded on a quarterly basis at the end of March, June, September and December, or as otherwise determined by the administrator of the 2006 Stock Incentive Plan. The number of DSUs awarded each quarter is calculated by dividing the total fees payable to each director for that quarter by the fair market value of our common stock, determined in accordance with the 2006 Stock Incentive Plan. Each DSU is the economic equivalent of one share of our common stock. The DSUs will be converted into shares of common stock upon the director’s termination of service, or as otherwise provided in their individual deferral election.

     The non-executive directors are also entitled to receive attendance fees of $1,500 per meeting for each board and committee meeting, payable in cash. We paid cash fees to our non-executive directors totaling $31,500 during the year ended December 31, 2006, as follows:

Name	Amount of Cash Fees Paid
Wade Nesmith	$22,500
Doug Hamilton	4,500
Stephen Seymour	4,500
Total	$31,500

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information as of November 15, 2007, regarding the beneficial ownership of our common stock by:

  each person who is known by us to beneficially own more than 5% of our shares of common stock; and
  each named executive officer, each director and all of our directors and executive officers as a group.

     The number of shares beneficially owned and the percentage of shares beneficially owned are based on 35,992,524 shares of common stock outstanding as of November 15, 2007.

     For the purposes of the information provided below, shares that may be issued upon the exercise or conversion of options, warrants and other rights to acquire shares of our common stock that are exercisable or convertible within 60 days following November 15, 2007, are deemed to be outstanding and beneficially owned by the holder for the purpose of computing the number of shares and percentage ownership of that holder, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

	As of November 15, 2007
Name and Address of Beneficial Owner	Shares(1)		Percent
Named Executive Officers and Directors(2)
Ronald A. Hirsch	7,265,526	(3)	19.5%*	10.7%**
Chairman
John T. Perry	2,022,381	(4)	5.5%*	3.0%**
President, Chief Executive Officer, Chief Financial
Officer, Secretary and Treasurer and Director
Stephen D. Seymour	4,904,853	(5)	13.2%*	7.2%**
Director
Douglas P. Hamilton	183,333	(6)	0.5%*	0.3%**
Director
John F. Cook	351,842	(7)	1.0%*	0.5%**
Director
T. Sean Harvey	331,250	(8)	0.9%*	0.5%**
Director
Erland A. Anderson	1,600,001	(9)	4.4%*	2.4%**
Executive Vice President and Chief Operating Officer
Directors and Executive Officers as a Group	16,659,186	(10)	40.8%*	23.3%**
(Seven Persons)
Beneficial Owners of in Excess of 5% (other than
Named Executive Officers and Directors)
John F. Champagne	3,105,000		8.6%*	4.7%**
Auramet Trading, LLC	2,568,640	(11)	7.1%*	3.8%**

*

Without giving effect to 30,666,700 shares of common stock issuable, without the payment of any additional consideration, upon the conversion of 30,666,700 special warrants that were offered and sold pursuant to the unregistered private placement that closed on June 5, 2007.

**	After giving effect to 30,666,700 shares of common stock issuable, without the payment of any additional consideration, upon the conversion of the 30,666,700 special warrants.
(1)

Based on 35,992,524 shares of common stock issued and outstanding as of November 15, 2007. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Except as otherwise indicated, we believe that the beneficial owners of the common stock listed above, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable, and except as noted below.

(2)	The address of the executive officers and directors is c/o Nord Resources Corporation, 1 West Wetmore Road, Suite 203, Tucson, Arizona, 85705.

(3)

Includes 1,130,000 shares of common stock that may be acquired pursuant to warrants and 141,668 shares of common stock that may be acquired pursuant to options, in each case exercisable within 60 days.

(4)	Includes 716,667 shares of common stock that may be acquired pursuant to options and 142,857 shares of common stock that may be acquired pursuant to warrants, in each case exercisable within 60 days.
(5)

Includes 1,130,000 shares of common stock that may be acquired pursuant to warrants and 225,001 shares of common stock that may be acquired pursuant to options, in each case exercisable within 60 days. Also includes 1,575,000 shares of common stock held by Mr. Seymour as a co-trustee of a trust, 320,757 shares of common stock held jointly by Mr. Seymour and his spouse, and 36,300 owned by his spouse. Mr. Seymour disclaims beneficial ownership of the 36,300 shares of common stock owned by his spouse.

(6)	Includes 183,333 shares of common stock that may be acquired pursuant to options exercisable within 60 days.
(7)

Includes 71,429 shares of common stock that may be acquired pursuant to warrants exercisable within 60 days and 71,429 outstanding shares of common stock, all of which are owned by Tormin Resources Limited, a company owned and controlled by Mr. Cook. Also includes 183,333 shares of common stock that may be acquired pursuant to options exercisable within 60 days.

(8)

Includes 187,500 shares of common stock that may be acquired pursuant to special warrants that are convertible within 60 days without the payment of any additional consideration, and 93,750 shares of common stock that may be acquired pursuant to warrants that are issuable upon conversion of the special warrants and that will be exercisable immediately following their issuance. Also includes 50,000 shares of common stock pursuant to options exercisable within 60 days.

(9)	Includes 775,001 shares of common stock that may be acquired pursuant to options exercisable within 60 days.
(10)

Includes 2,275,003 shares of common stock that may be aquired pursuant to options and 2,474,286 shares of common stock that may be acquired pursuant to warrants, in each case exercisable within 60 days. Also includes 187,500 shares of common stock that may be acquired pursuant to special warrants that are convertible within 60 days without the payment of any additional consideration, and 93,750 shares of common stock that may be acquired pursuant to warrants that are issuable upon conversion of the special warrants and that will be exercisable immediately following their issuance.

(11)	Includes 462,230 shares of common stock that may be acquired pursuant to warrants exercisable within 60 days.

     We have no knowledge of any arrangements, including any pledge by any person of our securities, the operation of which may at a subsequent date result in a change in our control.

     We are not, to the best of our knowledge, directly or indirectly owned or controlled by another corporation or foreign government.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

     Except for the transactions described below, since the beginning of the year ended December 31, 2006, none of our directors, officers or principal stockholders, nor any family member, associate or affiliate of the foregoing, have any material interest, direct or indirect, in any transaction, or in any proposed transaction, in which our company was or is to be a participant and in which the amount involved exceeds the lesser of $120,000 or one percent of the average of our total assets at year-end for the last three completed fiscal years.

     TMD Acquisition

     In May 2004, we commenced pursuing an opportunity to acquire assets comprising ASARCO Inc.’s Tennessee Mines Division zinc business. Ronald Hirsch, the Chairman of our board of directors, and Stephen Seymour, a director of our company, subsequently agreed to assist us to preserve this opportunity by assuming the right to acquire ASARCO’s zinc assets, and assigning such right to TMD Acquisition, a corporation formed specifically to facilitate an asset purchase agreement with ASARCO dated March 21, 2005, in respect of the zinc assets. The principals of TMD Acquisition are Ronald Hirsch and Stephen Seymour.

     Pursuant to a Settlement Agreement and a related Assignment Agreement dated as of October 18, 2006, between our company and TMD Acquisition, we took an assignment of the asset purchase agreement between TMD Acquisition and ASARCO. We also agreed to reimburse TMD Acquisition for certain expenses in the aggregate amount of $365,000, and to assume certain accounts payable in the aggregate amount of $101,442, which had been incurred by TMD Acquisition in the preservation of the opportunity to acquire ASARCO’s zinc assets. We had previously advanced to TMD Acquisition the aggregate amount of $50,000 (evidenced by demand promissory notes dated February 27, 2006, and May 8, 2006, each in the principal amount of $25,000) to cover certain expenses that TMD Acquisition has incurred in preserving the opportunity to acquire ASARCO’s zinc assets. The loan was repaid by TMD Acquisition on December 27, 2006.

     Although ASARCO's trustee in bankruptcy sold the zinc assets, we instructed counsel to preserve any right of action that we might have against ASARCO and ASARCO’s trustee in bankruptcy. On December 12, 2006, we entered into a settlement agreement with ASARCO pursuant to which ASARCO paid us $475,000 in consideration of the execution and delivery by the parties of mutual general releases.

     The TMD Settlement Agreement provided that we would reimburse the $365,000 in expenses incurred by TMD Acquisition upon the earlier of certain specified events but no later than December 22, 2006. In addition, if we received any cash payment on account of the claim against ASARCO, we were required to first remit such portion of the cash payment to TMD Acquisition as will be required to fully pay the outstanding balance of TMD’s expenses. However, TMD Acquisition agreed to defer reimbursement of its expenses until our company’s financial position had improved. We repaid all outstanding amounts owed to TMD Acquisition on June 13, 2007, out of the net proceeds of the special warrant financing which closed on June 5, 2007.

     Revolving Line of Credit

     On June 21, 2005, we entered into a $600,000 revolving line of credit agreement with Ronald Hirsch and Stephen Seymour. The line of credit was subject to interest at 6.0% per annum, and was to have matured on December 31, 2005. It was collateralized by accounts receivable, inventory, property and equipment, and other assets, but was later subordinated to a secured bridge loan from Nedbank. The maturity date was extended several times and ultimately was agreed to be the earlier of: (a) July 12, 2007; or (b) the closing of (i) an equity offering in which our company raised not less than $20,000,000, or (ii) a significant corporate transaction which resulted in a change of control of our company, or which involved a sale, lease, exchange or other transfer of all or substantially all of our company's assets or assets valued at $12,000,000 or greater. In addition, commencing May 1, 2006, the interest rate was changed from 6.0% per annum to M&T Bank's prime rate.

     In consideration for the issuance of the line of credit, our company agreed to issue to the lenders 4 shares of common stock and 4 warrants for every $1 loaned to our company. Each warrant entitles the lender to purchase 1 share of common stock at an exercise price of $0.25 for a period of three years. Given Mr. Hirsch’s and Mr. Seymour’s exposure to the significant risk arising from the pre-existing security interest granted to Regiment Capital III, L.P. and the 2003 placement of the Johnson Camp Mine on a care and maintenance program, the warrants and the shares were issued in connection with the $600,000 revolving line of credit. In addition, Mr. Hirsch had not received payment of $295,000 in consulting fees for services he had provided to us between May 1, 2001 and October 19, 2003, and he had already agreed to defer his right to enforce payment of his salary under his executive employment agreement dated January 2, 2004. We drew down a total of $565,000 in principal under this facility, and we issued a total of 2,260,000 fully paid and non-assessable shares of common stock and 2,260,000 common stock warrants. These shares, and the shares issuable upon exercise of these warrants, were made subject to registration rights.

     We repaid the balance of the outstanding principal and interest under this facility, totaling $569,664, on June 7, 2007.

     Convertible Promissory Notes

     We issued a convertible promissory note dated August 19, 2004 to Stephen Seymour in the principal amount of $66,000, and a convertible promissory note dated October 4, 2004, to Ronald Hirsch in the principal amount of $106,000. We applied the proceeds from the loans evidenced by these notes to our working capital. The loans were subject to interest at 10% per annum, were unsecured and were extended several times, but ultimately were extended to mature on the earlier of: (a) July 12, 2007; or (b) the closing of (i) a registered equity offering and/or a debt project financing in which we raise not less than $25,000,000, or (ii) a significant corporate transaction which results in a change of control of our company, or which involves a sale, lease, exchange or other transfer of all or substantially all of our company's assets or assets valued at $12,000,000 or greater. These loans were repayable upon maturity: (a) in the case of an equity offering or a debt financing, as to 50% in cash and as to the balance in fully paid shares of common stock at a deemed price of $0.20 per share; (b) in the case of a significant corporate transaction or a sale, lease or transfer of assets, solely in fully paid shares of common stock at a deemed price of $0.20 per share; and (c) in any other case, in such mix of cash and/or fully paid shares of common stock at a deemed price of $0.20 per share as the holder could determine. These loans were subordinated to our bridge loan from Nedbank Limited.

     On June 29, 2004, Ronald Hirsch exercised 1,750,000 stock options at an exercise price of $0.02 per share, for a total of $35,000. Subsequently, during April 2005, we agreed to rescind this stock option exercise and to reinstate the original 1,750,000 options at the exercise price and with the expiration date of the options under the original grant, in order to facilitate tax planning by Mr. Hirsch. Mr. Hirsch agreed that we could retain the $35,000 that he had paid to exercise the stock options as working capital, and we issued Mr. Hirsch a convertible promissory note for $35,000, dated as of June 29, 2004, being the date of the rescinded option exercise. The promissory note was subject to interest at 10% per annum, was unsecured and was extended several times, but ultimately was extended to mature on the earlier of: (a) July 12, 2007; or (b) the closing of (i) a registered equity offering and/or a debt project financing in which we raise not less than $25,000,000, or (ii) a significant corporate transaction which results in a change of control of our company, or which involves a sale, lease, exchange or other transfer of all or substantially all of our company's assets or assets valued at $12,000,000 or greater. This loan was repayable upon maturity: (a) in the case of an equity offering or a debt financing, as to 50% in cash and as to the balance in fully paid shares of common stock at a deemed price of $0.175 per share; (b) in the case of a significant corporate transaction or a sale, lease or transfer of assets, solely in fully paid shares of common stock at a deemed price of $0.175 per share; and (c) in any other case, in such mix of cash and/or fully paid shares of common stock at a deemed price of $0.175 per share as the holder may determine. This loan was subordinated to the Bridge Loan with Nedbank Limited.

     We repaid the loans evidenced by these convertible promissory notes on June 29, 2007. We repaid 50% of the outstanding principal and interest, amounting in total to $132,636, in cash, and we issued: (a) 130,000 fully paid and non-assessable shares of common stock to Mr. Hirsch upon conversion of 50 percent of the outstanding principal and interest under the $35,000 convertible promissory note dated June 29, 2004, at a conversion price of $0.175 per share; (b) 212,195 fully paid and non-assessable shares of common stock to Mr. Seymour upon conversion of 50 percent of the outstanding principal and interest under the $66,000 convertible promissory note dated August 19, 2004, at a conversion price of $0.20 per share; (c) 337,458 fully paid and non-assessable shares of common stock to Mr. Hirsch upon conversion of 50 percent of the outstanding principal and interest under the $106,000 convertible promissory note dated October 4, 2004, at a conversion price of $0.20 per share. These shares were issued subject to registration rights.

     Ronald Hirsch’s Participation in Bridge Financing By Auramet Trading

     On October 17, 2005, we obtained a loan in the amount of $2,850,000 from Auramet Trading, of which $1,850,000 was funded by Ronald Hirsch pursuant to an Agreement for Credit Risk Participation dated October 17, 2005, between Auramet Trading and Mr. Hirsch. The agreement gave Mr. Hirsch the right to own a 65% interest in the loan and in all documents, instruments and collateral issued by Auramet Trading, as well as all payments, recoveries or distributions in connection with the loan. On November 8, 2005, we used $1,860,175 of the proceeds from the credit facility to repay the portion of the Auramet Trading that was contributed by Ronald Hirsch. (See “Management’s Discussion and Analysis – Our Plan of Operations”).

     Compensatory Arrangements

     On June 14, 2007, we paid a total of $1,942,632 in accrued and outstanding consulting fees, salaries and bonuses which have accrued over the past four years to Ronald Hirsch, the Chairman of our board of directors, John Perry, our President, Chief Executive Officer, Chief Financial Officer Secretary and Treasurer, and Erland Anderson, our Executive Vice President and Chief Operating Officer, as follows:

Name of Officer	Amount Paid	Nature of Payment
Ronald Hirsch	$145,000	Accrued consulting fees
	954,167	Accrued salary and bonus
John Perry	150,000	Accrued bonus
Erland Anderson	693,465	Accrued salary and bonus
	$1,942,632

     Participation By Officers and Directors in Private Placements

     In September 2005, we commenced a private placement of equity securities up to a maximum of 1,428,571 units, whereby one unit, consisting of one share of common stock and a warrant to purchase one share of common stock, was offered for $0.35 per unit. We sold 899,644 units for a total of $314,875. Each such stock purchase warrant entitles the holder thereof to acquire one share of our common stock at a price of $0.40 for a period of three years from the date of issue of the warrants. We issued these securities to accredited investors, relying on Rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933, as amended. Certain of our executive officers and former or current directors participated in the private placement as follows: Nicholas Tintor (57,143 units), Wade D. Nesmith (30,000 units), John T. Perry (142,857 units) and Tormin Resources Limited, a company owned and controlled by John F. Cook (71,429 units). All insiders participated on the same terms as third party purchasers.

     In June 2007, we completed an unregistered private placement offering of 30,666,700 special warrants. (See “Description of Securities – Special Warrants”). Mr. Harvey purchased 187,500 special warrants. He was subsequently appointed to our board of directors on June 11, 2007, and has agreed to stand for re-election as a director for the ensuing year.

DISCLOSURE OF SEC POSITION OF INDEMNIFICATION FOR SECURITIES ACT OF 1933, AS AMENDED, LIABILITIES

     We have been advised that, in the opinion of the Securities and Exchange Commission, indemnification for liabilities arising under the Securities Act of 1933, as amended, is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

DESCRIPTION OF SECURITIES

     Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.01 per share. No other class or series of capital stock is currently authorized under our articles of incorporation.

     We had 35,992,524 shares of common stock outstanding as of November 15, 2007.

     At the annual meeting of stockholders of our company held on October 24, 2007, our shareholders adopted a resolution authorizing an amendment to our certificate of incorporation, increasing our authorized capital to 200,000,000 shares of common stock. The increase in our authorized capital will become effective upon the filing with the Secretary of the State of Delaware of a certificate of amendment effecting the increase, which filing will be made if and as authorized in the discretion of the Board of Directors. As of the date hereof, the Board of Directors has not authorized the filing of the certificate of amendment effecting the increase to our authorized capital.

Common Stock

     Holders of common stock are entitled to one vote per share on all matters subject to stockholder vote. The common stock has no pre-emptive or other subscription rights. All of the presently outstanding shares of common stock are fully paid and non-assessable. If the corporation is liquidated or dissolved, holders of shares of common stock will be entitled to share ratably in assets remaining after satisfaction of liabilities.

     The holders of the common stock are entitled to receive dividends when and as declared by the board of directors, out of funds legally available therefore for the foreseeable future. Our company does not anticipate paying any cash dividends with respect to its common stock. No share of common stock of our company which is fully paid is liable to calls or assessment by us.

Special Warrants

     We completed an unregistered offering of 30,666,700 special warrants on June 5, 2007. The special warrants were offered and sold at a price of $0.75 per special warrant, for aggregate gross proceeds to us of approximately $23,000,000. The offering was effected on a best efforts private placement basis using Blackmont Capital Inc. and Salman Partners Inc. (collectively, the “Agents”) as Canadian investment dealers. Each special warrant is convertible into one fully-paid and non-assessable share of our common stock and one-half of one common share purchase warrant for no additional consideration. Each special warrant will entitle the holder thereof to acquire one share of our common stock at an exercise price of $1.10 for a period of 60 months after the date of issue of the special warrant. The special warrants are governed by the terms of a special warrant indenture we have entered into with Computershare Trust Company of Canada, as the special warrant trustee, and Blackmont Capital Inc., dated June 5, 2007. A special warrantholder will not be deemed a holder of the underlying common stock or warrants until the special warrant is converted.

     Under the terms of the special warrant indenture, we are required to:

(a)

file and obtain a receipt for a Canadian non-offering prospectus to qualify the issuance in Canada of the shares of our common stock and the warrants issuable upon conversion of the special warrants, and

(b)

file a registration statement under the Securities Act of 1933, as amended, in order to register the resale of (i) the shares issuable upon conversion of the special warrants, and (ii) the shares issuable upon exercise of the warrants.

    Since we have failed to (i) obtain a receipt for such a final Canadian prospectus, or (ii) cause the U.S. registration statement to be declared effective by the Securities and Exchange Commission, in each case no later than 5:00 p.m. (Vancouver time) on December 3, 2007, being the first business day following the 180th day following the closing date of the special warrant offering, we are liable for a liquidity incentive payment to the investors equal to 1% per month (pro-rated), subject to a maximum liquidity incentive payment equal to an aggregate of 12% of the gross proceeds of the offering. At this time, we anticipate obtaining a receipt for the final Canadian prospectus and effectiveness of the registration statement by December 14, 2007, and we have recognized $81,613 in expense related to the liquidity incentive. Since obtaining a receipt for the final Canadian prospectus and effectiveness of the registration statement is within the discretion of the responsible securities regulators, there is no assurance that either of these contingencies will not be met by any particular date.

     The special warrants will expire at 5:00 p.m. (Vancouver time) on the earlier of:

(a)	the third business day following the date on which we obtain a receipt for the final Canadian prospectus;

(b)	the date that is four months and one day following the date on which we become a reporting issuer under the securities legislation of any province or territory of Canada; and

(c)	June 5, 2009, being the date which is two years following the date of the special warrant indenture.

     The holder of a special warrant that has not expired in accordance with its terms may elect to convert its special warrant into the underlying shares of common stock and warrants at any time after 5:00 p.m. (Vancouver time) on December 3, 2007. To exercise the conversion right attaching to a special warrant prior to the deemed expiration of the special warrants described above, a special warrantholder must deliver to the special warrant trustee on or before the special warrant expiration date: (a) the special warrant certificate; and (b) a fully executed and completed notice of conversion in the form annexed to the special warrant certificate. Each special warrant that has not been converted by the holder will be converted by the special warrant trustee immediately prior to the time of its expiry set out above without the need for any action on the part of the holder.

     The holder of a special warrant does not have any right to vote at meetings of our company’s stockholders. However, the special warrant indenture contains provisions governing the convening of, and the procedure for voting at, meetings of special warrantholders. Generally, a meeting of special warrantholders may be convened by the special warrant trustee with at least 21 days’ advance notice (a) on its own initiative, or (b) upon the written request of (i) our company or (ii) one or more special warrantholders who hold in the aggregate not less than 10% of the total number of outstanding special warrants. A quorum for a meeting of special warrantholders consists of special warrantholders, present in person or represented by proxy, who hold in the aggregate not less than 25% of the total number of outstanding special warrants. Voting is to be carried out by a show of hands unless a poll is demanded, and any matter that is presented for approval by the special warrantholders generally may be approved by a majority of the votes cast. Certain matters require approval by not less than 66 2/3% of the votes cast, including any amendment, modification, abrogation, alteration, compromise or arrangement of any right of the special warrantholders, or the waiver of any default by our company in complying with any provision of the special warrant indenture.

     The special warrant indenture also contains certain anti-dilution provisions that will apply if we undertake certain corporate actions that broadly affect our common stock, such as: a stock split; a reverse stock split; a distribution to all or substantially all of our holders of common stock, or other securities convertible or exchangeable into common stock, by way of a stock dividend or other distribution; a distribution of rights, options or warrants to all or substantially all of the holders of our common stock that, upon exercise, entitle the holder of such rights, options or warrants to subscribe for or purchase common stock at a price per share that is less than 95% of the then current market price of our common stock as determined under the special warrant indenture; a distribution to all or substantially all of our common stock holders of shares of any class other than common stock of our company or of another corporation; a reclassification of our common stock; or any consolidation, amalgamation, arrangement or merger of other form of business combination of our company with or into another corporation, trust, partnership or other entity.

     A total of 3,948,800 special warrants were sold through Blackmont Capital Corp., the U.S. affiliate of Blackmont Capital Inc., to certain selling stockholders who qualify as institutional "accredited investors" (as defined in Rules 501(a)(1), (2), (3) and (7) of Regulation D under the Securities Act of 1933, as amended), pursuant to Rule 506 of Regulation D and/or Section 4(2) of the Securities Exchange Act of 1933, as amended. The balance of 26,717,900 special warrants were sold through Blackmont Capital Inc. in "offshore transactions" to certain selling stockholders who are not "U.S. persons" (each as defined in Rule 902 of Regulation S under the Securities Exchange Act of 1933, as amended), pursuant to Rule 903 of Regulation S under the Securities Exchange Act of 1933, as amended, and in accordance with applicable local securities laws.

Common Stock Purchase Warrants Issuable Upon Conversion of the Special Warrants

     A total of 15,333,350 warrants are issuable to certain selling stockholders upon conversion of the special warrants. Each warrant, when issued, will entitle the holder to purchase one share of our common stock until 5:00 p.m. (Vancouver time) on June 5, 2012, at a price of $1.10 per share. The warrants are governed by the terms of a warrant indenture we have entered into with Computershare Trust Company of Canada, as the warrant agent, dated June 5, 2007. This exercise price will be adjusted upon the occurrence of certain events, described below. A warrantholder will not be deemed a shareholder of our underlying common stock until the warrant is exercised.

     To exercise a warrant, a warrantholder must deliver to the warrant agent on or before the warrant expiration date: (a) the warrant certificate; (b) a fully executed and completed exercise form annexed as Appendix “A” to the warrant certificate; and (c) payment of the full exercise price for the number of warrants being exercised. No fractional warrants may be issued under the warrant indenture, and any fractional warrants that would otherwise have been issuable will be rounded down to the nearest whole warrant.

     The holder of a warrant does not have any right to vote at meetings of our company’s stockholders. However, the warrant indenture contains provisions governing the convening of, and the procedure for voting at, meetings of warrantholders. Generally, a meeting of warrantholders may be convened by the warrant agent with at least 10 business days’ advance notice (a) on its own initiative or (b) upon the written request of (i) our company or (ii) one or more warrantholders who hold in the aggregate not less than 15% of the total number of outstanding warrants. A quorum for a meeting of warrantholders consists of warrantholders, present in person or represented by proxy, who hold in the aggregate not less than 25% of the total number of outstanding warrants. Voting is to be carried out by a show of hands unless a poll is demanded, and any matter that is presented for approval by the warrantholders generally may be approved by a majority of the votes cast. Certain matters require approval by not less than 66 2/3% of the votes cast, including any amendment, modification, abrogation, alteration, compromise or arrangement of any right of the warrantholders, or the waiver of any default by our company in complying with any provision of the warrant indenture.

     The warrant indenture also contains certain anti-dilution provisions that will apply if we undertake certain corporate actions that broadly affect our common stock, such as: a stock split; a reverse stock split; a distribution to all or substantially all of our holders of common stock, or other securities convertible or exchangeable into common stock, by way of a stock dividend or other distribution; a distribution of rights, options or warrants to all or substantially all of the holders of our common stock that, upon exercise, entitle the holder of such rights, options or warrants to subscribe for or purchase common stock at a price per share that is less than 95% of the then current market price of our common stock as determined under the warrant indenture; a distribution to all or substantially all of our common stock holders of shares of any class other than common stock of our company or of another corporation; a reclassification of our common stock; or any consolidation, amalgamation, arrangement or merger of other form of business combination of our company with or into another corporation, trust, partnership or other entity.

Agents’ Compensation Options

     In connection with the private placement of special warrants completed on June 5, 2007, we issued a total of 1,840,002 compensation options to the Agents as partial consideration for services rendered by the Agents. Each compensation option entitles the holder to purchase one share of our common stock until 5:00 p.m. (Vancouver time) on June 5, 2009, at a price of $0.75.

Other Common Stock Purchase Warrants

     A total of 4,053,590 shares being offered for resale under this prospectus have been reserved for issuance upon exercise of outstanding common stock purchase warrants held by Auramet Trading LLC, Nedbank Limited, Pierce Carson, Ronald Hirsch and Stephen Seymour, as more particularly described in the table of selling stockholders set forth under the heading “Selling Stockholders” and in the notes accompanying the table.

     A holder of a warrant will not be deemed a holder of our underlying common stock until the warrant is exercised, and as such will not have any voting rights until the warrants are exercised and the underlying common stock has been issued.

     To exercise a warrant, a warrant holder must deliver to our company the certificate representing the warrant on or before the warrant expiry date, together with a duly completed warrant exercise form (which is attached as a schedule to the warrant certificate) and payment of the full exercise price for the number of warrants being exercised.

     The warrants issued to Auramet Trading, Nedbank, Mr. Hirsch and Mr. Seymour are subject to registration rights such that if there is no effective registration statement covering all of the underlying shares of common stock, and our company determines to prepare and file with the SEC a registration statement relating to an offering for its own account or the account of others under the Securities Act of 1933, as amended, of any of our equity securities (other than on Form S-4 or Form S-8 under the Securities Act of 1933, as amended, relating to equity securities to be issued solely in connection with any acquisition of any entity or business, or equity securities issuable in connection with stock incentive or other employee benefit plans), then we shall be required to send to the holder of such warrants written notice of such determination and, if within fifteen days after receipt of such notice, the holder shall so request in writing, we shall include in such registration statement all or any part of the shares the holder requests to be registered.

     Mr. Carson’s warrants were issued pursuant to a Settlement Agreement and General Release dated April 22, 2005. The agreement provides for registration rights respecting the underlying warrant shares, and with respect to an additional 250,000 shares of common stock issued on a fully paid and non-assessable basis to Mr. Carson under the agreement. We have agreed that if we propose to file a registration statement under the Securities Act of 1933, as amended, we shall, at the request of Mr. Carson, use our best efforts to include such shares in the registered offering.

     The warrants are subject to certain anti-dilution provisions that will apply if we undertake certain corporate actions that broadly affect our common stock, such as: a reorganization of our capital; a reclassification of our capital stock; a consolidation or merger of our company with or into another corporation in which the former holders of our common stock would hold at least a majority of the common stock of the surviving corporation immediately following the consolidation or merger; a sale, transfer or other disposition of all or substantially all of our property or business to another corporation; the declaration of a stock dividend or other distribution of common stock to our common stockholders; or a subdivision or consolidation of our outstanding shares of common stock into a greater or lesser number of shares.

MANAGEMENT’S DISCUSSION AND ANALYSIS

     The following discussion of our financial condition, changes in financial condition and results of operations for the years ended December 31, 2006 and 2005, and for the nine months ended September 30, 2007, should be read in conjunction with our most recent audited consolidated financial statements and our unaudited interim financial statements included in this prospectus, and, in each case, the notes thereto, which are included in this prospectus. This discussion contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including, but not limited to, those set forth under “Risk Factors” and elsewhere in this prospectus.

Our Plan of Operations

     Until recently, our management has been focused on positioning our company to effect a public offering of its securities, while at the same time considering our strategic alternatives. Our management has worked to preserve our assets, in part by obtaining the following secured bridge loans in the third quarter of the fiscal year ended December 31, 2005:

  We obtained a secured loan in the amount of $2,850,000 from Auramet Trading, LLC ("Auramet Trading") on October 17, 2005. Ronald Hirsch, our former Chief Executive Officer and the Chairman of our board of directors, funded $1,850,000 of the loan pursuant to an Agreement for Credit Risk Participation dated October 17, 2005, between Auramet Trading and Mr. Hirsch. The agreement gave Mr. Hirsch a 65% interest in the loan and in all documents, instruments and collateral issued by Auramet Trading, as well as all payments, recoveries or distributions in connection with the loan. We used $2,763,561 of the proceeds from this loan to pay off a pre-existing loan facility.

  On November 8, 2005, we obtained a secured loan in the amount of $3,900,000 from Nedbank Limited, in which Auramet Trading participated through the contribution of the $1,000,000 outstanding amount payable by us under the October 17, 2005 loan. We used $1,860,175 of the proceeds from this loan to repay the portion of the Auramet Trading loan that was contributed by Mr. Hirsch, $5,500 to pay the accrued interest on the Auramet Trading loan, $50,000 to pay the legal fees of Auramet Trading in connection with the bridge loan, and $100,000 to pay Nedbank’s closing fee. In addition, we deposited $400,000 with Auramet Trading to purchase copper put options, and we applied the balance to fund our ongoing activities at the Johnson Camp property and for general corporate purposes. A secured promissory note was issued to Nedbank that provided for interest only payments at a rate of 9% per annum (later increased to 10% per annum), payable monthly, and the note was to mature on the earlier of May 8, 2006 or the closing of an equity offering in which we raise not less than $25,000,000. We negotiated several extensions of the maturity date.

     On May 31, 2006, Auramet Trading, acting through Nedbank, advanced an additional $1,000,000 loan to our company. This amount was added to the outstanding principal under the existing $3,900,000 secured loan from Nedbank. The bridge loan was fully repaid out of the net proceeds of our special warrant financing in June 2007.

     In early 2006, it became apparent to our Company’s management that, with the average price of copper remaining relatively high throughout this period, our company could be attractive to better-financed mining entities as a takeover target. On March 29, 2006, we were advised by Auramet that Platinum Diversified Mining, Inc. might be interested in acquiring an interest in our company.

     On October 23, 2006, after several months of negotiations, we entered into an agreement and plan of merger (the “Merger Agreement”) with Platinum Diversified Mining, Platinum Diversified Mining USA, Inc. and PDM Merger Corp. PDM Merger Corp. is a wholly-owned subsidiary of Platinum Diversified Mining USA, which in turn is a wholly-owned subsidiary of Platinum Diversified Mining. The Merger Agreement contemplated that we would be acquired by Platinum Diversified Mining in an all cash merger, pursuant to which PDM Merger Corp. was to merge with and into our company, with our company continuing as the surviving corporation and a wholly-owned subsidiary of Platinum Diversified Mining. The consummation of the merger was subject to satisfaction of a number of conditions.

     The merger did not close as scheduled on December 22, 2006. At the time, Platinum Diversified Mining advised us that its inability to close the merger resulted from the fact that it had been informed by KBC Peel Hunt, the nominated advisor in connection with Platinum Diversified Mining’s application for re-admission to trading on the AIM, that, based on the position taken by the AIM, Platinum Diversified Mining was not to close the merger because it did not have formal loan documentation in place for its project financing. We subsequently entered into a settlement agreement dated March 7, 2007, with Platinum Diversified Mining and its subsidiaries which sets forth the terms and conditions of the settlement of the dispute and disagreements arising between us and the Platinum Diversified Mining from the failure of the merger to close. On September 24, 2007 we received the final payment of approximately $2,200,000 pursuant to the settlement agreement, and in total we received $3,600,000 from Platinum Diversified Mining and its subsidiaries in full and final settlement of all claims and disputes between us.

     Since the merger did not proceed, we refocused our attention on positioning our company to begin mining and resume leaching operations at the Johnson Camp Mine. We commenced the reactivation process at the Johnson Camp Mine in late June 2007.

     Our current reactivation plan includes estimated production of 25,000,000 pounds of copper per annum (with estimated copper cathode production of 12,500,000 pounds for calendar year 2008). The Johnson Camp Mine was previously operated by others between 1975 and 1986 and between 1990 and 1997 during which time approximately 31 million tons of ore was mined and from which approximately 157 million pounds of copper was recovered. Howevever, we caution that the Johnson Camp Mine has no recent operating history upon which to base estimates of annual copper production, future cash flows or operating costs in respect of our planned operations at the Johnson Camp Mine. These and other estimates or projections are, to a large extent, based upon the interpretation of geological data obtained from drill holes and other sampling techniques performed in accordance with industry standards by third parties, the methodologies and results of which we have assumed are reasonable and accurate, which results form the basis for, and constitute a fundamental variable in, the feasibility study and technical report completed by Bikerman Engineering & Technology Associates. The sampling data produced by third parties and amounts of metallurgical testing are less extensive than normal and our expected copper recovery rates at the Johnson Camp Mine significantly exceed historical experience at the property. There is no assurance that we will be able to meet these expectations and projections at an operational level.

     Our mine operating plan calls for residual leaching of the existing old dumps, and an active leach program of newly mined ore. In order to begin full mining operations, we will have to complete the mine development plan outlined in the feasibility study. Our business and our ability to realize our business objectives and implement our operating plan is subject to a number of additional risks and uncertainties. For further information, you should carefully read and consider the section of this prospectus entitled “Risk Factors” beginning on page 6 before buying any shares of our common stock..

Estimated Capital Costs

     We expect initial capital costs to be approximately $28,000,000. Such costs relate primarily to: (a) the rehabilitation of solution ponds (which will account for approximately $2,400,000 of the anticipated initial capital costs); (b) refurbishment and a modest expansion of the SW-EX copper production facility (approximately $7,400,000); (c) completion of the installation of our primary stage crusher, and the purchase and installation of two secondary stage crushers and conveying equipment (approximately $12,200,000); and (d) other project-related items (approximately $5,800,000).

     We estimate we will incur a further $3,000,000 in capital costs in the following two years for expanding one or more of our existing leach pads. These cost figures do not include estimated reclamation bonding requirements and do not account for inflation, interest and other financing costs.

Planned Residual Leach Operations

     We anticipate completing sufficient rehabilitation of the Johnson Camp Mine during the fourth quarter of 2007 to allow the production of copper from the existing heaps. Accordingly, our goal is to complete the first sale of copper cathode produced from previously mined ore no later than December 2007. In order to achieve this objective, we will first have to complete the following at an estimated aggregate cost of approximately $10,000,000 (which is included in our estimate of initial capital costs of approximately of $28,000,000):

  reconstruction of three solution ponds and their related pump stations;

  rehabilitation of one-half of the solvent-extraction plant;

  rehabilitation of the tank farm;

  rehabilitation of leach solution pumps and pipelines;

  resumption of the application of sulphuric acid to the existing heaps;

  movement of approximately 800,000 tons of material from heap number 1 to other leach areas; and

  minor refurbishment of the eastern portion of the electro-winning plant.

Planned Mining Operations

     We anticipate that it will take approximately eleven months from the start of construction to begin producing copper from new ore placed on the heaps. Specifically, we are targeting:

  completion of installation of the two-stage crusher and conveying equipment for April 2008;

  commencement of mining for May 2008; and

  initial cathode production from newly mined ore for August 2008.

     During the third quarter of 2007 the following progress was made relative to the restart of residual leaching and mining operations at the Johnson Camp Mine:

     Residual Leach Operations:

  Key operating staff hired and on site;

  Electrification of facility completed;

  Reconstruction of the main raffinate pond is nearly complete;

  Rehabilitation of the solvent-extraction plant is proceeding on schedule;

  Rehabilitation of leaching circuit is nearly complete;

  Resumption of application of sulfuric acid to the existing heaps commenced in late October 2007; and

  Movement of material from heap number 1 and 2 to other leach areas by the mining contractor is well underway.

     Mining/Crushing Operations:

  Key operating staff hired and on site;

  Primary crusher has been relocated from Nevada to the Johnson Camp Mine;

  Secondary crushing system and agglomerator have been ordered with expected delivery on schedule.

     We have completed the first phase of preliminary exploratory drilling around the periphery of the existing boundaries of the Burro and Copper Chief pits, but are awaiting assay results on the samples obtained from the drilling program which was commenced in mid-July 2007.

     We plan to use a mining contractor to mine both the Burro and Copper Chief deposits, and our own employees for process activities.

Liquidity and Financial Resources

     In the opinion of management, completion of the special warrant financing and execution of the credit facility with Nedbank has alleviated the company’s risk as to its ability to continue as a going concern as disclosed in our annual report on Form 10-KSB for the year ended December 31, 2006 and our quarterly report on Form 10-QSB for the period ended March 31, 2007.

Cash and Working Capital

     The following table sets forth our cash and working capital as of September 30, 2007 and 2006:

	2007		2006
Cash reserves	$9,763,893		$1,620,317
Working capital surplus (deficiency)	$7,534,025	(1)	$(6,791,855	)(1)

(1) Includes $58,301 and $5,691,075 in current portion long-term debt for 2007 and 2006, respectively.

Special Warrant Financing

     We completed an offering of 30,666,700 special warrants on June 5, 2007. The special warrants were offered and sold at a price of $0.75 per special warrant, for aggregate gross proceeds of $23,000,025. Our net proceeds after payment of the costs of the offering, including agents’ commissions, were $21,334,368. Following completion of the offering, we applied a portion of the proceeds to fully repay the $5,000,000 secured bridge loan to Nedbank Limited. We also paid a total of $3,035,474 to certain officers and directors in satisfaction of various accrued and outstanding amounts payable to them including repayment of the $564,812 outstanding amount under the $600,000 revolving credit facility, $315,000 associated with the TMD settlement, repayment of the 50% portion of the related party convertible notes as stipulated in the related debt agreement, as amended, and $2,023,633 in accrued and outstanding consulting fees, salaries, bonuses and fees to certain senior officers and directors which have been accrued over the last four years.

Credit Agreement With Nedbank Limited, as Lead Arranger

     We have also entered into a Credit Agreement dated as of June 28, 2007 with Nedbank Limited, as administrative agent and lead arranger, which provides for a $25,000,000 secured term loan credit facility that we plan to use to assist in financing the construction, start-up and operation of the Johnson Camp Mine. The Credit Agreement contemplates a series of term loans to be funded from time to time by a syndicate of lenders in response to draw-down requests by the company, with the aggregate amount of all term loans being $25,000,000. The term loans will be available until the earlier of: (i) the date of termination of the lender commitments; (ii) the first principal repayment date; and (iii) June 30, 2008. The loans bear interest, payable in arrears, at an annual rate equal to the LIBOR for the interest period in effect plus a margin of 3.0% (3.5% during the initial reactivation period). In the event that we default under the Credit Agreement, an additional 3.0% interest will be payable in addition to such annual rate and all interest will be payable on demand. Additionally, the company has agreed to pay $500,000 as a closing fee on the lenders $25,000,000 term loan commitment, of which $50,000 has been credited from a previously expired commitment.

     We will pay an additional $500,000 fee to Auramet Trading upon the first draw down of funds under the Credit Agreement.

     Auramet Trading introduced Nedbank to us in 2005, after which Nedbank agreed to advance to us its original $3,900,000 secured bridge loan, dated November 8, 2005. Auramet Trading participated in that loan through the contribution of $1,000,000 that was outstanding under an earlier $2,850,000 secured bridge loan by Auramet Trading, dated October 17, 2005. At that time, we agreed that Auramet Trading would receive a fee equal to 2% of the principal amount of any project financing facility that was arranged for the Johnson Camp Mine by Nedbank, to be payable upon the funding of the first tranche under any such facility.

     The Credit Agreement is collateralized by substantially all of our assets, restricts the company from incurring certain additional debt, limits the company’s ability to pay dividends and will be repaid beginning one year after the first drawdown and ending four years after the date of the first draw down, subject to certain prepayment provisions set forth in the Credit Agreement.

     The obligations of each lender to fund the term loans under the Credit Agreement are subject to certain conditions as set forth in the Credit Agreement including among other things the implementation of a hedging program with respect to a specified percentage of copper output from the Johnson Camp Mine. The company commenced implementation of the hedging program in August 2007, refer to Footnote 7 – Copper Price Protection Program of the Unaudited Financial Statements for further information.

     We have not yet drawn down any principal under the Credit Agreement, but anticipate that we will draw down some funds in the fourth quarter of 2007.

Results Of Operations – Nine Months Ended September 30, 2007 and 2006

     The following table sets forth our operating results for the nine months ended September 30, 2007, as compared with our operating results for the nine months ended September 30, 2006.

	Nine Months Ended
	September	September		Change
	30,	30,		Increase/
	2007	2006		(Decrease)
	(unaudited)	(unaudited)		(unaudited)

Net sales	$-	$-		$-

Operating expenses	3,997,919	4,732,821		(734,902)
Depreciation, depletion and amortization	78,350	62,510		15,840

Loss from operations	(4,076,269)	(4,795,331)		719,062

Other income (expense):
Interest expense	(482,589)	(1,371,786)		889,197
Gain on investments, net	-	2,020,739		2,020,739
Legal settlement	3,617,166	-		3,617,166
Miscellaneous income (expense)	466,389	270,904		195,485

Total other income (expense)	3,600,966	919,857		2,681,109

Income (loss) before income taxes	(475,303)	(3,875,474)		3,400,171

Provision for income taxes	-	-		-

Net income (loss)	$(475,303)	$(3,875,474	) $	3,400,171

Net income (loss) per basic
and diluted share of common
stock:

Basic earnings (loss) per
share of common stock	$(0.01)	$(0.12)
Weighted average number
of basic common shares
outstanding	34,667,008	33,532,891
Diluted earnings (loss)
per share of common
stock	$(0.01)	$(0.12)
Weighted average number
of diluted common shares
outstanding	34,667,008	33,532,891

Net Sales

     We did not have any sales during the nine months ended September 30, 2007 and 2006 due to the fact that the Johnson Camp Mine was on a care and maintenance program during these periods.

Operating Expenses

     Our operating expenses decreased from $4,732,821 for the nine months ended September 30, 2006 to $3,997,919 for the nine months ended September 30, 2007. This decrease was due primarily to a reduction of $1,699,153 in professional fees. As indicated above, during the nine months ended September 30, 2007, we had incurred: (a) professional fees related mainly to (i) the terminated merger with Platinum Diversified Mining, (ii) the preparation of our SEC filings under the Exchange Act, and (iii) other activities undertaken by us with the ultimate objective of enabling us to pursue financing to bring the Johnson Camp Mine into production; and (b) the $193,000 expense in connection with the settlement agreement with our former Chief Executive Officer. This decrease was partially offset by an increase of $981,795 in drilling costs at Johnson Camp Mine and Coyote Springs we incurred during 2007.

Depreciation, Depletion and Amortization

     Our depreciation and amortization expense increased $15,840 for the nine months ended September 30, 2007, as compared to the nine months ended September 30, 2006. This increase was due to additional fixed assets associated with the restart of Johnson Camp Mine being placed in service during the third quarter of 2007.

Interest Expense

     Interest expense is attributable to interest, amortization of debt issuance cost and accretion of warrants issued in conjunction with the loans that we have obtained to fund our operating expenses.

     Interest expense decreased by $889,197 for the nine months ended September 30, 2007 compared to the nine months ended September 30, 2006. This decrease was due primarily to a reduction in the amortization of debt issuance costs of $388,799 and $409,626 related to our outstanding $5,000,000 secured bridge loan from Nedbank Limited and the outstanding $600,000 revolving line of credit from related parties, respectively, as well as the accretion of expenses related to the issuance of warrants in conjunction with these transactions and a $76,131 reduction in loan interest as a result of the repayment of the $5,000,000 secured bridge loan from Nedbank Limited, the outstanding $600,000 revolving line of credit and convertible notes from related parties in June 2007.

Gain on Investment

    In August 2005, the Company granted an option to Titanium Resources Group, Ltd. (“TRG”) to acquire its Class B share in SRL Acquisition No. 1 Limited. The Company subsequently sold a 2/15 fractional interest in the Class B share to TRG in consideration of $200,000 plus the amount of $100,003 representing a pro rata estimate of the fixed dividend entitlement attaching to the Class B share. On December 3, 2005, the Company initiated legal proceedings against TRG in the District Court, 134th District, Dallas County, Texas, alleging, among other things, that TRG purposefully withheld certain material information from the Company during the negotiation of the option agreement.

      Pursuant to a Settlement and Release Agreement dated August 9, 2006, the Company, TRG and an individual named as an additional defendant and counter-plaintiff in the legal proceedings settled all outstanding claims on terms which include: (a) the transfer by the Company to TRG of the remaining 13/15 fractional interest in the SRL Acquisition Class B share; and (b) the payment by TRG to the Company of a total $2,100,000 (including the sum of $200,000 previously received by the Company in connection with the original sale of the 2/15 fractional interest in the Class B share of SRL Acquisition to TRG). The Company received the additional $1,900,000 payment on August 10, 2006.

      SRL Acquisition owns a 50% indirect interest in Sierra Rutile Limited (“Sierra Rutile”) and its related entities. Sierra Rutile owns a mine in Sierra Leone that was engaged in producing and marketing minerals used in the production of titanium dioxide until civil unrest precipitated the closure of the mine in January 1995. Under SRL Acquisition’s articles of association, the Class B share carries the right to a fixed dividend to be paid each financial year, calculated pursuant to a complicated formula. Essentially, the holder of a Class B share is entitled to 5% of certain cash flows (including any dividends or other income generated from SRL Acquisition’s indirect interest in Sierra Rutile) if certain conditions are met. Since SRL Acquisition holds an indirect 50% interest in Sierra Rutile, this effectively means that a whole Class B share of SRL Acquisition represents a 2.5% carried net profits interest in Sierra Rutile.

      This settlement marked the end of the divestiture process that the Company commenced with the original option and sale of the 2/15 fractional interest in the Class B share of SRL Acquisition to TRG in August 2005. This process was undertaken in order to allow management to focus on the Company’s near-term objective of reactivating the Johnson Camp Mine, subject to obtaining the necessary financing.

     During the nine months ended September 30, 2006 we recognized a gain of $2,020,739. In August 2006 we realized $1,900,000 related to the settlement we reached with TRG in connection with the sale of our 13/15 fractional interest in SRL Acquisition No. 1 Limited. Additionally, for the nine months ended September 30, 2006 we recognized a gain of $261,712 on our investment in Allied Gold. These gains were partially offset by realized losses on the copper put options we purchased in conjunction with the bridge loan from Nedbank during the nine months ended September 30, 2006.

Legal Settlement

     During the nine months ended September 30, 2007 we received $3,617,166, from Platinum Diversified Mining pursuant to the PDM Settlement Agreement entered into during the first quarter of 2007.

Miscellaneous Income

     Miscellaneous income increased by $195,485 for the nine months ended September 30, 2007 as compared to the nine months ended September 30, 2006. This increase was due primarily to a $188,669 increase in interest income.

Net Income (Loss)

     We experienced a net loss of $475,303 for the nine months ended September 30, 2007 as compared to a net loss of $3,875,474 for the nine months ended September 30, 2006. The decrease in net loss between these periods is primarily related to:

  reduction in operating costs and interest expense, as discussed above; and

  the legal settlement associated with the PDM Settlement Agreement during 2007, as discussed above.

Cash Flows From Operating Activities

     Our cash flows from operating activities during the nine months ended September 30, 2007 and 2006 were ($1,221,863) and $846,068, respectively. Our cash flows from operating activities for the nine months ended September 30, 2007 include a decrease in accrued expenses of $2,364,404 primarily for the payment of obligations that became due upon the completion of our special warrant financing. Our cash flows from operating activities during the nine months ended September 30, 2006 includes $1,729,391 in proceeds we received from the sale of our investment in Allied Gold.

Cash Flows From Investing Activities

     Our cash flows from investing activities during the nine months ended September 30, 2007 were ($5,333,442) due primarily to capital expenditures related to the restart of Johnson Camp Mine during this time period. During the nine months ended September 30, 2006 our cash flows from investing activities were ($39,257) due primarily to the release of $126,063 of restricted cash for the purchase of copper put options and $109,068 in capital expenditures.

Cash Flows From Financing Activities

     Our cash flows from financing activities during the nine months ended September 30, 2007 was $15,311,363 compared to $672,309 for the same period in 2006.

     In February 2007, we received an additional $100,000 loan from Auramet Trading which had been added to the outstanding principal under the Nedbank bridge loan. After payment of $75,000 in debt issuance costs associated with the extensions of the Nedbank bridge loan, we received $25,000 in net loan proceeds.

     As discussed above, in June 2007 we completed the special warrant offering for gross proceeds of $23,000,025 of which $1,665,657 was used to pay the direct offering expenses incurred as a result of the special warrant financing. We then used $5,668,313 of those proceeds to repay our debt which consisted of the Nedbank bridge loan, the revolving credit facility and convertible notes.

     Each special warrant is convertible into one fully-paid and non-assessable share of common stock and one-half of one common share purchase warrant for no additional consideration. The special warrants are governed by the terms of a special warrant indenture among our company, Computershare Trust Company of Canada, as the special warrant trustee, and Blackmont Capital Inc. The holder of a special warrant will not be deemed a holder of the underlying common stock or warrants until the special warrant is converted.

     Under the terms of the special warrant indenture, we are required to:

(a)	file and obtain a receipt for a Canadian non-offering prospectus to qualify the issuance in Canada of the shares of common stock and the warrants issuable upon conversion of the special warrants; and,

(b)

file a registration statement under the Securities Act of 1933, as amended, in order to register the resale of (i) the shares issuable upon conversion of the special warrants, and (ii) the shares issuable upon exercise of the warrants.

    Since we failed to obtain a receipt for a final Canadian prospectus and effectiveness of the U.S. registration statement by December 3, 2007, we are liable for a liquidity incentive payment to the investors equal to 1% per month (pro-rated), subject to a maximum liquidity incentive payment equal to an aggregate of 12% of the gross proceeds of the offering. We anticipate obtaining a receipt for the final Canadian prospectus and effectiveness of the U.S. registration statement by December 20, 2007, (the "Anticipated Qualification Date"), and we have recognized $81,613 in expense related to the liquidity incentive based on our earlier estimate that the Anticipated Qualification Date would occur by December 14, 2007. Since obtaining a receipt for the final Canadian prospectus and effectiveness of the U.S. registration statement is within the discretion of the responsible securities regulators, there is no assurance that the Anticipated Qualification Date will not be delayed further.

     The special warrants will expire on the earlier of:

(a)	the third business day following the date on which we obtain a receipt for the final Canadian prospectus;

(b)	the date that is four months and one day following the date on which we become a reporting issuer under the securities legislation of any province or territory of Canada; and

(c)	June 5, 2009, being the date which is two years following the date of the special warrant indenture.

     The holder of a special warrant that has not expired in accordance with its terms may elect to convert its special warrant into the underlying shares of common stock and warrants at any time after December 3, 2007. Each special warrant that has not been converted by the holder will be converted by the special warrant trustee immediately prior to the time of its expiry without the need for any action on the part of the holder.

     A total of 15,333,350 warrants are issuable upon conversion of the special warrants. Each warrant, when issued, will entitle the holder to purchase one share of common stock until June 5, 2012 at a price of $1.10 per share. The warrants are governed by the terms of a warrant indenture between our company and Computershare Trust Company of Canada, as the warrant agent.

     In connection with the special warrants offering our company entered into an agency agreement whereby we paid a cash commission of 6% of the gross proceeds realized from the sale of the special warrants to the agents and issued 1,840,002 stock options to the agents entitling them to acquire one share of common stock of our company at any time within the subsequent 24 month period at an exercise price of $0.75. For financial reporting purposes, the stock options have been valued at $513,436.

     During the nine months ended September 30, 2007, we incurred $721,418 in debt issuance costs in connection with the Credit Agreement with Nedbank, of which $25,000 has been amortized in full.

Results Of Operations – Years Ended December 31, 2006 and 2005

     The following table sets forth our consolidated loss from operations during the fiscal years ended December 31, 2006 and 2005.

Consolidated Loss From Operations

	Year Ended December 31
	2006	2005
Net sales	$–	$–

Operating expenses (1)	7,135,628	3,091,237
Depreciation, depletion and amortization	83,347	83,347
Loss from operations	$(7,218,975)	$(3,174,584)

(1) Set forth in the table below are the major components of our operating expenses for the years ended December 31, 2006 and 2005, rounded to the nearest $100 for ease of reference

	Year Ended December 31
	2006	2005
Salaries, wages and benefits	$2,861,000	$1,268,000
Legal	1,488,700	385,700
Accounting	407,800	336,800
Consulting	379,600	437,700
Total consulting and professional services, excluding PDM merger	2,276,100	1,160,200
PDM merger consulting and professional services	1,094,600	-
Total consulting and professional services	3,370,700	1,160,200
Care and maintenance – Johnson Camp Mine	492,500	144,000
General and administrative and other expenses	411,400	519,000
Total	$7,135,600	$3,091,200

     During 2006 and 2005, we continued to maintain the Johnson Camp Mine and expanded our focus to include the following activities with the ultimate objective of enabling us to pursue financing to bring the Johnson Camp mine into production:

(i) preparation of our audited financial statements;

(ii) preparation of the filings required by the Securities and Exchange Commission in order to be current with our reporting obligations under the Securities Exchange Act of 1934, as amended; and

(iii) seeking interim financing necessary to enable us to continue our business operations.

     As discussed above, we also spent much of the latter half of 2006 pursuing the merger with the Platinum Diversified Mining parties (the “PDM Parties”).

Net Sales

     We did not have any sales during 2006 and 2005 due to the fact that the Johnson Camp Mine was on a care and maintenance program during these periods.

Operating Expenses

     Our operating expenses increased from $3,091,237 in 2005 to $7,135,628 in 2006, an increase of $4,044,391, due primarily to activities undertaken by us with the ultimate objective of enabling us to pursue financing to bring the Johnson Camp Mine into production and to complete the Merger Agreement with the PDM Parties. These costs consisted primarily of labor, salaries, wages, directors’ fees and benefits of $2,860,973, of which $1,037,739 was stock-based compensation, consulting and professional services of $2,276,092, consulting and professional services related to the Merger Agreement of $1,094,624, care and maintenance of Johnson Camp Mine of $492,492 and other general and administrative of $411,447. Care and maintenance of Johnson Camp Mine includes taxes, permitting, property, equipment rental, building maintenance, utilities and the like. Operating expenses categorized as “other general and administrative” consist primarily of the following: insurance - $252,546; investor relations, printing and similar expenses - $77,458; office rent - $37,591; and miscellaneous - $43,852.

Other Income

     The following table sets forth our other income and expenses during the years ended December 31, 2006 and 2005:

	Year Ended December 31
	2006	2005
Other income (expense)
Interest expense	$(1,635,360)	$(1,659,976)
Gain on investment, net	2,020,739	1,540,106
Miscellaneous income	549,718	210,288
Total other income (expense)	$935,097	$90,418

     The following discussion highlights some of the more significant items included in the foregoing table.

Interest and Other Expenses

     Interest expense is attributable to interest that we pay on loans that we have obtained to fund our business operations.

     During the years ended December 31, 2006 and 2005, we incurred $1,635,360 and $1,659,976, respectively, in total interest expense, as follows:

	Year Ended December 31
	2006	2005
Amortized debt issuance costs	$532,791	$758,528
Accretion of discount on warrants	545,771	448,637
Regular interest	555,076	351,933
Beneficial conversion on convertible note	1,722	100,878
Total	$1,635,360	$1,659,976

Gain on Investment

     During 2005, we sold a 2/15 fractional interest in our Class B share in SRL Acquisition No. 1 Limited in consideration of $200,000 plus the amount of $100,003 representing a pro rata estimate of the fixed dividend entitlement attaching to the Class B share and during 2006 we sold our remaining 13/15 fractional interest for $1,900,000.

     During 2005, we reclassified our investment in Allied Gold to marketable securities held for trading and, due to its increased market value, recognized a gain of $1,406,617 on this investment. During 2006, we recognized an additional gain of $261,712 on our investment in Allied Gold due to its increased market value during the year. Additionally, we recognized a loss of $142,738 related to copper put options we purchased in connection with the Nedbank bridge loan facility. As of December 31, 2006, our company does not have any investment in Allied Gold nor is it a party to any copper put option positions.

Miscellaneous Income

     Sources of miscellaneous income for the year ended December 31, 2005 were:

  Royalty income from landscape aggregate business of $198,000; and

  Other income of $12,000.

     Sources of miscellaneous income for the year ended December 31, 2006 were:

  Royalty income from landscape aggregate business of $276,000;

  $195,000 in connection with the settlement of a dispute involving electric power credits; and

  Other income of $79,000.

Net Loss

     The following table reflects our net loss for the years ended December 31, 2006 and 2005, after taking into account the amounts recognized as other income or expenses.

	Year Ended December 31
	2006	2005

Loss from operations	$(7,218,975)	$(3,174,584)
Total other income (expense)	935,097	90,418
Provision for income taxes	–	–
Net Loss	$(6,283,878)	$(3,084,166)

     We recorded a net loss of $6,283,878 for the year ended December 31, 2006 as compared to a net loss of $3,084,166 for the year ended December 31, 2005. We experienced an increase in the net loss between 2005 and 2006 as a result of a significant increase in operating expenses specifically related to:

  continued operating expenses associated with the care and maintenance of the Johnson Camp Mine, consisting primarily of taxes, permitting, property, equipment, building maintenance and utilities;

  a significant increase in directors’ fees;

  professional fees associated with the Merger Agreement with Platinum Diversified Mining and its subsidiaries; and

  costs associated with activities undertaken by us with the ultimate objective of enabling us to pursue financing to bring the Johnson Camp Mine into production, as discussed above.

Critical Accounting Policies And Estimates

     Our consolidated financial statements and accompanying notes have been prepared in accordance with U.S. generally accepted accounting principles applied on a consistent basis. The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.

     We regularly evaluate the accounting policies and estimates that we use to prepare our consolidated financial statements. In general, management’s estimates are based on historical experience, on information from third party professionals, and on various other assumptions that are believed to be reasonable under the facts and circumstances. Actual results could differ from those estimates made by management.

     We believe that our critical accounting policies and estimates include the accounting for accounts receivable, marketable securities and long-lived assets reclamation costs, and accounting for legal contingencies.

Marketable Securities

     Marketable securities consist of common stock and are stated at market value as determined by the most recently traded price of each security at the balance sheet date. All marketable securities are defined as trading securities or available for sale securities under Statement of Financial Accounting Standards (“SFAS”) No. 115. Management determines the appropriate classification of its investments in marketable debt and equity securities at the time of each purchase and re-evaluates such determination at each balance sheet date. Securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and unrealized gains and losses are included in earnings. Debt securities, for which our company does not have the intent or ability to hold to maturity, and equity securities are classified as available for sale. Available for sale securities are carried at fair value, with unrealized gains and losses, net of tax, reported as a separate component of stockholders’ equity. The cost of investments sold is determined on the specific identification or the first-in, first-out method.

Long-Lived Assets

     Our company reviews and evaluates its long-lived assets for impairment when events or changes in circumstances indicate that the related carrying amounts may not be recoverable. An impairment loss is measured as the amount by which the asset carrying value exceeds its fair value. Fair value is generally determined using valuation techniques such as estimated future cash flows. An impairment is considered to exist if total estimated future cash flows on an undiscounted basis are less than the carrying amount of the asset. An impairment loss is measured and recorded based on discounted estimated future cash flows. Future cash flows for the Johnson Camp Mine include estimates of recoverable pounds of copper, copper prices (considering current and historical prices, price trends and related factors), production rates and costs, capital and reclamation costs as appropriate, all based upon detailed life-of-mine engineering plans and feasibility studies. Assumptions underlying future cash flow estimates are subject to risks and uncertainties. No impairment losses were identified or recorded during the years ended December 31, 2006 and 2005 or the nine months ended September 30, 2007 and 2006.

Valuation of Stock Options and Warrants

     From time to time our company issues stock options and warrants. The company uses the Black-Scholes option pricing model to estimate the fair value of stock options granted. When determining the fair value of stock options, the expected forfeiture rate is based on historical employee rates. The expected term of the options granted is estimated using the formula set forth in Securities and Exchange Commission Staff Accounting Bulletin No. 107. The risk-free interest rate is based upon the U.S. Treasury yield curve in effect at the date of grant and, in connection with the adoption of SFAS 123(R), “Share-Based Payment,” the expected volatility is based on the weighted historical volatility of the Company’s common stock and that of its peer group.

Income Taxes

     Our company uses the liability method to account for income taxes. Under the liability method, deferred tax assets and liabilities are recognized for the estimated future tax effects of temporary differences between the tax basis of assets and liabilities and amounts reported in the financial statements. Under applicable accounting rules, we are considered to be unlikely to recognize sufficient operating income to realize the benefit of these assets over time until we have had a reasonable history of net profits, which in some circumstances has been interpreted as requiring at least two consecutive years of net profits. Accordingly, we have recorded a deferred tax valuation allowance in 2007 and prior years to offset the entire deferred tax asset arising from our tax loss carry forward. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized, based upon criteria that include a recent history of demonstrated profits. We will continue to review this valuation allowance and make adjustments as appropriate. Income tax expense consists of the tax payable or refundable for the current period and the change during the period in net deferred tax assets and liabilities. A change of over 50% of our equity ownership will result in a change in ownership as defined in the Internal Revenue Code and underlying regulations, and will have the effect of limiting the availability of the tax loss carry forward.

Reclamation Costs

     In August 2001, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 143, “Accounting for Asset Retirement Obligations,” which established a uniform methodology for accounting for estimated reclamation and abandonment costs. This statement was adopted on January 1, 2003, when we recorded the estimated present value of reclamation liabilities and adjusted the carrying amount of the related asset. Reclamation costs are allocated to expense over the life of the related assets and are adjusted for changes resulting from the passage of time and revisions to either the timing or amount of the original present value estimate.

     We have estimated our asset retirement obligations using an expected cash flow approach, in which multiple cash flow scenarios were used to reflect a range of possible outcomes. We estimated the aggregate undiscounted obligation to be approximately $400,000 for the Johnson Camp Mine. To calculate the fair value of this obligation, the projected cash flows were discounted at our company’s estimated credit-adjusted, risk free interest rate of 10%. At September 30, 2007 and December 31, 2006, the recorded value of accrued reclamation costs was $195,781 and $182,122, respectively. We will recognize increases to our asset retirement obligation concurrently with the impact of our mining activity, if and when such additional mining activity occurs.

Litigation

     Our company is periodically subject to various claims and legal proceedings arising in the ordinary course of business. If any adverse decisions or settlements occur, they may have a material adverse effect on our financial position, or results of operations. Litigation, is inherently uncertain and we can make no assurance as to the ultimate outcome or effect.

Recently Issued Accounting Guidance

     In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments – An Amendment of FASB Statements No. 133 and 140”. SFAS No. 155 resolves issues addressed in Statement 133 Implementation Issue No. D1, “Application of Statement 133 to Beneficial Interests in Securitized Financial Assets”. This Statement permits fair value re-measurement for any hybrid financial instruments that contains an embedded derivative that otherwise would require bifurcation. It clarifies which interest-only strips and principal-only strips are not subject to the requirements of Statement 133. It also establishes a requirement to evaluate interests in securitized financial assets, clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives, and amends Statement 140 to eliminate the prohibition on a qualifying special-purpose entity holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS No. 155 is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. Early adoption is permitted as of the beginning of an entity’s fiscal year, provided the entity has not yet issued financial statements, including financial statements for any interim period, for that fiscal year. We adopted the provisions of this standard beginning January 1, 2007; which had no material impact on our company’s consolidated financial statements.

     In June 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – An Interpretation of FASB Statement No. 109”. This interpretation clarifies the accounting for uncertainty in income tax recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, “Accounting for Income Taxes”. This interpretation prescribes a recognition threshold and measurement attribute for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. It also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. This interpretation is effective for fiscal years beginning after December 15, 2006. We adopted the provisions of this standard on January 1, 2007; which had no material impact on our company’s consolidated financial statements.

     In June 2006 the FASB issued EITF Issue No. 06-3, “How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement”. EITF Issue No. 06-3 applies to any taxes assessed by a governmental authority that are both imposed on and concurrent with a specific revenue-producing transaction between a seller and customer, and may include but is not limited to sales, use, value added and some excise taxes. EITF Issue No. 06-3 requires an entity to disclose if taxes are presented in the income statement on a gross or net basis. Additionally, an entity that reports any such taxes on a gross basis should also disclose the amounts of those taxes in interim and annual financial statements for each period an income statement is presented if those amounts are significant. EITF Issue No. 06-3 applies with respect to any interim and annual reports filed after December 15, 2006. We adopted the provisions of EITF Issue No. 06-3 in January 2007; this has had no material impact on our company’s consolidated financial statements.

     In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. This Statement does not require any new fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. We plan to adopt this standard beginning January 2008, and we do not anticipate that it will have a material impact on our company’s consolidated financial statements.

     In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plan-an amendment of FASB Statements No. 87, 88 106, and 132(R). SFAS No. 158 requires an employer to recognize the over-funded or under-funded status of a defined benefit postretirement plan as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income. SFAS No. 158 is effective for an issuer of publicly traded securities for financial statements issued for fiscal years ending after December 15, 2006. We adopted this standard beginning January 1, 2006; it has had no material impact on our company’s consolidated financial statements.

     In September 2006, the SEC issued SAB 108 which was issued to address diversity in practice in quantifying financial statement misstatements and the potential under current practice for the build up of improper amounts on the balance sheet effective for any fiscal year beginning after November 15, 2005. We adopted this bulletin beginning January 1, 2006; which had no material impact on our company’s consolidated financial statements.

     In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities-Including an Amendment of FASB No. 115”. SFAS No. 159 permits entities to choose to measure many financial instruments and certain other assets at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. We plan to adopt this standard beginning January 2008, at this time, it is uncertain if doing so will have a material impact on our consolidated financial statements.

Off-Balance Sheet Arrangements

     We have no off-balance sheet arrangements.

TRANSFER AGENT AND REGISTRAR

     The registrar and transfer agent for our shares of common stock is American Stock Transfer at its offices in Brooklyn, New York.

LEGAL MATTERS

     The valid issuance of the securities offered hereby will be opined upon for Nord Resources Corporation by Potter Anderson & Corroon LLP.

     UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO NON-UNITED STATES HOLDERS

U.S. Federal Income Tax Consequences

     The following is a summary of the anticipated material U.S. federal income tax consequences to a Non-U.S. Holder (as defined below) arising from the acquisition, ownership, and disposition of common stock.

     This summary is for general information purposes only and does not purport to be a complete analysis or listing of all potential U.S. federal income tax consequences that may apply to a Non-U.S. Holder as a result of the acquisition, ownership, and disposition of common stock. In addition, this summary does not take into account the individual facts and circumstances of any particular Non-U.S. Holder that may affect the U.S. federal income tax consequences of the acquisition, ownership, and disposition of common stock. Accordingly, this summary is not intended to be, and should not be construed as, legal or U.S. federal income tax advice with respect to any Non-U.S. Holder. Each Non-U.S. Holder should consult its own financial advisor, legal counsel, or accountant regarding the U.S. federal, U.S. state and local, and foreign tax consequences of the acquisition, ownership, and disposition of common stock.

Scope of this Disclosure

Authorities

     This summary is based on the Internal Revenue Code of 1986, as amended, referred to in this section as the “Code”, Treasury Regulations (whether final, temporary, or proposed), published rulings of the Internal Revenue Service (IRS), published administrative positions of the IRS, and U.S. court decisions that are applicable and, in each case, as in effect and available, as of the date of this registration statement. Any of the authorities on which this summary is based could be changed in a material and adverse manner at any time, and any such change could be applied on a retroactive basis. This summary does not discuss the potential effects, whether adverse or beneficial, of any proposed legislation that, if enacted, could be applied on a retroactive basis.

Non-U.S. Holders

     For purposes of this summary, a “Non-U.S. Holder” is a beneficial owner of common stock that, for U.S. federal income tax purposes, is other than (a) an individual who is a citizen or resident of the U.S., (b) a corporation, or any other entity classified as a corporation for U.S. federal income tax purposes, that is created or organized in or under the laws of the U.S. or any state in the U.S., including the District of Columbia, (c) an estate if the income of such estate is subject to U.S. federal income tax regardless of the source of such income, or (d) a trust if (i) such trust has validly elected to be treated as a U.S. person for U.S. federal income tax purposes or (ii) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of such trust.

Non-U.S. Holders Subject to Special U.S. Federal Income Tax Rules Not Addressed

     This summary does not address the U.S. federal income tax consequences of the acquisition, ownership, and disposition of common stock to Non-U.S. Holders that are subject to special provisions under the Code, including the following Non-U.S. Holders: (a) a Non-U.S. Holder that is a tax-exempt organization or governmental entity; (b) a Non-U.S. Holder that is a financial institution or insurance company; (c) a Non-U.S. Holder that is a dealer in securities or currencies or a Non-U.S. Holder that is a trader in securities that elects to apply a mark-to-market accounting method; (d) a Non-U.S. Holder that is liable for the alternative minimum tax under the Code; (e) a Non-U.S. Holder that owns common stock as part of a straddle, hedging transaction, conversion transaction, constructive sale, or other arrangement involving more than one position; (f) a Non-U.S. Holder that acquired common stock in connection with the exercise of employee stock options or otherwise as compensation for services; (g) a Non-U.S. Holder that is a “controlled foreign corporation” under Section 957 of the Code; (h) a Non-U.S. Holder that is a “passive foreign investment company” under Section 1297 of the Code; (i) a Non-U.S. Holder that is a former citizen or long-term resident of the U.S. subject to Section 877 of the Code; or (j) a Non-U.S. Holder that holds common stock other than as a capital asset within the meaning of Section 1221 of the Code. Non-U.S. Holders that are subject to special provisions under the Code, including Non-U.S. Holders described immediately above, should consult their own financial advisor, legal counsel or accountant regarding the U.S. federal, U.S. state and local, and foreign tax consequences of the acquisition, ownership, and disposition of common stock.

     If an entity that is classified as partnership (or “pass-through” entity) for U.S. federal income tax purposes holds common stock, the U.S. federal income tax consequences to such partnership (or “pass-through” entity) and the partners of such partnership (or owners of such “pass-through” entity) generally will depend on the activities of the partnership (or “pass-through” entity) and the status of such partners (or owners). Partners of entities that are classified as partnerships (or owners of “pass-through” entities) for U.S. federal income tax purposes should consult their own financial advisor, legal counsel or accountant regarding the U.S. federal income tax consequences of the acquisition, ownership, and disposition of common stock.

Tax Consequences Other than U.S. Federal Income Tax Consequences Not Addressed

     This summary does not address the U.S. state and local, U.S. federal estate and gift, or foreign tax consequences to Non-U.S. Holders of the acquisition, ownership, and disposition of common stock. Each Non-U.S. Holder should consult its own financial advisor, legal counsel, or accountant regarding the U.S. state and local, U.S. federal estate and gift, and foreign tax consequences of the acquisition, ownership, and disposition of common stock.

U.S. Federal Income Tax Consequences of the Acquisition, Ownership, and Disposition of Common Stock

Distributions on Common Stock

     A distribution by us, including a constructive distribution, with respect to the common stock will be treated as a dividend to the extent of our current or accumulated “earnings and profits.” To the extent that a distribution exceeds our current and accumulated “earnings and profits,” such distribution will be treated (a) first, as a tax-free return of capital to the extent of a Non-U.S. Holder’s tax basis in the common stock and, (b) thereafter, as gain from the sale or exchange of such common stock. (See more detailed discussion at “Disposition of common stock” below).

     Except as discussed below, a dividend paid by us to a Non-U.S. Holder should be subject to U.S. federal income tax at a rate of 30% (or a reduced rate under an income tax treaty) on the gross amount of such dividend. We generally will be required to withhold this U.S. federal income tax upon the payment of a dividend to a Non-U.S. Holder. In order to obtain a reduced U.S. federal income tax rate under an income tax treaty, a Non-U.S. Holder generally must complete and file a Form W-8BEN. Each Non-U.S. Holder should consult its own financial advisor, legal counsel, or accountant regarding the procedure for claiming a reduced U.S. federal income tax rate under an income tax treaty.

     A dividend paid by us to a Non-U.S. Holder that is effectively connected with the conduct of a trade or business within the U.S. by such Non-U.S. Holder (or, if an income tax treaty applies, is attributable to a permanent establishment or fixed base in the U.S. of such Non-U.S. Holder) should be subject to U.S. federal income tax on a net income basis at normal graduated U.S. federal income tax rates. In addition, such a dividend may also be subject to a 30% U.S. branch profits tax (or reduced U.S. branch profits tax rate under an income tax treaty) if the recipient Non-U.S. Holder is a corporation. Such a dividend generally should not be subject to the U.S. federal withholding tax described above if a Non-U.S. Holder completes and files a Form W-8ECI. For taxable years beginning before January 1, 2009, such a dividend generally should be taxed at the preferential tax rates applicable to long-term capital gains if (a) the Non-U.S. Holder receiving such dividend is an individual, estate, or trust, and (b) such dividend is paid on common stock that has been held by such Non-U.S. Holder for at least 61 days during the 121-day period beginning 60 days before the “ex-dividend date.”

Disposition of Common Stock

     A Non-U.S. Holder will recognize gain or loss on the sale or other taxable disposition of common stock in an amount equal to the difference, if any, between (a) the amount of cash plus the fair market value of any property received and (b) such Non- U.S. Holder’s tax basis in the common stock sold or otherwise disposed of. Gain, if any, recognized by a Non-U.S. Holder on the sale or other taxable disposition of common stock should not be subject to U.S. federal income tax, except as follows:

  Gain recognized by a Non-U.S. Holder that is effectively connected with the conduct of a trade or business within the U.S. by such Non-U.S. Holder (or, if an income tax treaty applies, is attributable to a permanent establishment or fixed base in the U.S. of such Non-U.S. Holder) should be subject to U.S. federal income tax on a net income basis at normal graduated U.S. federal income tax rates. Preferential tax rates generally should apply to long-term capital gains of a Non-U.S. Holder that is an individual, estate, or trust. Deductions for capital losses and net capital losses are subject to complex limitations under the Code. There are currently no preferential tax rates for long-term capital gains of a Non-U.S. Holder that is a corporation. In addition, such gain may also be subject to a 30% U.S. branch profits tax (or reduced U.S. branch profits tax rate under an income tax treaty) if the Non-U.S. Holder is a corporation.

  Gain recognized by a Non-U.S. Holder who is an individual and who is present in the U.S. for 183 days or more during the taxable year of the sale or other taxable disposition of the common stock (and who satisfies certain other conditions) should be subject U.S. federal income tax at a rate of 30%, which gain generally may be offset by U.S. source capital losses.

  Gain recognized by a Non-U.S. Holder should, except as discussed below, be subject to U.S. federal income tax on a net income basis at normal graduated U.S. federal income tax rates if we qualify as a “United States real property holding corporation” under Section 897(c) of the Code (a “USRPHC”) at any time during the 5-year period ending on the date of the sale or other taxable disposition of the common stock (or the Non-U.S. Holder’s holding period for the common stock, if shorter). Preferential tax rates generally should apply to long-term capital gains of a Non-U.S. Holder that is an individual, estate, or trust. Deductions for capital losses and net capital losses are subject to complex limitations under the Code. There are currently no preferential tax rates for long-term capital gains of a Non-U.S. Holder that is a corporation. In addition, such gain may also be subject to a 30% U.S. branch profits tax (or reduced U.S. branch profits tax rate under an income tax treaty) if the Non-U.S. Holder is a corporation. Under an exception to these rules, if the common stock is “regularly traded on an established securities market,” the common stock should be treated as stock of a USRPHC only with respect to a Non-U.S. Holder that held (directly or under certain constructive ownership rules) more than 5% of the common stock during the 5-year period ending on the date of the sale or other taxable disposition of the common stock (or the Non-U.S. Holder’s holding period for the common stock, if shorter). We generally will be a USRPHC if the fair market value of our “United States real property interests” as defined in Section 897(c) of the Code (“USRPIs”) equals or exceeds 50% of the aggregate fair market value of (a) our USRPIs, (b) our interests in foreign real property, and (c) our other assets that are used or held for use in a trade or business. We believe that we currently are a USRPHC and that there is a substantial likelihood that we will continue to be USRPHC. There can be no assurances, however, that the common stock will be “regularly traded on an established securities market.” Each Non-U.S. Holder should consult its own financial advisor, legal counsel, or accountant regarding our potential qualification as a USRPHC and whether the common stock is “regularly traded on an established securities market.”

Information Reporting; Backup Withholding Tax

     We generally will be required to report certain information to the IRS upon the payment of a dividend to a Non-U.S. Holder (regardless of whether any withholding of tax was required by us). Copies of these information returns also may be made available under the provisions of a specific income tax treaty in which the Non-U.S. Holder is a resident. Dividends paid by us to a Non-U.S. Holder generally will be subject to U.S. backup withholding tax at the rate of 28%, unless a Non-U.S. Holder certifies its non-U.S. status (generally on Form W-8BEN) or otherwise establishes an exemption.

     The payment of proceeds from the sale or other taxable disposition of common stock effected by or through a U.S. office of a broker (whether U.S. or foreign) generally will be subject to information reporting to the IRS and U.S. backup withholding tax at the rate of 28%, unless a Non-U.S. Holder certifies its non-U.S. status (generally on Form W-8BEN) or otherwise establishes an exemption. The payment of proceeds from the sale or other taxable disposition of common stock effected by or through a foreign office of a foreign broker generally will not be subject to information reporting to the IRS or U.S. backup withholding tax. The payment of proceeds from the sale or other taxable disposition of common stock effected by or through a foreign office of broker generally will be subject to information reporting to the IRS (but not U.S. backup withholding tax) if such broker is (a) a U.S. person, (b) a foreign person that derived 50% or more of its gross income for certain periods from the conduct of a trade or business within the U.S., (c) a “controlled foreign corporation” under Section 957 of the Code, or (d) a foreign partnership at least 50% of the capital or profits interest in which is owned by U.S. persons or that is engaged in a trade or business within the U.S., unless such broker has documentary evidence of a Non-U.S. Holder’s non-U.S. status or the Non-U.S. Holder otherwise establishes an exemption.

     Any amounts withheld under the U.S. backup withholding tax rules will be allowed as a credit against a Non-U.S. Holder’s U.S. federal income tax liability, if any, or will be refunded, if such Non-U.S. Holder furnishes required information to the IRS. Each Non-U.S. Holder should consult its own financial advisor, legal counsel, or accountant regarding the information reporting and U.S. backup withholding tax rules.

SHARES ELIGIBLE FOR FUTURE SALE

     Future sales of substantial amounts of our common stock in the public market, or the perception that such sales could occur, could adversely affect the prevailing market price of our common stock or make it difficult for us to raise additional equity capital in the future.

Rule 144

     Rule 144 provides a safe harbor from the registration requirements of the Securities Act of 1933, as amended, to facilitate the resale of “restricted securities,” and the resale of both restricted and non-restricted securities held by our affiliates.

     In general, under Rule 144, a person (or persons whose shares are aggregated) who owns “restricted securities” (including shares of our common stock) that were acquired from us or one of our affiliates in a transaction that was not registered under the Securities Act of 1933, as amended, at least one year prior to the proposed sale, will be entitled to sell, in any three-month period, a number of shares that does not exceed the greater of (a) 1% of the then-outstanding shares of our common stock, which will equal approximately 665,878 shares after conversion of the special warrants into the underlying common stock and common stock purchase warrants, or (b) the average weekly trading volume in our common stock on all national securities exchanges (such as the American Stock Exchange) and/or reported through the automated quotation system of a registered securities association during the four calendar weeks preceding the date on which notice of such sale is filed with the Securities and Exchange Commission on Form 144. The Pink Sheets LLC (currently the only market for our company’s common stock) and the OTC Bulletin Board do not qualify as automated quotation system for the purposes of Rule 144.

     In addition, our affiliates must comply with the restrictions and requirements of Rule 144, other than the one-year holding period requirement, in order to publicly sell shares of our common stock that are not restricted securities.

     Sales under Rule 144 are also subject to certain requirements concerning availability of public information, manner of sale, and notice of sale. One such requirement is that our company must have filed all reports that are required to be filed under section 13 of the Securities Exchange Act of 1934, as amended during the 12 month period preceding the date of sale.

     On November 15, 2007, the Securities and Exchange Commission adopted certain amendments to Rule 144, including a reduction of the holding period applicable to restricted securities from one year to six months. As amended, Rule 144 will allow stockholders who nave not been affiliates of our company for at least three months to freely resell restricted securities after the six month holding period has expired, without any volume or manner of sale restrictions, provided that the existing requirements under Rule 144 concerning the availability of public information about our company are met. These amendments will take effective thirty days after they are published in the Federal Register.

Rule 144(k)

     Under Rule 144(k), a stockholder who is not one of our affiliates and has not been our affiliate for at least three months prior to the sale and who has beneficially owned restricted shares of our common stock for at least two years may resell the shares without limitation. The amendments adopted by the Securities and Exchange Commission on November 15, 2007 include a reduction this two year period to twelve months.

Calculation of Holding Periods under Rule 144

     In meeting the holding periods described above, a holder of restricted shares of our common stock can include the holding periods of a prior owner who was not our affiliate. The holding periods described above do not begin to run until the full purchase price is paid by the person acquiring the restricted shares of our common stock from us or one of our affiliates.

PLAN OF DISTRIBUTION

     The selling stockholders may, from time to time, sell all or a portion of the shares of common stock on any market upon which the common stock may be quoted, in privately negotiated transactions or otherwise. Our common stock is quoted on the Pink Sheets LLC under the symbol “NRDS”. On November 15, 2007, the high and low bid prices for one share of our common stock, as provided by Commodity Systems, Inc., were $1.14 and $1.04, respectively; the closing bid price for one share of our common stock on that date, as provided by Commodity Systems, Inc., was $1.05. We do not have any securities that are currently traded on any other exchange or quotation system.

     It is anticipated that the selling stockholders will offer to sell the shares of common stock being offered in this prospectus at prevailing market prices of our common stock on the Pink Sheets LLC until our common stock is quoted on the OTC Bulletin Board or another quotation medium or stock market, and, thereafter, at prevailing market prices on such quotation medium or stock market. There is no relationship whatsoever between the offering price and our assets, earnings, book value or any other objective criteria of value. We will not receive any proceeds from the resale of shares of our common stock by the selling stockholders. We may receive proceeds from the exercise of warrants, if exercised, and will use such proceeds for general corporate purposes and potentially to repay corporate debt.

     The shares of common stock being offered by this prospectus may be sold by the selling stockholders by one or more of the following methods, without limitation:

(a)

block trades in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

(b)	purchases by broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus;

(c)	an exchange distribution in accordance with the rules of the applicable exchange;

(d)	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

(e)	privately negotiated transactions;

(f)	market sales (both long and short to the extent permitted under the federal securities laws);

(g)	at the market to or through market makers or into an existing market for the shares;

(h)	through transactions in options, swaps or other derivatives (whether exchange listed or otherwise); and

(i)	a combination of any of the aforementioned methods of sale.

     In the event of the transfer by the selling stockholder of its shares to any pledgee, donee or other transferee, we will amend this prospectus and the registration statement of which this prospectus forms a part by the filing of a post-effective amendment in order to have the pledgee, donee or other transferee in place of the selling stockholder who has transferred his or her shares.

     In effecting sales, brokers and dealers engaged by a selling stockholder may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the selling stockholder or, if any of the broker-dealers act as an agent for the purchaser of such shares, from the purchaser in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with a selling stockholder to sell a specified number of the shares of common stock at a stipulated price per share. Such an agreement may also require the broker-dealer to purchase as principal any unsold shares of common stock at the price required to fulfil the broker-dealer commitment to the selling stockholder if such broker-dealer is unable to sell the shares on behalf of the selling stockholder. Broker-dealers who acquire shares of common stock as principal may thereafter resell the shares of common stock from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above. Such sales by a broker-dealer could be at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In connection with such resales, the broker-dealer may pay to or receive from the purchasers of the shares commissions as described above.

     A selling stockholder and any broker-dealers or agents that participate with that selling stockholder in the sale of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, in connection with these sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933, as amended.

     From time to time, a selling stockholder may pledge its shares of common stock pursuant to the margin provisions of its customer agreements with its brokers. Upon a default by a selling stockholder, the broker may offer and sell the pledged shares of common stock from time to time. Upon a sale of the shares of common stock, the selling stockholders intend to comply with the prospectus delivery requirements under the Securities Exchange Act of 1933, as amended, by delivering a prospectus to each purchaser in the transaction. We intend to file any amendments or other necessary documents in compliance with the Securities Exchange Act of 1933, as amended, which may be required in the event a selling stockholder defaults under any customer agreement with brokers.

     To the extent required under the Securities Exchange Act of 1933, as amended, a post effective amendment to this registration statement will be filed, disclosing the name of any broker-dealers, the number of shares of common stock involved, the price at which the common stock is to be sold, the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and other facts material to the transaction.

     We and the selling stockholders will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under it, including, without limitation, Rule 10b-5 and, insofar as a selling stockholder is a distribution participant and we, under certain circumstances, may be a distribution participant, under Regulation M. All of the foregoing may affect the marketability of the common stock.

     All expenses of the registration statement including, but not limited to, legal, accounting, printing and mailing fees are and will be borne by us. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the shares of common stock will be borne by the selling stockholder, the purchasers participating in such transaction, or both.

     Any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act of 1933, as amended, may be sold under Rule 144 rather than pursuant to this prospectus.

EXPERTS

     The consolidated financial statements as of December 31, 2006, and for each of the two years in the period ended December 31, 2006 included in this prospectus and elsewhere in the registration statement have been audited by Mayer Hoffman McCann P.C., independent registered public accounting firm, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in auditing and accounting in giving said reports.

     The estimates of our mineralized material have been included in this prospectus in reliance uponJohnson Camp Mine Project Feasibility Study, Cochise County, Arizona, Technical Report pursuant to National Instrument 43-101 of the Canadian Securities Administrators, prepared by Dr. Michael Bikerman, Ph.D, PG, Mr. David Bikerman, M.S., E.M. and Mr. Thomas McGrail, Eng. of Bikerman Engineering & Technology Associates, Inc. and Mr. Dale Deming, P.E., of Dale A. Deming, P.E. (sole proprietorship).

INTEREST OF NAMED EXPERTS AND COUNSEL

     No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock offered hereby was employed on a contingency basis, or had, or is to receive, in connection with such offering, an interest, direct or indirect, in our company, nor was any such person connected with our company as an underwriter, voting trustee, director, officer, or employee.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL MATTERS

     Mayer Hoffman McCann P.C. has been appointed as our independent registered public accounting firm effective May 2004, with the approval of our board of directors. There have been no disagreements between us and Mayer Hoffman McCann P.C. on any matter of accounting principles, practices or financial statement disclosure.

WHERE YOU CAN FIND MORE INFORMATION

     We are required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Our Securities and Exchange Commission filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov.

     You may also read and copy any materials we file with the Securities and Exchange Commission at the Public Reference Section of the SEC, at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our filings and the registration statement can also be reviewed by accessing the SEC’s website at http://www.sec.gov.

     No finder, dealer, sales person or other person has been authorized to give any information or to make any representation in connection with this offering other than those contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by Nord Resources Corporation. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date of this prospectus.

____________________

GLOSSARY OF TECHNICAL TERMS

SEC Industry Guide 7 Definitions

reserve

The term “reserve” refers to that part of a mineral deposit which could be economically and legally extracted or produced at the time of the reserve determination. Reserves must be supported by a feasibility study done to bankable standards that demonstrates the economic extraction. (“Bankable standards” implies that the confidence attached to the costs and achievements developed in the study is sufficient for the project to be eligible for external debt financing.) A reserve includes adjustments to the in-situ tons and grade to include diluting materials and allowances for losses that might occur when the material is mined.

proven (measured) reserve

The term “proven reserve” refers to reserves for which (a) quantity is computed from dimensions revealed in outcrops, trenches, workings or drill holes; grade and/or quality are computed from the results of detailed sampling and (b) the sites for inspection, sampling and measurement are spaced so closely and the geologic character is so well defined that size, shape depth and mineral content of reserves are well-established.

probable (indicated) reserve

The term “probable reserve” refers to reserves for which quantity and grade and/or quality are computed from information similar to that used for proven (measured) reserves, but the sites for inspection, sampling, and measurement are farther apart or are otherwise less adequately spaced. The degree of assurance, although lower than that for proven reserves, is high enough to assume continuity between points of observation.

mineralized material	The term “mineralized material” refers to material that is not included in the reserve as it does not meet all of the criteria for adequate demonstration for economic or legal extraction.

exploration stage	An “exploration stage” prospect is one which is not in either the development or production stage.

production stage	A “production stage” project is actively engaged in the process of extraction and beneficiation of mineral reserves to produce a marketable metal or mineral product.

Definitions of Technical Terms

     Following are definitions of certain technical terms used in this prospectus.

Acid Soluble Copper. A measure of the estimated amount of copper in a rock sample that can be dissolved using a weak acid digestion. The acid soluble copper can be significantly less than the total copper in a rock.

Anomaly. A geological feature, especially in the subsurface, distinguished by geological, geophysical, or geochemical means, which is different from the general surroundings and is often of potential economic value.

Assay. To analyze the proportions of metals in an ore; to test an ore or mineral for composition, purity, weight, or other properties of commercial interest. “Assay” can also refer to the test or analysis itself, as well as its results.

Block Model. Computer-generated block model of an ore deposit in which each block contains information about the geology, ore grade, tonnage, density and dimensions of that block in space. The purpose of the geological block model is to provide estimates of grade and tonnage for mine reserve estimating purposes and for mine planning.

Cathode Copper. A marketable product of copper resulting from SX-EW.

Chrysocolla. A monoclinic mineral that is soft and bluish green to emerald green. It forms incrustations and thin seams in oxidized parts of copper mineral veins, and is a source of copper.

Column Test. A test where dry ore samples of various particle sizes are placed into columns (pipes) of a selected length and diameter, and then acidified leach solutions are circulated through the column for various periods of time. Column test data is used to determine such heap leach operating parameters as: acid cure and no cure, acid cure dosage, acid cure time, crush size, irrigation rate, reagent acid concentration, lift height and temperature.

Fault. A planar feature produced by breaking of the Earth’s crust with movement on one, or both, sides of the plane.

Feasibility Study. A comprehensive study of a deposit in which all geological, engineering, operating, economic and other relevant factors are considered in sufficient detail that it could reasonably serve as the basis for a final decision by a financial institution to finance the development of the deposit for mineral production.

Geophysical. Surveys that are conducted to measure the Earth’s physical properties as a means of identify areas where anomalous features may exist.

Heap Leaching. A process whereby copper is recovered from ore by heaping broken ore on sloping impermeable pads, repeatedly irrigating the heaps with a diluted sulphuric acid solution which dissolves the copper content in the ore, collecting the copper-laden solutions (PLS), and stripping the solution of copper.

Internal Rate of Return (IRR). The rate of return that would make the present value of future cash flows plus the final market value of an investment or business opportunity equal to the current market price of the investment or opportunity.

Leach. The dissolution of soluble constituents from a rock or orebody by the natural or artificial action of percolating solutions.

Lerch Grossman. A method of precise open pit optimization commonly used in the mining industry. The technique, founded in 3 dimensional graph theory, relies on a regular system of blocks which defines the value (profit, loss) and type (ore, waste) of material contained in the blocks. Each block receives a positive or negative value representing the dollar value (profit/loss) that would be expected by excavating and extracting the minerals.

Lithology. The character of a rock described in terms of its structure, color, mineral composition, grain size, and arrangement of its component part. It is all those visible features that in the aggregate impart individuality to the rock.

Malachite. A monoclinic mineral that is bright green. It is dimorphous with georgeite and occurs with azurite in oxidized zones of copper deposits. It is a source of copper.

Manganiferous. Something that contains manganese.

Metallurgical Testing. The study of the physical properties of metals as affected by composition, mechanical working, and heat treatment.

Mine. An opening or excavation in the ground for the purpose of extracting minerals; a pit or excavation from which ores or other mineral substances are taken by digging; an opening in the ground made for the purpose of taking out minerals; an excavation properly underground for digging out some usable product, such as ore, including any deposit of any material suitable for excavation and working as a placer mine; collectively, the underground passage and workings and the minerals themselves.

Mineralized. Material added by hydrothermal solutions, principally in the formation of ore deposits. Often refers to the presence of a mineral of economic interest in a rock.

Mixer-settler. Extraction apparatus. A mixer-settler consists of an agitation tank (commonly known as a "mixer" or "mix box") in which the aqueous and organic solutions are contacted (e.g. PLS and kerosene), and a shallow gravity settling basin (commonly known as a "settler") where the mixed solutions are allowed to settle due to natural gravity. The resulting individual layers of solution are capable of separate discharge.

Open Pit Mining. The process of excavating an ore body from the surface in progressively deeper layered cuts or steps. Sufficient waste rock adjacent to the ore body is removed to maintain mining access and to maintain the stability of the resulting pit.

Open Pit. A surface mine working open to daylight, such as a quarry.

Ore. The naturally occurring material from which a mineral or minerals of economic value can be extracted profitably or to satisfy social or political objectives. The term is generally but not always used to refer to metalliferous material, and is often modified by the names of the valuable constituent.

Oxide. A mineral compound characterized by the linkage of oxygen with one or more metallic elements. Sulfide minerals typically convert to oxides on exposure to oxygen. Oxides are more amenable to heap leach techniques than are sulfides.

Patented Mining Claims. A patented mining claim is one for which the Federal Government has passed its title to the claimant, making it private land. A person may mine and remove minerals from a mining claim without a mineral patent. However. a mineral patent gives the owner exclusive title to the locatable minerals. It also gives the owner title to the surface and other resources.

Porphyry. An igneous rock containing conspicuous crystals or phenocysts in a fine-grained groundmass; type of mineral deposit in which ore minerals are widely disseminated, generally of a low grade by large tonnage.

PLS. Pregnant Leach Solution is acidic copper-laden water generated from stockpile leaching and heap leaching. Pregnant Leach Solution is used in the SX-EW process.

Raffinate. The portion of an original liquid (PLS) that remains after other components have been dissolved by a solvent.

Reverse Circulation. The circulation of bit-coolant and cuttings-removal liquids, drilling fluid, mud, air, or gas down the borehole outside the drill rods and upward inside the drill rods. Often used to describe an advanced drilling and sampling method that takes a discrete sample from a drill interval with the objective of maintaining sample integrity.

Reserve. Measurement of size and grade of a mineral deposit that infers parameters have been applied to assess the potential for economic development.

Resource. The measurement of size and grade of a mineral deposit, without any inferred economic parameters.

Run-of-Mine. Ore in its natural, unprocessed state as it is mined (no crushing, grinding, concentrating, metallurgical extraction, etc.). For example, for a copper deposit, run-of-mine ore is material that has been drilled from a mine and blasted into broken pieces of rock taken out and put directly on heap leach pads without any further crushing.

Sediments. Material that has been deposited on the surface of the Earth through geologic means, usually transported and deposited by water. This material may eventually be cemented into rock.

Sulfide. A mineral compound characterized by the linkage of sulphur with a metal.

Solvent extraction-electrowinning (SX-EW). A hydrometallurgical process for the recovery of copper from oxide ores through the use of an organic solvent and strong acid to concentrate the metal in solution, and using electrolysis to plate the metal out of solution. Produces a high-grade product that can be treated and sold as refined metal.

Strike. The course or bearing of the outcrop of an inclined bed, vein, or fault plane on a level surface; the direction of a horizontal line perpendicular to the direction of the dip.

Tons. A unit of weight measurement. In this prospectus it means dry short tons (2,000 pounds).

Total Copper (Total Cu). A measure of the estimated amount of copper in a rock sample.

Unpatented mining claims. Land which has been staked and recorded in appropriate mining registries and in respect of which the owner has the right to explore for and exploit the minerals contained in such land and to conduct mining operations thereon. In this prospectus, unpatented mining claims refers to lode claims (and not placer claims).

FINANCIAL INFORMATION

Index to Condensed Consolidated Financial Statements
September 30, 2007 and 2006:

NORD RESOURCES CORPORATION AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEET
SEPTEMBER 30, 2007
(Unaudited)

ASSETS

Current Assets:
Cash and cash equivalents	$9,763,893
Accounts receivable	79,089
Prepaid expenses and other	77,940

Total Current Assets	9,920,922

Property and Equipment, at cost:
Property and equipment	3,924,031
Less accumulated depreciation and amortization	(1,415,193)
2,508,838
Construction in progress	4,707,726

Net Property and Equipment	7,216,564

Other Assets:
Restricted cash	688,201
Debt issuance costs, net of accumulated amortization	696,418

Total Other Assets	1,384,619

Total Assets	$18,522,105

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$1,874,477
Accrued expenses	454,119
Current maturities of long-term debt	45,801
Current maturity of capital lease obligation	12,500

Total Current Liabilities	2,386,897

Long-Term Liabilities:
Derivative contracts	9,454,750
Accumulated reclamation costs	195,781
Other	66,152

Total Long-Term Liabilities	9,716,683

Total Liabilities	12,103,580

Commitments and contingencies

Stockholders’ Equity:
Common stock: $.01 par value, 100,000,000 shares authorized,
35,778,095 shares issued and outstanding	357,781
Additional paid-in capital	87,632,526
Special warrants	20,820,932
Accumulated deficit	(92,937,964)
Accumulated other comprehensive income (loss)	(9,454,750)

Total Stockholders’ Equity	6,418,525

Total Liabilities and Stockholders’ Equity	$18,522,105

The accompanying notes are an integral part of these condensed consolidated financial statements.

NORD RESOURCES CORPORATION AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006
(Unaudited)

	2007	2006
Net sales	$-	$-

Operating expenses	3,997,919	4,732,821
Depreciation, depletion and amortization	78,350	62,510

Loss from operations	(4,076,269)	(4,795,331)

Other income (expense):
Interest expense	(482,589)	(1,371,786)
Gain on investments, net	-	2,020,739
Legal settlement	3,617,166	-
Miscellaneous income	466,389	270,904

Total other income (expense)	3,600,966	919,857

Loss before income taxes	(475,303)	(3,875,474)

Provision for income taxes	-	-

Net loss	$(475,303)	$(3,875,474)

Net Loss Per Basic and Diluted Share of Common Stock:

Weighted average number of common shares outstanding	34,667,008	33,532,891

Net loss per share of common stock	$(0.01)	$(0.12)

The accompanying notes are an integral part of these condensed consolidated financial statements.

NORD RESOURCES CORPORATION AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENT OF
CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007
(Unaudited)

						Accumulated
			Additional			Other	Total
	Common Stock		Paid-in	Special	Accumulated	Comprehensive	Stockholders’
	Shares	Amount	Capital	Warrants	Deficit	Income (Loss)	Equity (Deficit)

Balance at December 31,
2006	34,018,043	$340,181	$85,563,087	$-	$(92,462,661)	$-	$(6,559,393)
Comprehensive loss:
Net loss	-	-	-	-	(475,303)	-	(475,303)
Cash flow hedge, net	-	-	-	-	-	(9,454,750)	(9,454,750)
Comprehensive loss	-	-	-	-	-	-	(9,930,053)

Common stock issued for
Coyote Springs	33,332	333	36,332	-	-	-	36,665
Common stock issued to
settle accounts payable	139,880	1,399	161,601	-	-	-	163,000
Exercise of warrants	717,160	7,171	350,180	-	-	-	357,351
Compensation expense
from issuance of stock
options	-	-	625,756	-	-	-	625,756
Issuance of special
warrants (net of
offering costs of
$2,179,093)	-	-	-	20,820,932	-	-	20,820,932
Issuance of stock options
in connection with
special warrant
financing	-	-	513,436	-	-	-	513,436
Common stock issued for
deferred stock units	90,027	901	(901)	-	-	-	-
Conversion of
convertible notes,
related party	679,653	6,796	125,884	-	-	-	132,680
Warrants issued in
connection with bridge
loan	-	-	85,846	-	-	-	85,846
Compensation expense
from issuance of
deferred stock units	-	-	92,305	-	-	-	92,305
Common stock issued for
services	100,000	1,000	79,000	-	-	-	80,000

Balance at September 30,
2007	35,778,095	$357,781	$87,632,526	$20,820,932	$(92,937,964)	$(9,454,750)	$6,418,525

The accompanying notes are an integral part of these condensed consolidated financial statements.

NORD RESOURCES CORPORATION AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006
(Unaudited)

	2007	2006
Cash Flows From Operating Activities:
Net loss	$(475,303)	$(3,875,474)
Adjustments to reconcile net loss to net cash provided (used) by operating activities:
Depreciation, depletion and amortization	78,350	62,510
Accretion expense on accrued reclamation costs	13,659	11,976
Amortization of debt issuance costs	100,000	483,791
Write-off of deferred offering costs	-	397,803
Write-off of deposit on abandoned financing	-	50,000
Accretion of discount on debt	85,846	500,481
Stock option mark to market adjustment	-	26,250
Copper put options mark to market adjustment	-	142,738
Issuance of common stock and deferred stock units for services rendered	172,305	336,010
Issuance of stock options for services rendered	625,756	477,239
Gain on sale of securities held for trading	-	(261,712)
Proceeds from sale of securities held for trading	-	1,729,391
Beneficial conversion feature recorded as interest expense	-	1,722
Changes in assets and liabilities:
Accounts receivable	(74,162)	(117,705)
Other assets	(46,997)	(118,078)
Accounts payable	663,087	144,508
Accrued expenses	(2,364,404)	854,618

Net Cash Provided (Used) By Operating Activities	(1,221,863)	846,068

Cash Flows From Investing Activities:
(Increase) decrease in restricted cash	(688,201)	126,063
Purchase of copper put options	-	(56,252)
Capital expenditures	(441,551)	(109,068)
Construction in progress	(4,203,690)	-

Net Cash (Used) By Investing Activities	(5,333,442)	(39,257)

Cash Flows From Financing Activities:
Deferred financing costs	-	(245,805)
Debt issuance costs	(721,418)	(161,065)
Principal payments on notes payable	(5,668,313)	-
Proceeds from issuance of notes payable	25,000	1,011,242
Principal payments on capital leases	(15,625)	(14,063)
Proceeds from issuance of special warrants	23,000,025	-
Offering costs paid in connection with special warrant financing	(1,665,657)	-
Proceeds from exercise of warrants	357,351	-
Proceeds from issuance of common stock	-	82,000

Net Cash Provided By Financing Activities	15,311,363	672,309

Net Increase in Cash and Cash Equivalents	8,756,058	1,479,120

Cash and Cash Equivalents at Beginning of Period	1,007,835	141,197

Cash and Cash Equivalents at End of Period	$9,763,893	$1,620,317

Supplemental Disclosure of Cash Flow Information:
Cash paid during the period for:

Interest	$290,368	$377,567
Income taxes	-	-

Supplemental Disclosure of Non-cash Investing and Financing Activities:
Common stock issued for purchase of property	36,665	29,010
Stock options issued for purchase of property	-	20,340
Stock options issued in connection with special warrant financing	513,436	-
Warrants issued in connection with debt facilities	85,846	260,729
Common stock issued for settlement of accounts payable	163,000	36,924
Common stock issued in exchange for deferred stock units	901	-
Debt issuance costs paid through notes payable	75,000	-
Common stock issued upon conversion of related party convertible notes	132,680	-
Mark to market of cash flow hedges	9,454,750	-

The accompanying notes are an integral part of these condensed consolidated financial statements.

NORD RESOURCES CORPORATION AND SUBSIDIARY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

1. FINANCIAL STATEMENTS

The accompanying financial information of Nord Resources Corporation (the “Company”) is prepared in accordance with the rules prescribed for filing condensed interim financial statements and, accordingly, does not include all disclosures that may be necessary for complete financial statements prepared in accordance with U.S. generally accepted accounting principles. The disclosures presented are sufficient, in management’s opinion, to make the interim information presented not misleading. All adjustments, consisting of normal recurring adjustments which are necessary so as to make the interim information not misleading, have been made. Results of operations for the nine months ended September 30, 2007 are not necessarily indicative of results of operations that may be expected for the year ending December 31, 2007.

2. STOCK-BASED COMPENSATION

Stock Options

Beginning January 1, 2006, the Company adopted the fair value recognition provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123(R), “Share-Based Payment,” using the modified prospective application method. The Company has granted incentive and non-qualified stock options to its directors under terms of its 2006 Stock Incentive Plan. The Company has also granted non-qualified, non-plan stock options, which have been authorized by the Company’s board of directors. Stock options are generally granted at an exercise price equal to or greater than the quoted market price on the date of grant.

There are 6,415,001 stock options outstanding at September 30, 2007, of which 3,715,001 are non-qualified, non-plan stock options and 2,700,000 have been issued pursuant to the Company’s 2006 Stock Incentive Plan. The outstanding options expire at various dates from 2008 to 2017.

The Company granted 2,100,000 stock options to employees and directors during the nine months ended September 30, 2007. The Company recognized $625,756 in compensation expense related to employee and director stock options for the nine months ended September 30, 2007. During the nine months ended September 30, 2006 the Company granted 1,975,000 stock options to employees and directors and recognized $477,239 compensation expense.

As summarized in the following table, no stock options were exercised during the nine months ended September 30, 2007 and a total of 449,999 stock options either expired or were cancelled in accordance with their terms during the nine month period ended September 30, 2007.

NORD RESOURCES CORPORATION AND SUBSIDIARY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

		Weighted
	Number of	Average Exercise
	Shares	Price
Nine Months Ended September 30, 2007
Options outstanding at December 31, 2006	2,924,998	$.79
Granted	3,940,002.73
Exercised	-	-
Cancelled/Expired	(449,999)	1.61

Options outstanding at September 30, 2007	6,415,001	$.70

The following table summarizes certain additional information about the Company’s total and exercisable stock options outstanding as of September 30, 2007:

		Weighted
		Average
		Remaining	Weighted
	Number	Contractual Life	Average	Intrinsic
	Outstanding	in Years	Exercise Price	Value

Total stock options	6,415,001	5.0	$ .70	$ 4,958,800
Exercisable stock options	4,815,001	3.7	.68	3,819,800

The market price of the Company’s common stock on September 30, 2007 was $1.47 per share. The weighted average exercise price of the total and exercisable stock options was $0.70 and $0.68, respectively. Accordingly, the intrinsic value of such total stock options and exercisable stock options was $4,958,800 and $3,819,800, respectively.

The following table summarizes the unvested stock options outstanding as of September 30, 2007:

		Weighted
		Average Grant
	Number of	Date
	Options	Fair Value
Nine Months Ended September 30, 2007
Non-vested options outstanding at December 31, 2006	533,333	$.78
Granted	3,940,002.42
Vested	(2,806,668)	.39
Cancelled/Forfeited	(66,667)	.78

Non-vested Options outstanding at September 30, 2007	1,600,000	$.57

The total grant date fair value of options vested during the nine months ended September 30, 2007 was $1,097,916. The Company recognizes stock option compensation expense on stock options with a graded vesting schedule on a straight line basis over the requisite service period for each separately vesting portion of the award as if the award was, in substance, multiple awards. As of September 30, 2007, 1,600,000 stock options remained unvested, resulting in $567,389 in compensation expense to be recognized over 1.8 years.

NORD RESOURCES CORPORATION AND SUBSIDIARY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

The Company uses the Black-Scholes option pricing model to estimate the fair value of stock options granted. When determining the fair value of stock options, the expected forfeiture rate is based on historical employee rates. The expected term of the options granted is estimated using the formula set forth in Securities and Exchange Commission Staff Accounting Bulletin No. 107. The risk-free interest rate is based upon the U.S. Treasury yield curve in effect at the date of grant and, in connection with the adoption of SFAS 123(R), “Share-Based Payment,” the expected volatility is based on the weighted historical volatility of the Company’s common stock and that of its peer group.

The Company granted 3,940,002 and 2,074,999 (2006 includes 99,999 stock options issued pursuant to the Coyote Springs property option agreement) stock options during the nine month periods ended September 30, 2007 and 2006, respectively. The fair values for the stock options granted during the nine month periods ended September 30, 2007 and 2006 were estimated at the respective dates of grant using the Black-Scholes option pricing model with the following assumptions:

	Nine Months Ended September 30, 2007	Nine Months Ended September 30, 2006
Risk-free interest rate	4.9% to 5.0%	4.5% to 4.9%
Expected life	2.0 to 5.5 years	1.5 to 5.5 years
Expected volatility	78% to 91%	60% to 90%
Expected dividend yield	0%	0%

Deferred Stock Units

During the nine months ended September 30, 2007 and 2006, certain equity-based fees have been paid to the Company’s non-executive directors in the form of awards issued pursuant to the Company’s 2006 Stock Incentive Plan. The non-executive directors have limited rights, exercisable within applicable time limits, to elect to have any percentage of such awards, and any percentage of cash fees, payable in deferred stock units (“DSUs”). Each of the Company’s non-executive directors exercised such rights in respect of the equity-based fees payable to them for the nine months ended September 30, 2007 and 2006. Accordingly, during the nine months ended September 30, 2007, the Company credited a total of 108,513 DSUs, to its non-executive directors, and recognized expenses of $92,305, related to the issuance of these DSUs. During the nine months ended September 30, 2006 the Company credited a total of 114,433 deferred stock units to its non-executive directors, and recognized expense of $90,624 related to the issuance of these DSUs. The DSUs were granted under the 2006 Stock Incentive Plan. As of September 30, 2007, there were 164,727 DSUs outstanding.

Common Stock

During the nine months ended September 30, 2007, the Company issued 100,000 shares of fully paid and non-assessable common stock to an officer of the Company with a weighted average grant date fair value of $0.80 per share. Stock-based compensation related to these awards of $80,000 is included in operating expenses for the nine months ended September 30, 2007. During the nine months ended September 30, 2006, the Company issued 606,471 shares of fully paid and non-assessable shares of common stock to employees of the Company with a weighted average grant date fair value of $.64 per share. Total stock based compensation of $839,499 was included in operating expenses for the nine months ended September 30, 2006.

NORD RESOURCES CORPORATION AND SUBSIDIARY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

3. STOCKHOLDERS’ EQUITY

Special Warrants

The Company completed an unregistered private placement offering of 30,666,700 special warrants on June 5, 2007. The special warrants were offered and sold at a price of $0.75 per special warrant, for aggregate gross proceeds of $23,000,025. Each special warrant is convertible into one fully-paid and non-assessable share of common stock and one-half of one common share purchase warrant for no additional consideration. The special warrants are governed by the terms of a special warrant indenture dated June 5, 2007 among the Company, Computershare Trust Company of Canada, as the special warrant trustee, and Blackmont Capital Inc. The holder of a special warrant will not be deemed a holder of the underlying common stock or warrants until the special warrant is converted.

Under the terms of the special warrant indenture, the Company is required to:

(a)

file and obtain a receipt for a Canadian non-offering prospectus to qualify the issuance in Canada of (i) the shares of common stock and the warrants issuable upon conversion of the special warrants, and (ii) the shares of common stock issuable upon exercise of the warrants, and

(b)

file a registration statement under the Securities Act of 1933, as amended, in order to register the resale of (i) the shares issuable upon conversion of the special warrants, and (ii) the shares issuable upon exercise of the warrants.

If the Company fails to obtain a receipt for a final Canadian prospectus and effectiveness of the U.S. registration statement by December 3, 2007, being the 180th day following the closing date of the special warrant offering, the Company will be liable for a liquidity incentive payment to the investors equal to 1% per month (pro-rated), subject to a maximum liquidity incentive payment equal to an aggregate of 12% of the gross proceeds of the offering. The Company anticipates obtaining a receipt for the final Canadian prospectus and effectiveness of the U.S. registration statement by December 14, 2007 (the “Anticipated Qualification Date”), and has recognized $81,613 in expense related to the liquidity incentive. Since obtaining a receipt for the final Canadian prospectus and effectiveness of the U.S. registration statement is within the discretion of the responsible securities regulators, there is no assurance that Anticipated Qualification Date will not be delayed.

The special warrants will expire on the earlier of:

(a)	the third business day following the date on which the Company obtains a receipt for the final Canadian prospectus;

(b)	the date that is four months and one day following the date on which the Company becomes a reporting issuer under the securities legislation of any province or territory of Canada; and

(c)	June 5, 2009, being the date which is two years following the date of the special warrant indenture.

The holder of a special warrant that has not expired in accordance with its terms may elect to convert its special warrant into the underlying shares of common stock and warrants at any time after December 3, 2007. Each special warrant that has not been converted by the holder will be converted by the special warrant trustee immediately prior to the time of its expiry without the need for any action on the part of the holder.

NORD RESOURCES CORPORATION AND SUBSIDIARY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

A total of 15,333,350 warrants are issuable upon conversion of the special warrants. Each warrant, when issued, will entitle the holder to purchase one share of common stock until June 5, 2012 at a price of $1.10 per share. The warrants are governed by the terms of a warrant indenture dated June 5, 2007 between the Company and Computershare Trust Company of Canada, as the warrant agent.

In connection with the special warrants offering the Company entered into an agency agreement whereby the Company paid a cash commission of 6% of the gross proceeds realized from the sale of the special warrants to the agents and issued 1,840,002 stock options to the agents entitling them to acquire one share of common stock of the Company at anytime within the subsequent 24 month period at an exercise price of $0.75. For financial reporting purposes, these stock options were valued at $513,436.

Increase in Authorized Share Capital

On May 8, 2007, the Company amended its Certificate of Incorporation to increase its authorized capital from 50,000,000 to 100,000,000 shares of common stock with a par value of $0.01 per share.

4. PROJECT FINANCING

The Company entered into a Credit Agreement dated June 28, 2007 (the “Credit Agreement”) with Nedbank Limited (“Nedbank”), as administrative agent and lead arranger.

The Credit Agreement provides for a $25 million secured term loan credit facility that will be used by the Company to assist in financing the construction, start-up and operation of the Johnson Camp Mine. The Credit Agreement contemplates a series of term loans to be funded from time to time by a syndicate of lenders in response to draw-down requests by the Company, with the aggregate amount of all term loans being $25 million. The term loans will be available until the earlier of: (i) the date of termination of the lender commitments; (ii) the first principal repayment date; and (iii) June 30, 2008. The loans bear interest, payable in arrears, at an annual rate equal to the London Interbank Offered Rate (“LIBOR”) for the interest period in effect plus a margin of 3.0% (3.5% during the initial reactivation period). In the event that the Company defaults under the Credit Agreement, an additional 3.0% interest will be payable in addition to such annual rate and all interest will be payable on demand. Additionally, the Company paid a $500,000 loan fee on the lenders $25 million term loan commitment, of which $50,000 was credited from a previously expired commitment.

The Credit Agreement is collateralized by substantially all of the Company’s assets, restricts the Company from incurring certain additional debt, limits the Company’s ability to pay dividends and will be repaid beginning one year after the first draw down and ending four years after the date of the first draw down, subject to certain prepayment obligations set forth in the Credit Agreement.

Additionally, pursuant to the Credit Agreement, the Company was required to put in place a copper price protection program for a portion of its copper output from the Johnson Camp Mine.

The Company has not yet drawn down any principal under the Credit Agreement, but anticipates that it will draw down funds in the fourth quarter of 2007.

5. BASIC AND DILUTED EARNINGS PER SHARE

Basic earnings (loss) per common share is computed by dividing net earnings (loss) by the weighted average number of common shares outstanding during the period. Diluted earnings (loss) per share is calculated based on the weighted average number of common shares outstanding adjusted for the dilutive effect, if any,

NORD RESOURCES CORPORATION AND SUBSIDIARY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

of stock options, warrants and other dilutive securities outstanding. Outstanding options, warrants and other dilutive securities to purchase 57,368,285 and 9,484,825 shares of common stock for the nine months ended September 30, 2007 and 2006, respectively, are not included in the computation of diluted loss per share as the effect of the assumed exercise of these options and warrants would be anti-dilutive.

6. PLATINUM DIVERSIFIED SETTLEMENT

On September 24, 2007, the Company received the final payment of approximately $2.2 million pursuant to its Settlement Agreement dated March 7, 2007, with Platinum Diversified Mining, Inc. (“PDM”) and PDM’s direct and indirect subsidiaries, Platinum Diversified Mining USA, Inc. (“PDM USA”) and PDM Merger Corp. (together with PDM and PDM USA, the “PDM Parties”). The Settlement Agreement provided for the settlement of the dispute and disagreements between the Company and the PDM Parties arising in connection with agreement and plan of merger dated October 23, 2006 which had contemplated the acquisition of the Company by PDM in an all-cash merger transaction.

The Company received an initial payment of $1.1 million under the Settlement Agreement in March 2007, and has been receiving monthly payments of $50,000 from the PDM Parties. The final payment was contingent upon the completion of an acquisition by PDM meeting certain prescribed criteria. The Company has now received a total of $3.6 million from the PDM Parties in full and final settlement of all claims and disputes between the parties.

7. COPPER PRICE PROTECTION PROGRAM

In connection with the Credit Agreement with Nedbank dated June 28, 2007, the Company has agreed to implement a price protection program with respect to a specified percentage of copper output from the Johnson Camp Mine. The price protection program consists of a synthetic put structure whereby the Company entered into a combination of forward sale and call option contracts for copper quantities, based on a portion of the estimated production from the Johnson Camp Mine during the term of the loan. The program covers approximately 27% of the estimated copper production from the Johnson Camp Mine during the term of the loan. The Company implemented the price protection program by entering into forward sales contracts for 4,560, 3,600, and 2,400 metric tons of London Metal Exchange cash settlement copper for 2009, 2010, and 2011, respectively, at a net forward price of $5,538, $4,481 and $4,413 per metric ton for the same periods. The program also included the purchase of long call options for the same quantities with average strike prices of $8,781, $8,523, and $8,723 per metric ton for the same periods, respectively, thereby permitting the Company to participate in price increases in the event that copper prices exceed the strike price of the long call options. The program requires no cash margins, collateral or other security from the Company.

Under FASB Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities”, these contracts must be carried on the balance sheet at their fair value. As these contracts were designated as cash flow hedges, changes to the fair value of these contracts are reflected in “Other Comprehensive Income”. As of September 30, 2007, the carrying value of the derivative liability was approximately $9,454,750 and the reduction in fair value was recorded as an other comprehensive loss in the Company’s consolidated balance sheet.

NORD RESOURCES CORPORATION AND SUBSIDIARY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

8. RECENTLY ISSUED ACCOUNTING STANDARDS

In February 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments – An Amendment of FASB Statements No. 133 and 140”. SFAS No. 155 resolves issues addressed in Statement 133 Implementation Issue No. D1, “Application of Statement 133 to Beneficial Interests in Securitized Financial Assets”. This Statement permits fair value re-measurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation. It clarifies which interest-only strips and principal-only strips are not subject to the requirements of Statement 133. It also establishes a requirement to evaluate interests in securitized financial assets, clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives, and amends Statement 140 to eliminate the prohibition on a qualifying special-purpose entity holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS No. 155 is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. Early adoption is permitted as of the beginning of an entity’s fiscal year, provided the entity has not yet issued financial statements, including financial statements for any interim period, for that fiscal year. The Company adopted this standard beginning January 1, 2007; it has had no material impact on the Company’s consolidated financial statements.

In June 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – An Interpretation of FASB Statement No. 109”. This interpretation clarifies the accounting for uncertainty in income tax recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, “Accounting for Income Taxes”. This interpretation prescribes a recognition threshold and measurement attribute for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. It also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. This interpretation is effective for fiscal years beginning after December 15, 2006. The Company adopted this standard beginning January 1, 2007; it has had no material impact on the Company’s consolidated financial statements.

In June 2006, the FASB issued EITF Issue No. 06-3, “How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement”. EITF Issue No. 06-3 applies to any taxes assessed by a governmental authority that is both imposed on and concurrent with a specific revenue-producing transaction between a seller and customer, and may include but is not limited to sales, use, value added and some excise taxes. EITF Issue No. 06-3 requires an entity to disclose if taxes are presented in the income statement on a gross or net basis. Additionally, an entity that reports any such taxes on a gross basis should also disclose the amounts of those taxes in interim and annual financial statements for each period an income statement is presented if those amounts are significant. EITF Issue No. 06-3 applies with respect to any interim and annual reports filed after December 15, 2006. The Company adopted EITF Issue No. 06-3 in January 2007. The Company uses the net basis for accounting for taxes imposed in connection with a specific-revenue producing transaction.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. This Statement does not require any new fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company plans to adopt this standard beginning January 2008, and does not anticipate it will have a material impact on the Company’s consolidated financial statements.

NORD RESOURCES CORPORATION AND SUBSIDIARY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plan - an amendment of FASB Statements No. 87, 88, 106, and 132(R)”. SFAS No. 158 requires an employer to recognize the over-funded or under-funded status of a defined benefit postretirement plan as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income. SFAS No. 158 is effective for an issuer of publicly traded securities for financial statements issued for fiscal years ending after December 15, 2006. The Company adopted this standard beginning January 1, 2006; it has had no material impact on the Company’s consolidated financial statements.

In September 2006, the SEC issued SAB 108 which was issued to address diversity in practice in quantifying financial statement misstatements and the potential under current practice for the build up of improper amounts on the balance sheet effective for any fiscal year beginning after November 15, 2005. The Company adopted this bulletin beginning January 1, 2006; it has had no material impact on the Company’s consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities - Including an Amendment of FASB No. 115”. SFAS No. 159 permits entities to choose to measure many financial instruments and certain other assets at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. The Company plans to adopt this standard beginning January 2008; at this time, it is uncertain if doing so will have a material impact on the Company’s consolidated financial statements.

9. SUBSEQUENT EVENTS

Stockholder Approval of Proposed Increase in Authorized Capital

The stockholders adopted a resolution at the annual meeting of stockholders of the Company, held on October 24, 2007, approving an amendment to the Company’s Amended Certificate of Incorporation to increase the number of authorized shares of common stock from 100,000,000 to 200,000,000. The Company has not yet taken any steps to give effect to such increase in the number of authorized shares of common stock. The Company’s board of directors has discretion to elect not to proceed with this change.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Nord Resources Corporation

We have audited the accompanying consolidated balance sheet of Nord Resources Corporation and Subsidiary as of December 31, 2006 and the related consolidated statements of operations, changes in stockholders' deficit and cash flows for the years ended December 31, 2006 and 2005. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Nord Resources Corporation and Subsidiary as of December 31, 2006 and the results of their operations and their cash flows for the years ended December 31 2006 and 2005 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As shown in the consolidated financial statements, the Company incurred a net loss of $6,283,878 and $3,084,166 during the years ended December 31, 2006 and 2005, respectively. As discussed in Note 1 to the consolidated financial statements, the Company’s significant operating losses raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also discussed in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/Mayer Hoffman McCann P.C.

Denver, Colorado
March 28, 2007

NORD RESOURCES CORPORATION AND SUBSIDIARY
CONSOLIDATED BALANCE SHEET
DECEMBER 31, 2006

2006

ASSETS
Current Assets:
Cash and cash equivalents	$1,007,835
Accounts receivable	4,927
Prepaid expenses and other	30,943

Total Current Assets	1,043,705

Property and Equipment, at cost:
Property and equipment	3,949,850
Less accumulated depreciation and amortization	(1,336,842)

Net Property and Equipment	2,613,008

Total Assets	$3,656,713

The accompanying notes are an integral part of these consolidated financial statements.

NORD RESOURCES CORPORATION AND SUBSIDIARY
CONSOLIDATED BALANCE SHEET
DECEMBER 31, 2006
(Continued)

2006
LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current Liabilities:
Accounts payable	$1,211,390
Accrued expenses	3,076,855
Current maturities of long-term debt	5,717,614
Current maturity of capital lease obligation	18,750

Total Current Liabilities	10,024,609

Long-Term Liabilities:
Capital lease obligation, less current maturity	9,375
Accrued reclamation costs	182,122

Total Long-Term Liabilities	191,497

Total Liabilities	10,216,106

Commitments and contingencies

Stockholders’ Deficit:
Common stock: $.01 par value, 50,000,000 shares authorized,
34,018,043 shares issued and outstanding	340,181
Additional paid-in-capital	85,563,087
Accumulated deficit	(92,462,661)

Total Stockholders’ Deficit	(6,559,393)

Total Liabilities and Stockholders’ Deficit	$3,656,713

The accompanying notes are an integral part of these consolidated financial statements.

NORD RESOURCES CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

	2006	2005
Net sales	$–	$–

Operating expenses (Includes stock based compensation of $1,037,739 and
$797,550, respectively)	7,135,628	3,091,237
Depreciation, depletion and amortization	83,347	83,347

Loss from operations	(7,218,975)	(3,174,584)

Other income (expense):
Interest expense	(1,635,360)	(1,659,976)
Gain on investments, net	2,020,739	1,540,106
Miscellaneous income	549,718	210,288

Total other income (expense)	935,097	90,418

Loss before income taxes	(6,283,878)	(3,084,166)

Provision for income taxes	–	–

Net loss	$(6,283,878)	$(3,084,166)

Net Loss Per Basic and Diluted Share of Common Stock:

Weighted Average Number of Common Shares Outstanding	33,643,738	28,087,513

Net loss per share of common stock	$(0.19)	$(0.11)

The accompanying notes are an integral part of these consolidated financial statements.

NORD RESOURCES CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

					Accumulated
	Common Stock		Additional		Other Com-	Total
			Paid-in	Accumulated	prehensive	Stockholders’
	Shares	Amount	Capital	Deficit	Income	Deficit

Balance at December 31, 2004	28,250,522	$282,505	$81,513,886	$(83,094,617)	$968,386	$(329,840)
Comprehensive loss:
Net loss	–	–	–	(3,084,166)	–	(3,084,166)
Reclassification adjustment for gain
included in net income	–	–	–	–	(968,386)	(968,386)
Comprehensive loss						(4,052,552)

Common stock issued for Coyote Springs	86,538	865	21,635	–	–	22,500
Beneficial conversion feature from
issuance of convertible debt	–	–	25,000	–	–	25,000
Rescission of stock options exercised	(1,750,000)	(17,500)	(17,500)	–	–	(35,000)
Compensation from issuance of stock
options	–	–	590,879	–	–	590,879
Common stock issued in private placement	819,644	8,196	278,679	–	–	286,875
Common stock and warrants issued on
revolving line of credit	2,260,000	22,600	1,176,878	–	–	1,199,478
Common stock and warrants issued to
settle outstanding claims and accounts
payable	262,000	2,620	169,612	–	–	172,232
Warrants issued on bridge loan	–	–	171,200	–	–	171,200
Common stock issued for services	497,271	4,974	201,697	–	–	206,671
Balance at December 31, 2005	30,425,975	304,260	84,131,966	(86,178,783)	–	(1,742,557)
Comprehensive loss:
Net loss	–	–	–	(6,283,878)	–	(6,283,878)
Comprehensive loss						(6,283,878)

Common stock and stock options issued
for Coyote Springs	83,844	838	48,512	–	–	49,350
Common stock issued to settle outstanding
claims	46,753	468	36,456	–	–	36,924
Exercise of stock options	2,715,000	27,150	27,150	–	–	54,300
Compensation from issuance of stock
options	–	–	600,879	–	–	600,879
Common stock issued in private placement	80,000	800	27,200	–	–	28,000
Warrants issued on bridge loan	–	–	260,729	–	–	260,729
Compensation from issuance of deferred
stock units	–	–	126,874	–	–	126,874
Common stock issued for services	666,471	6,665	303,321	–	–	309,986
Balance at December 31, 2006	34,018,043	$340,181	$85,563,087	$(92,462,661)	$–	$(6,559,393)

The accompanying notes are an integral part of these consolidated financial statements.

NORD RESOURCES CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

	2006	2005
Cash Flows From Operating Activities:
Net loss	$(6,283,878)	$(3,084,166)
Adjustments to reconcile net loss to net cash provided (used) by operating activities:
Depreciation, depletion and amortization	83,347	83,347
Accretion expense on reclamation costs	16,642	14,793
Amortization of debt issuance costs	532,791	758,528
Write-off of deferred offering costs	397,803	–
Write-off of deposit on abandoned financing	50,000	–
Accretion of discount on debt	545,771	448,637
Stock option mark to market adjustment	26,250	455,000
Realized loss on copper put options	142,738	188,872
Issuance of common stock to settle outstanding claims	–	159,367
Increase in fair value of trading securities	–	(1,406,617)
Issuance of common stock for services rendered	436,860	206,671
Issuance of stock options for services rendered	574,629	135,879
Gain on sale of securities held for trading	(261,712)	(22,358)
Proceeds from sale of securities held for trading	1,729,391	–
Beneficial conversion feature recorded as interest expense	1,722	100,878
Changes in assets and liabilities:
Accounts receivable	(4,928)	–
Other assets	8,271	1,660
Accounts payable	280,666	(24,951)
Accrued expenses	1,972,852	384,225

Net Cash Provided (Used) By Operating Activities	249,215	(1,600,235)

Cash Flows From Investing Activities:
Decrease (increase) in restricted cash	126,063	(126,063)
Purchase of copper put options	(56,252)	(275,358)
Capital expenditures	(109,068)	–

Net Cash (Used) By Investing Activities	(39,257)	(401,421)

Cash Flows From Financing Activities:
Debt issuance costs	(161,065)	(292,111)
Principal payments on notes payable	–	(5,611,991)
Deferred financing costs	(245,805)	(201,998)
Proceeds from issuance of notes payable	1,000,000	7,315,000
Principal payments on capital lease	(18,750)	(18,750)
Proceeds from issuance of common stock	82,300	286,875

Net Cash Provided By Financing Activities	656,680	1,477,025

Net Increase (Decrease) in Cash and Cash Equivalents	866,638	(524,631)

Cash and Cash Equivalents at Beginning of Year	141,197	665,828

Cash and Cash Equivalents at End of Year	$1,007,835	$141,197

Supplemental Disclosure of Cash Flow Information:
Cash paid during the year for:
Interest	$487,715	$331,853
Income taxes	–	–

The accompanying notes are an integral part of these consolidated financial statements.

NORD RESOURCES CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

Nord Resources Corporation (the “Company”) is a United States based corporation involved in all phases of the mining business including exploration, permitting, developing and operating mining projects. The Company’s primary asset is the Johnson Camp Copper Mine (“Johnson Camp Mine”) located in Arizona. This facility was placed on care and maintenance status in 2003. The Company is currently seeking to obtain financing for the restart of the Johnson Camp Mine.

In addition to the Johnson Camp Mine, the Company has an interest in two exploration projects, Coyote Springs located in Arizona and Mimbres located in New Mexico.

In August 2005, the Company granted an option to Titanium Resources Group, Ltd. (“TRG”) to acquire its Class B share in SRL Acquisition No. 1 Limited. The Company subsequently sold a 2/15 fractional interest in the Class B share to TRG in consideration of $200,000 plus the amount of $100,003 representing a pro rata estimate of the fixed dividend entitlement attaching to the Class B share. On December 3, 2005, the Company initiated legal proceedings against TRG in the District Court, 134th District, Dallas County, Texas, alleging, among other things, that TRG purposefully withheld certain material information from the Company during the negotiation of the option agreement.

Pursuant to a Settlement and Release Agreement dated August 9, 2006, the Company, TRG and an individual named as an additional defendant and counter-plaintiff in the legal proceedings settled all outstanding claims on terms which include: (a) the transfer by the Company to TRG of the remaining 13/15 fractional interest in the SRL Acquisition Class B share; and (b) the payment by TRG to the Company of a total $2,100,000 (including the sum of $200,000 previously received by the Company in connection with the original sale of the 2/15 fractional interest in the Class B share of SRL Acquisition to TRG). The Company received the additional $1,900,000 payment on August 10, 2006.

SRL Acquisition owns a 50% indirect interest in Sierra Rutile Limited (“Sierra Rutile”) and its related entities. Sierra Rutile owns a mine in Sierra Leone that was engaged in producing and marketing minerals used in the production of titanium dioxide until civil unrest precipitated the closure of the mine in January 1995. Under SRL Acquisition’s articles of association, the Class B share carries the right to a fixed dividend to be paid in respect of each financial year, calculated with reference to a complicated formula. Essentially, the holder of a Class B share is entitled to 5% of certain cash flows (including any dividends or other income generated from SRL Acquisition’s indirect interest in Sierra Rutile) if certain conditions are met. Since SRL Acquisition holds an indirect 50% interest in Sierra Rutile, this effectively means that a whole Class B share of SRL Acquisition represents a 2.5% carried net profits interest in Sierra Rutile.

This settlement marked the end of the divestiture process that the Company commenced with the original option and sale of the 2/15 fractional interest in the Class B share of SRL Acquisition to TRG in August 2005. This process was undertaken in order to allow management to focus on the Company’s near-term objective of reactivating the Johnson Camp Mine, subject to obtaining the necessary financing.

Basis of Presentation

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amount and classification of liabilities that might be

NORD RESOURCES CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

necessary should the Company be unable to continue as a going concern. The Company’s continuation as a going concern is dependent upon its ability to generate sufficient cash flow to meet its obligations on a timely basis, to obtain additional financing to resume mining operations at Johnson Camp Mine, and to produce copper to sell at a level where the Company becomes profitable. The Company’s continued existence is dependent upon its ability to achieve its operating plan.

The Company’s near term objective is to resume mining and leaching operations at the Johnson Camp Mine, with the view to producing approximately 25 million pounds of copper per year. However, since reactivation of the Johnson Camp Mine is subject to obtaining sufficient financing, the Company’s board of directors has not yet made a production decision.

The Company has obtained a feasibility study containing a mine plan for the Johnson Camp Mine dated March 2000, as well as an update to the feasibility study dated October 11, 2005 which has been supplemented by an addendum prepared in June 2006. The updated feasibility study contains an economic assessment of the Johnson Camp Mine based on the mine plan included in the 2000 feasibility study, capital and operating cost estimates as of the third quarter of 2005, and 36 month average copper prices ending on September 30, 2005. At the time the updated feasibility study was completed, the initial capital costs to be incurred within the first two years of start up were expected to exceed $22 million (including working capital). The Company now expects that the initial capital costs will exceed $28 million. Such costs relate primarily to the rehabilitation of solution ponds, refurbishment and a modest expansion of the copper production facility, and the purchase and installation of crushing and conveying equipment. The increase in the Company’s capital cost estimate is primarily due to inflation and the fact that the original capital cost estimate was premised in part on the availability of used conveying equipment which is increasingly becoming difficult to find; the Company anticipates that it will have to purchase new conveying equipment during the initial start-up period. The Company estimates that it will incur a further $3 million in capital costs in the following two years, which is less than the $9 million in such capital costs that the Company had originally projected due to its intention to defer the construction of a planned leach pad until seven years after the start-up date, as the Company now anticipates that it will be able to accommodate any ore that is mined during the intervening period by expanding one or more of the existing leach pads. These figures do not include estimated reclamation bonding requirements, and do not account for inflation, interest and other financing costs.

The Company presently does not have sufficient cash or working capital necessary to implement the mine development schedule and commence mining operations. Its ability to commence mining operations will be subject to its obtaining sufficient financing to enable it to fund the necessary initial capital costs and start-up operating expenses and working capital. However, the Company believes that the resumption of mining activities at the Johnson Camp mine is warranted based on the relatively high market price of copper. The Company believes that the strengthening market for copper has created an opportunity for it to reactivate the Johnson Camp Mine, despite the anticipated high costs that this will involve.

Funding for the reactivation of the Johnson Camp Mine is expected to come from a combination of equity and debt financing, and the potential exercise of outstanding common stock purchase warrants and options.

If management cannot achieve its operating plan because of sales shortfalls or other unfavorable events, the Company may find it necessary to dispose of assets, or undertake other actions as may be appropriate.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Cochise Aggregates and Materials, Inc. (“Cochise”). Cochise was set up to produce

NORD RESOURCES CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

and market landscape rock products and aggregates derived from the Johnson Camp Mine overburden piles. All intercompany accounts and transactions have been eliminated in consolidation.

Investment in Allied Gold/Nord Pacific

At December 31, 2003 the Company owned a 17.74% interest in Nord Pacific Limited (“Nord Pacific”), a publicly owned mining and exploration company engaged in the production of copper in Australia and the exploration for gold, copper and other minerals in Australia, Papua New Guinea and North America. In December 2003, Nord Pacific entered into an agreement with Allied Gold, a publicly owned mining and exploration company located in Australia, under which Allied Gold acquired all of the outstanding shares of Nord Pacific. This agreement was finalized in 2004 and the Company received one share of Allied Gold for each share of Nord Pacific owned, or 3,697,561 shares of Allied Gold. In addition, the agreement called for the conversion of a subordinated debt in the amount of $233,464, owed to the Company by Nord Pacific, into 1,400,000 common shares of Allied Gold. As of December 31, 2005 the Company owned 4,997,561 shares of Allied Gold all of which were sold during 2006.

During the years ended December 31, 2006 and 2005, the Company accounted for its investment in Allied Gold and Nord Pacific in accordance with Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards (“SFAS”) No. 115, “Accounting for Certain Investments in Debt and Equity Securities.”

Use of Estimates

The preparation of the Company’s consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. The more significant areas requiring the use of management estimates and assumptions relate to mineral reserves of the Johnson Camp Mine that are the basis for future cash flow estimates; reclamation obligations; asset impairment (including long-lived assets and investments); valuation allowances for deferred tax assets; disclosures and reserves for contingencies and litigation; and the fair value and accounting treatment of financial instruments. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Accordingly, actual results may differ significantly from these estimates under different assumptions or conditions.

Cash and Cash Equivalents

For purposes of the consolidated statements of cash flows, the Company considers all highly liquid investments with a maturity of three months or less at the date of purchase to be cash equivalents.

Restricted Cash

As required by the Bridge Loan Facility with Nedbank Limited (“Nedbank”), the Company deposited $400,000 with Auramet Trading, LLC to purchase copper put options. Cash of $0 and $126,063 was held on deposit for this purpose at December 31, 2006 and 2005, respectively.

Accounts Receivable

The Company grants credit to all qualified customers and generally requires no collateral. Accounts receivable are carried at cost less an allowance for losses, if an allowance is deemed necessary. The Company does not accrue finance or interest charges. On a periodic basis, the Company evaluates its

NORD RESOURCES CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

accounts receivable and determines the requirement for an allowance for losses, based upon history of past write-offs, collections and current credit conditions. A receivable is written off when it is determined that all reasonable collection efforts have been exhausted and the potential for recovery is considered remote. Management determined that no allowance for losses was required as of December 31, 2006 and 2005.

Revenue Recognition

The Company recognizes revenue from the sale of products, and related costs of products sold, where persuasive evidence of an arrangement exists, delivery has occurred, the seller’s price is fixed or determinable and collectibility is reasonably assured. This generally occurs when the customer receives the product or at the time title passes to the customer. Sales incentives and returns are estimated and recognized at the date of shipment based upon historical activity and current agreements with customers. The Company evaluates these estimates on a regular basis and revises them as necessary.

Inventories

Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out pricing method.

Marketable Securities

Marketable securities consist of common stock and are stated at market value as determined by the most recently traded price of each security at the balance sheet date. All marketable securities are defined as trading securities or available for sale securities under SFAS No. 115. Management determines the appropriate classification of its investments in marketable debt and equity securities at the time of each purchase and re-evaluates such determination at each balance sheet date. Securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and unrealized gains and losses are included in earnings. Debt securities, for which the Company does not have the intent or ability to hold to maturity, and equity securities are classified as available for sale. Available for sale securities are carried at fair value, with unrealized gains and losses, net of tax, reported as a separate component of stockholders’ equity. The cost of investments sold is determined on the specific identification or the first-in, first-out method.

Financial Instruments

As of December 31, 2005, the Company held financial instruments consisting of put options on copper future contracts that are not designated as hedging instruments under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” and were required pursuant to the terms of the Company’s promissory note with Nedbank. The put options are stated at market value as determined by the most recently traded price of the financial instruments at the balance sheet date and the change in market value is recognized in earnings. The Company’s put options expired during 2006 and therefore the Company held no financial instruments as of December 31, 2006.

Deferred Offering Costs

Transaction costs incurred prior to the closing of an equity offering are capitalized until the sooner of the completion of the equity offering or a determination is made not to proceed with the offering at which time the costs are charged to additional paid-in capital at the time of completion of the offering or charged against income at the time the determination is made not to proceed with the equity offering. The Company expensed $397,803 of deferred offering costs during the year ended December 31, 2006, in

NORD RESOURCES CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

light of the Company’s decision not to proceed with the contemplated equity offering as a result of the Company’s entering into a merger agreement. The merger agreement was subsequently terminated.

Debt Issuance Costs

Debt issuance costs are amortized over the life of the related loan as interest expense. During 2006 and 2005, the Company incurred debt issuance costs of $161,065 and $929,111 respectively, related to the issuance of promissory notes. These costs are being amortized over the term of the loans using the straight-line method, which approximates the effective interest method. Accumulated amortization of debt issuance costs was $1,238,945 and $706,157 at December 31, 2006 and 2005, respectively. Debt issuance costs were fully amortized at December 31, 2006.

Property and Equipment

Property and equipment are stated at cost. Mineral exploration costs are expensed as incurred. Equipment is depreciated using the straight-line method over the estimated useful lives of the assets which range from three to five years. Mineral properties are amortized over the life of the mine using the units of production method. Buildings and mining equipment are depreciated over the shorter of their estimated useful lives, or over the life of the mine using the units of production method.

Long-Lived Assets

The Company reviews and evaluates its long-lived assets for impairment when events or changes in circumstances indicate that the related carrying amounts may not be recoverable. An impairment loss is measured as the amount by which the asset carrying value exceeds its fair value. Fair value is generally determined using valuation techniques such as estimated future cash flows. An impairment is considered to exist if total estimated future cash flows on an undiscounted basis are less than the carrying amount of the asset. An impairment loss is measured and recorded based on discounted estimated future cash flows. Future cash flows for the Johnson Camp Mine include estimates of recoverable pounds of copper, copper prices (considering current and historical prices, price trends and related factors), production rates and costs, capital and reclamation costs as appropriate, all based upon detailed life-of-mine engineering plans and feasibility studies. Assumptions underlying future cash flow estimates are subject to risks and uncertainties. No impairment losses were recorded during the years ended December 31, 2006 and 2005.

Reclamation Costs

Reclamation costs are allocated to expense over the life of the related assets and are adjusted for changes resulting from the passage of time and revisions to either the timing or amount of the original present value estimate.

The Company estimated its asset retirement obligations using an expected cash flow approach, in which multiple cash flow scenarios were used to reflect a range of possible outcomes. The Company estimated the aggregate undiscounted obligation to be approximately $400,000 for the Johnson Camp Mine. To calculate the fair value of this obligation, the projected cash flows were discounted at the Company’s estimated credit-adjusted, risk free interest rate of 10%. At December 31, 2006 the recorded value of accrued reclamation costs was $182,122. The Company will recognize an increase to the asset retirement obligation concurrent with the impact from mining activity, if and when such additional mining activity occurs.

A reconciliation of the beginning and ending carrying amounts of the Company’s retirement obligation as of December 31, 2006 and 2005 is as follows:

NORD RESOURCES CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	2006	2005
Liability, beginning of year	$165,480	$150,687
Accretion expense	16,642	14,793

Liability, end of year	$182,122	$165,480

Stock-Based Compensation

On January 1, 2006 the Company adopted the fair value recognition provisions of SFAS No. 123(R), “Share-Based Payment,” using the modified prospective application method. Prior to January 1, 2006, the Company had accounted for stock based payments under the recognition and measurement provisions of Accounting Principles Board Opinion (“APB”) No. 25, “Accounting for Stock Issued to Employees” and related interpretations as permitted by SFAS No. 123, “Accounting for Stock Based Compensation.” In accordance with APB No. 25, compensation cost is recognized to the extent that the exercise price is less than the market price for the underlying stock on the date of grant.

Compensation expense of $455,000 was recognized for the year ended December 31, 2005 relative to the granting of stock options to the Company’s employees. If the Company had elected to recognize compensation expense based upon the fair value at the grant date for awards under its stock-based compensation plans consistent with the methodology prescribed by the original provisions of SFAS No. 123 the Company’s net loss and loss per share would be reduced to the following pro-forma amount:

2005

Net loss, as reported	$(3,084,166)
Stock based employee compensation expense included in net loss, net of tax	455,000
Less stock based compensation expense
determined under fair value based
methods for all awards, net of tax	(659,661)

Pro forma net loss	$(3,288,827)

Net loss per basic and diluted share of common stock:
As reported	$(.11)
Pro forma	$(.12)

The fair value for these options were estimated at the date of grant using the Black-Scholes option pricing model with the following assumptions for the year ended December 31:

2005

Risk-free interest rate	3.7% to 4.3%
Expected life	3 to 5 years
Expected volatility	176% to 185%
Expected dividend yield	0%

All stock options granted prior to January 1, 2006 were completely vested as of that date and had therefore been expensed in accordance with APB No. 25, or the original provisions of SFAS No. 123, as appropriate. During 2006, the Company granted 1,975,000 and cancelled 1,175,000 stock options to employees and directors for which $574,269 in compensation expense was recognized.

NORD RESOURCES CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Accumulated Other Comprehensive Income

The Company has adopted SFAS No. 130, “Reporting Comprehensive Income.” This statement requires that all components of comprehensive income be reported in the financial statements in the period in which they are recognized. The components of comprehensive income for the Company include net loss, unrealized gains and losses on marketable securities and foreign currency translation adjustments.

The unrealized gain on marketable securities relates to the Company’s investment in Allied Gold. Under SFAS No. 115, securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities, and unrealized gains and losses are included in earnings. During 2005 the Company changed its intention with regard to its investment in Allied Gold and reclassified this investment from available for sale securities to trading securities.

Components of other comprehensive income consist of the following:

Accumulated
	Unrealized	Other
	Gain on	Compre-
	Marketable	hensive
	Securities	Income

Balance at December 31, 2004	$968,386	$968,386
2005 change	(968,386)	(968,386)

Balance at December 31, 2005	–	–
2005 change	–	–

Balance at December 31, 2006	$–	$–

Shipping and Handling Costs

The Company includes shipping and handling costs in operating expenses.

Net Loss Per Share of Common Stock

Basic earnings (loss) per common share is computed by dividing net earnings (loss) by the weighted average number of common shares outstanding during the year. Diluted earnings (loss) per share is calculated based on the weighted average number of common shares outstanding adjusted for the dilutive effect, if any, of stock options, warrants and other dilutive securities. Outstanding options, warrants and other dilutive securities to purchase 9,501,633, and 10,240,393 shares of common stock for the years ended December 31, 2006 and 2005, respectively, are not included in the computation of diluted loss per share as the effect of the assumed exercise of these options, warrants and other securities would be antidilutive.

Income Taxes

The Company uses the liability method to account for income taxes. Under the liability method, deferred tax assets and liabilities are recognized for the estimated future tax effects of temporary differences between the tax basis of assets and liabilities and amounts reported in the financial statements. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense consists of the tax payable or refundable for the current period and the change during the period in net deferred tax assets and liabilities.

NORD RESOURCES CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Recently Issued Accounting Guidance

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs-an amendment of ARB No. 43, Chapter 4,” which clarifies the accounting for abnormal amounts of idle facility expense, freight, handling costs and wasted materials as current period costs. It also requires that allocations of fixed production overheads to the costs of conversion be based on the normal capacity of production facilities. SFAS No. 151 applies to inventory costs incurred in the first fiscal year beginning after June 15, 2005. The Company adopted the provisions of SFAS No. 151 on January 1, 2006, which had no impact on the Company's consolidated financial statements.

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets - an amendment of APB No. 29”. SFAS No. 153 eliminates the exception to account for nonmonetary exchanges of similar productive assets at carrying value and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance; otherwise, the exchange principle of fair value applies. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS No. 153 is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The Company adopted the provisions of SFAS No. 153 on January 1, 2006, which had no impact on the Company's consolidated financial statements.

In December 2004, the FASB issued SFAS No.123R, “Share-Based Payment”, which revised SFAS No. 123, “Accounting for Stock-Based Compensation” and superseded APB No. 25, “Accounting for Stock Issued to Employees” and its related implementation guidance. SFAS No. 123R will provide investors and other users of financial statements with more complete and neutral financial information by requiring that the compensation cost relating to share-based payment transactions be recognized in financial statements. SFAS No. 123R requires measurement and recording in the financial statements of the costs of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award, recognized over the period during which an employee is required to provide services in exchange for such award. SFAS No. 123R covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. Public entities that file as small business issuers will be required to apply SFAS No. 123R as of the first interim or annual reporting period that begins after December 15, 2005. The Company adopted SFAS No. 123R on January 1, 2006, and expects the new standard to have a material impact on the Company’s financial position and results of operations in connection with the granting of new stock options.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections - A Replacement of APB Opinion No. 20 and FASB Statement No. 3”. SFAS No. 154 requires retrospective application to prior periods' financial statements for changes in accounting principles, unless it is impracticable to determine either the period - specific effects or the cumulative effect of the change. SFAS No. 154 also requires that retrospective application of a change in accounting principle be limited to the direct effects of the change. Indirect effects of a change in accounting principle, such as a change in non-discretionary profit sharing payments resulting from an accounting change, should be recognized in the period of the accounting change. SFAS No. 154 also requires that a change in depreciation, amortization, or depletion method for long - lived non - financial assets be accounted for as a change in accounting estimate affected by a change in accounting principle. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. Early adoption is permitted for accounting changes and corrections of errors made in fiscal years beginning after the date this Statement is issued. The Company adopted the provisions of SFAS No.154 on January 1, 2006, which had no impact on the Company’s consolidated financial statements.

NORD RESOURCES CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments – An Amendment of FASB Statements No. 133 and 140”. SFAS No. 155 resolves issues addressed in Statement 133 Implementation Issue No. D1, “Application of Statement 133 to Beneficial Interests in Securitized Financial Assets”. This Statement permits fair value re-measurement for any hybrid financial instruments that contains an embedded derivative that otherwise would require bifurcation. It clarifies which interest-only strips and principal-only strips are not subject to the requirements of Statement 133. It also establishes a requirement to evaluate interests in securitized financial assets, clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives, and amends Statement 140 to eliminate the prohibition on a qualifying special-purpose entity holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS No. 155 is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. Early adoption is permitted as of the beginning of an entity’s fiscal year, provided the entity has not yet issued financial statements, including financial statements for any interim period, for that fiscal year. The Company plans to adopt this standard beginning January 1, 2007 and does not anticipate it to have a material impact on the Company’s consolidated financial statements.

In June 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – An Interpretation of FASB Statement No. 109”. This interpretation clarifies the accounting for uncertainty in income tax recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, “Accounting for Income Taxes”. This interpretation prescribes a recognition threshold and measurement attribute for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. It also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. This interpretation is effective for fiscal years beginning after December 15, 2006. The Company plans to adopt this standard beginning January 1, 2007; at this time, it is uncertain if doing so will have a material impact on the Company’s consolidated financial statements.

In June 2006 the FASB issued EITF Issue No. 06-3, “How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement”. EITF Issue No. 06-3 applies to any taxes assessed by a governmental authority that is both imposed on and concurrent with a specific revenue-producing transaction between a seller and customer, and may include but is not limited to sales, use, value added and some excise taxes. This Issue requires an entity to disclose if taxes are presented in the income statement on a gross or net basis. Additionally, an entity that reports any such taxes on a gross basis should also disclose the amounts of those taxes in interim and annual financial statements for each period an income statement is presented if those amounts are significant. EITF Issue No. 06-3 applies with respect to any interim and annual reports filed after December 15, 2006.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. This Statement does not require any new fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company plans to adopt this standard beginning January 2008, and does not anticipate it to have a material impact on the Company’s consolidated financial statements.

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plan-an amendment of FASB Statements No. 87, 88 106, and 132(R)”. SFAS No. 158 requires an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income. SFAS No. 158 is effective for an issuer of publicly traded securities for financial statements issued for

NORD RESOURCES CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

fiscal years ending after December 15, 2006. The Company adopted this standard beginning January 2006; it has had no material impact on the Company’s consolidated financial statements.

In September 2006, the SEC issued SAB 108 which was issued to address diversity in practice in quantifying financial statement misstatements and the potential under current practice for the build up of improper amounts on the balance sheet effective for any fiscal year beginning after November 15, 2005. The Company adopted this bulletin beginning January 2006, and did not have a material impact on the Company’s consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities-Including an Amendment of FASB No. 115”. SFAS No. 159 permits entities to choose to measure many financial instruments and certain other assets at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. The Company plans to adopt this standard beginning January 2008, at this time, it is uncertain if doing so will have a material impact on the Company’s consolidated financial statements.

2.	MARKETABLE SECURITIES AND FINANCIAL INSTRUMENTS

During 2006 and 2005, the Company classified its investment in Allied Gold as a trading security with the corresponding changes in fair market value being recognized in income. As of December 31, 2005 the Company owned 4,997,561 shares of common stock of Allied Gold which were classified as marketable securities. The Company sold these securities during 2006 and therefore held no marketable securities pursuant to SFAS No. 115 as of December 31, 2006.

During the years ended December 31, 2006 and 2005, the Company sold marketable securities held for trading and recognized a gain of $261,712 and $22,358, respectively, which is included in gain on investments in the accompanying consolidated statements of operations.

As of December 31, 2005, the Company held financial instruments consisting of put options on copper future contracts that were not designated as hedging instruments under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” and were required pursuant to the terms of the Company’s promissory note with Nedbank. The Company’s put options expired during 2006 and therefore the Company had no financial instruments outstanding as of December 31, 2006.

3.	PROPERTY AND EQUIPMENT

Property and equipment consists of the following at December 31:
2006

Land	$328,896
Buildings	788,970
Mining and other equipment	2,831,984

Total	$3,949,850

Depreciation and amortization of property and equipment charged to operations was $83,347 for each of the years ended December 31, 2006 and 2005.

NORD RESOURCES CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4.	ACCRUED EXPENSES

Accrued expenses consist of the following at December 31:

2006

Accrued consulting fees to related party	$295,000
Accrued payroll expense	1,978,663
Other accrued liabilities	803,192

Total	$3,076,855

5.	LONG-TERM DEBT

Long-term debt consists of the following at December 31:

2006

Equipment loan	$45,801
Bridge Loan – Nedbank	4,900,000
Line of credit - related parties	564,813
Convertible notes - related parties	207,000
5,717,614
Less current maturities	(5,717,614)

Total	$–

Equipment Loan

In October 2002, the Company signed a promissory note in the amount of $95,000 related to its purchase of equipment. The note bears interest at an annual rate of 12% with monthly payments of $4,472 and is collateralized by the equipment. This note was originally scheduled to mature in November 2004. In August 2005, the holder of the Company’s equipment note sold the loan to an unrelated party. Subsequent to this sale, the terms of the original promissory note were amended to allow for deferment of all past due payments along with any scheduled payments until June 2007.

Bridge Loan Facilities

In October 2005, the Company obtained a loan in the amount of $2,850,000 from Auramet Trading, LLC, of which $1,850,000 was funded by Ronald Hirsch pursuant to an Agreement for Credit Risk Participation dated October 2005, between Auramet Trading, LLC and Ronald Hirsch. The agreement gave Mr. Hirsch the right to own a 65% interest in the loan and in all documents, instruments and collateral issued by Auramet Trading, LLC, as well as all payments, recoveries or distributions in connection with the loan. A secured promissory note was issued to Auramet Trading, LLC that provided for interest only payments at a rate of 9% per annum payable monthly and the note was to mature on the earlier of April 2006 or the closing of an equity offering in which the Company raised not less than $25,000,000.

As the arranger of the bridge financing, Auramet Trading, LLC received from the Company a mandate fee of $15,000 and 250,000 warrants for the purchase of an equal number of shares of the Company’s common stock. The warrants were to be exercisable on or before October 17, 2007 at an exercise price equal to the final price at which the Company’s stock was sold in a public offering, provided that if the

NORD RESOURCES CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Company did not complete such an offering on or before April 17, 2006, then the exercise price would be the average closing price of the Company’s common stock for the 20 trading days prior to April 17, 2006. Since the Company did not complete a public offering by April 17, 2006, it issued to Auramet Trading, LLC an amended and restated warrant certificate to fix the exercise price at $.56 per share.

In addition, Auramet Trading, LLC was entitled to receive such number of common stock warrants as was to be calculated by dividing the Canadian dollar equivalent of $1,000,000 (on October 17, 2005) by the final price at which a share of the Company’s common stock was sold in a public offering and multiplying the result by 0.15. The warrants were exercisable on or before October 17, 2007, provided that the Company completed a public offering on or before April 17, 2006. In the event that the Company did not complete such an offering by April 17, 2006, the warrants were to expire on April 17, 2006, and the Company was required to issue new warrants to Auramet Trading, LLC for the purchase of 256,410 shares of common stock at an exercise price equal to the average closing price of the Company’s common stock for the 20 trading days prior to April 17, 2006. Since the Company did not complete a public offering by April 17, 2006, it issued the 256,410 replacement warrants to Auramet Trading, LLC. The replacement warrants are exercisable at a price of $.56 per share and shall expire on April 17, 2008.

In November 2005, the Company obtained a loan in the amount of $3,900,000 from Nedbank Limited, in which Auramet Trading, LLC participated through the contribution of the $1,000,000 outstanding amount payable by the Company under the October 2005 loan. From the proceeds of this loan, $1,860,175 was used to repay the principal and interest portion of the Auramet Trading, LLC loan that was contributed by Mr. Hirsch. A secured promissory note was issued to Nedbank Limited that provides for interest only payments at a rate of 9% per annum payable monthly and the note maturing on the earlier of May 2006 or the closing of an equity offering in which the Company raises not less than $25,000,000.

In connection with this loan the Company issued to Nedbank Limited warrants to purchase that number of shares of common stock as was to be calculated by dividing the Canadian dollar equivalent of $2,900,000 (on November 8, 2005) by the final price at which a share of the Company’s common stock was sold in a public offering and multiplying the result by 0.15. The warrants were exercisable on or before November 8, 2007, provided that the Company completed a public offering on or before May 8, 2006. Since the Company did not complete such an offering by May 8, 2006, the warrants expired in accordance with their terms on May 8, 2006, and the Company issued new warrants to Nedbank Limited for the purchase of 743,590 shares of common stock at an exercise price of $.88 per share, being the amount equal to the average closing price of the Company’s common stock as quoted on the Pink Sheets LLC for the 20 trading days prior to May 8, 2006. The replacement warrants shall expire on May 8, 2008.

Pursuant to the terms of the Note, the Company is restricted from paying dividends or making distributions on shares of its common stock. The note is collateralized by the Johnson Camp Mine and all related property and equipment.

During May 2006 the Company negotiated an extension of the maturity on the $3,900,000 bridge loan from Nedbank Limited to the earlier of August 15, 2006 or the closing of an equity offering in which the Company raises not less than $20,000,000. In connection with this extension the Company agreed to increase the interest rate on the loan from 9% to 10% per annum, pay the lender a closing fee of $39,000, and issue 75,000 common stock purchase warrants to Nedbank and 25,000 common stock purchase warrants to Auramet Trading, LLC. The warrants are exercisable on or before May 15, 2008 at an exercise price of $1.00. At the same time, Auramet Trading, LLC, acting through Nedbank Limited, advanced an additional $1,000,000 loan to the Company which was added to the outstanding principal under the secured bridge loan from Nedbank Limited. In consideration of the additional loan advance, the Company paid to Auramet Trading, LLC $40,000 and issued to Auramet Trading, LLC warrants for the purchase of 250,000 shares of the Company’s common stock, exercisable for a period of two years at an exercise price $1.15 per share.

NORD RESOURCES CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

During August 2006 the Company negotiated an extension of the maturity date on the $4,900,000 secured bridge loan from Nedbank to the earlier of September 30, 2006 or the closing of an equity offering in which the Company raises not less than $20,000,000. During September 2006 the Company negotiated a further extension of the maturity date to the earlier of December 22, 2006 or the closing of an equity offering in which the Company raises not less than $20,000,000. In connection with this extension the Company agreed to an increase in the interest rate on the loan from 10% to 11% per annum. In consideration for this extension the Company paid Nedbank a fee of $49,000 and issued 88,770 common stock purchase warrants to Nedbank and 61,230 common stock purchase warrants to Auramet Trading, LLC. Each warrant will entitle the holder to purchase one share of the Company’s common stock on or before September 30, 2008, at an exercise price of $.83.

The Company negotiated further extensions of the maturity date to the earlier of April 30, 2007 or the closing of an equity offering in which the Company raises not less than $20,000,000. In connection with the extension to April 30, 2007 the Company received an additional $100,000, thereby increasing the outstanding principal amount of the bridge loan facility to $5,000,000. In consideration for the extension and increased loan amount the Company paid Nedbank a fee of $75,000 and issued 174,000 common stock purchase warrants to Nedbank and 126,000 common stock purchase warrants to Auramet Trading, LLC. Each warrant will entitle the holder to purchase one share of the Company’s common stock on or before May 15, 2008, at an exercise price of $.66.

The Company uses the Black-Scholes option pricing model to estimate the fair market value of warrants issued in connection with the bridge loan facility. The value of the warrants is recorded as a reduction of debt and increase in additional paid in capital. The debt discount is amortized to interest expense over the life of the loan. The risk-free interest rate is based upon the U.S. Treasury yield curve in effect at the date of issuance. In 2006, the expected volatility is based on the weighted historical volatility of the Company’s common stock and that of its peer group. In 2005, the expected volatility is based on the historical volatility of the Company’s common stock.

The following assumptions were used to estimate the fair value of warrants issued in connection with the bridge loan facility during 2006 and 2005:

	2006	2005

Risk-free interest rate	4.7% to 5.0%	4.3% to 4.4%
Expected term in years	2 years	2 years
Expected volatility	66%	176%
Expected dividend yield	0%	0%

The fair value of warrants issued in connection with the bridge loan facility was $260,729 and $171,200 for the years ended December 31, 2006 and 2005, respectively. The Company recognized $374,862 and $57,067 of interest expense associated with the accretion of the debt discount on the bridge loan facility in 2006 and 2005, respectively.

Revolving Line of Credit – Related Parties

In June 2005, the Company entered into a $600,000 revolving line of credit agreement with Ronald Hirsch and Stephen Seymour. The line of credit bears interest at 6.0% per annum and was to have matured on December 31, 2005, and is collateralized by accounts receivable, inventory, property and equipment, and other assets. This loan is subordinated to the Bridge Loan with Nedbank described above.

In consideration for the issuance of the line of credit, the Company agreed to issue to the lenders four shares of common stock and four warrants for every $1 loaned to the Company. Each warrant entitles the lender to purchase one share of common stock at an exercise price of $.25 for a period of three years.

NORD RESOURCES CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company uses the Black-Scholes option pricing model to estimate the fair market value of warrants granted in connection with the revolving line of credit. The value of the warrants is recorded as a discount to debt and amortized to interest expense over the life of the loan.

Commencing May 1, 2006, the interest rate was changed from 6.0% per annum to M&T Bank’s prime rate (8.25% at December 31, 2006). The maturity date has been extended to the earlier of: (a) April 30, 2007; or (b) the closing of (i) a registered equity offering and/or a debt project financing in which the Company raises not less than $20,000,000, or (ii) a significant corporate transaction which results in a change of control of the Company, or which involves a sale, lease, exchange or other transfer of all or substantially all of the Company’s assets or assets valued at $12,000,000 or greater.

The Company uses the Black-Scholes option pricing model to estimate the fair market value of warrants issued in connection with the revolving line of credit. The value of the warrants is recorded as a reduction of debt and increase in additional paid in capital. The debt discount is amortized to interest expense over the life of the loan. The risk-free interest rate is based upon the U.S. Treasury yield curve in effect at the date of issuance. The expected volatility is based on the weighted historical volatility of the Company’s common stock.

The following assumptions were used to estimate the fair value of warrants issued in connection with the revolving line of credit during 2005:

2005

Risk-free interest rate	3.7% to 4.3%
Expected term in years	3 years
Expected volatility	165% to 185%
Expected dividend yield	0%

The fair value of warrants issued in connection with the revolving line of credit was $562,479 for the year ended December 31, 2005. The Company recognized $170,909 and $391,570 of interest expense associated with the accretion of the debt discount in 2006 and 2005, respectively.

There were no warrants issued in connection with the revolving line of credit facility during 2006.

Convertible Notes – Related Parties

During 2004, the Company entered into promissory notes for $66,000 and $106,000 from Stephen Seymour, a member of the board of directors, and Ronald Hirsch, CEO and chairman of the board of directors, respectively. The loans accrue interest at 10% per annum, are unsecured and have been extended to mature on the earlier of: (a) April 30, 2007; or (b) the closing of (i) a registered equity offering and/or a debt project financing in which the Company raises not less than $25,000,000, or (ii) a significant corporate transaction which results in a change of control of the Company, or which involves a sale, lease, exchange or other transfer of all or substantially all of the Company’s assets or assets valued at $12,000,000 or greater. These loans are repayable upon maturity: (a) in the case of an equity offering or a debt financing, as to 50% in cash and as to the balance in fully paid shares of common stock at a deemed price of $.20 per share; (b) in the case of a significant corporate transaction or a sale, lease or transfer of assets, solely in fully paid shares of common stock at a deemed price of $.20 per share; and (c) in any other case, in such mix of cash and/or fully paid shares of common stock at a deemed price of $.20 per share as the holder may determine. These loans are subordinated to the Bridge Loan with Nedbank.

These loans contain a beneficial conversion feature in the amount of $123,000 due to the value of the Company’s common stock exceeding the debt conversion price on the date of the loans.

NORD RESOURCES CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

During June 2004, Ronald Hirsch exercised 1,750,000 stock options at an exercise price of $35,000. Subsequently, during June 2005, Mr. Hirsch and the Company agreed to rescind this stock option exercise. In exchange for the $35,000 that was paid to exercise the stock options, the Company issued Mr. Hirsch an unsecured convertible promissory note for $35,000 and cancelled the related 1,750,000 shares of common stock. The promissory note bears interest at 10.0% per annum, is unsecured and has been extended to mature on the earlier of: (a) April 30, 2007; or (b) the closing of (i) a registered equity offering and/or a debt project financing in which the Company raises not less than $25,000,000, or (ii) a significant corporate transaction which results in a change of control of the Company, or which involves a sale, lease, exchange or other transfer of all or substantially all of the Company’s assets or assets valued at $12,000,000 or greater. This loan is repayable upon maturity: (a) in the case of an equity offering or a debt financing, as to 50% in cash and as to the balance in fully paid shares of common stock at a deemed price of $.175 per share; (b) in the case of a significant corporate transaction or a sale, lease or transfer of assets, solely in fully paid shares of common stock at a deemed price of $.175 per share; and (c) in any other case, in such mix of cash and/or fully paid shares of common stock at a deemed price of $.175 per share as the holder may determine. This loan is subordinated to the Bridge Loan with Nedbank. The Company recorded a $25,000 beneficial conversion feature related to this convertible loan during the year ended December 31, 2005.

The beneficial conversion features are amortized to interest expense over the period during which the notes are convertible into common stock. The Company recognized $1,722 and $100,878 of interest expense associated with the amortization of its beneficial conversion feature in 2006 and 2005, respectively.

6.	INCOME TAXES

The components of the provision for income taxes as of December 31, 2006 and 2005 are as follows:

	2006	2005

Current:
Federal	$–	$–
State	–	–
Total current income tax expense	–	–

Deferred:
Federal	–	–
State	–	–
Total deferred income tax expense	–	–

Total	$–	$–

The provision for income taxes reconciles to the amount computed by applying the federal statutory rate to income before the provision for income taxes as follows:

	2006	2005

Federal statutory rate	35%	35%
State income taxes, net of federal benefits	4%	4%
Valuation allowance	(39)%	(39)%

Total	–%	–%

NORD RESOURCES CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Significant components of deferred income taxes as of December 31, 2006 are as follows:

2006

Net operating loss carry forwards	$33,875,000
Capital loss carry forward	4,176,000
Accrued reclamation expense	72,000
Other	56,000
Accrued consulting expense – related party	117,000
Accrued officer compensation	783,000
Valuation allowance	(38,645,000)

Total deferred tax asset	434,000

Depreciation and amortization	(434,000)

Total deferred tax liability	(434,000)

Net deferred tax asset	$–

The Company records a valuation allowance for certain temporary differences for which it is more likely than not that it will not receive future tax benefits. The Company assesses its past earning history and trends, sales backlog and projections of future net income. The Company recorded a valuation allowance for the entire amount of the net deferred tax asset in 2006 and 2005 as the Company considered it to be unlikely to recognize sufficient operating income to realize the benefit of these assets over time until the Company has had a reasonable history of net income. Accordingly, the Company recorded a deferred tax valuation allowance in 2006 and prior years to offset the entire deferred tax asset arising from the tax loss carry forward and other temporary differences. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized, based upon criteria that include a recent history of demonstrated profits. The net change in the valuation allowance was an increase of $2,080,000 and $812,000 for the years ended December 31, 2006 and 2005, respectively. The Company will continue to review this valuation allowance and make adjustments as appropriate.

The tax benefits associated with employee exercises of non-qualified stock options and disqualifying dispositions of stock acquired with incentive stock options reduce income taxes currently payable. However, no benefits were recorded to additional paid-in-capital in 2006 or 2005 because their realization was not more likely than not to occur and consequently, a valuation allowance was recorded against the entire benefit.

At December 31, 2006, the Company had federal and state net operating loss (“NOL”) carry forwards of approximately $95,000,000 and $17,000,000, respectively. The Company also had a capital loss carry forward of approximately $11,000,000 which can be utilized to offset capital gains for the subsequent five year period. The NOL carry forwards expire in the years 2007 through 2026, and 2007 through 2011, for federal and state purposes, respectively.

7.	STOCKHOLDERS’ EQUITY

Common Stock

At the annual meeting of stockholders held on October 18, 2006, the Company’s stockholders approved an amendment to the Company’s Amended Certificate of Incorporation to increase the number of authorized shares of common stock from 50,000,000 to 100,000,000. The Company’s stockholders also

NORD RESOURCES CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

approved a reverse stock split of the Company’s issued and outstanding shares of common stock at a ratio within the range from one-for-two to one-for-six. The Company has not yet taken any steps to: (a) increase the number of authorized shares of common stock from 50,000,000 to 100,000,000; or (b) effect a reverse stock split of the Company’s issued and outstanding shares of common stock. The Company’s board of directors has discretion to elect not to proceed with these changes.

In 2006, certain equity-based fees have been paid to the Company’s non-executive directors in the form of awards issued pursuant to the Company’s 2006 Stock Incentive Plan. The non-executive directors have limited rights, exercisable within applicable time limits, to elect to have any percentage of such awards, and any percentage of cash fees, payable in deferred stock units. Each of the Company’s non-executive directors exercised such rights in respect of the equity-based fees payable to him for 2006. Accordingly, during 2006, Wade Nesmith, the Company’s Lead Director and the Chairman of each of the Executive and the Corporate Governance and Nominating Committees, received 47,907 deferred stock units; Douglas Hamilton, the Chairman of the Company’s Audit Committee received 40,342 deferred stock units; John Cook, the Chairman of the Company’s Compensation Committee received 32,778 deferred stock units; and Stephen Seymour received 25,214 deferred stock units. During 2006, the Company recognized an expense of $126,874 related to the issuance of deferred stock units to its independent directors. The deferred stock units were granted under the 2006 Deferred Stock Unit Plan.

In January 2005, the Company issued 86,538 shares of common stock valued at $22,500 and in March 2006, the Company issued 83,844 shares of common stock valued at $29,010 as payment under the Coyote Springs Option.

On February 8, 2006, the Company entered into an agreement with a former outside director of the Company who resigned as a director of the Company in 1995, to settle certain retirement benefit claims. Under the terms of the settlement, the Company issued 42,500 shares of common stock, and agreed to pay $8,500 in cash for retirement benefits for calendar year 2006, and reaffirmed its continuing obligation to make annual payments in the amount of $8,500.

During 2006, 2,715,000 stock options were exercised at an exercise price of $54,300.

In September 2005, the Company commenced a private placement of equity securities up to a maximum of 1,428,571 units, whereby one unit, consisting of one share of common stock and a warrant to purchase one share of common stock, is being offered for $0.35 per unit. During the year ended December 31, 2005, the Company sold 819,644 units for $286,875. During January 2006, the Company sold an additional 80,000 units for gross proceeds of $28,000 pursuant to the private placement. The stock purchase warrants have an exercise price of $.40 and expire in three years.

During 2005, the Company issued 430,000 shares of common stock for services valued at $127,700 to John Perry, the Senior Vice President and Chief Financial Officer. Pursuant to the Company’s employment agreement with Mr. Perry, the Company was required to issue 250,000 shares of the Company’s common stock on Mr. Perry’s one-year anniversary with the Company which occurred in April 2006. The Company recognized $18,750 and $56,250 of compensation expense related to this obligation during the years ended December 31, 2006 and 2005, respectively. During 2006, pursuant to his employment agreement, the Company issued 490,000 shares of its common stock, including the 250,000 shares referenced above, to Mr. Perry, for which $221,750 of compensation expense was recognized. In addition, pursuant to the Company’s employment agreement with Mr. Perry, he will be compensated on a monthly basis based on the issuance of 20,000 shares of the Company’s common stock per month. Mr. Perry will be paid in cash after the Company has raised at least $10,000,000 in financing.

NORD RESOURCES CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In May 2006, the Company issued 176,471 shares of common stock valued at $88,236 to Nick Tintor, who was then the Company’s President and Chief Executive Officer, pursuant to his employment agreement.

During 2005, the Company issued 12,000 shares of common stock to settle outstanding payables of $12,866, and, in February 2006, the Company issued 7,921 shares of common stock to settle outstanding payables of $3,960.

Between January 2005 and May 2005, the Company issued 67,271 shares of common stock valued at $22,721 to Rex Loesby, a former officer of the Company, for consulting services.

In April 2005, the Company entered into an agreement with Pierce Carson, a former CEO of the Company whose employment terminated in December 2000, to settle certain retirement benefit claims. Under the terms of the settlement, the Company issued 250,000 shares of common stock valued at $85,000 and issued warrants to purchase 250,000 shares of common stock valued at $74,367. The warrants have an exercise price of $.50 and expire in three years.

During 2005, the Company issued 2,260,000 shares of common stock valued at $637,000 and 2,260,000 warrants to purchase one share of common stock valued at $562,478 pursuant to the Company’s revolving line of credit with Ronald Hirsch and Stephen Seymour. The stock purchase warrants have an exercise price of $.25 and expire in three years.

Warrants

In connection with the Company’s bridge loan financing transaction with Auramet Trading, LLC completed on October 17, 2005, the Company issued stock purchase warrants to Auramet Trading, LLC. The number of warrants was to be calculated by dividing the $1,000,000 by the final price at which a share of the Company’s stock was sold in a public offering and multiplying the result by 0.15. The warrants were exercisable on or before October 17, 2007, provided that the Company completed a public offering of its common stock on or before April 17, 2006. In the event that the Company did not complete such an offering by April 17, 2006, the warrants were to expire on April 17, 2006, and the Company was required to issue new warrants to Auramet Trading, LLC for the purchase of 256,410 shares of the Company’s common stock at an exercise price equal to the average closing price of the Company’s common stock for the 20 trading days prior to April 17, 2006. Since the Company did not complete a public offering by April 17, 2006, it issued the 256,410 replacement warrants to Auramet Trading, LLC. The new warrants are exercisable at a price of $.56 per share and shall expire on April 17, 2008.

Additionally, pursuant to an agreement with Auramet Trading, LLC for arranging the bridge loan facility with Nedbank, 250,000 warrants were issued to Auramet Trading, LLC for the purchase of an equal number of shares of the Company’s common stock. The warrants are exercisable on or before October 2007 at an exercise price of $.56 per share.

In connection with the Company’s bridge loan financing transaction with Nedbank completed on November 8, 2005, the Company issued stock purchase warrants to Nedbank. The number of warrants was to be calculated by dividing $2,900,000 by the final price at which a share of the Company’s stock is sold in a public offering and multiplying the result by 0.15. The warrants were exercisable on or before November 8, 2007, provided that the Company completed a public offering of its common stock on or before May 8, 2006. Since the Company did not complete such an offering by May 8, 2006, the warrants expired in accordance with their terms on May 8, 2006, and the Company issued new warrants to Nedbank for the purchase of 743,590 shares of its common stock at an exercise price of $.88 per share, being the amount equal to the average closing price of the Company’s common stock as quoted on the

NORD RESOURCES CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Pink Sheets LLC for the 20 trading days prior to May 8, 2006. The new warrants shall expire on May 8, 2008.

Upon execution and delivery of the Company’s Modification Agreement with Nedbank dated May 15, 2006 in relation to the bridge loan from Nedbank, the Company issued a total of 100,000 warrants exercisable no later than May 15, 2008, of which 75,000 were issued to Nedbank and 25,000 were issued to Auramet Trading. Each warrant entitles the holder to purchase one share of the Company’s common stock for a period of two years, at an exercise price of $1.00, being an amount equal to the average of the closing price of the Company’s common stock (as quoted on Pink Sheets LLC) for the twenty trading days prior to May 15, 2006.

On May 31, 2006, in connection with the advance to the Company of an additional $1,000,000 by Auramet Trading (who acted through Nedbank by way of an amendment to the $3,900,000 Nedbank bridge loan), the Company issued to Auramet warrants for the purchase of 250,000 shares of the Company’s common stock, exercisable for a period of two years at an exercise price of $1.15 per share, being equal to 110% of the average closing price of the Company’s common stock (as quoted on the Pink Sheets LLC) for the 20 trading days prior to the date of the Amended and Restated Secured Promissory Note.

During September 2006, in connection with the extension of the maturity date of the Nedbank bridge loan the Company issued 88,770 common stock purchase warrants to Nedbank and 61,230 common stock purchase warrants to Auramet Trading, LLC. Each warrant entitles the holder to purchase one share of common stock on or before September 30, 2008, at an exercise price of $.83.

8.	STOCK-BASED COMPENSATION

2006 Stock Incentive Plan

The Company has adopted a stock incentive plan (the “2006 Stock Incentive Plan”) which was approved by the stockholders of the Company at the Annual General Meeting of Stockholders held on October 18, 2006. A total of 6,000,000 shares of common stock have been reserved for issuance under all awards that may be granted under the 2006 Stock Incentive Plan. “Eligible Participants” who are entitled to participate in the 2006 Stock Incentive Plan consist of employees, directors and consultants of (a) the Company or (b) any of the following entities: (i) any “parent corporation” as defined in section 424(e) of the Internal Revenue Code of 1986, as amended (the “Code”); (ii) any “subsidiary corporation” as defined in section 424(f) of the Code; or (iii) any business, corporation, partnership, limited liability company or other entity in which the Company, a parent corporation or a subsidiary corporation holds a substantial ownership interest, directly or indirectly.

The 2006 Stock Incentive Plan provides for the granting to Eligible Participants of such incentive awards (each, an “Award”) as the administrator of the 2006 Stock Incentive Plan may from time to time approve. Subject to applicable laws, including the rules of any applicable stock exchange or national market system, the administrator is authorized to grant any type of Award to an Eligible Participant (each a “Grantee”) that by its terms involves or may involve the issuance of: (i) shares of common stock, (ii) a stock option, (iii) a stock appreciation right entitling the Grantee to acquire such number of shares of common stock or such cash compensation as will be determined by reference to any appreciation in the value of the Company’s common stock, (iv) restricted stock issuable for such consideration (if any) and subject to such restrictions as may be established by the administrator, (v) unrestricted stock issuable for such consideration (if any) on such terms and conditions as may be established by the administrator, (vi) restricted stock units, subject to such restrictions as may be imposed by the administrator, and represented by notional accounts maintained in the respective names of the Grantees that are valued solely by reference to shares of common stock of the Company and payable only in shares after the restrictions

NORD RESOURCES CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

have lapsed, (vii) deferred stock units issuable to eligible directors in lieu of certain eligible remuneration otherwise payable in shares of common stock, subject to settlement in accordance with the terms and conditions of the Award and represented by notional accounts maintained in the respective names of the Grantees, (viii) dividend equivalent rights, which are rights entitling the Grantee to receive credits for dividends that would be paid if the recipient had held a specified number of shares of common stock, (ix) any other security with the value derived from the value of the Company’s common stock, or (x) any combination of the foregoing.

Under the 2006 Stock Incentive Plan, stock options may be granted as either incentive stock options or non-qualified stock options.

Stock Options

The Company has granted incentive and non-qualified stock options to its directors under terms of its 2006 Stock Incentive Plan. The Company has also granted non-qualified, non-plan stock options, which have been authorized by the Company’s board of directors.

Stock options are generally granted at an exercise price equal to or greater than the quoted market price on the date of grant. During 2006, the Company granted 2,074,999 stock options, of which 1,300,000 stock options were granted under the 2006 Stock Incentive Plan and 774,999 were non-plan stock option grants. During 2005 the Company issued 2,750,000 non-plan stock options. The outstanding options expire at various dates from 2007 to 2011.

During 2006, the Company granted 99,999 stock options to non-employees of the Company valued at $20,340 for payment on the Coyote Springs option. The valuation of the options granted to non-employees is estimated using the Black-Scholes option pricing model.

A summary of the activity under the Company’s outstanding stock option plans as of December 31, 2006 and 2005 and changes during the years then ended is set forth below:

		Weighted
	Number of	Average
	Shares	Exercise Price

Options outstanding at December 31, 2004	2,286,499	$.46
Granted	2,750,000.15
Exercised	-	-
Cancelled	(296,500)	1.03

Options outstanding at December 31, 2005	4,739,999.25
Granted	2,074,999.84
Exercised	(2,715,000)	.02
Cancelled	(1,175,000)	.46

Options outstanding at December 31, 2006	2,924,998	$.79

During 2006, 2,715,000 stock options with an intrinsic value of $753,500 were exercised at an exercise price of $54,300. No stock options were exercised during 2005.

The following table summarizes information about the Company’s stock options outstanding at December 31, 2006:

NORD RESOURCES CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

		Weighted
		Average	Weighted
		Remaining	Average
	Number	Contractual	Exercise	Intrinsic
	Outstanding	Life in Years	Price	Value

Total Stock Options	2,924,998	4.5	$.79	$1,054,498
Exercisable Stock
Options	2,391,665	3.5	.73	1,001,165

There are 2,924,998 stock options outstanding at December 31, 2006, of which 2,124,998 are non-qualified, non-plan stock options and 800,000 were issued pursuant to the Company’s 2006 Stock Incentive Plan. The Company had issued an additional 500,000 stock options to the Company’s President and Chief Executive Officer in May 2006; however, these options were cancelled in September 2006 pursuant to a settlement agreement entered into subsequent to his resignation.

The following table summarizes the unvested stock options outstanding as of December 31, 2006:

		Weighted Average
		Grant Date
	Number of Shares	Fair Value

Non-vested Options outstanding at December 31, 2005	-	$-
Granted	2,074,999.46
Vested	(1,041,666)	.34
Cancelled/Forfeited	(500,000)	.38

Non-vested Options outstanding at December 31, 2006	533,333	$.78

The total grant date fair value of options vested in 2006 and 2005 were $355,698 and $795,540, respectively. As of December 31, 2006, 533,333 stock options remain unvested resulting in $417,449 in compensation expense to be recognized over the following 1.25 years.

The Company uses the Black-Scholes option pricing model to estimate the fair value of stock options granted. The expected forfeiture rate of 21% in 2006 is based on historical employee turnover rates for 2006 and includes the actual forfeiture of stock options due to the resignation of one of the Company’s officers. All stock options granted in 2005 vested at the time of grant and therefore the expected forfeiture rate was 0%. The expected term of the options granted is estimated using the formula set forth in Securities and Exchange Commission Staff Accounting Bulletin No. 107. The risk-free interest rate is based upon the U.S. Treasury yield curve in effect at the date of grant. In 2006, in connection with the adoption of SFAS 123(R), “Share-Based Payment,” the expected volatility is based on the weighted historical volatility of the Company’s common stock and that of its peer group. In 2005 the expected volatility is based on the weighted historical volatility of the Company’s common stock.

The following assumptions were used to estimate the fair value of stock options granted during 2006 and 2005:

	2006	2005

Risk-free interest rate	4.5% to 4.9%	3.7% to 4.3%
Expected term in years	1.5 to 5.5 years	3 to 5 years
Expected volatility	60% to 90%	176% to 185%
Expected dividend yield	0%	0%

NORD RESOURCES CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The weighted average fair value of options granted in 2006 and 2005 were $.46 and $.29, respectively.

During June 2004, Ronald Hirsch exercised 1,750,000 stock options at an exercise price of $35,000. Subsequently, during April 2005, Mr. Hirsch and the Company agreed to rescind this stock option exercise. In exchange for the $35,000 that was paid to exercise the stock options, the Company issued Mr. Hirsch a convertible promissory note for $35,000 and cancelled the related 1,750,000 shares of common stock.

In connection with this rescission, in April 2005, the Company granted a new stock option for the purchase of 1,750,000 common shares at an exercise price of $.02 per share. As a result of this transaction, the Company recognized approximately $490,000 of compensation expense on the grant date of the option. The stock option has a five year term and will be accounted for under the variable method of accounting until the earlier of the exercise or expiration of the option. During 2005 the Company recognized compensation expense of $455,000 related to these stock options. In connection with the exercise of these options in January of 2006, the Company recognized an additional $26,250 of compensation expense.

During 2006, the Company granted 1,975,000 and cancelled 1,175,000 stock options to employees and directors for which $574,269 in compensation expense was recognized. During 2005, the Company granted 2,250,000 and cancelled 296,500 stock options to employees and directors for which $455,000 in compensation expense was recognized.

Deferred Stock Units

In 2006, certain equity-based fees have been paid to the Company’s non-executive directors in the form of awards issued pursuant to the Company’s 2006 Stock Incentive Plan. The non-executive directors have limited rights, exercisable within applicable time limits, to elect to have any percentage of such awards, and any percentage of cash fees, payable in deferred stock units. Each of the Company’s non-executive directors exercised such rights in respect of the equity-based fees payable to him for 2006. Accordingly, during 2006, Wade Nesmith, the Company’s Lead Director and the Chairman of each of the Executive and the Corporate Governance and Nominating Committees, received 47,907 deferred stock units; Douglas Hamilton, the Chairman of the Company’s Audit Committee received 40,342 deferred stock units; John Cook, the Chairman of the Company’s Compensation Committee received 32,778 deferred stock units; and Stephen Seymour received 25,214 deferred stock units. During 2006, the Company recognized expense of $126,874 related to the issuance of deferred stock units to its independent directors. The deferred stock units were granted under the 2006 Deferred Stock Unit Plan.

Common Stock

During 2006 and 2005 the Company issued 666,471 and 430,000 shares of common stock to employees of the Company, respectively. The weighted average grant date fair value of common stock issued to employees during 2006 and 2005 was $.72 and $.30 per share, respectively. Stock based compensation related to these awards of $309,986 and $183,950 is included in operating expenses for 2006 and 2005, respectively.

During 2005, the Company issued 430,000 shares of common stock for services valued at $127,700 to John Perry, the Company’s Senior Vice President and Chief Financial Officer. Pursuant to the Company’s employment agreement with Mr. Perry, the Company was required to issue 250,000 shares of the Company’s common stock on Mr. Perry’s one-year anniversary with the Company which occurred in April 2006. The Company recognized $18,750 and $56,250 of compensation expense related to this obligation during the years ended December 31, 2006 and 2005, respectively. During 2006, pursuant to his employment agreement, the Company issued 490,000 shares of its common stock, including the

NORD RESOURCES CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

250,000 shares referenced above, to Mr. Perry, for which $221,750 of compensation expense was recognized. In addition pursuant to the Company’s employment agreement with Mr. Perry, he will be compensated on a monthly basis based on the issuance of 20,000 shares of the Company’s common stock per month. Mr. Perry will be paid in cash after the Company has raised at least $10 million.

On May 12, 2006, the Company issued 176,471 shares of its common stock valued at $88,236 to Nick Tintor, who was then the Company’s President and Chief Executive Officer, pursuant to his employment agreement.

9.	COMMITMENTS AND CONTINGENCIES

Capital Lease

During 2004, the Company entered into a lease for certain mining equipment that qualifies as a capital lease obligation. As a result, the present value of the future minimum lease payments is recorded as equipment and related capital lease obligation in the accompanying consolidated balance sheet. At December 31, 2006 the cost of equipment acquired under the capital lease obligation was $75,000 and the related accumulated amortization was $46,875.

Future minimum lease payments for the capital lease obligation are as follows for the years ending December 31:

2007	$25,293
2008	12,647
Total minimum obligations	37,940
Less amounts representing interest	(9,815)
Present value of minimum obligations	28,125
Less current maturity	(18,750)

Non-current	$9,375

Office Lease

Effective June 1, 2006, the Company entered into a lease agreement for office space in Tucson, Arizona. The amount of the lease is $4,000 per month, subject to 3% escalation per annum and rental tax, has a term of 5 years, and includes a right to terminate the lease at the end of the third year.

The following is a schedule of future minimum lease payments at December 31, 2006 under the Company’s operating leases that have initial or remaining non-cancellable lease terms in excess of one year:

2007	$48,840
2008	50,298
2009	51,803
2010	53,368
2011	22,513

Total	$226,822

Rental expense charged to operations was $28,680 and $0 for the years ended December 31, 2006 and 2005, respectively.

NORD RESOURCES CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Coyote Springs

In January 2004, the Company acquired an exclusive option (“Coyote Springs Option”) to purchase the leasehold rights and mining claims located near Safford in Graham County, Arizona described as “Coyote Springs”, consisting of two State of Arizona exploration leases and 52 unpatented mining claims. The Coyote Springs property is a significant, large tonnage porphyry copper-gold exploration target with exposed, surface copper oxides and considerable potential for deeper copper sulfides. Coyote Springs is situated adjacent to the Phelps Dodge Corporation Dos Pobres copper development project near Safford, which has been determined by the United States Geological Survey to be one of the largest undeveloped porphyry copper mining districts in the world with proven undeveloped reserves.

During 2004, the Company issued 199,998 shares of common stock, valued at $80,000, $22,500 in cash and options to purchase 99,999 shares of common stock in conjunction with the Coyote Springs Option. The stock options are immediately exercisable, expire in 36 months and were valued at $39,453 under the fair value provisions of SFAS No. 123. During 2005, the Company issued 86,538 shares of common stock, valued at $22,500 in conjunction with the Coyote Springs Option. During 2006, the Company issued 83,844 shares of common stock, valued at $29,010 and $21,000 in cash and options to purchase 99,999 shares of common stock in conjunction with the Coyote Springs Option. The stock options are immediately exercisable, expire in 36 months and were valued at $20,340 under the fair value provisions of SFAS No. 123. As of December 31, 2006 the total consideration paid under the Coyote Springs Option was $234,801 which is included in property and equipment in the accompanying consolidated balance sheet.

In addition to the above, the Coyote Springs Option provides for (i) at the election of the Coyote Springs owners, the issuance of either 99,996 shares of common stock or $114,990 cash in the aggregate, to be paid in two annual installments of $54,990 and $60,000 beginning in January 2007; (ii) the issuance of options in 2008 to purchase 99,999 shares of common stock; and (iii) in January 2009, at the election of the Coyote Springs owners, payment of $1,600,005 in cash or the equivalent value in shares of common stock.

The Coyote Springs Option also provides for the payment of production royalties based on certain levels of copper sales, the payment of a 4% sales commission in the event the Company sells Coyote Springs and meeting certain exploration and development expenditures relative to Coyote Springs totaling $1,250,000 during the term of the agreement.

The stock options relative to the Coyote Springs Option are to be issued at an exercise price of 15% below the value of the Company’s common stock on the date of grant, are immediately exercisable and expire in 36 months. The Coyote Springs Option expires in January 2009 and may be terminated by the Company with 90 days written notice.

Mimbres

In June 2004, the Company acquired an exclusive option (“Mimbres Option”) to purchase the leasehold rights and mining claims for a large tonnage porphyry copper exploration target located near Silver City, New Mexico (“Mimbres”). The Mimbres property consists of 4.6 square miles of New Mexico State mineral leases and 45 unpatented mining claims. Mimbres is located seven miles southeast of the Phelps Dodge Chino mines open pit, mill and smelter complex. The Phelps Dodge Chino copper mine is the oldest active copper mine in the Southwest United States, started by the Spanish in the early 1800’s.

The Mimbres Option provides for the Company to issue 300,000 shares of its common stock, options to purchase 150,000 shares of common stock and $6,000 cash on the effective date of the agreement, which was June 10, 2004.

NORD RESOURCES CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Mimbres Option also provides for (i) the issuance of 105,000 shares of common stock annually for the next four years beginning June 2005; (ii) the issuance of options to purchase 120,000, 90,000 and 60,000 shares of common stock during the years ending December 31, 2005, 2006 and 2007, respectively; and (iii) at the election of the Mimbres owners, payment of $2,400,000 cash or the equivalent value in shares of common stock in June 2009. As of December 31, 2006, the Company had not issued any common stock or stock options due to certain conditions of the Mimbres Option that have not been satisfied. The Company is under no obligation to issue any consideration until such time that the Mimbres Option conditions have been satisfied. The Company is also obligated for the payment of production royalties based on certain levels of copper sales, the payment of a 4% sales commission in the event the Company sells Mimbres and meeting certain exploration and development expenditures relative to Mimbres totaling $1,400,000 during the term of the agreement.

The stock options relative to the Mimbres Option are to be issued at an exercise price that is 15% below the value of the Company’s common stock on the date of grant, are immediately exercisable and expire in 36 months. The Mimbres Option expires 5 years from the date certain outstanding conditions of the Mimbres option agreement are satisfied and may be terminated by the Company with a 90 day written notice.

Texas Arizona Mine

In July 2004, the Company entered into an option agreement to acquire a 100% interest in four unpatented mining claims in Cochise County, Arizona, known as the “Texas Arizona Mine”. The Company paid $980 to acquire the option and agreed to pay $10,000 within four years to acquire the Texas Arizona Mine.

Consent/Compliance Orders

Effective with the acquisition of the Johnson Camp Mine, the Company agreed to a Consent Order with the Arizona Department of Environmental Quality (“ADEQ”). The Consent Order specifies actions the Company must take to remediate conditions at the mine that are not in compliance with current Arizona laws, including modifications to the current facilities that will be required to qualify for an Aquifer Protection Permit (“APP”) application. The Consent Order also sets forth a schedule under which the Company has agreed to file an application for an APP. The ADEQ may impose financial penalties on the Company for failure to meet the requirements of the Consent Order. The Company plans to meet its obligations under the Consent Order in the course of rehabilitating the mine and returning it to full production.

On September 7, 2002, the ADEQ issued a Compliance Order indicating that the Company’s operation of the Johnson Camp Mine was in violation of the Arizona Revised Statutes, the Arizona Administrative Code and the ADEQ Consent Order referenced above, and required the Company to bring the Johnson Camp Mine into compliance with Arizona’s aquifer protection laws. The Compliance Order superseded and replaced the Consent Order referenced above. Pursuant to the Compliance Order, the Company and the ADEQ entered into a stipulated judgment which assessed civil penalties against the Company in the amount of $4,325,000. In addition, the Compliance Order created an escrow account into which the Company was required to deposit $1,500,000 to be used to bring the mine into compliance. The Compliance Order provides that violation of said order will subject the Company to further civil penalties including entry of the stipulated judgment. Pursuant to the Compliance Order, the Company deposited $1,500,000 into an escrow account, all of which has been spent to bring the Johnson Camp Mine into compliance with the Compliance Order. Management believes that the Company is currently operating the mine in compliance with the Compliance Order.

NORD RESOURCES CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Settlement Agreement With Nicholas Tintor

Nicholas Tintor resigned from the board of directors of the Company effective September 27, 2006. Mr. Tintor had served as a member of the Company’s board of directors since February 15, 2006. In addition, Mr. Tintor served as the Company’s President and Chief Executive Officer from February 15, 2006 until August 21, 2006.

Subsequent to Mr. Tintor’s resignation as a director, Mr. Tintor and the Company entered into a settlement agreement dated September 29, 2006 (the “Tintor Settlement Agreement”), pursuant to which the Company agreed, in consideration of the execution and delivery by the parties of a mutual general release (the “Mutual General Release”), to pay Mr. Tintor $233,000 in cash as follows: (a) $70,000 payable no later than October 31, 2006; and (b) the balance of $163,000 payable within seven days following the closing date of (i) a registered equity offering and/or a debt project financing in which the Company raises not less than an aggregate amount of $15,000,000 (including multiple financing transactions between October 1, 2006 and January 7, 2007 where the aggregate amount equals or exceeds $15,000,000), or (ii) a significant corporate transaction which (A) results in a change of control of the Company, or (B) involves a sale, lease, exchange or other transfer of all or substantially all of the Company’s assets, or a sale, lease, exchange or other transfer by the Company of assets valued at $12,000,000 or greater. If the Company does not close such a financing or corporate transaction prior to January 7, 2007, then the Company will, subject to compliance with any and all applicable securities laws, issue to Mr. Tintor a sufficient number of fully-paid, non-assessable shares to pay the balance of settlement amount, based on the volume-weighted average trading price of the Company’s common stock during the ten trading days preceding January 7, 2007.

Pursuant to the Tintor Settlement Agreement, in October 2006 the Company paid Mr. Tintor $70,000. As of December 31, 2006, the Company had an accrued obligation of $163,000 associated with the settlement. On January 7, 2007 the Company issued Mr. Tintor 139,880 common shares of the Company in full satisfaction of the agreement.

Settlement Agreement

On February 8, 2006, the Company entered into an agreement with a former outside director of the Company who resigned in December 1995, to settle certain retirement benefit claims. Under the terms of the settlement, the Company issued 42,500 shares of common stock, agreed to pay $8,500 in cash for retirement benefits for calendar year 2006 and reaffirmed its continuing obligation to make annual payments in the amount of $8,500. Accordingly, during the year ended December 31, 2006, using its risk adjusted interest rate, the Company recorded the present value of the estimated annual payments to be made under the settlement agreement. The balance of the liability, which is recorded in accrued expenses, was $65,635 as of December 31, 2006.

Officer Indemnification

Under the Company’s organizational documents, the Company’s officers, employees, and directors are indemnified against certain liabilities arising out of the performance of their duties. The Company’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Company that have not yet occurred. However, based on experience, the Company expects any risk of loss to be remote.

NORD RESOURCES CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Royalty Obligations

Copper metal produced from Johnson Camp Mine is subject to a $.02 per pound royalty payable to Arimetco when copper prices are in excess of $1.00 per pound. The royalty is capped at an aggregate of $1 million.

Retention Bonus

In an effort to retain two individuals as employees, the Company has adopted a retention bonus program which is payable if the eligible participant is a full-time employee of the Company at least one day prior to:

(a)	a registered equity offering and/or a debt project financing (collectively or separately, a "Funding") in which the Company raises at least $25,000,000, or

(b)

a significant corporate transaction (a “Significant Transaction”) which results in a change of control of the Company, or which involves a sale, lease, exchange or other transfer of all or substantially all of the Company’s assets or assets valued at $12,000,000 or greater.

The retention bonus shall be earned and payable only upon the completion of either a Funding or Significant Transaction by June 30, 2007. The aggregate potential amount of the retention bonus for these two individuals is $122,500.

10.	LITIGATION

As of December 31, 2006, the Company knows of no material, existing or pending legal proceedings against it, nor is it involved as a plaintiff in any material proceeding or pending litigation. There are no proceedings in which any of the Company’s directors, officers or affiliates, or any registered or beneficial shareholder, is an adverse party or has a material interest adverse to the Company’s interest.

From time to time the Company is subject to various claims and legal proceedings arising in the ordinary course of business. Although occasional adverse decisions or settlements may occur, management believes that the final disposition of such matters will not have a material adverse effect on the financial position, results of operations or cash flows of the Company; however, litigation is inherently uncertain and the Company can make no assurance as to the ultimate outcome or effect.

11.	RELATED PARTY TRANSACTIONS

In addition to related party transactions discussed throughout the notes to the consolidated financial statements, the following related party transactions have occurred:

At December 31, 2006, the Company has accrued $295,000 for consulting services performed by Ronald Hirsch, Chairman of the board of directors. Mr. Hirsch converted $25,000 of the original accrued consulting liability into a convertible promissory note, which has a balance of $106,000 at December 31, 2006.

The Company has recorded $32,448 in accounts payable for consulting services performed by Mine Tech Services, an entity owned and operated by Erland Anderson, the Company’s CEO and President and member of the board of directors, at December 31, 2006.

NORD RESOURCES CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2006, the Company has accrued $600,000 in unpaid salary and $300,000 in unpaid bonus to Mr. Hirsch, $385,833 in unpaid salary and $300,000 in unpaid bonus to Mr. Anderson, and $300,000 in unpaid bonus to Mr. Perry.

In October 2005, John Perry purchased 142,857 units of the Company’s common stock in a private placement for $50,000. The units include warrants, which have a term of three years, to purchase 142,857 additional shares of common stock at an exercise price of $.40 per share.

Certain of the accrued consulting fees, accrued salary and other items payable to Ronald Hirsch, Erland Anderson and Stephen Seymour are restricted from being paid until the Nedbank loan has been paid in full.

Settlement Agreement with TMD Acquisition Corporation

The Company entered into a settlement agreement (the “Settlement Agreement”) dated October 18, 2006 with TMD Acquisition Corporation (“TMD Acquisition”) to settle certain outstanding matters arising in connection with the transactions and circumstances described below.

In May 2004, the Company commenced pursuing an opportunity (the “Zinc Opportunity”) to acquire assets comprising ASARCO Inc.’s (“ASARCO”) Tennessee Mines Division zinc business (the “Zinc Assets”). Ronald Hirsch, the Company’s Chairman of the board of directors, and Stephen Seymour, a Director of the Company, subsequently agreed to assist the Company to preserve the Zinc Opportunity by assuming the right to acquire the Zinc Assets, and assigning such right to TMD Acquisition, a new corporation formed specifically to facilitate an asset purchase agreement with ASARCO dated March 21, 2005 (the “Acquisition Agreement”) in respect of the Zinc Assets. The principals of TMD Acquisition are Ronald Hirsch and Stephen Seymour.

Pursuant to the Settlement Agreement and a related Assignment Agreement dated as of October 18, 2006 between the Company and TMD Acquisition, the Company took an assignment of the Acquisition Agreement, and has agreed to reimburse certain expenses in the aggregate amount of $365,000 (the “TMD Expenses”) and assume certain accounts payable in the aggregate amount of $101,442 incurred by TMD in the preservation of the Zinc Opportunity.

The Company advanced to TMD Acquisition the aggregate amount of $50,000 (evidenced by demand promissory notes dated February 27, 2006 and May 8, 2006, each in the principal amount of $25,000) to cover certain expenses that TMD Acquisition has incurred in preserving the Zinc Opportunity. The loan is repayable to the Company on demand and is subject to set-off against the TMD Expenses.

Although ASARCO's trustee in bankruptcy has sold the Zinc Assets, the Company instructed counsel to preserve any right of action (the “ASARCO Claim”) that the Company may have against ASARCO and ASARCO’s trustee in bankruptcy. On December 12, 2006, the Company entered into a settlement agreement with ASARCO pursuant to which ASARCO paid to the Company $475,000 in consideration of the execution and delivery by the parties of mutual general releases.

The TMD Settlement Agreement provided that the Company would reimburse the TMD Expenses upon the earlier of certain specified events but no later that December 22, 2006. In addition, if the Company receives any cash payment on account of the ASARCO Claim, it is required to first remit such portion of the cash payment to TMD Acquisition as will be required to fully pay the outstanding balance of the TMD Expenses. However, TMD Acquisition has agreed to defer reimbursement of the TMD Expenses until the Company’s financial position has improved.

NORD RESOURCES CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12.	FAIR VALUE OF FINANCIAL INSTRUMENTS

Disclosures about fair value of financial instruments for the Company’s financial instruments are presented in the table below. These calculations are subjective in nature and involve uncertainties and significant matters of judgment and do not include income tax considerations. Therefore, the results cannot be determined with precision and cannot be substantiated by comparison to independent market values and may not be realized in actual sale or settlement of the instruments. There may be inherent weaknesses in any calculation technique, and changes in the underlying assumptions used could significantly affect the results.

The following table presents a summary of the Company’s financial instruments as of December 31, 2006:

	Carrying	Estimated
	Amount	Fair Value

December 31, 2006
Financial Assets:
Cash and cash equivalents	$1,007,835	$1,007,835
Financial Liabilities:
Long-term debt	5,745,739	*

The carrying amounts for cash and cash equivalents, receivables, accounts payable and accrued expenses approximate fair value because of the short maturities of these financial instruments.

* The fair value for the Company’s long-term debt cannot be determined as the financial instrument is not actively traded.

13.	CONCENTRATIONS OF CREDIT RISK

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of temporary cash investments and accounts receivable. The Company places its cash with high quality financial institutions and limits its credit exposure with any one financial institution. At times, the Company’s bank account balances may exceed federally insured limits.

14.	NON-CASH INVESTING AND FINANCING ACTIVITIES

Available for Sale Securities

During the year ended December 31, 2005 due to a change of classification of the Company’s investment in marketable securities from securities available for sale to securities held for trading, the Company transferred $968,386 from accumulated other comprehensive income to marketable securities held for trading.

Acquisition of Coyote Springs

Pursuant to the option to purchase Coyote Springs, during the years ended December 31, 2006 and 2005, the Company issued 83,844 and 86,538 shares of its common stock valued at $29,010 and $22,500, respectively. During the year ended December 31, 2006, the Company issued 99,999 options to purchase common stock valued at $20,340.

NORD RESOURCES CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Revolving Line of Credit

During the year ended December 31, 2005, the Company entered into a revolving line of credit agreement with Ronald Hirsch and Stephen Seymour, which required the Company to issue 2,260,000 shares of its common stock valued at $637,000 and 2,260,000 warrants valued at $562,478. Each warrant entitles the lender to purchase one share of common stock at an exercise price of $.25 for a period of three years.

Bridge Loan

During the year ended December 31, 2005, the Company entered into a bridge loan facility with Nedbank Limited and Auramet Trading, LLC, pursuant to the bridge loan facility during the years ended December 31, 2006 and 2005 the Company issued warrants with an estimated value of $260,279 and $171,200, respectively.

Beneficial Conversion Feature Associated with Debt

During the year ended December 31, 2005 the Company entered into a convertible promissory note with Ronald Hirsch which, due to the value of the Company’s common stock exceeding the debt conversion price on the date of the loan, contained a beneficial conversion feature in the amount of $25,000. The Company has recorded the beneficial conversion feature as a reduction of debt and increased additional paid-in capital the same amount during the year ended December 31, 2005. The beneficial conversion feature is amortized to interest expense over the life of the loans.

Convertible Note Issued in Connection with Rescission of Stock Option

During June 2004, Ronald Hirsch exercised 1,750,000 stock options at an exercise price of $35,000. Subsequently, during April 2005, Mr. Hirsch and the Company agreed to rescind this stock option exercise. In exchange for the $35,000 that was paid to exercise the stock options, the Company issued Mr. Hirsch a convertible promissory note for $35,000 and cancelled the related 1,750,000 shares of common stock.

Settlement of Accounts Payable

During the years ended December 31, 2006 and 2005, the Company issued 46,753 and 12,000 shares of common stock to settle outstanding payables of $36,924 and $12,866, respectively.

15.	SUBSEQUENT EVENTS

Coyote Springs

During January 2007, the Company paid $18,330 and issued 33,332 shares of common stock valued at $36,665 in connection with the Coyote Springs Option.

Settlement Agreement With Nicholas Tintor

Pursuant to the Tintor settlement agreement, and in full satisfaction of the agreement, on January 7, 2007 the Company issued Mr. Tintor 139,880 shares of common stock of the Company valued at $163,000.

Termination of Merger

The Company has entered into a settlement agreement dated March 7, 2007 with Platinum Diversified Mining, Inc. (“Platinum”) and Platinum’s direct and indirect subsidiaries, Platinum Diversified Mining USA, Inc. (“PDM USA”) and PDM Merger Corp. (“Merger Sub” and together with Platinum and PDM

NORD RESOURCES CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

USA, the “PDM Parties”), in connection with the agreement and plan of merger dated October 23, 2006 (the “Merger Agreement”) among the parties. The Merger Agreement contemplated the acquisition of the Company by Platinum in an all-cash merger transaction (the “Merger”).

The settlement agreement sets forth the terms and conditions of the settlement of the dispute and disagreements between the Company and the PDM Parties arising from the failure of the Merger to close.

Under the settlement agreement, the PDM Parties have agreed to pay to the Company an amount of up to $3.6 million in full and final settlement of all claims and disputes between the parties, as follows:

(a)

The PDM Parties agreed to forthwith pay the sum of $1.1 million to the Company (the “Initial Payment”), to be paid by way of the release to the Company of the $1 million previously deposited by Platinum with American Stock Transfer & Trust Company (“AST”), as escrow agent, pursuant to the Merger Agreement (including interest, but net of AST’s expenses), with any shortfall to be paid from Platinum’s working capital; and

(b)

Platinum has agreed to pay the sum of $50,000 to the Company each calendar month, beginning on April 1, 2007 (the “Monthly Payments”) until the earlier of (i) the completion of an acquisition by Platinum that meets certain prescribed criteria (a “Qualifying Acquisition”), or (i) the actual liquidation of Platinum if it has not entered into a letter of intent or agreement in principle to effect a Qualifying Acquisition, or if it has not completed a Qualifying Acquisition, by certain prescribed dates.

The Company received the Initial Payment of $1.1 million on March 8, 2007. If Platinum completes a Qualifying Acquisition, Platinum will be required to pay the balance owing on the settlement sum of $3.6 million (the “Balance of Settlement Funds”), net of the Initial Payment and any Monthly Payments actually received by the Company. The Balance of Settlement Funds will be payable to the Company out of certain funds being held in trust (the “Trust Funds”) as a condition of Platinum’s listing as a special purpose acquisition corporation on the AIM market (“AIM”) of the London Stock Exchange. If the Trust Funds are insufficient to pay the Balance of Settlement Funds, Platinum will be required to pay to the Company the greater of: (i) the funds available and (ii) $1 million. Thereafter, Platinum will continue to be obligated to make the Monthly Payments, plus interest, until the Balance of Settlement Funds has been paid.

According to Platinum’s public disclosure record, it was admitted to trading on AIM on March 13, 2006 (the “Admission Date”), and it must be dissolved and the Trust Funds returned to its security holders, if it has not: (a) effected a Qualifying Acquisition or signed a letter of intent, agreement in principle or definitive agreement to effect a Qualifying Acquisition within the 12 months following the Admission Date; or (b) (having signed a letter of intent or an agreement in principle within 12 months following the Admission Date) effected an acquisition within 18 months following the Admission Date. In the event that Platinum is dissolved for having failed to meet these conditions, it will not be required to pay the Balance of Settlement Funds to the Company and shall be relieved of any further obligations to make payments under the settlement agreement. Platinum issued a press release on March 14, 2007 announcing that it had entered into two separate letters of intent on mining projects which, taken in aggregate, it believes would constitute a Qualifying Acquisition eligible for submission to Platinum’s shareholders for approval.

Under the settlement agreement, the PDM Parties have acknowledged that the Company is also entitled to retain any and all payments made by the PDM Parties under the Merger Agreement to keep the Company’s option on the Coyote Springs property in good standing.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Indemnification of Directors and Officers

     Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, in which such person is made a party by reason of the fact that the person is or was a director, officer, employee of or agent to the corporation (other than an action by or in the right of the corporation—a “derivative action’’), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement, or otherwise.

     Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

(a)	for any breach of the director’s duty of loyalty to the corporation or its stockholders,

(b)	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

(c)	in respect of certain unlawful dividend payments or stock redemptions or repurchases, or

(d)	for any transaction from which the director derived an improper personal benefit.

     As permitted by the Delaware General Corporation Law, our Certificate of Incorporation, as amended, provides for indemnification of directors as follows:

“No Director shall be personally liable to the Corporation or any stockholder for monetary damages for breach of fiduciary duty as director, except, in addition to any and all other requirements for such liability, (i) for any breach of such director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) to the extent provided under Section 174 of Title 8 of the Delaware Code (relating to the General Corporation Law of the State of Delaware) or any amendment thereto or successor provision thereto, (iv) for any transactions for which said director derived personal benefit. Neither the amendment nor repeal of this Article Tenth, nor the adoption of any provisions of this certificate of incorporation inconsistent with this Article Tenth, shall eliminate or reduce the effect of this Article Tenth in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article Tenth, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.”

     In addition, our Amended and Restated Bylaws provide for indemnification of certain persons, including our directors and officers, as follows:

“Without limiting any power or right of the corporation to provide indemnification in such additional circumstances as the corporation may from time to time deem appropriate, the corporation shall indemnify every person, his heirs, executors and administrators, who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with such action, suit or proceeding and against fines, judgments and reasonable settlement amounts to the full extent permitted by, and subject to the determinations and otherwise in accordance with the procedures (including, without limitation, procedures for the advancement of expenses) specified in, the General corporation Law of the State of Delaware.”

     In addition, our company has obtained a director and officer insurance policy that insures our directors and officers and those of our subsidiaries against certain liabilities they may incur in their capacity as directors and officers. Under these policies, the insurer, on our behalf, may also pay amounts for which we have granted indemnification to the directors or officers.

Other Expenses of Issuance and Distribution

     We will pay all expenses in connection with the issuance and distribution of the securities being registered, except selling discounts and commissions of the selling security holders. The following table sets forth the costs and expenses related to this offering (other than underwriting discounts and commissions) expected to be incurred with the issuance and distribution of the securities described in this registration statement. All amounts are estimates except the SEC registration fee.

Amount to be Paid
SEC registration fee	$2,269.80
Legal fees and expenses	60,000.00
Accounting fees and expenses	40,000.00
Blue sky fees and expenses (including legal fees)	500.00
Transfer agent and registrar fees	1,000.00
Miscellaneous	8,000.00
Total	$$111,769.80

Recent Sales of Unregistered Securities

     During the three-year period prior to June 30, 2007, we sold securities in the following transactions without registering the securities under the Securities Act of 1933, as amended:

  In June 2004, we commenced a private placement of units at a price of $0.35 per unit. Each unit consisted of one share of common stock and a warrant to purchase one-half of one share of common stock. Each warrant entitled the holder to purchase on shares of common stock at an exercise price of $0.35 for a period of three years. Between June and December, 2004, we sold a total of 121,500 units pursuant to this private placement for aggregate gross proceeds of $42,525. We issued these securities to accredited investors, relying on Rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933, as amended.

  During the year ended December 31, 2004, we issued 247,091 fully paid and non-assessable shares of common stock to settle outstanding payables in the amount of $260,880. We issued these securities to accredited investors, relying on Rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933, as amended.

  During the year ended December 31, 2004, we issued 130,645 fully paid and non-assessable shares of common stock to Rex Loesby, formerly our Vice President of Corporate Development and Treasurer, for consulting services valued at $48,822. We issued these securities to Mr. Loesby, an accredited investor, relying on Rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933, as amended.

  In September 2005, we commenced a private placement of up to a maximum of 1,428,571 units, whereby one unit, consisting of one share of common stock and a warrant to purchase one share of common stock, was offered for $0.35 per unit. During the year ended December 31, 2005, we sold 819,644 units for $286,875. During January 2006, we sold an additional 80,000 units for gross proceeds of $28,000 pursuant to the final tranche of this private placement. As at January 31, 2006, we had sold 899,644 units for a total of $314,875 pursuant to this private placement. The stock purchase warrants have an exercise price of $0.40 and expire in three years. We issued these securities to accredited investors, relying on Rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933, as amended.

  During the year ended December 31, 2005, we issued 12,000 shares of our common stock to settle outstanding payables of $12,866. We issued these securities to accredited investors, relying on Rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933, as amended.

  Pursuant to a Settlement Agreement and General Release dated April 22, 2005 between our company and W. Pierce Carson, we issued 250,000 fully paid and non-assessable shares of our common stock and 250,000 common stock purchase warrants to Mr. Carson. Each warrant entitles the holder to purchase one share of common stock at an exercise price of $0.50 per share until April 22, 2008. We issued these securities to Mr. Carson, an accredited investor, relying on Rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933, amended.

  We entered into a $600,000 revolving line of credit agreement dated June 21, 2005, with Ronald Hirsch and Stephen Seymour. In consideration for the issuance of the line of credit, our company agreed to issue to Mr. Hirsh and Mr. Seymour four shares of common stock and four warrants for every $1 loaned to our company. Each warrant entitles the holder to purchase one share of common stock at an exercise price of $0.25 for a period of three years. The warrants expire as follows: 100,000 warrants will expire on June 21, 2008; 100,000 warrants will expire on June 29, 2008; 900,000 warrants will expire on July 8, 2008; 400,000 warrants will expire on August 1, 2008; 200,000 warrants will expire on September 22, 2008; 60,000 warrants will expire on October 5, 2008; 40,000 warrants will expire on October 11, 2008; and 460,000 warrants will expire on October 20, 2008. We have issued a total of 2,260,000 shares of common stock valued at $637,000 and 2,260,000 warrants to purchase one share of common stock valued at $562,478 pursuant to this revolving line of credit. We issued these securities to Mr. Hirsch and Mr. Seymour, relying on Rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933, as amended.

  As described under the heading “Johnson Camp Property – Other Properties – Coyote Springs,” we acquired an exclusive option from Thornwell Rogers, South Branch Resources, LLC, and MRPGEO, LLC in January 2004 to purchase the leasehold rights and mining claims located near Safford in Graham County, Arizona described as “Coyote Springs.” During 2004, we issued a total of 199,998 fully paid and non-assessable shares of common stock valued at $79,999 and 99,999 options valued at $39,453 to the Coyote Springs owners. The 99,999 options issued in 2004 expired unexercised. On January 28, 2005, we issued a total of 86,538 fully paid and non-assessable shares of common stock to Thornwell Rogers, South Branch Resources, LLC, and MRPGEO, LLC pursuant to the agreement. Pursuant to an amendment agreement dated January 27, 2006, we issued an additional 83,844 shares of our common stock, valued at $29,010, to the Coyote Springs owners, and 99,999 stock options exercisable at an exercise price of $0.47 per share. In January 2007, we issued 33,332 shares of common stock, valued at $36,665, to the Coyote Springs owners. We issued these securities to Thornwell Rogers, South Branch Resources, LLC and MRPGEO, LLC, all of whom are accredited investors, relying on Rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933, as amended.

  Between January 2005 and May 2005, we issued 67,271 shares of common stock valued at $22,720 to Rex Loesby, our former Vice President of Corporate Development and Treasurer, for consulting services. As of May 9, 2005, Mr. Loesby ceased being an officer of our company. We issued these securities to Mr. Loesby, an accredited investor, relying on Rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933, as amended.

  During 2005, we issued 430,000 shares of common stock and the following stock options to John Perry, who was then our Senior Vice President and Chief Financial Officer: 200,000 options exercisable at $0.30 per share; 100,000 options exercisable at $0.40 per share; 100,000 options exercisable at $0.50 per share; and 100,000 options exercisable at $0.60 per share. All of the options expire on April 1, 2010. We issued these securities to Mr. Perry, an accredited investor, relying on Rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933, as amended.

  On October 17, 2005, we obtained a loan in the amount of $2,850,000 from Auramet Trading, LLC, of which $1,850,000 was funded by Ronald A. Hirsch pursuant to an Agreement for Credit Risk Participation dated October 17, 2005, between Auramet Trading and Ronald Hirsch. In connection with this loan, 250,000 warrants were issued to Auramet Trading for the purchase of an equal number of shares of our common stock. The warrants were to be exercisable on or before October 17, 2007 at an exercise price equal to the final price at which our shares are sold in an offering, provided that if we do not complete an offering of our common stock on or before April 17, 2006, then the exercise price will be the average closing price of our common stock for the 20 trading days prior to April 17, 2006. Since we did not complete a public offering by April 17, 2006, we issued the 256,410 replacement warrants to Auramet Trading. The new warrants are exercisable at a price of $0.56 per share and shall expire on April 17, 2008. In addition to the 250,000 warrants issued to Auramet Trading discussed above, we also issued additional warrants to Auramet Trading for the purchase of our common stock. The number of warrants is to be calculated by dividing the Canadian dollar equivalent of $1,000,000 (on October 17, 2005) by the final price at which a share of our stock is sold in an initial public offering and multiplying the result by 0.15. The warrants are exercisable on or before October 17, 2007, provided that we complete an offering of our common stock on or before April 17, 2006. Since we did not complete an offering by April 17, 2006, the warrants expired on April 17, 2006, and we issued new warrants to Auramet Trading for the purchase of 256,410 shares of our common stock at an exercise price of $0.56 per share, being the average closing price of our common stock on the Pink Sheets LLC for the 20 trading days prior to April 17, 2006. The new warrants expire on April 17, 2008. We issued these securities to Auramet Trading, an accredited investor, relying on Rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933, as amended.

  On November 8, 2005, we obtained a loan in the amount of $3,900,000 from Nedbank Limited, in which Auramet Trading participated through the contribution of the $1,000,000 outstanding amount payable by us under the October 17, 2005 loan. Nedbank and Auramet Trading are at arm’s length from each other. From the proceeds of this loan, $1,860,175 was used to repay the portion of the Auramet Trading loan that was contributed by Mr. Hirsch. A secured promissory note was issued to Nedbank Limited that provides for interest only payments at a rate of 9% per annum payable monthly and the note matures on the earlier of May 8, 2006 or the closing of an equity offering in which we raise not less than $25,000,000. In connection with this loan, warrants were issued to Nedbank Limited for the purchase of our common stock. The number of warrants is to be calculated by dividing the Canadian dollar equivalent of $2,900,000 (on November 8, 2005) by the final price at which a share of our stock is sold in an initial public offering and multiplying the result by 0.15. The warrants were exercisable on or before November 8, 2007, provided that we completed an offering of our common stock on or before May 8, 2006. Since we did not complete an offering by May 8, 2006, the warrants expired on May 8, 2006, and we issued a new warrant certificate to Nedbank Limited for the purchase of 743,590 shares of our common stock at an exercise price of $0.88 per share, being the amount equal to the average closing price of our common stock as quoted on the Pink Sheets LLC for the 20 trading days prior to May 8, 2006. The new warrants expire on May 8, 2008. We issued these securities to Nedbank Limited, an accredited investor, relying on Rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933, as amended.

  Effective November 28, 2005, we issued the following stock options to Eric Ivey, the general manager of Johnson Camp Mine: 250,000 options exercisable at $0.20 per share; and 250,000 options exercisable at $0.50 per share. These options will expire on November 28, 2008. We issued these securities to Mr. Ivey, an accredited investor, relying on Rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933, as amended.

  In January 2006 we issued an aggregate of 2,675,000 shares of common stock for total proceeds of $53,500, upon the exercise of stock options at an exercise price of $0.02 per share by Ronald Hirsch, our Chairman and formerly our Chief Executive Officer, Erland Anderson, our Executive Vice President and Chief Operating Officer, and Stephen Seymour, one of our directors. We issued these securities relying on Rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933, as amended.

  In February 2006, we issued 11,881 shares of common stock to settle outstanding payables of $11,881. We issued these securities to accredited investors, relying on Rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933, as amended.

  On February 1, 2006, Erland A. Anderson, our Chief Operating Officer, voluntarily surrendered for cancellation stock options entitling him to purchase up to 675,000 shares of our common stock at an exercise price of $0.02 per share, being the market price of one share of common stock on the date of grant. In exchange for such options, we granted to Mr. Anderson replacement options entitling him to purchase up to 675,000 shares of our common stock, exercisable for five years at an exercise price of $0.50 per share. We issued these securities to Mr. Anderson, an accredited investor, relying on Rule 506 of Regulation D, Section 4(2) of the Securities Act of 1933, as amended, and/or Section 3(a)(9) of the Securities Act of 1933, as amended.

  On February 8, 2006, we entered into an agreement with Walter Belous, a former independent, outside director of our company who resigned as a director of our company in December 1995, to settle certain retirement benefit claims. Under the terms of the settlement, we issued 42,500 shares of common stock, agreed to pay Mr. Belous $8,500 in cash for retirement benefits for calendar year 2006 and reaffirmed our continuing obligation to make annual payments in the amount of $8,500. We issued these securities to Mr. Belous, an accredited investor, relying on Rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933, as amended.

  During the first quarter of 2006, we issued 60,000 shares of our common stock valued at $31,600 to John Perry, who was then our Senior Vice President and Chief Financial Officer. During the second quarter of 2006, we issued a total of 310,000 shares of our common stock valued at $134,800 to Mr. Perry. During the third quarter of 2006, we issued 60,000 shares of our common stock valued at $47,000 to Mr. Perry. During the fourth quarter of 2006, we issued 60,000 fully-paid and non- assessable shares of our common stock, valued at $64,600, to Mr. Perry. We issued these securities to Mr. Perry, an accredited investor, pursuant to his employment agreement relying on Section 4(2) of the Securities Act of 1933, as amended.

  On May 12, 2006, we issued 176,471 shares of our common stock valued at $88,236 to Nick Tintor, who was then our President and Chief Executive Officer, pursuant to his employment agreement. We issued these securities to Mr. Tintor, an accredited investor, relying on Rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933, as amended.

  Upon execution and delivery of our Modification Agreement with Nedbank dated May 15, 2006 in relation to our bridge loan from Nedbank, we issued a total of 100,000 warrants exercisable no later than May 15, 2008, of which 75,000 were issued to Nedbank and 25,000 were issued to Auramet Trading. Each warrant will entitle the holder to purchase one share of our common stock for a period of two years, at an exercise price of $1.00, being an amount equal to the average of the closing price of our common stock (as quoted on Pink Sheets LLC) for the twenty trading days prior to May 15, 2006. We issued these securities to Nedbank and Auramet Trading, each of whom is an accredited investor, relying on Rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933, as amended.

  On May 16, 2006 we issued a total of 800,000 stock options to our four non-executive directors and 500,000 stock options to Nick Tintor, who was then our President and Chief Executive Officer, pursuant to our 2006 Stock Incentive Plan. The options granted to the non-executive directors will vest as to one-third upon approval of the 2006 Stock Incentive Plan by our stockholders (which occurred in October, 2006), as to one-third on February 15, 2007 and as to the balance on February 15, 2008. In accordance with our employment letter agreement with Mr. Tintor dated February 15, 2006, all of Mr. Tintor’s stock options vested upon approval of the 2006 Plan by the stockholders. Upon vesting, the options were exercisable for a period of ten years following their date of grant at an exercise price of $1.05 per share; provided, however, that if we effected a registered public offering of our securities of at least $20,000,000 no later than November 1, 2006, the exercise price was to be the greater of $1.05 and that amount that is equal to 75% of the offering price per security under such registered offering. We issued these securities to the directors, each of whom is an accredited investor, relying on Rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933, as amended.

  On May 31, 2006, in connection with the advance to us of an additional $1,000,000 by Auramet Trading (who acted through Nedbank by way of an amendment to the $3,900,000 Nedbank bridge loan), we issued to Auramet warrants for the purchase of 250,000 shares of our common stock, exercisable for a period of two years at an exercise price of $1.15 per share, being equal to 110% of the average closing price of the Corporation’s common stock (as quoted on the Pink Sheets LLC) for the 20 trading days prior to the date of the Amended and Restated Secured Promissory Note. We issued these securities Auramet, an accredited investor, relying on Rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933, as amended.

  Certain equity-based fees have been paid to our non-executive directors in the form of awards issued pursuant to our company’s 2006 Stock Incentive Plan. The non-executive directors have limited rights, exercisable within applicable time limits, to elect to have any percentage of such awards, and any percentage of cash fees, payable in deferred stock units. Each of our non-executive directors exercised such rights in respect of the equity-based fees payable to him for the current year and for the year ended December 31, 2006. Our non-executive directors earned the following additional deferred stock units during the periods indicated:

Date of Award	Director	Period Covered by Award	No. of Deferred Stock Units	Deemed Issue Price per Deferred Stock Unit
June 30, 2006	Wade Nesmith	Quarter ended June 30, 2006	22,266	$.80
June 30, 2006	Douglas Hamilton	Quarter ended June 30, 2006	18,750	$.80
June 30, 2006	John Cook	Quarter ended June 30, 2006	15,234	$.80
June 30, 2006	Stephen Seymour	Quarter ended June 30, 2006	11,719	$.80
October 2, 2006	Wade Nesmith	Quarter ended September 30, 2006	15,224	$.78
October 2, 2006	Douglas Hamilton	Quarter ended September 30, 2006	12,821	$.78
October 2, 2006	John Cook	Quarter ended September 30, 2006	10,417	$.78
October 2, 2006	Stephen Seymour	Quarter ended September 30, 2006	8,013	$.78
January 3, 2007	Wade Nesmith	Quarter ended December 31, 2006	10,417	$1.14
January 3, 2007	Douglas Hamilton	Quarter ended December 31, 2006	8,772	$1.14
January 3, 2007	John Cook	Quarter ended December 31, 2006	7,127	$1.14
January 3, 2007	Stephen Seymour	Quarter ended December 31, 2006	5,482	$1.14
April 2, 2007	Wade Nesmith	Quarter ended March 31, 2007	16,470	$.71
April 2, 2007	Douglas Hamilton	Quarter ended March 31, 2007	14,184	$.71
April 2, 2007	John Cook	Quarter ended March 31, 2007	11,525	$.71
April 2, 2007	Stephen Seymour	Quarter ended March 31, 2007	8,865	$.71

Date of Award	Director	Period Covered by Award	No. of Deferred Stock Units	Deemed Issue Price per Deferred Stock Unit
July 2, 2007	Douglas Hamilton	Quarter ended June 30, 2007	14,286	$.70
July 2, 2007	John Cook	Quarter ended June 30, 2007	11,607	$.70
July 2, 2007	Stephen Seymour	Quarter ended June 30, 2007	8,928	$.70
July 2, 2007	T. Sean Harvey	Quarter ended June 30, 2007	1,885	$.70
October 1, 2007	Douglas Hamilton	Quarter ended September 30, 2007	6,779	$1.48
October 1, 2007	John Cook	Quarter ended September 30, 2007	5,508	$1.48
October 1, 2007	Stephen Seymour	Quarter ended September 30, 2007	4,237	$1.48
October 1, 2007	T. Sean Harvey	Quarter ended September 30, 2007	4,237	$1.48

  We issued these securities to the directors, each of whom is an accredited investor, on the respective Dates of Award shown, relying on Rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933, as amended.

  Upon execution and delivery of our Modification Agreement with Nedbank dated September 30, 2006 in relation to our bridge loan from Nedbank, we issued a total of 150,000 warrants exercisable no later than September 30, 2008, of which 88,770 were issued to Nedbank and 61,230 were issued to Auramet Trading. Each warrant will entitle the holder to purchase one share of our common stock for a period of two years, at an exercise price of $0.83 being an amount equal to the average of the closing price of our common stock (as quoted on Pink Sheets LLC) for the twenty trading days prior to September 30, 2006. We issued these securities to Nedbank and Auramet Trading, each of whom is an accredited investor, relying on Rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933, as amended.

  During the quarterly period ended December 31, 2006, 15,000 stock options were exercised at an exercise price of $0.02 per share. We issued the underlying common stock pursuant to Rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933, as amended.

  Subsequent to Nicholas Tintor’s departure as President and Chief Executive Officer of our company on August 21, 2006, we entered into a settlement agreement with Mr. Tintor dated September 29, 2006. Under the settlement agreement, in consideration of a mutual release of claims, we paid Mr. Tintor a total of $233,000 as follows: we paid $70,000 in cash upon execution of the agreement, and we paid the balance of $163,000 by issuing a total of 139,880 fully paid and non-assessable shares of common stock of our company to Mr. Tintor in January 2007. These shares were issued pursuant to Rule 903 of Regulation S under the Securities Act of 1933, as amended, and in compliance with applicable Canadian securities laws.

  In January 2007, we issued 25,651 shares of common stock to John Cook, one of our non-executive directors, in exchange for 25,651 deferred stock units. We issued these securities to Mr. Cook pursuant to section 3(a)(9) of the Securities Act of 1933, as amended.

  Upon execution and delivery of our Modification Agreement with Nedbank dated February 23, 2007 in relation to our bridge loan from Nedbank, we issued a total of 300,000 warrants exercisable no later than September 30, 2008, of which 174,000 were issued to Nedbank and 126,000 were issued to Auramet Trading. Each warrant entitles the holder to purchase one share of our common stock at an exercise price of $0.66 being an amount equal to the average of the closing price of our common stock (as quoted on Pink Sheets LLC) for the five trading days prior to February 23, 2007. We issued these securities to Nedbank and Auramet Trading, each of whom is an accredited investor, relying on Rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933, as amended.

  During the first quarter of 2007, we issued 60,000 shares of our common stock valued at $50,000 to John Perry pursuant to his employment agreement. Mr. Perry was recently appointed as our President and Chief Executive Officer, and continues to serve as our Chief Financial Officer, Secretary and Treasurer until a suitable replacement to fill those offices can be found. We issued these securities to Mr. Perry, an accredited investor, relying on Section 4(2) of the Securities Act of 1933, as amended.

  During the second quarter of 2007, we issued 40,000 shares of our common stock valued at $30,000 to John Perry pursuant to his employment agreement. Mr. Perry was recently appointed as our President and Chief Executive Officer, and continues to serve as our Chief Financial Officer, Secretary and Treasurer until a suitable replacement to fill those offices can be found. We issued these securities to Mr. Perry, an accredited investor, relying on Section 4(2) of the Securities Act of 1933, as amended.

  On June 11, 2007 we issued a total of 900,000 stock options to our six directors, 500,000 stock options to John Perry, our Chief Executive Officer and 250,000 stock options to Erland Anderson, our Chief Operating Officer, pursuant to our 2006 Stock Incentive Plan. The options granted to the non- executive directors and officers of the company will vest as to one-third at time of grant, as to one- third on June 11, 2008 and as to the balance on June 11, 2009. The options are exercisable for a period of ten years at an exercise price of $0.68 per share. We issued these securities to the directors, each of whom is an accredited investor, relying on Rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933, as amended.

  During the second quarter of 2007, we issued a total of 150,000 shares of common stock upon exercise of certain outstanding common stock purchase warrants at an aggregate exercise price of $52,500. We issued these securities to accredited investors, relying on Rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933, as amended.

  On June 29, 2007, we issued: (a) 130,000 fully paid and non-assessable shares of common stock to Mr. Hirsch upon conversion of 50 percent of the outstanding principal and interest under a $35,000 convertible promissory note dated June 29, 2004, at a conversion price of $0.175 per share; (b) 212,195 fully paid and non-assessable shares of common stock to Mr. Seymour upon conversion of 50 percent of the outstanding principal and interest under a $66,000 convertible promissory note dated August 19, 2004, at a conversion price of $0.20 per share; (c) 337,458 fully paid and non- assessable shares of common stock to Mr. Hirsch upon conversion of 50 percent of the outstanding principal and interest under a $106,000 convertible promissory note dated October 4, 2004, at a conversion price of $0.20 per share. We issued these securities to accredited investors, relying on section 3(a)(9) of the Securities Act of 1933, as amended.

  On June 5, 2007, we completed an offering of 30,666,700 special warrants on June 5, 2007. The special warrants were offered and sold at a price of $0.75 per special warrant, for aggregate gross proceeds of approximately $23,000,000. Each special warrant is convertible into one share of common stock and one-half of one common stock purchase warrant for no additional consideration. Each warrant, when issued, will entitle the holder to purchase one share of common stock for a period of five years following the date of closing of the private placement at a price of $1.10 per share. A total of 3,948,800 special warrants were sold to institutional “accredited investors” (as defined in Rules 501(a)(1), (2), (3) and (7) of Regulation D under the Securities Act of 1933, as amended), pursuant to Rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933, as amended. The balance of 26,717,900 special warrants were sold in “offshore transactions” to persons who are not “U.S. persons” (each as defined in Rule 902 of Regulation S under the Securities Act of 1933, as amended), pursuant to Rule 903 of Regulation S under the Securities Act of 1933, as amended, and in accordance with applicable local securities laws.

  In connection with the special warrants offering, we entered into an agency agreement whereby, on June 5, 2007 we issued 1,840,002 stock options to the agents entitling them to acquire one share of common stock of the company at anytime within the subsequent 24 month period at an exercise price of $0.75. These options were issued to non-U.S. persons in an “offshore transaction”, pursuant to Rule 903 of Regulation S under the Securities Act of 1933, as amended, and in accordance with applicable local securities laws.

  During the third quarter of 2007, we issued a total of 60,750 shares of common stock upon exercise of certain outstanding common stock purchase warrants at an aggregate exercise price of $21,262.50. We issued these securities to accredited investors, relying on Rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933, as amended

  On July 11, 2007 we issued a total of 400,000 stock options to two of our directors, and 50,000 stock options to Erland Anderson, our Chief Operating Officer, pursuant to our 2006 Stock Incentive Plan. The options granted to the non-executive directors and officers of the Company will vest as to one- third at time of grant, as to one-third on July 11, 2008 and as to the balance on July 11, 2009. The options are exercisable for a period of ten years at an exercise price of $0.85 per share. We issued these securities to the directors, each of whom is an accredited investor, relying on Rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933, as amended.

  On September 18, 2007, we issued 506,410 shares of common stock to Auramet Trading upon exercise of the following warrants: 250,000 common stock purchase warrants issued in connection with a secured bridge loan by the selling stockholder in the principal amount of $2,850,000 dated October 17, 2005, with each warrant entitling the holder to purchase one share of our common stock at an exercise price of $0.56 per share; and (b) 256,410 common stock purchase warrants issued in connection with the secured bridge loan in the principal amount of $2,850,000 dated October 17, 2005, with each warrant entitling the holder to purchase one share of our common stock at an exercise price of $0.56 per share. We issued these securities to Auramet Trading, an accredited investor, relying on Rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933, as amended.

  On October 4, 2007 we issued 143,000 shares of common stock to two accredited investors, as joint tenants, upon the exercise of warrants at an exercise price of $0.40 per share, relying on Rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933, as amended.

  On November 8, 2007 we issued 71,429 shares of common stock to an accredited investor upon the exercise of warrants at an exercise price of $0.40 per share, relying on Rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933, as amended.

Exhibits

     The following is a list of exhibits filed as part of this Registration Statement:

EXHIBIT NUMBER DESCRIPTION

Articles of Incorporation and By-laws

3.1	Certificate of Incorporation (as amended) of Nord Resources Corporation(1)

3.2	Amended and Restated Bylaws of Nord Resources Corporation(2)

3.3	Amendment to Amended Certificate of Incorporation(26)

Instruments defining the rights of security holders, including indentures

4.1	Pages from Amended and Restated Bylaws of Nord Resources Corporation defining the rights of holders of equity or debt securities(1)

4.2	Convertible Promissory Note for $35,000 issued by Nord Resources Corporation to Ronald A. Hirsch dated June 29, 2004(1)

4.3	Amendment to Convertible Promissory Note dated June 29, 2004 issued by Nord Resources Corporation to Ronald A. Hirsch effective November 30, 2005(1)

4.4	Convertible Promissory Note for $66,000 issued by Nord Resources Corporation to Stephen D. Seymour dated August 19, 2004(1)

4.5	Amendment to Convertible Promissory Note dated August 19, 2004 issued by Nord Resources Corporation to Stephen D. Seymour effective September 26, 2005(1)

4.6	Second Amendment to Convertible Promissory Note dated August 19, 2004 issued by Nord Resources Corporation to Stephen D. Seymour effective November 30, 2005(1)

4.7	Convertible Promissory Note for $106,000 issued by Nord Resources Corporation to Ronald A. Hirsch dated October 4, 2004(1)

4.8	Amendment to Convertible Promissory Note dated October 4, 2004 issued by Nord Resources Corporation to Ronald A. Hirsch effective September 26, 2005(1)

4.9	Second Amendment to Convertible Promissory Note dated October 4, 2004 issued by Nord Resources Corporation to Ronald A. Hirsch effective November 30, 2005(1)

4.10	Revolving Line of Credit Agreement, between Nord Resources Corporation and Ronald A. Hirsch and Stephen Seymour dated June 21, 2005(1)

4.11	Security Agreement between Nord Resources Corporation and Ronald A. Hirsch and Stephen Seymour dated June 21, 2005(1)

4.12	Secured Promissory Note ($600,000) between Nord Resources Corporation and Ronald A. Hirsch and Stephen Seymour dated June 21, 2005(1)

4.13	Second Amended and Restated Revolving Line of Credit between Nord Resources Corporation and Ronald A. Hirsch and Stephen Seymour dated November 8, 2005(3)

4.14	Amended and Restated Warrant Certificate issued by Nord Resources Corporation to Auramet Trading, LLC, dated as of October 17, 2005(5)

4.15	Warrant Certificate issued by Nord Resources Corporation to Auramet Trading, LLC, dated April 17, 2006(5)

4.16	Acknowledgement of Ronald A. Hirsch regarding Agreement for Credit Risk Participation dated November, 2005(1)

4.17	Secured Promissory Note for $3,900,000 issued by Nord Resources Corporation to Nedbank Limited dated November 8, 2005(1)

4.18	Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing among Nord Resources Corporation , First American Title Insurance Company and Nedbank Limited dated November 8, 2005(1)

4.19	Warrant Certificate issued by Nord Resources Corporation to Nedbank Limited, dated May 8, 2006(4)

4.20	Environmental Indemnity Agreement between Nord Resources Corporation and Nedbank Limited dated November, 2005(1)

4.21	Subordination Agreement among Ronald A. Hirsch, Stephen D. Seymour and Nedbank Limited dated November 8, 2005(1)

4.22	Letter from Nord Resources Corporation to Nedbank Limited regarding conditions subsequent, dated November 8, 2005(1)

4.23	Perfection Certificate completed by Nord Resources Corporation for Nedbank Limited, dated November 8, 2005(1)

4.24	Waiver Agreement and Amendment of Promissory Note between Nord Resources Corporation and Nedbank Limited, dated February 6, 2006(3)

4.25

Letter Agreement between Nord Resources Corporation and Nedbank Limited, dated May 5, 2006, extending the maturity date of the Secured Promissory Note dated November 8, 2005 in the principal amount of $3,900,000, to May 15, 2006(4)

4.26

Letter Agreement between Nord Resources Corporation, Ronald Hirsch and Stephen Seymour, dated May 5, 2006, extending the maturity date indebtedness under the Second Amended and Restated Revolving Line of Credit Agreement, among Nord Resources Corporation and Ronald A. Hirsch and Stephen Seymour dated November 8, 2005(7)

4.27	Modification Agreement between Nord Resources Corporation and Nedbank Limited, dated May 15, 2006(5)

4.28	Warrant Certificate issued by Nord Resources Corporation to Nedbank Limited, dated May 15, 2006(5)

4.29	Warrant Certificate issued by Nord Resources Corporation to Auramet Trading LLC, dated May 15, 2006(5)

4.30	Amended and Restated Secured Promissory Note, dated May 31, 2006, payable to Nedbank Limited in the principal amount of $4,900,000(6)

4.31

First Amendment to Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing, dated May 31, 2006, among Nord Resources Corporation, First American Title Insurance Company and Nedbank Limited(6)

4.32	Amendment to Subordination Agreement, dated May 31, 2006, made for the benefit of Nedbank Limited by Ronald Hirsch and Stephen Seymour(6)

4.33	Warrant Certificate issued by Nord Resources Corporation to Auramet Trading, LLC, dated May 31, 2006 representing 250,000 common stock purchase warrants(6)

4.34

Letter Agreement between Nord Resources Corporation Nedbank Limited and Auramet Trading, LLC dated August 8, 2006, extending the maturity date of a secured loan in the principal amount of $4,900,000(9)

4.35

Agreement between Nord Resources Corporation, Ronald Hirsch and Stephen Seymour, dated August 14, 2006, extending the maturity date indebtedness under the Second Amended and Restated Revolving Line of Credit Agreement, among Nord Resources Corporation and Ronald A. Hirsch and Stephen Seymour dated November 8, 2005(11)

4.36	Amended and Restated Convertible Promissory Note for $35,000 issued by Nord Resources Corporation to Ronald A. Hirsch dated for reference June 29, 2004(12)

4.37	Amended and Restated Convertible Promissory Note for $66,000 issued by Nord Resources Corporation to Stephen D. Seymour dated for reference August 19, 2004(12)

4.38	Amended and Restated Convertible Promissory Note for $106,000 issued by Nord Resources Corporation to Ronald A. Hirsch dated for reference October 4, 2004(12)

4.39

Agreement between Nord Resources Corporation, Ronald Hirsch and Stephen Seymour, dated August 17, 2006, extending the maturity date indebtedness under the Second Amended and Restated Revolving Line of Credit Agreement, among Nord Resources Corporation and Ronald A. Hirsch and Stephen Seymour dated November 8, 2005(12)

4.40	Modification Agreement dated September 30, 2006 between Nord Resources Corporation and Nedbank Limited(13)

4.41

Amendment agreement dated September 29, 2006 between Nord Resources Corporation and Stephen Seymour in respect of Amended and Restated Convertible Promissory Note dated for reference August 19, 2004, in the principal amount of $66,000(15)

4.42

Amendment agreement dated September 29, 2006 between Nord Resources Corporation and Ronald Hirsch in respect of Amended and Restated Convertible Promissory Note dated for reference October 4, 2004, in the principal amount of $106,000(15)

4.43

Amendment agreement dated September 29, 2006 between Nord Resources Corporation and Ronald Hirsch in respect of Amended and Restated Convertible Promissory Note dated for reference June 29, 2004, in the principal amount of $35,000(15)

4.44

Amending agreement dated September 29, 2006 among Nord Resources Corporation, Ronald Hirsch and Stephen Seymour in respect of that certain $600,000 Revolving Line of Credit Agreement and that certain Secured Promissory Note, as previously amended, each dated for reference June 21, 2005(15)

4.45	Letter Agreement among Nedbank Limited, Nord Resources Corporation and Auramet Trading, LLC dated for reference December 19, 2006 and executed on December 20, 2006(20)

4.46

Amendment agreement dated December 22, 2006 between Nord Resources Corporation and Stephen Seymour in respect of Amended and Restated Convertible Promissory Note dated for reference August 19, 2004, in the principal amount of $66,000(20)

4.47

Amendment agreement dated December 22, 2006 between Nord Resources Corporation and Ronald Hirsch in respect of Amended and Restated Convertible Promissory Note dated for reference October 4, 2004, in the principal amount of $106,000(20)

4.48

Amendment agreement December 22, 2006 between Nord Resources Corporation and Ronald Hirsch in respect of Amended and Restated Convertible Promissory Note dated for reference June 29, 2004, in the principal amount of $106,000(20)

4.49

Amending agreement dated December 22, 2006 among Nord Resources Corporation, Ronald Hirsch and Stephen Seymour in respect of that certain $600,000 Revolving Line of Credit Agreement and that certain Secured Promissory Note, as previously amended, each dated for reference June 21, 2005(20)

4.50	Letter Agreement among Nedbank Limited, Nord Resources Corporation and Auramet Trading, LLC dated for reference January 11, 2007(21)

4.51

Amendment agreement dated January 15, 2007 between Nord Resources Corporation and Stephen Seymour in respect of Amended and Restated Convertible Promissory Note dated for reference August 19, 2004, in the principal amount of $66,000(21)

4.52

Amendment agreement dated January 15, 2007 between Nord Resources Corporation and Ronald Hirsch in respect of Amended and Restated Convertible Promissory Note dated for reference October 4, 2004, in the principal amount of $106,000(21)

4.53

Amendment agreement dated January 15, 2007 between Nord Resources Corporation and Ronald Hirsch in respect of Amended and Restated Convertible Promissory Note dated for reference June 29, 2004, in the principal amount of $35,000(21)

4.54

Amending agreement dated January 15, 2007 among Nord Resources Corporation, Ronald Hirsch and Stephen Seymour in respect of that certain $600,000 Revolving Line of Credit Agreement and that certain Secured Promissory Note, as previously amended, each dated for reference June 21, 2005(21)

4.55	Letter Agreement among Nedbank Limited, Nord Resources Corporation and Auramet Trading, LLC dated for reference January 30, 2007(22)

4.56

Amendment agreement dated January 31, 2007 between Nord Resources Corporation and Stephen Seymour in respect of Amended and Restated Convertible Promissory Note dated for reference August 19, 2004, in the principal amount of $66,000(22)

4.57

Amendment agreement dated January 31, 2007 between Nord Resources Corporation and Ronald Hirsch in respect of Amended and Restated Convertible Promissory Note dated for reference October 4, 2004, in the principal amount of $106,000(22)

4.58

Amendment agreement dated January 31, 2007 between Nord Resources Corporation and Ronald Hirsch in respect of Amended and Restated Convertible Promissory Note dated for reference June 29, 2004, in the principal amount of $35,000(22)

4.59

Amending agreement dated January 31, 2007 among Nord Resources Corporation, Ronald Hirsch and Stephen Seymour in respect of that certain $600,000 Revolving Line of Credit Agreement and that certain Secured Promissory Note, as previously amended, each dated for reference June 21, 2005(22)

4.60	Letter Agreement among Nedbank Limited, Nord Resources Corporation and Auramet Trading, LLC dated for reference February 23, 2007(23)

4.61	Modification Agreement between Nedbank Limited and Nord Resources Corporation dated for reference February 23, 2007(23)

4.62

Amendment agreement dated February 23, 2007 between Nord Resources Corporation and Stephen Seymour in respect of Amended and Restated Convertible Promissory Note dated for reference August 19, 2004, in the principal amount of $66,000(23)

4.63

Amendment agreement dated February 23, 2007 between Nord Resources Corporation and Ronald Hirsch in respect of Amended and Restated Convertible Promissory Note dated for reference October 4, 2004, in the principal amount of $106,000(23)

4.64

Amendment agreement dated February 23, 2007 between Nord Resources Corporation and Ronald Hirsch in respect of Amended and Restated Convertible Promissory Note dated for reference June 29, 2004, in the principal amount of $35,000(23)

4.65

Amending agreement dated February 23, 2007 among Nord Resources Corporation, Ronald Hirsch and Stephen Seymour in respect of that certain $600,000 Revolving Line of Credit Agreement and that certain Secured Promissory Note, as previously amended, each dated for reference June 21, 2005(23)

4.66	Term Sheet and Agreement between Nedbank Limited and Nord Resources Corporation dated for reference April 13, 2007(26)

4.67	Letter Agreement among Nedbank Limited, Nord Resources Corporation and Auramet Trading, LLC dated for reference April 17, 2007(26)

4.68

Amendment Agreement dated April 30, 2007 between Nord Resources Corporation and Stephen Seymour in respect of Amended and Restated Convertible Promissory Note dated for reference August 19, 2004, in the principal amount of $66,000(25)

4.69

Amendment Agreement dated April 30, 2007 between Nord Resources Corporation and Ronald Hirsch in respect of Amended and Restated Convertible Promissory Note dated for reference October 4, 2004, in the principal amount of $106,000(25)

4.70

Amendment Agreement dated April 30, 2007 between Nord Resources Corporation and Ronald Hirsch in respect of Amended and Restated Convertible Promissory Note dated for reference June 29, 2004, in the principal amount of $35,000(25)

4.71

Amending Agreement dated April 30, 2007 among Nord Resources Corporation, Ronald Hirsch and Stephen Seymour in respect of that certain $600,000 Revolving Line of Credit Agreement and that certain Secured Promissory Note, as previously amended, each dated for reference June 21, 2005(25)

4.72	Special Warrant Indenture among Nord Resources Corporation, Blackmont Capital Inc. and Computershare Trust Company of Canada, as special warrant trustee, dated June 5, 2007(27)

4.73	Warrant Indenture between Nord Resources Corporation and Computershare Trust Company of Canada, as warrant agent, dated June 5, 2007(27)

4.74	Registration Rights Agreement among Nord Resources Corporation, Blackmont Capital Inc. and Salman Partners Inc. dated June 5, 2007(27)

4.75	Agent’s Option Certificate issued to Blackmont Capital Inc., dated June 5, 2007(27)

4.76	Agent’s Option Certificate issued to Salman Partners Inc., dated June 5, 2007(27)

Opinion on Legality

5.1	Opinion of Potter Anderson & Corroon LLP(29)

Material Contracts

10.1	Executive Employment Agreement between Nord Resources Corporation and Ronald A. Hirsch dated January 2, 2004(1)

10.2	Waiver Agreement between Nord Resources Corporation and Ronald A. Hirsch dated February 15, 2006(3)

10.3	Executive Employment Agreement between Nord Resources Corporation and Erland Anderson dated January 2, 2004(1)

10.4	Waiver Agreement and Amendment of Employment Agreement between Nord Resources Corporation and Erland Anderson dated February 15, 2006(3)

10.5	Nord Resources Corporation Stock Option granted to Erland Anderson February 1, 2006(3)

10.6	Executive Employment Agreement between Nord Resources Corporation and John Perry dated April 18, 2005(1)

10.7	Waiver Agreement between Nord Resources Corporation and John Perry dated February 15, 2006(3)

10.8	Letter Agreement between Nord Resources Corporation and Nicholas Tintor regarding employment matters dated February 15, 2006(3)

10.9	Option to Purchase the “Coyote Springs” property from Thornwell Rogers, South Branch Resources LLC and MRPGEO LLC to Nord Resources Corporation dated January 28, 2004(1)

10.10	First Amendment to Option to Purchase Coyote Springs property among Thornwell Rogers, South Branch Resources LLC, MRPGEO LLC and Nord Resources Corporation dated December 14, 2004(1)

10.11	Second Amendment to the Terms of Agreement, Option to Purchase the “Coyote Springs” Property, Graham County, Arizona, between Nord Resources Corporation and

Thornwell Rogers, South Branch Resources LLC and MRPGEO LLC, dated January 27, 2006(3)

10.12	Option to Purchase the “Mimbres” Property from Thornwell Rogers, South Branch Resources, LLC and MRPGEO, LLC to Nord Resources Corporation dated June 10, 2004(1)

10.13	Option Agreement between Shirley Bailey and Nord Resources Corporation dated July 19, 2004(1)

10.14	Debt Conversion between Nord Resources Corporation and Thornwell Rogers dated April 16, 2004(1)

10.15	Debt Conversion between Nord Resources Corporation and South Branch Resources LLC dated April 16, 2004(1)

10.16	Debt Conversion between Nord Resources Corporation and MRPGEO, LLC dated April 16, 2004(1)

10.17	Debt Conversion Agreement between Peifer, Hanson and Mullins P.A. and Nord Resources Corporation dated October 25, 2005(1)

10.18	Settlement Agreement and General Release between Nord Resources Corporation and W. Pierce Carson dated April 22, 2005(1)

10.19	Warrant Certificate issuing 250,000 warrants to W. Pierce Carson dated April 22, 2005(1)

10.20	Warrant Amendment Agreement between Nord Resource Corporation and Pierce Carson dated October 5, 2006(28)

10.21	Nord Resources Corporation form of Subscription Agreement for US Investors (2005 private placement)(1)

10.22	Nord Resources Corporation form of Subscription Agreement for Canadian Investors (2005 private placement)(1)

10.23	Nord Resources Corporation form of Warrant Certificate for US Purchasers (2005 private placement)(1)

10.24	Nord Resources Corporation form of Warrant Certificate for Canadian Purchasers (2005 private placement)(1)

10.25	Letter dated October 25, 2005, amending the terms of the 2005 private placement offering(1)

10.26	Letter dated November 15, 2005, amending the terms of the 2005 private placement offering(1)

10.27	Letter dated December 21, 2005, amending the terms of the 2005 private placement offering(1)

10.28	Agreement for Purchase and Sale of Waste Rock from the Johnson Camp Mine between Nord Resources Corporation and JC Rock, LLC dated December 24, 2004(1)

10.29	Tenth Amendment to the Agreement for Purchase and Sale of Waste Rock from the Johnson Camp Mine dated July 31, 2007(27)

10.30	Office Lease between Issa and Henrietta Hallaq, landlords, and Nord Resources Corporation, tenant, dated January 5, 2006(27)

10.31

Confidential Settlement and Release Agreement between Nord Resources Corporation (plaintiff/counter-defendant), and Titanium Resources Group, Ltd. and Edward Wayne Malouf (defendants/counter-plaintiffs) dated August 9, 2006(10)

10.32	Settlement Agreement between Nord Resources Corporation and Nicholas Tintor dated September 29, 2006(14)

10.33	Mutual General Release between Nord Resources Corporation and Nicholas Tintor dated September 29, 2006(14)

10.34

Third Amendment to the “Terms of Agreement, Option to Purchase the ‘Coyote Springs’ Property, Graham County, Arizona” among Nord Resources Corporation, Thornwell Rogers, South Branch Resources, LLC and MRGPEO, LLC dated October 17, 2006(16)

10.35

Second Amendment to the “Terms of Agreement, Option to Purchase the ‘Mimbres’ Property, Grant County, New Mexico” among Nord Resources Corporation, Thornwell Rogers, South Branch Resources, LLC and MRGPEO, LLC dated October 17, 2006(16)

10.36	Settlement Agreement dated October 18, 2006, between Nord Resources Corporation and TMD Acquisition Corporation(16)

10.37	Assignment Agreement dated October 18, 2006, between Nord Resources Corporation and TMD Acquisition Corporation(16)

10.38	Amended and Restated Waiver Agreement And Amendment of Employment Agreement between Nord Resources Corporation and Ronald Hirsch dated October 18, 2006(16)

10.39	Amendment of Employment Agreement between Nord Resources Corporation and Erland Anderson dated October 18, 2006(16)

10.40	Amendment of Executive Employment Agreement between Nord Resources Corporation and John Perry dated October 18, 2006(16)

10.41

Indemnification Agreement dated October 18, 2006 by Stephen Seymour, in his personal capacity, and by Stephen Seymour, Kathie Stevens and Louise Seymour, as Trustees U/A dated 7/27/82 FBO Louise Seymour, in favor of Nord Resources Corporation(16)

10.42	Agreement and Plan of Merger dated October 23, 2006 by and among Nord Resources Corporation, Platinum Diversified Mining, Inc., Platinum Diversified Mining USA, Inc. and PDM Merger Corp.(17)

10.43	Voting Agreement dated October 23, 2006 among Nord Resources Corp., Platinum Diversified Mining USA, Inc. and Ronald A. Hirsch(17)

10.44	Voting Agreement dated October 23, 2006 among Nord Resources Corp., Platinum Diversified Mining USA, Inc. and Stephen Seymour(17)

10.45	Deposit Escrow Agreement dated October 23, 2006 among Nord Resources Corp., Platinum Diversified Mining USA, Inc. and American Stock Transfer & Trust Company(17)

10.46	Letter Agreement respecting a performance bonus between Nord Resources Corporation and Ron A. Hirsch dated November 2, 2006(18)

10.47	Letter Agreement respecting a performance bonus between Nord Resources Corporation and Erland A. Anderson dated November 2, 2006(18)

10.48	Letter Agreement respecting a performance bonus between Nord Resources Corporation and John T. Perry dated November 2, 2006(18)

10.49	Amended and Restated Assignment Agreement dated as of October 18, 2006, between Nord Resources Corporation and TMD Acquisition Corporation(19)

10.50	Seventh Amendment to the Agreement for Purchase and Sale of Waste Rock from the Johnson Camp Mine dated November 2, 2006(19)

10.51	Settlement Agreement dated March 7, 2007 among Nord Resources Corporation, Platinum Diversified Mining, Inc., Platinum Diversified Mining USA, Inc. and PDM Merger Corp.(24)

10.52	Eighth Amendment to the Agreement for Purchase and Sale of Waste Rock from the Johnson Camp Mine dated January 19, 2007(26)

10.53	Ninth Amendment to the Agreement for Purchase and Sale of Waste Rock from the Johnson Camp Mine dated as of April 30, 2007(26)

10.54	Agency Agreement among Nord Resources Corporation, Blackmont Capital Inc. and Salman Partners Inc. dated June 5, 2007(27)

10.55	Form of Subscription Agreement dated June 5, 2007 between Nord Resources Corporation and each purchaser of special warrants(27)

10.57	Credit Agreement dated as of June 28, 2007 between Nord Resources Corporation, Cochise Aggregates and Materials, Inc., Nedbank Limited and the Lenders from time to time party thereto(27)

Subsidiaries of the Small Business Issuer

21.1	Subsidiaries of Small Business Issuer:

Name of Subsidiary	Jurisdiction of Incorporation
Cochise Aggregates and Materials, Inc.	Nevada

Consents of Experts and Counsel

23.1	Consent of Mayer Hoffman McCann P.C.(29)

23.2	Consent of Potter Anderson & Corroon LLP. (included in Exhibit 5.1)

23.3	Consent of Dr. Michael Bikerman, Professional Geologist, of Bikerman Engineering & Technology Associates, Inc.(29)

23.4	Consent of Mr. David Bikerman, Engineer of Mines, of Bikerman Engineering & Technology Associates, Inc.(29)

23.5	Consent of Mr. Thomas McGrail, Engineer of Mines, of Bikerman Engineering & Technology Associates, Inc.(29)

23.6	Consent of Mr. Dale Deming, Professional Engineer of Dale A. Deming, P.E. (sole proprietorship).(29)

Power of Attorney

24.1	Power of Attorney (28)

Additional Exhibits

99.1	Nord Resources Corporation 2006 Stock Incentive Plan(8)

99.2	Nord Resources Corporation Performance Incentive Plan for the period from July 1, 2007 to December 31, 2008(27)

Notes

(1)	Incorporated by reference from our annual report on Form 10-KSB for the year ended December 31, 2004, filed with the SEC on January 17, 2006.

(2)	Incorporated by reference from our current report on Form 8-K dated February 15, 2006, filed with the SEC on February 16, 2006.

(3)	Incorporated by reference from our annual report on Form 10-KSB for the year ended December 31, 2005, filed with the SEC on March 28, 2006.

(4)	Incorporated by reference from our current report on Form 8-K, filed with the SEC on May 11, 2006.

(5)	Incorporated by reference from our quarterly report on Form 10-QSB for the quarter ended March 31, 2006, filed with the SEC on May 15, 2006.

(6)	Incorporated by reference from our current report on Form 8-K, filed with the SEC on May 31, 2006.

(7)	Incorporated by reference from Amendment No. 1 to our annual report on Form 10-KSB for the year ended December 31, 2005, filed with the SEC on June 30, 2006.

(8)	Incorporated by reference from Amendment No. 1 to our preliminary proxy statement on Schedule 14A, filed with the SEC on March 27, 2006.

(9)	Incorporated by reference from our current report on Form 8-K, filed with the SEC on August 8, 2006.

(10)	Incorporated by reference from our current report on Form 8-K, filed with the SEC on August 14, 2006.

(11)	Incorporated by reference from our quarterly report on Form 10-QSB for the quarter ended June 30, 2006, filed with the SEC on August 14, 2006.

(12)	Incorporated by reference from Amendment No. 3 to our annual report on Form 10-KSB for the year ended December 31, 2005, filed with the SEC on August 23, 2006.

(13)	Incorporated by reference from our current report on Form 8-K, filed with the SEC on September 28, 2006.

(14)	Incorporated by reference from our current report on Form 8-K, filed with the SEC on October 2, 2006.

(15)	Incorporated by reference from our current report on Form 8-K, filed with the SEC on October 4, 2006.

(16)	Incorporated by reference from our current report on Form 8-K, filed with the SEC on October 23, 2006.

(17)	Incorporated by reference from our current report on Form 8-K, filed with the SEC on October 25, 2006.

(18)	Incorporated by reference from our current report on Form 8-K, filed with the SEC on November 7, 2006.

(19)	Incorporated by reference from our quarterly report on Form 10-QSB for the quarter ended September 30, 2006, filed with the SEC on November 13, 2006.

(20)	Incorporated by reference from our current report on Form 8-K, filed with the SEC on December 26, 2006.

(21)	Incorporated by reference from our current report on Form 8-K, filed with the SEC on January 16, 2007.

(22)	Incorporated by reference from our current report on Form 8-K, filed with the SEC on February 5, 2007.

(23)	Incorporated by reference from our current report on Form 8-K, filed with the SEC on February 26, 2007.

(24)	Incorporated by reference from our annual report on Form 10-KSB for the year ended December 31, 2006, filed with the SEC on March 28, 2007.

(25)	Incorporated by reference from our current report on Form 8-K, filed with the SEC on February 26, 2007.

(26)	Incorporated by reference from our quarterly report on Form 10-QSB for the quarter ended March 31, 2007, filed with the SEC on May 9, 2007.

(27)	Incorporated by reference from our quarterly report on Form 10-QSB for the quarter ended June 30, 2007, filed with the SEC on August 14, 2007.

(28)	Incorporated by reference from our Form SB-2, filed with the SEC on October 19, 2007.

(29)	Filed herewith.

Undertakings

(a)	The undersigned registrant hereby undertakes:

	(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

		(i)	include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii)

reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in this registration statement; provided that any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

		(iii)	include any material information with respect to the plan of distribution,

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 14(d) of the Securities Exchange Act of 1934, as amended.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	(3)	To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

(4)

For the purpose of determining liability of the undersigned small business issuer under the Securities Act of 1933, as amended, to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)

Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424 of Regulation C of the Securities Act of 1933, as amended;

		(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv)	Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and we will be governed by the final adjudication of such issue.

(c)	The undersigned registrant further undertakes:

(1)

That, for determining any liability under the Securities Act of 1933, as amended, the undersigned small business issuer will treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1), or (4) or 497(h) under the Securities Act of 1933, as amended, as part of this registration statement as of the time the Commission declared it effective; and

(2)

That, for determining any liability under the Securities Act of 1933, as amended, the undersigned small business issuer will treat each post-effective amendment that contains a form of prospectus as a new registration statement as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized registration statement to be signed on its behalf by the undersigned, in the City of Tucson, Arizona, on December 14, 2007 .

Nord Resources Corporation

By:	/s/ John T. Perry
John T. Perry
Director, President, Chief Executive Officer and
Chief Financial Officer
(Principal Executive Officer and
Principal Financial and Accounting Officer)

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ John T. Perry	December 14, 2007
John T. Perry
Director, President, Chief Executive Officer and
Chief Financial Officer
(Principal Executive Officer and Principal Financial
and Accounting Officer)

/s/ Ronald A. Hirsch	December 14, 2007
Ronald A. Hirsch
Chairman of the Board

/s/ Stephen Seymour	December 14, 2007
Stephen Seymour
Director

/s/ Douglas Hamilton	December 14, 2007
Douglas Hamilton
Director

/s/ John F. Cook	December 14, 2007
John F. Cook
Director

/s/ T. Sean Harvey	December 14, 2007
T. Sean Harvey
Director